Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258350

The information in this prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor are they soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 1, 2023

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated April 20, 2022)

40,000,000 shares

Alight, Inc.

Class A Common Stock

$         per share

The selling stockholders named in this prospectus supplement (the “selling stockholders”) are offering 40,000,000 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”). We will not receive any proceeds from the sale of the shares being sold by the selling stockholders. See “Use of Proceeds”.

Our Class A Common Stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “ALIT.” On February 28, 2023, the last sale price of our Class A Common Stock as reported on the NYSE was $9.60 per share.

Investing in our Class A Common Stock involves risks. See “Risk Factors” starting on page S-8 of this prospectus supplement to read about risks you should consider before buying shares of our Class A Common Stock.

Neither the Securities and Exchange Commission (“SEC”) nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per share	Total(1)
Public offering price	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds to selling stockholders (before expenses)	$	$

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares described below.
(2)	See “Underwriting (Conflicts of Interest)” for a description of all underwriting compensation payable in connection with this offering.

The underwriters may also exercise their option to purchase up to 6,000,000 of additional shares from the selling stockholders at the public offering price, less the underwriting discount and commissions, for 30 days after the date of this prospectus supplement. We will not receive any proceeds from the sale of shares by the selling stockholders as a result of the underwriters’ option to purchase additional shares.

In connection with this offering, we have agreed to repurchase from certain selling stockholders, in privately negotiated transactions, an aggregate of $10 million of shares of Class A Common Stock at a price equal to the price per share at which the underwriters will purchase shares of our Class A Common Stock from the selling stockholders in this offering (the “Share Repurchase”). This offering is not conditioned upon the completion of the Share Repurchase, but the Share Repurchase is conditioned upon the completion of this offering. The Share Repurchase has been unanimously approved by the members of our board of directors (the “Company Board”). See “Summary—Share Repurchase.”

The underwriters expect to deliver the shares against payment to purchasers on or about             , 2023.

J.P. Morgan	BofA Securities

Blackstone

Prospectus supplement dated             , 2023

Prospectus supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the securities that the selling stockholders are currently offering, the selling stockholders and the plan of distribution. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. Generally, the term “prospectus” refers to both parts combined.

If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

None of the Company, the selling stockholders or the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus supplement or the accompanying prospectus. The Company, the selling stockholders, and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholders and the underwriters are not, making an offer to sell shares of our Class A Common Stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than its date, regardless of the time of delivery of this prospectus supplement or any shares of our Class A Common Stock. The business, financial condition, results of operations and prospectus may have changed since that date. You should rely only on the information contained in this prospectus supplement or the accompanying prospectus. See “Where You Can Find Additional Information” in the accompanying prospectus.

This prospectus supplement is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described under “Where You Can Find Additional Information” in the accompanying prospectus.

On July 2, 2021 (the “Closing Date”), Foley Trasimene Acquisition Corp. (“FTAC”) completed a business combination (the “Business Combination”) with Alight Holding Company, LLC (f/k/a Tempo Holding Company, LLC) (“Alight Holdings” or the “Predecessor”) contemplated by the Business Combination Agreement (as amended and restated as of April 29, 2021), by and among, FTAC, Alight Holdings and other interested parties (the “Business Combination Agreement”). On the Closing Date, pursuant to the Business Combination Agreement, FTAC became a wholly owned subsidiary of Alight, Inc., a Delaware corporation (“Alight,” the “Company,” “we,” “us,” “our” or the “Successor”) and was renamed Alight Group, Inc. As a result of the Business Combination, and by virtue of such series of mergers and related transactions, the combined company is now organized in an “Up-C” structure, in which substantially all of the assets and business of Alight are held by Alight Holdings, of which Alight is the managing member pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of Alight Holdings that went into effect upon the completion of the Business Combination. As a result of the Business Combination, Alight owns approximately 88% of the economic interest in Alight Holdings, but is the sole managing member of Alight Holdings and thereby holds the sole authority to control the management of Alight Holdings. Immediately following the completion of the Business Combination, the non-voting ownership percentage held by noncontrolling interest was approximately 15%.

MARKET AND INDUSTRY DATA

This prospectus supplement includes market and industry data and forecasts that Alight has derived from independent consultant reports, publicly available information, various industry publications, other published

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industry sources and Alight’s internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Although Alight believes that these third-party sources are reliable, Alight does not guarantee the accuracy or completeness of this information, and Alight has not independently verified this information. Some market data and statistical information are also based on Alight’s good faith estimates, which are derived from Alight management’s knowledge of its industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this prospectus supplement, including the size of certain markets and Alight’s size or position and the positions of Alight’s competitors within these markets, including Alight’s services relative to its competitors, are based on estimates of Alight management. These estimates have been derived from Alight management’s knowledge and experience in the markets in which it operates, as well as information obtained from surveys, reports by market research firms, Alight’s customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which Alight operates and have not been verified by independent sources. Unless otherwise noted, all of Alight’s market share and market position information presented in this prospectus supplement is an approximation. Alight’s market share and market position in each of its lines of business, unless otherwise noted, is based on Alight’s sales relative to the estimated sales in the markets it served. References herein to Alight being a leader in a market or product category refer to Alight’s belief that it has a leading market share position in each specified market, unless the context otherwise requires. As there are no publicly available sources supporting this belief, it is based solely on Alight’s internal analysis of its sales as compared to Alight’s estimates of sales of its competitors. In addition, the discussion herein regarding Alight’s various end markets is based on how Alight defines the end markets for its products, which products may be either part of larger overall end markets or end markets that include other types of products and services.

Alight’s internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Alight operates and Alight management’s understanding of industry conditions. Although Alight believes that such information is reliable, Alight has not had this information verified by any independent sources. The estimates and market and industry information provided in this prospectus supplement are subject to change based on various factors, including those described in the section entitled “Risk Factors” on page S-7 of this prospectus supplement.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this registration statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

NON-GAAP FINANCIAL MEASURES

The presentation of non-GAAP financial measures is used to enhance our management’s and stakeholders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP. Management also uses supplemental non-GAAP financial measures to manage and evaluate the business, make planning decisions, allocate resources and as performance measures for Company-wide bonus plans. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.

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The measures referred to as “adjusted”, have limitations as analytical tools, and such measures should not be considered either in isolation or as a substitute for net income or other methods of analyzing our results as reported under U.S. GAAP. Some of the limitations are:

•	Measure does not reflect changes in, or cash requirements for, our working capital needs or contractual commitments;

•	Measure does not reflect our interest expense or the cash requirements to service interest or principal payments on our indebtedness;

•

Measure does not reflect our tax expense or the cash requirements to pay our taxes, including payments related to the Company’s tax receivable agreement dated July 2, 2021 (the “Tax Receivable Agreement”);

•	Measure does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and the adjusted measure does not reflect any cash requirements for such replacements; and

•	Other companies may calculate adjusted measures differently, limiting its usefulness as a comparative measure.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Adjusted Net Income, which is defined as net income attributable to Alight, Inc. adjusted for intangible amortization and the impact of certain non-cash items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share.

Adjusted Diluted Earnings Per Share is defined as Adjusted Net Income divided by the adjusted weighted-average number of shares of common stock, diluted. The adjusted weighted shares calculation includes non-vested time-based restricted units that were determined to be antidilutive and therefore excluded from the U.S. GAAP diluted earnings per share. Adjusted Diluted Earnings Per Share, including the adjusted weighted-average number of shares, is used by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.

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A reconciliation of Adjusted Net Income to Net (Loss) Income Attributable to Alight, Inc. and the computation of Adjusted Diluted Earnings Per Share is as follows:

	Successor
	Year Ended	Six Months Ended
	December 31,	December 31,
(in millions, except share and per share amounts)	2022	2021
Numerator:
Net (Loss) Income Attributable to Alight, Inc.	$(62)	$(35)
Conversion of noncontrolling interest	(10)	(13)
Intangible amortization	316	153
Share-based compensation	181	67
Transaction and integration expenses	19	13
Restructuring	63	5
(Gain) Loss from change in fair value of financial instruments	(38)	65
(Gain) Loss from change in fair value of tax receivable agreement	(41)	(37)
Other	(1)	12
Tax effect of adjustments (1)	(121)	(62)

Adjusted Net Income	$306	$168

Denominator:
Weighted average shares outstanding—basic	458,558,192	439,800,624
Dilutive effect of the exchange of noncontrolling interest units	—	—
Dilutive effect of RSUs	—	—

Weighted average shares outstanding - diluted	458,558,192	439,800,624
Exchange of noncontrolling interest units(2)	74,665,373	77,459,687
Impact of warrants exercised(3)	—	14,490,641
Impact of unvested RSUs(4)	7,624,817	7,007,072

Adjusted shares of Class A Common Stock outstanding - diluted(5)	540,848,382	538,758,024

Basic (Net Loss) Earnings Per Share	$(0.14)	$(0.08)
Adjusted Diluted Earnings Per Share(5) (6)	$0.57	$0.31

(1)

Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company’s mix of income and adjusted for significant changes in fair value measurement.

(2)	Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.
(3)	Represents the number of shares of Class A Common Stock issued in relation to the warrant exercises completed in December 2021, not fully included in the weighted average shares outstanding.
(4)	Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.
(5)

Excludes two tranches of contingently issuable seller earnout shares: (i) 7.5 million shares will be issued if the Company’s Class A Common Stock’s volume-weighted average price (“VWAP”) is >$12.50 for 20 consecutive trading days; (ii) 7.5 million share will be issued if the Company’s Class A Common Stock VWAP is >$15.00 for 20 consecutive trading days. Both tranches have a seven-year duration.

(6)

Excludes 32,852,974 and 16,036,220 performance-based units, which represents maximum achievement of the respective performance conditions for units granted during the year and six months ended December 31, 2022 and 2021, respectively.

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Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods. Both Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures are non-GAAP measures that are used by management and stakeholders to evaluate our core operating performance.

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures should not be considered as discretionary cash available to us to reinvest in the growth of our business or to distribute to stockholders or as a measure of cash that will be available to us to meet our obligations.

A reconciliation of Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures to Net Loss is as follows:

	Successor		Predecessor
	Year Ended	Six Months Ended	Six Months Ended	Year Ended
	December 31,	December 31,	June 30,	December 31,
(in millions)	2022	2021	2021	2020
Net Loss	$(72)	$(48)	$(25)	$(103)
Interest expense	122	57	123	234
Income tax expense (benefit)	31	25	(5)	9
Depreciation	79	31	49	91
Intangible amortization	316	153	100	200

EBITDA	476	218	242	431
Share-based compensation	181	67	5	5
Transaction and integration expenses (1)	19	13	—	—
Non-recurring professional expenses(2)	—	19	18	—
Transformation initiatives(3)	—	—	—	8
Restructuring	63	5	9	77
(Gain) Loss from change in fair value of financial instruments	(38)	65	—	—
(Gain) Loss from change in fair value of tax receivable agreement	(41)	(37)	—	—
Other(4)	(1)	(7)	4	43

Adjusted EBITDA	$659	$343	$278	564

Capital expenditures	(148)	(59)	(55)	(90)

Adjusted EBITDA less Capital Expenditures	$511	$284	$223	$474

(1)	Transaction and integration expenses includes activity related to the 2022, 2021 and 2020 acquisitions.
(2)	Non-recurring professional expenses includes external advisor and legal costs related to the Company’s Business Combination completed in 2021.
(3)	Transformation initiatives in fiscal year 2020 includes expenses related to enhancing our data center.
(4)

For the year ended December 31, 2022, other primarily includes expenses related to debt refinancing completed in the first quarter of 2022 and other non-operational activities. For the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, other primarily includes activities related to long-term incentives. For the Predecessor year ended December 31, 2020, other primarily includes expenses related to long-term incentives and acquisitions.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, but are not limited to, statements that relate to expectations regarding future financial performance, and business strategies or expectations for our business. Forward-looking statements can often be identified by the use of words such as “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” or similar expressions or the negative thereof.

These forward-looking statements are based on information available as of the date of this prospectus, and the Company’s management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of the Company and its directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update, add or otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•

declines in economic activity in the industries, markets, and regions our clients serve, including as a result of macroeconomic factors beyond our control, increases in inflation rates or interest rates or changes in monetary and fiscal policies;

•	the possibility that the Company may be adversely affected by other economic, business or competitive factors;

•	risks associated with competition with the Company’s competitors;

•

cyber-attacks and security vulnerabilities and other significant disruptions in the Company’s information technology systems and networks that could expose the Company to legal liability, impair its reputation and negatively affect on the Company’s results of operations;

•	our handling of confidential, personal or proprietary data;

•	changes in applicable laws or regulations;

•	an inability to successfully execute on operational and technological enhancements designed to drive value for our clients or drive internal efficiencies;

•	claims (particularly professional liability claims), litigation or other proceedings against us;

•	the inability to adequately protect key intellectual property rights or proprietary technology;

•

past and prospective acquisitions, including the failure to successfully integrate operations, personnel, systems, technologies and products of the acquired companies, adverse tax consequences of acquisitions, greater than expected liabilities of the acquired companies and charges to earnings from acquisitions;

•	the success of our strategic partnerships with third parties;

•	the possibility of a decline in continued interest in outsourced services;

•	our inability to retain and attract experienced and qualified personnel;

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•	recovery following a disaster or other business continuity problem;

•	our inability to deliver a satisfactory product to our clients;

•	damage to our reputation;

•	our reliance on third-party licenses and service providers;

•	our handling of client funds;

•	changes in regulations that could have an adverse effect on the Company’s business;

•	the Company’s international operations;

•	the profitability of our engagements due to unexpected circumstances;

•	changes in accounting principles or treatment;

•	contracting with government clients;

•	the significant control certain legacy investors have over us;

•

the potential for conflicts of interest arising out of any members of the Company Board allocating their time to other businesses and not exclusively to us, and that the Amended and Restated Certificate of Incorporation of the Company (as amended, the “Company Charter”) contains a corporate opportunities waiver so directors will not be required to present potential business opportunities to us;

•	the incurrence of increased costs and becoming subject to additional regulations and requirements as a result of being a public company;

•	changes in our capital structure, including from the issuance of new shares by us or sales of shares by legacy investors, which could adversely affect the market price of our stock;

•	our obligations under the tax receivable agreement, dated as of July 2, 2021;

•	changes to our credit ratings or interest rates which could affect our financial resources, ability to raise additional capital, generate sufficient cash flows, or generally maintain operations; and

•	other risks and uncertainties disclosed in this prospectus supplement and the accompanying prospectus, including those set forth under the section entitled “Risk Factors.”

These risk factors do not identify all risks that we face, and our business, financial condition and results of operations could also be affected by factors, events or uncertainties that are not presently known to us or that we currently do not consider to present material risks. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. Investors are urged to consider carefully the disclosure in our filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in the prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus supplement and the accompanying prospectus before making an investment decision. The definition of some of the terms used in this prospectus supplement and the accompanying prospectus are set forth under the section “Selected Definitions” in the accompanying prospectus.

Our Business

Alight is defining the future of employee wellbeing through the power of our integrated health, wealth, wellbeing and payroll solutions powered by Alight Worklife®. Alight Worklife® is a high-tech employee engagement platform with a human touch—that brings together our mission-critical wellbeing solutions to our clients to drive better outcomes for organizations and individuals.

Against the current macro environment, both employers and employees face considerable challenges that impact their ability to succeed and thrive now and in the future. Employees are shouldering more and more responsibility for healthcare costs, while struggling with short-and-long-term financial needs in an inflationary environment, among other daily challenges. These trends have driven the need for integrated, personalized tools to help employees make more informed decisions around all aspects of their health, finances and wellbeing. For their part, employers are facing increasing cost pressures, ever-changing workforce regulations and evolving dynamics across the employer/employee relationship, driving the need for flexibility, engagement and effective solutions for compliance. We believe Alight is uniquely positioned between the employer and employee to address these factors and drive better outcomes for both.

We aim to be the pre-eminent employee experience partner by providing personalized experiences that help employees make the best decisions for themselves and their families about their health, wealth and wellbeing. At the same time, we help employers tackle their biggest people and business challenges by helping them understand prevalence, trends and risks to generate better outcomes for the future and realize a return on their people investment. Our data, analytics and Artificial Intelligence (“AI”) allow us to deliver actionable insights that drive measurable outcomes for companies and their people. We provide solutions to manage health and retirement benefits, tools for payroll and HR management, as well as solutions to manage the workforce from the cloud. Our solutions include:

Employer Solutions: driven by our digital, software and AI-led capabilities powered by the Alight Worklife® platform and spanning total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellbeing and payroll. These solutions are designed to support employers in effectively managing their workforce through a seamless, integrated platform. We leverage data across all interactions and activities to improve the employee experience, reduce operational costs and better inform management processes and decision-making. In addition, employees benefit from an integrated platform and user experience, coupled with a full-service client care center, helping them manage the full life cycle of their health, wealth and careers.

Professional Services: includes our project-based cloud deployment and consulting offerings that provide expertise with both human capital and financial platforms. Specifically, this includes cloud advisory and deployment, and optimization services for cloud platforms such as Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

We deliver our solutions through a set of proprietary and partner technologies, a well-developed network of providers and a structured approach to instill and sustain enterprise-wide practices of excellence. Our solutions are supported through a secure and scalable cloud infrastructure, together with our core benefits processing platforms and consumer engagement tools and integrated with over 350 external platforms and partners. Our data and access across the breadth of human capital solutions provides us with comprehensive employee records to enable AI-driven, omnichannel engagement and a personalized, integrated experience for our clients’ employees. Through the use of predictive analytics and omnichannel engagement, Alight is able to tailor an employee experience that is unique to each individual’s needs and circumstance.

We generate primarily all of our revenue, which is highly recurring, from fees for services provided from contracts across all solutions, which is primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable). Our contracts typically have three to five-year terms for ongoing services with mutual renewal options. The majority of our revenue is recognized over time when control of the promised services is transferred, and the customers simultaneously receive and consume the benefits of our services. Payment terms are consistent with industry practice.

We use annual revenue retention rates as some of the measures to manage our business. We calculate annual revenue retention by identifying the clients from whom we generate revenue in the prior year and determining what percentage of that revenue is generated from those same clients for the same solutions in the subsequent year.

Share Repurchase

On August 1, 2022, the Company Board authorized a share repurchase program (the “Program”), under which the Company may repurchase up to $100 million of issued and outstanding shares of the Company’s Class A Common Stock, from time to time, depending on market conditions and alternate uses of capital. As of December 31, 2022, there remained approximately $88 million of authorized availability under the repurchase program.

In connection with this offering, we have agreed to repurchase from certain selling stockholders, in privately negotiated transactions, an aggregate of $10 million of shares of our Class A Common Stock, at a price equal to the price per share at which the underwriters will purchase shares of our Class A Common Stock from the selling stockholders in this offering (the “Share Repurchase”). This offering is not conditioned upon the completion of the Share Repurchase, but the Share Repurchase is conditioned upon the completion of this offering. The Share Repurchase has been unanimously approved by the Company Board.

We intend to fund the Share Repurchase with cash on hand and other available sources of liquidity. The description of, and the other information in this prospectus supplement regarding, the Share Repurchase are included in this prospectus supplement for informational purposes only. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of the shares of Class A Common Stock that we repurchase.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” on page S-7 of this prospectus supplement, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information

Alight, Inc. is a Delaware corporation. Our principal executive offices are located at 4 Overlook Point, Lincolnshire, IL 60069, and our telephone number is (224) 737-7000. Our principal website address is https://www.alight.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of this offering. The “Description of Securities” section in the accompanying prospectus contains a more detailed description of the Class A Common Stock. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page S-7 of this prospectus supplement.

Shares of Class A Common Stock offered by us	We are not selling any Class A Common Stock in this offering.

Shares of Class A Common Stock offered by the selling stockholders	40,000,000 shares (or 46,000,000 shares if the underwriters exercise their option to purchase additional shares in full).

Shares of Class A Common Stock to be outstanding immediately after this offering (based on number of shares of Class A Common Stock outstanding as of February 24, 2023)	We will have 478,210,719 shares of Class A Common Stock issued and outstanding (or 478,210,719 shares if the underwriters exercise their option to purchase additional shares in full) immediately after the completion of this offering (excluding the Share Repurchase and any exchanges of Class A Units).

Option to purchase additional shares of Class A Common Stock	The selling stockholders have granted the underwriters the option to purchase up to an additional 6,000,000 shares of Class A Common Stock within 30 days from the date of this prospectus supplement from the selling stockholders at the public offering price, less the underwriting discount and commissions. We will not receive any proceeds from the sale of shares by the selling stockholders as a result of the underwriters’ option to purchase additional shares.

Use of Proceeds	The selling stockholders will receive all of the net proceeds from the sale of Class A Common Stock offered under this prospectus supplement. Accordingly, we will not receive any proceeds from the sale of the Class A Common Stock to be offered by the selling stockholders, including pursuant to the underwriters’ exercise of their option to purchase additional shares. While we have agreed to pay certain offering expenses for the selling stockholders incurred in connection with this offering, the selling stockholders will bear all commissions and discounts, if any, from the sale of our Class A Common Stock pursuant to this prospectus supplement. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)”.

Share Repurchase	In connection with this offering, we have agreed to repurchase from certain selling stockholders, in privately negotiated transactions, an aggregate of $10 million of shares of our Class A Common Stock, at a price equal to the price per share at which the underwriters will purchase shares of our Class A Common Stock from the selling stockholders in this offering (the “Share Repurchase”). This offering is not conditioned upon the completion of the Share Repurchase, but the Share Repurchase is conditioned upon the completion of this offering. The Share Repurchase has been unanimously approved by the Company Board.

Lock-up Agreements	Each of our officers and directors, the selling stockholders and certain of our significant stockholders of our Class A Common Stock have entered into a lock-up agreement with the underwriters, which prohibits them from selling their shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for our Class A Common Stock (other than in this offering) for a period ending at the close of business 60 days from the date of pricing of this offering. See “Underwriting (Conflicts of Interest)” for more information on these agreements.

As of the date of this prospectus supplement, other than the lockup agreements described under “Underwriting (Conflicts of Interest)” of this prospectus supplement, no shares of Class A Common Stock were subject to a lock-up.

See “Certain Relationships and Related Person Transactions” in the accompanying prospectus for further discussion of the lock-ups.

Dividend Policy	We have no current plans to pay cash dividends. The declaration, amount and payment of any future dividends on our Class A Common Stock will be at the sole discretion of the Company’s Board of Directors (the “Company Board”). The Company Board may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as the Company Board may deem relevant. In addition, our ability to pay dividends is limited by our credit facilities and may be limited by covenants of other indebtedness we or our subsidiaries incur in the future.

Conflicts of Interest

Affiliates of Blackstone Securities Partners L.P. own in excess of 10% of our issued and outstanding Class A Common Stock. Because Blackstone Securities Partners L.P. is an underwriter in this offering and its affiliates own in excess of 10% of our issued and outstanding Class A Common Stock, Blackstone Securities Partners L.P. is deemed to have a “conflict of interest” under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering. In accordance with FINRA Rule 5121(c), no sales of the shares in this offering will be made to any discretionary account over which Blackstone Securities Partners L.P. exercises discretion without the prior specific written approval of the account holder. See “Underwriting (Conflicts of Interest)—Other Relationships.”

NYSE Ticker Symbol for our Class A Common Stock	“ALIT”

Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase from the selling stockholders up to 6,000,000 additional shares of Class A Common Stock.

SUMMARY HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL AND OTHER DATA

The following tables summarize our historical consolidated and combined financial data for the periods and as of the dates indicated. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in the accompanying prospectus. Our historical results for any prior period are not necessarily indicative of results we may expect or achieve in any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

In connection with the Business Combination, the Company was determined to be the accounting acquirer, and Alight Holdings was the acquiree and accounting predecessor. We prepared our historical consolidated and combined financial data by comparing the results of the Successor year ended December 31, 2022 to the combined Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021. Additionally, we compared the results of the combined Successor six months ended December 31, 2021 and predecessor six months ended June 30, 2021 to the Predecessor year ended December 31, 2020. As the core business operations of the Predecessor and Successor were not significantly impacted by the consummation of the Business Combination, we believe the year ended December 31, 2022 is comparable to the combined results for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021 and provide enhanced comparability to the reader about the current year’s results.

The summary historical consolidated and combined financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Alight’s consolidated financial statements and related notes thereto included in the accompanying prospectus.

	Successor		Predecessor
	Year Ended	Six Months Ended	Six Months Ended
	December 31,	December 31,	June 30,
(in millions)	2022	2021	2021
Revenue	$3,132	$1,554	$1,361
Cost of services, exclusive of depreciation and amortization	2,080	1,001	888
Depreciation and amortization	56	21	38

Gross Profit	996	532	435

Operating Expenses
Selling, general and administrative	671	304	222
Depreciation and intangible amortization	339	163	111

Total operating expenses	1,010	467	333
Operating (Loss) Income	(14)	65	102
Other (Income) Expense
(Gain) Loss from change in fair value of financial instruments	(38)	65	—
(Gain) Loss from change in fair value of tax receivable agreement	(41)	(37)	—
Interest expense	122	57	123
Other (income) expense, net	(16)	3	9

Total other (income) expense, net	27	88	132

Loss Before Income Tax Expense (Benefit)	(41)	(23)	(30)
Income tax expense (benefit)	31	25	(5)

Net Loss	(72)	(48)	(25)

Net loss attributable to noncontrolling interests	(10)	(13)	—

Net (Loss) Income Attributable to Alight, Inc.	$(62)	$(35)	$(25)

The following table provides a summary of cash flows from operating, investing, and financing activities for the periods presented.

	Successor		Predecessor
	Year Ended	Six Months Ended	Six Months Ended	Year Ended
	December 31,	December 31,	June 30, 2021	December 31,
(in millions)	2022	2021	2021	2020
Cash provided by (used for) operating activities	$286	$57	$58	$233
Cash used for investing activities	(235)	(1,852)	(55)	(142)
Cash provided by (used for) financing activities	54	2,400	(64)	463
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	11	—	(3)

Net increase (decrease) in cash, cash equivalents and restricted cash	107	616	(61)	551
Cash, cash equivalents, and restricted cash at end of period	$1,759	$1,652	$1,475	$1,536

RISK FACTORS

Investing in our Class A Common Stock involves risks and uncertainties. Prior to making a decision about investing in our Class A Common Stock, you should carefully consider each of the risk factors as described below and as discussed under the heading “Risk Factors” in the accompanying prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in the accompanying prospectus. Any of these risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects. If any of these risks actually occurs, our business, results of operations, financial condition, liquidity and cash flows could suffer. In that case, the trading price of our shares common stock could decline, and you could lose all or a part of your investment.

Risks Related to the Offering and Ownership of Our Class A Common Stock

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Class A Common Stock.

We, all of our directors and executive officers, the selling stockholders and certain of our significant stockholders of our Class A Common Stock have entered or will enter into lock-up agreements pursuant to which we and they will be subject to certain restrictions with respect to the sale or other disposition of our Class A Common Stock or any securities convertible into or exercisable or exchangeable for our Class A Common Stock for a period ending at the close of business 60 days following the date of this prospectus supplement. J.P. Morgan Securities LLC and BofA Securities, Inc., as the representatives of the underwriters, at any time and without notice, may release all or any portion of the Class A Common Stock subject to the foregoing lock-up agreements. See “Underwriting (Conflicts of Interest)” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the Class A Common Stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our Class A Common Stock to decline and impair our ability to raise capital. Sales of a substantial number of shares upon expiration of the lockup agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your Class A Common Stock at a time and price that you deem appropriate.

Risks Related to Our Business

An overall decline in economic activity could adversely affect the financial condition and results of operations of our business.

The results of our business are generally affected by the level of business activity of our clients, which in turn is affected by the level of economic activity in the industries, markets and regions these clients serve. The level of economic activity may be affected by unforeseen events, such as adverse weather conditions, natural disasters (including those as a result of climate change), catastrophic events, war (including the ongoing conflict between Russia and Ukraine), terrorism or public health conditions (including the ongoing COVID-19 pandemic). Additionally, substantial changes to trade, inflation rates, interest rates, currency exchange rates, monetary and fiscal policies, political conditions, employment rates (including as a result of an increasingly competitive job market), limitations on a government’s spending and/or ability to issue debt, and constriction and volatility in the credit markets, may occur and would affect our business. For example, rising interest rates and challenging credit markets may adversely impact our clients’ ability to grow their business and contract with us. While interest rates had remained at historically low levels in recent years, the Federal Reserve Board significantly increased the federal funds rate in 2022 and has indicated that it expects continued increases in interest rates in 2023 and 2024 to combat rising inflation. Economic downturns in some markets may cause reductions in technology and discretionary spending by our clients, which may result in reductions in the growth of new business as well as reductions in existing business. If our clients become financially less stable, enter bankruptcy, liquidate their operations or consolidate, our revenues and/or collectability of receivables could be adversely affected. Our contracts also depend upon the number of our clients’ employees or the number of participants in our clients’ employee benefit plans. If our clients become financially less stable, change their staffing models, enter bankruptcy, liquidate their operations or consolidate, that could result in layoffs or other reductions in the number of participants in our clients’ employee benefit plans. We may also experience decreased demand for our services as a result of postponed or terminated outsourcing of human resource (“HR”) functions. Reduced demand for our services could increase price competition and have an adverse effect on our financial condition or results of operations.

We face significant competition and our failure to compete successfully could have a material adverse effect on the financial condition and results of operations of our business.

Our competitors may have greater resources, larger customer bases, greater name recognition, stronger presence in certain geographies and more established relationships with their customers and suppliers than we have. In addition, new competitors, alliances among competitors or mergers of competitors could gain significant market share and some of our competitors may have or may develop a lower cost structure, adopt more aggressive pricing policies or provide services that gain greater market acceptance than the services that we offer or develop. Large and well-capitalized competitors may be able to respond to the need for technological changes and innovate faster, or price their services more aggressively. They may also compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share more effectively than we do. If we are unable to compete successfully, we could lose market share and clients to competitors, which could materially adversely affect our results of operations. To respond to increased competition and pricing pressure, we may have to lower the cost of our solutions or decrease the level of service provided to clients, which could have an adverse effect on our financial condition or results of operations.

We rely on complex information technology systems and networks to operate our business. Any significant system or network disruption could expose us to legal liability, impair our reputation or have a negative impact on our operations, sales and operating results and could expose us to litigation and negatively impact our relationships with customers.

We rely on the efficient, uninterrupted and secure operation of complex information technology systems, and networks and data centers, some of which are within our business and some of which are outsourced to third-party providers, including cloud infrastructure service providers such as Amazon Web Services (AWS) and Microsoft Azure Cloud. We do not have control over the operations of such third parties. We also may decide to employ additional offsite data centers in the future to accommodate growth. Problems faced by our data center locations, with the telecommunications network providers with whom we or they contract, or with the systems by which our telecommunications providers allocate capacity among their clients, including us, could adversely affect the availability and processing of our solutions and related services and the experience of our clients. If our data centers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business and cause us to incur additional expense. In addition, any financial difficulties faced by our third-party data center’s operator or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict. These facilities are vulnerable to damage or interruption from catastrophic events, such as earthquakes, hurricanes, floods, fires, cyber security attacks (including the recent use of “ransomware” and phishing attacks), terrorist attacks, power losses, telecommunications failures and similar events. The risk of cyber-attacks could be exacerbated by geopolitical tensions, including the ongoing Russia-Ukraine conflict, or other hostile actions taken by nation-states and terrorist organizations. While we have adopted, and continue to enhance, business continuity and disaster recovery plans and strategies, there is no guarantee that such plans and strategies will be effective, which could interrupt the functionality of our information technology systems or those of third parties. The occurrence of a natural disaster (or other extreme weather as a result of climate change) or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our services and solutions. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services, or our own systems could negatively impact our relationships with customers and adversely affect our business and could expose us to third-party liabilities. Any errors, defects, disruptions or other performance problems with our information technology systems including any changes in service levels at our third-party data center could adversely affect our reputation and may damage our clients’ stored files or result in lengthy interruptions in our services. Interruptions in our services might reduce our revenues, subject us to potential liability or other expenses or adversely affect our renewal rates.

In relation to our third-party data centers, while we own, control and have access to our servers and all of the components of our network that are located in these centers, we do not control the operation of these facilities. The operators of our third-party data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if the data center operators are acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur costs and experience service interruption in doing so.

Improper access to, misappropriation, destruction or disclosure of confidential, personal or proprietary data as a result of employee or vendor malfeasance or cyber-attacks could result in financial loss, regulatory scrutiny, legal liability or harm to our reputation.

One of our significant responsibilities is to maintain the security, including cybersecurity, and privacy of our employees’ and clients’ confidential and proprietary information and the confidential information about clients’ employees’ compensation, health and benefits information and other personally identifiable information. However, all information technology systems are potentially vulnerable to damage or interruption from a variety of sources, including but not limited to cyber-attacks, computer viruses, malware, hacking, fraudulent use attempts, phishing attacks and security breaches. Our systems are also subject to compromise from internal threats such as improper action by employees, vendors and other third parties with otherwise legitimate access to our systems. Despite our efforts, from time to time, we experience attacks and other cyber-threats to our systems and networks and have from time to time experienced cyber security incidents such as computer viruses, unauthorized parties gaining access to our information technology systems and similar matters, which to date have not had a material impact on our business. These attacks can seek to exploit, among other things, known or unknown vulnerabilities in technology included in our information systems or those of third-party providers. Because the techniques used to obtain unauthorized access are constantly changing and becoming increasingly more sophisticated and often are not recognized until launched against a target, we or our third-party providers may be unable to anticipate these techniques or implement sufficient preventative measures. If we are unable to efficiently manage the vulnerability of our systems and effectively maintain and upgrade our system safeguards, we may incur unexpected costs and certain of our systems may become more vulnerable to unauthorized access. For example, there has been a stark increase in new financial fraud schemes akin to ransomware attacks on large companies whereby a cybercriminal installs a type of malicious software, or malware, that prevents a user or enterprise from accessing computer files, systems, or networks and demands payment of a ransom for their return. Cyber criminals may also attempt to fraudulently induce employees, customers or other users of our systems to disclose sensitive information in order to gain access to our data or that of our customers. In addition, while we have certain standards for all vendors that provide us services, our vendors, and in turn, their own service providers, have experienced and in the future may continue to become subject to the same types of security breaches. In the future, these types of incidents could result in intellectual property or other confidential information being lost or stolen, including client, employee or business data. In addition, we may not be able to detect breaches in our information technology systems or assess the severity or impact of a breach in a timely manner.

We have implemented various measures to manage our risks related to system and network security and disruptions, but an actual or perceived security breach, a failure to make adequate disclosures to the public or law enforcement agencies following any such event or a significant and extended disruption in the functioning of our information technology systems could damage our reputation and cause us to lose clients, adversely impact our operations, sales and operating results and require us to incur significant expense to address and remediate or otherwise resolve such issues.

We maintain policies, procedures and technological safeguards designed to protect the security and privacy of this information. These include, for example, the appropriate encryption of information, the use of anti-virus, anti-malware and other protections. Nonetheless, we cannot eliminate the risk of human error or inadequate safeguards against employee or vendor malfeasance or cyber-attacks that could result in improper access to, misappropriation, destruction or disclosure of confidential, personal or proprietary information and we may not become aware in a timely manner of any such security breach. Such unauthorized access, misappropriation, destruction or disclosure could result in the loss of revenue, reputational damage, indemnity obligations, damages for contract breach, civil and criminal penalties for violation of applicable laws, regulations or contractual obligations, and significant costs, fees and other monetary payments for remediation. Furthermore, our clients may not be receptive to services delivered through our information technology systems and networks following an actual or perceived security breach due to concerns regarding transaction security, user privacy, the reliability and quality of internet service and other reasons. The release of confidential information as a result of a security breach could also lead to litigation or other proceedings against us by affected individuals or business partners, or by regulators, and the outcome of such proceedings, which could include penalties or fines, could have a significant negative impact on our business. Additionally, in order to maintain the level of security, service and reliability that our clients require, we may be required to make significant additional investments in our methods of delivering services.

In many jurisdictions, including North America and the European Union, we are subject to laws and regulations relating to the collection, use, retention, security and transfer of this information including the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) and the HIPAA regulations governing, among other things, the privacy, security and electronic transmission of individually identifiable protected health information, the Personal Information Protection and Electronic Documents Act (“PIPEDA”) and the European Union General Data Protection Regulation (“GDPR”). California also enacted legislation, the California Consumer Privacy Act of 2018 (“CCPA”) and the related California Privacy Rights Act (“CPRA”), that afford California residents expanded privacy protections and a private right of action for security breaches affecting their personal information. Virginia and Colorado have similarly enacted comprehensive privacy laws, the Consumer Data Protection Act and Colorado Privacy Act, respectively, both laws of which emulate the CCPA and CPRA in many respects. The Virginia Consumer Data Protection Act took effect on January 1, 2023, and the Colorado Privacy Act takes effect on July 1, 2023. In 2021, two bills were introduced (or reintroduced) in the United States Senate: the 2021 Data Privacy Act, which would create an agency to enforce data protection rules, ensure that data practices are fair and transparent, and promote data protection and privacy innovation, and the Setting an American Framework to Ensure Data Access, Transparency, and Accountability Act, which seeks to establish a comprehensive privacy regime including many of the concepts found in other state and federal privacy bills/laws, such as consent requirements for sensitive data, data subject rights, and privacy policy requirements. The Information Transparency & Personal Data Control Act was introduced in the United States House of Representatives, which would require the FTC to establish requirements for entities providing services to the public that collect, store, process, use, or otherwise control sensitive personal information. We anticipate federal and state regulators to continue to enact legislation related to privacy and cybersecurity. These and other similar laws and regulations are frequently changing and are becoming increasingly complex and sometimes conflict among the various jurisdictions and countries in which we provide services both in terms of substance and in terms of enforceability. This makes compliance challenging and expensive. Our failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in legal liability or impairment to our reputation in the marketplace. Further, regulatory initiatives in the area of data protection are more frequently including provisions allowing authorities to impose substantial fines and penalties, and therefore, failure to comply could also have a significant financial impact.

Changes in regulation, including changes in regulations related to health and welfare plans, fiduciary rules, pension reform, payroll and data privacy and data usage, their application and interpretation could have an adverse effect on our business.

In addition to the complexity of the laws and regulations themselves, the development of new laws and regulations, changes in application or interpretation of laws and regulations and our continued operational changes and development into new jurisdictions and new service offerings also increases our legal and regulatory compliance complexity as well as the type of governmental oversight to which we may be subject. These changes in laws and regulations could mandate significant and costly changes to the way we implement our services and solutions or could impose additional licensure requirements or costs to our operations and services. Furthermore, as we enter new jurisdictions or lines of businesses and other developments in our services, we may become subject to additional types of laws and policies and governmental oversight and supervision. In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. In addition, new regulatory or industry developments could create an increase in competition that could adversely affect us. These potential developments include:

•

changes in regulations relating to health and welfare plans including potential challenges or changes to the Patient Protection and Affordable Care Act, expansion of government-sponsored coverage through Medicare or the creation of a single payer system;

•

changes in regulations relating to defined contribution and defined benefit plans, including pension reform that could decrease the attractiveness of certain of our retirement products and services to retirement plan sponsors and administrators or have an unfavorable effect on our ability to earn revenues from these products and services;

•	changes in regulations relating to payroll processing and payments or withholding taxes or other required deductions;

•

additional requirements respecting data privacy and data usage in jurisdictions in which we operate that may increase our costs of compliance and potentially reduce the manner in which data can be used by us to develop or further our product offerings;

•	changes in regulations relating to fiduciary rules;

•	changes in federal or state regulations relating to marketing and sale of Medicare plans, Medicare Advantage and Medicare Part D prescription drug plans;

•

changes to regulations of producers, brokers, agents or third-party administrators such as the Consolidated Appropriations Act of 2021, that may alter operational costs, the manner in which we market or are compensated for certain services or other aspects of our business;

•

changes to regulations or additional regulations resulting from COVID-19 such as the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, the Coronavirus Response and Relief Supplemental Appropriations Act of 2021 or equivalent state or local initiatives; and

•	additional regulations or revisions to existing regulations promulgated by other regulatory bodies in jurisdictions in which we operate.

For example, there have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at addressing the availability of healthcare and containing or lowering the cost of healthcare. Although we cannot predict the ultimate content or timing of any healthcare reform legislation, potential changes resulting from any amendment, repeal or replacement of these programs, including any reduction in the future availability of healthcare insurance benefits, could adversely affect our business and future results of operations. Further, the federal government from time to time considers pension reform legislation, which could negatively impact our sales of defined benefit or defined contribution plan products and services and cause sponsors to discontinue existing plans for which we provide administrative or other services. Certain tax-favored savings initiatives that have been proposed could hinder sales and persistency of our products and services that support employment-based retirement plans.

Our services are also the subject of ever-evolving government regulation, either because the services provided to or business conducted by our clients are regulated directly or because third parties upon whom we rely to provide services to our clients are regulated, thereby indirectly impacting the manner in which we provide services to those clients. Changes in laws, government regulations or the way those regulations are interpreted in the jurisdictions in which we operate could affect the viability, value, use or delivery of benefits and HR programs, including changes in regulations relating to health and welfare plans (such as medical), defined contribution plans (such as 401(k)), defined benefit plans (such as pension) or payroll delivery, may adversely affect the demand for, or profitability of, our services.

In addition, as we, and the third parties upon whom we rely, implement and expand direct-to-consumer sales and marketing solutions, we are subject to various federal and state laws and regulations that prescribe when and how we may market to consumers (including, without limitation, the Telephone Consumer Protection Act (the “TCPA”) and other telemarketing laws and the Medicare Communications and Marketing Guidelines issued by the Center for Medicare Services of the U.S. Department of Health and Human Service). The TCPA provides for private rights of action and potential statutory damages for each violation and additional penalties for each willful violation. We have in the past and may in the future become subject to claims that we have violated the TCPA and/or other telemarketing laws. Changes to these laws could negatively affect our ability to market directly to consumers or increase our costs or liabilities.

Our business performance and growth plans could be negatively affected if we are not able to effectively apply technology in driving value for our clients or gaining internal efficiencies. Conversely, investments in innovative product offerings may fail to yield sufficient return to cover their costs.

Our success depends, in part, on our ability to develop and implement new or revised solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards and client preferences. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis, and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies requires us to incur significant expenses.

If we cannot offer new technologies as quickly as our competitors or if our competitors develop more cost-effective technologies, it could have a material adverse effect on our ability to obtain and complete client engagements. Innovations in software, cloud computing or other technologies that alter how our services are delivered could significantly undermine our investments in our business if we are slow or unable to take advantage of these developments.

We are continually developing and investing in innovative and novel service offerings, including a recent transition to a business process as a service (“BPaaS”) offering, which we believe will address needs that we identify in the markets. In some cases, our BPaaS offerings may require new or unique pricing structures, which may include performance guarantees or fees at risk that differ significantly from our historical practices. These initiatives carry the risks associated with any new solution development effort, including cost overruns, delays in delivery and implementation and performance issues. There can be no assurance that we will be successful in developing, marketing and selling new solutions or enhancements that meet these changing demands, that we will not experience difficulties that could delay or prevent the successful development, implementation, introduction and marketing of these solutions or enhancements, or that our new solutions and enhancements will adequately meet the demands for the marketplace and achieve market acceptance. Any of these developments could have an adverse impact on our future revenue and/or business prospects. Nevertheless, for those efforts to produce meaningful value, we are reliant on a number of other factors, some of which are outside of our control, to deem them suitable, and whether those parties will find them suitable will be subject to their own particular circumstances.

We are subject to professional liability claims against us as well as other contingencies and legal proceedings relating to our delivery of services, some of which, if determined unfavorably to us, could have an adverse effect on our financial condition or results of operations.

We assist our clients with outsourcing various HR functions. Third parties may allege that we are liable for damages arising from these services in professional liability claims against us. Such claims could include, for example, the failure of our employees or sub-agents, whether negligently or intentionally, to correctly execute transactions. It is not always possible to prevent and detect errors and omissions, and the precautions we take may not be effective in all cases. In addition, we are subject to other types of claims, litigation and proceedings in the ordinary course of business, which along with professional liability claims, may seek damages, including punitive damages, in amounts that could, if awarded, have a material adverse impact on our financial position, earnings and cash flows. In addition to potential liability for monetary damages, such claims or outcomes could harm our reputation or divert management resources away from operating our business. While we maintain insurance to cover various aspects of such professional liability and other claims, such coverage may not be adequate or applicable for certain claims or in the event of an adverse outcome related to such claims. In such circumstances, we would be responsible for payment of amounts that are not covered by insurance and that could have a material adverse impact on our business. In some cases, due to other business considerations, we may elect to pay or settle professional liability or other claims even where we may not be contractually or legally obligated to do so.

Accruals for exposures, and related insurance receivables, when applicable to us, have been provided to the extent that losses are deemed probable and are reasonably estimable. These accruals and receivables are adjusted from time to time as developments warrant and may also be adversely affected by disputes we may have with our insurers over coverage. Amounts related to our settlement provisions are recorded in other general expenses in our statements of income.

The ultimate outcome of these claims, lawsuits and proceedings cannot be ascertained, and liabilities in indeterminate amounts may be imposed on us. It is possible that our future results of operations or cash flows for any particular quarterly or annual period could be materially affected by an unfavorable resolution of these matters.

We may become involved in claims, litigation or other proceedings that could harm the value of our business.

We are subject to, and may become a party to, various claims, lawsuits or other proceedings that arise in the ordinary course of our business. Our business is subject to the risk of litigation or other proceedings involving current and former employees, clients, partners, suppliers, shareholders or others. For example, participants in our clients’ benefit plans could claim that we did not adequately protect their data or secure access to their accounts. Regardless of the merits of the claims, the cost to defend litigation may be significant, and such matters can be time-consuming and divert management’s attention and resources. The outcomes of such matters in the ordinary course of our business are inherently uncertain, and adverse judgments or settlements could have a material adverse impact on our financial position or results of operations. In addition, we may become subject to future lawsuits, claims, audits and investigations, or suits, any of which could result in substantial costs and divert our attention and resources. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Our failure to protect our intellectual property rights, or allegations that we have infringed on the intellectual property rights of others, could harm our reputation, ability to compete effectively and financial condition.

To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates, employees, clients, strategic partners and others. However, the protective steps that we take may be inadequate to deter misappropriation of our proprietary information and technology. In addition, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.

Further, effective trademark, copyright, patent and trade secret protection may not be available in every country in which we offer our services or competitors may develop products similar to our products that do not conflict with our related intellectual property rights. Failure to protect our intellectual property adequately could harm our reputation and affect our ability to compete effectively.

In addition, to protect or enforce our intellectual property rights, we may initiate litigation against third parties, such as infringement suits or interference proceedings. Third parties may assert intellectual property rights claims against us, which may be costly to defend, could require the payment of damages and could limit our ability to use or offer certain technologies, products or other intellectual property. Any intellectual property claims, with or without merit, could be expensive, take significant time and divert management’s attention from other business concerns. Successful challenges against us could require us to modify or discontinue our use of technology or business processes where such use is found to infringe or violate the rights of others, or require us to purchase licenses from third parties (which may not be available on terms acceptable to us, or at all), any of which could adversely affect our business, financial condition and operating results.

We might not be successful at acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses.

We may not successfully identify additional suitable investment opportunities. We expect to continue pursuing strategic and targeted acquisitions, investments and joint ventures to enhance or add to our skills and capabilities or offerings of services and solutions, or to enable us to expand in certain geographic and other markets. For more information on recent acquisitions, see Note 4, “Acquisitions” within the Consolidated Financial Statements.

Furthermore, we face risks in successfully integrating any businesses we have acquired, might acquire, or that we have created or may create through a joint venture or similar arrangement. Ongoing business may be disrupted, and our management’s attention may be diverted by acquisition, investment, transition or integration activities. In addition, we might need to dedicate additional management and other resources, and our organizational structure could make it difficult for us to efficiently integrate acquired businesses into our ongoing operations and assimilate and retain employees of those businesses into our culture and operations. The potential loss of key executives, employees, customers, suppliers and other business partners of businesses we acquire may adversely impact the value of the assets, operations or businesses. Furthermore, acquisitions or joint ventures may result in significant costs and expenses, including those related to retention payments, equity compensation, severance pay, early retirement costs, intangible asset amortization and asset impairment charges, assumed litigation and other liabilities, and legal, accounting and financial advisory fees, which could negatively affect our profitability. We may have difficulties as a result of entering into new markets where we have limited or no direct prior experience or where competitors may have stronger market positions.

We might fail to realize the expected benefits or strategic objectives of any acquisition, investment or joint venture we undertake. We might not achieve our expected return on investment or may lose money. We may be adversely impacted by liabilities that we assume from a company we acquire or in which we invest, including from that company’s known and unknown obligations, intellectual property or other assets, terminated employees, current or former clients or other third parties. In addition, we may fail to identify or adequately assess the magnitude of certain liabilities, shortcomings or other circumstances prior to acquiring, investing in or partnering with a company, including potential exposure to regulatory scrutiny and sanctions or liabilities resulting from an acquisition target’s previous activities, internal controls and security environment. If any of these circumstances occurs, they could result in unexpected legal or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes or other adverse effects on our business. Litigation, indemnification claims and other unforeseen claims and liabilities may arise from the acquisition or operation of acquired businesses. If we are unable to complete the number and kind of investments for which we plan, or if we are inefficient or unsuccessful at integrating any acquired businesses into our operations, we may not be able to achieve our planned rates of growth or improve our market share, profitability or competitive position in specific markets or services.

We periodically evaluate, and have engaged in, the disposition of assets and businesses. Divestitures could involve difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention, the disruption of our business and the potential loss of key employees. After reaching an agreement with a buyer for the disposition of a business, the transaction may be subject to the satisfaction of pre-closing conditions, including obtaining necessary regulatory and government approvals, which, if not satisfied or obtained, may prevent us from completing the transaction. Divestitures may also involve continued financial involvement in or liability with respect to the divested assets and businesses, such as indemnities or other financial obligations, in which the performance of the divested assets or businesses could impact our results of operations. Any divestiture we undertake could adversely affect our results of operations.

Our growth depends in part on the success of our strategic partnerships with third parties.

We enter into strategic partnerships with third parties to enhance and extend the capabilities of our solutions in the ordinary course of our business. In order to continue to grow our business and enhance and extend our capabilities, we anticipate that we will continue to depend on the continuation and expansion of our strategic partnerships with third parties. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources.

If we are unsuccessful in establishing or maintaining our relationships with third parties, if we fail to comply with material terms (such as maintaining any required certifications) or if our strategic partners fail to perform as expected, our ability to compete in the marketplace or to grow our revenues could be impaired, which could adversely affect our business, financial condition, and results of operations. Even if we are successful, we cannot assure you that these relationships will result in increased customer usage of our solutions or increased revenues.

Our business is dependent on continued interest in outsourcing.

Our business and growth depend in large part on continued interest in outsourced services. Outsourcing means that an entity contracts with a third party, such as us, to provide services rather than perform such services in-house. There can be no assurance that this interest will continue, as organizations may elect to perform such services themselves and/or the business process outsourcing industry could move to an as-a-service model, thereby eliminating traditional outsourcing tasks. A significant change in this interest in outsourcing could materially adversely affect our results of operations and financial condition.

Our success depends on our ability to retain and attract experienced and qualified personnel, including our senior management team and other professional personnel.

We depend upon the members of our senior management team who possess extensive knowledge and a deep understanding of our business and our strategy. The unexpected loss of any of our senior management team could have a disruptive effect adversely impacting our ability to manage our business effectively and execute our business strategy. Competition for experienced professional personnel is intense, particularly for technology professionals in the areas in which we operate, and we are constantly working to retain and attract these professionals. If we cannot successfully do so, our business, operating results and financial condition could be adversely affected. We must develop our personnel to provide succession plans capable of maintaining continuity in the midst of the inevitable unpredictability of personnel retention. While we have plans for key management succession and long-term compensation plans designed to retain the senior employees, and continue to review and update those plans, if our succession plans do not operate effectively, particularly in an increasingly competitive job market, our business could be adversely affected.

Our inability to successfully recover should we experience a catastrophic event, disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.

Our operations are dependent upon our ability to protect our personnel, offices and technology infrastructure against damage from business continuity events that could have a significant disruptive effect on our operations.

Should we or a key vendor or other third party experience a local or regional disaster or other business continuity problem, such as an earthquake, fire, flood, hurricane, or other weather event, terrorist attack, pandemic (including the ongoing COVID-19 pandemic), security breach, power loss, telecommunications failure, software or hardware malfunctions or other natural or man-made disaster, our continued success will depend, in part, on the availability of our personnel, office facilities and the proper functioning of existing, new or upgraded computer systems, telecommunications and other related systems and operations. In events like these, while our operational size, the multiple locations from which we operate and our existing back-up systems provide us with some degree of flexibility, we still can experience near-term operational challenges with regard to particular areas of our operations. We could potentially lose access to key executives and personnel, client data or experience material adverse interruptions to our operations or delivery of services to our clients in a disaster recovery scenario. For example, during the COVID-19 pandemic, there were concerns for and restrictions on our personnel (including health concerns, quarantines, shelter-in-place orders and restrictions on travel), and increased privacy and cybersecurity risks in light of an increase in “remote work” among our workforce and our third-party service providers and vendors.

We regularly assess and take steps to improve upon our existing business continuity plans and key management succession. However, a disaster on a significant scale or affecting certain of our key operating areas within or across regions, or our inability to successfully recover should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged client relationships or legal liability.

If our clients are not satisfied with our services, we may face additional cost, loss of profit opportunities and damage to our reputation or legal liability.

We depend, to a large extent, on our relationships with our clients and our reputation to understand our clients’ needs and deliver solutions and services that are tailored to satisfy those needs. If a client is not satisfied with our services, it may be damaging to our business and could cause us to incur additional costs and impair profitability. Many of our clients are businesses that band together in industry groups and/or trade associations and actively share information among themselves about the quality of service they receive from their vendors. Accordingly, poor service to one client may negatively impact our relationships with multiple other clients. Moreover, if we fail to meet our contractual obligations, we could be subject to legal liability or loss of client relationships.

Damage to our reputation could have a material adverse effect on our business.

Our reputation is a key asset of our business. Our ability to attract and retain clients is highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, financial condition and other subjective qualities. Negative perceptions or publicity regarding these matters could erode trust and confidence and damage our reputation among existing and potential clients, which could make it difficult for us to attract new clients and maintain existing ones as mentioned above. Negative public opinion could also result from actual or alleged conduct by us or those currently or formerly associated with us in any number of activities or circumstances, including operations, regulatory compliance, and the use and protection of data and systems, satisfaction of client expectations, and from actions taken by regulators or others in response to such conduct. This damage to our reputation could further affect the confidence of our clients, rating agencies, regulators, stockholders and the other parties in a wide range of transactions that are important to our business having a material adverse effect on our business, financial condition and operating results.

We depend on licenses of third-party software to provide our services. The inability to maintain these licenses or errors in the software we license could result in increased costs, or reduced service levels, which would adversely affect our business.

Our applications incorporate certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software and development tools from third parties in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of the software used in our applications with new third-party software may require significant work and require substantial investment of our time and resources. To the extent that our applications depend upon the successful operation of third-party software in conjunction with our software, any undetected errors or defects in this third-party software could prevent the deployment or impair the functionality of our own applications, delay new application introductions, result in a failure of our applications and injure our reputation. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties.

We rely on third parties to perform key functions of our business operations and to provide services to our clients. These third parties may act in ways that could harm our business.

As we continue to focus on reducing the expense necessary to support our operations, we have increasingly used outsourcing strategies for a significant portion of our information technology and business functions. We rely on third parties, and in some cases subcontractors, to provide services, data and information such as technology, information security, funds transfers, data processing, and administration and support functions that are critical to the operations of our business. We expect to continue to assess and potentially expand such relationships in the future. As we do not fully control the actions of these third parties, we are subject to the risk that their decisions may adversely impact us and replacing these service providers could create significant delay and expense. A failure by the third parties to comply with service level agreements or regulatory or legal requirements, in a high quality and timely manner, particularly during periods of our peak demand for their services, could result in economic and reputational harm to us. In addition, these third parties face their own technology, operating, business and economic risks, and any significant failures by them, including the improper use or disclosure of our confidential client, employee, or business information, could cause harm to our reputation. An interruption in or the cessation of service by any service provider as a result of systems failures, capacity constraints, financial difficulties or for any other reason could disrupt our operations, impact our ability to offer certain products and services, and result in contractual or regulatory penalties, liability claims from clients and/or employees, damage to our reputation and harm to our business.

Our business is exposed to risks associated with the handling of client funds.

Our business handles payroll processing, retirement and health plan administration and related services for certain clients. Consequently, at any given time, we may be holding or directing funds of our clients and their employees, while payroll or benefit plan payments are processed. This function creates a risk of loss arising from, among other things, fraud by employees or third parties, execution of unauthorized transactions or errors relating to transaction processing. We are also potentially at risk in the event the financial institution in which these funds are held suffers any kind of insolvency or liquidity event or fails, for any reason, to deliver their services in a timely manner. The occurrence of any of these types of events in connection with this function could cause us financial loss and reputational harm.

We are subject to extensive governmental regulation, which could reduce our profitability, limit our growth, or increase competition.

Our business is subject to extensive legal and regulatory oversight throughout the world including a variety of laws, rules, and regulations addressing, among other things, licensing, data privacy and protection, wage and hour standards, employment and labor relations, occupational health and safety, environmental matters, anti-competition, anti-corruption, economic sanctions, currency, reserves and government contracting. This legal and regulatory oversight could reduce our profitability or limit our growth by increasing the costs of legal and regulatory compliance; by limiting or restricting the products or services we sell, the markets we enter, the methods by which we sell our services, the prices we can charge for our services, and the form of compensation we can accept from our clients and third parties; or by subjecting our business to the possibility of legal and regulatory actions or proceedings. For example, when federal, local, state or foreign minimum wage rates increase, we may have to increase the wages of both minimum wage employees and employees whose wages are above the minimum wage. We may also face increased operating costs resulting from changes in federal, state or local laws and regulations relating to employment matters, including those relating to the classification of employees, employee eligibility for overtime and secure scheduling requirements, which often incorporate a premium pay mandate for scheduling deviations.

The global nature of our operations increases the complexity and cost of compliance with laws and regulations, including training and employee expenses, adding to our cost of doing business. In addition, many of these laws and regulations may have differing or conflicting legal standards across jurisdictions, increasing further the complexity and cost of compliance. In emerging markets and other jurisdictions with less developed legal systems, local laws and regulations may not be established with sufficiently clear and reliable guidance to provide us adequate assurance that we are operating our business in a compliant manner with all required licenses or that our rights are otherwise protected. In addition, certain laws and regulations, such as the Foreign Corrupt Practices Act in the United States and similar laws in other jurisdictions in which we operate, could impact our operations outside of the legislating country by imposing requirements for the conduct of overseas operations, and in a number of cases, requiring compliance by foreign subsidiaries. We are also subject to economic and trade sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control, which prohibit or restrict transactions or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially designated, including narcotics traffickers and terrorists or terrorist organizations, among others.

We have implemented policies and procedures to monitor and address compliance with applicable anti-corruption, economic and trade sanctions and anti-money laundering laws and regulations, and we are continuously in the process of reviewing, upgrading and enhancing certain of our policies and procedures. However, our employees, consultants or agents may still take actions in violation of our policies for which we may be ultimately responsible, or our policies and procedures may be inadequate or may be determined to be inadequate by regulators. Any violations of applicable anti-corruption, economic and trade sanctions or anti-money laundering laws or regulations could limit certain of our business activities until they are satisfactorily remediated and could result in civil and criminal penalties, including fines that could damage our reputation and have a materially adverse effect on our results of operation or financial condition.

Our global operations and growth strategy expose us to various international risks that could adversely affect our business.

Our operations are conducted globally. Additionally, one aspect of our growth strategy is to expand in key markets around the world. Accordingly, we are subject to legal, economic and market risks associated with operating in, and sourcing from, foreign countries, including:

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difficulties in staffing and managing our foreign offices, such as unexpected wage inflation, worker attrition, or job turnover, increased travel and infrastructure costs, as well as legal and compliance costs associated with multiple international locations;

•	fluctuations or unexpected volatility in foreign currency exchange rates and interest rates;

•	imposition or increase of investment and other restrictions by foreign governments;

•	longer payment cycles;

•	greater difficulties in accounts receivable collection;

•	insufficient demand for our services in foreign jurisdictions;

•	our ability to execute effective and efficient cross-border sourcing of services on behalf of our clients;

•	restrictions on the import and export of technologies; and

•	trade barriers, tariffs or sanctions laws.

If we are unable to manage the risks of our global operations and geographic expansion strategy, our results of operations and ability to grow could be materially adversely affected.

Our global delivery capability is concentrated in certain key operational centers, which may expose us to operational risks.

Our business model is dependent on our global delivery capability, which includes employees and third-party personnel based at various delivery centers around the world. While these delivery centers are located throughout the world, we have based large portions of our delivery capability in Spain, India and the Philippines. Concentrating our global delivery capability in these locations presents operational risks, many of which are beyond our control. For example, natural disasters (including those as a result of climate change) and public health threats, particularly the ongoing COVID-19 pandemic and potential resurgences of the pandemic, could impair the ability of our people to safely travel to and work in our facilities and disrupt our ability to perform work through those delivery centers. Additionally, other countries may experience political instability, worker strikes, civil unrest and hostilities with neighboring countries. If any of these circumstances occurs, we have a greater risk that interruptions in communications with our clients and other locations and personnel, and any downtime in important processes we operate for clients, could result in a material adverse effect on our results of operations and our reputation in the marketplace.

The profitability of our engagements with clients may not meet our expectations due to unexpected costs, cost overruns, early contract terminations, unrealized assumptions used in our contract bidding process or the inability to maintain our prices in light of any inflationary circumstances.

Our profitability is highly dependent upon our ability to control our costs and improve our efficiency. As we adapt to change in our business, adapt to the regulatory environment, enter into new engagements, acquire additional businesses and take on new employees in new locations, we may not be able to manage our large, diverse and changing workforce, control our costs or improve our efficiency. In addition, certain client contracts may include unique or heavily customized requirements that limit our ability to fully recognize economies of scale across our business units.

Most new outsourcing arrangements undergo an implementation process whereby our systems and processes are customized to match a client’s plans and programs. The cost of this process is estimated by us and often only partially funded (if at all) by our clients. If the actual implementation expense exceeds our estimate or if the ongoing service cost is greater than anticipated, the client contract may be less profitable than expected. Even though outsourcing clients typically sign long-term contracts, many of these contracts may be terminated at any time, with or without cause, by the client upon written notice, typically between 90 to 360 days before expiration.

In such cases, our clients are generally required to pay a termination fee; however, this amount may not be sufficient to offset the costs we incurred in connection with the implementation and system set-up or fully compensate us for the profit we would have received if the contract had not been cancelled. A client may choose to delay or terminate a current or anticipated project as a result of factors unrelated to our work product or progress, such as the business or financial condition of the client or general economic conditions. When any of our engagements are terminated, we may not be able to eliminate associated ongoing costs or redeploy the affected employees in a timely manner to minimize the impact on profitability. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control could have an adverse effect on our profit margin.

Our profit margin, and therefore our profitability, is largely a function of the rates we are able to charge for our services and the staffing costs for our personnel. Accordingly, if we are not able to maintain the rates we charge for our services or appropriately manage the staffing costs of our personnel, we may not be able to sustain our profit margin and our profitability will suffer. The prices we are able to charge for our services are affected by a number of factors, including competitive factors, cost of living adjustment provisions, the extent of ongoing clients’ perception of our ability to add value through our services and general economic conditions such as inflation (including wage inflation). Our profitability is largely based on our ability to drive cost efficiencies during the term of our contracts for our services provided to customers. If we cannot drive suitable cost efficiencies, our profit margins will suffer.

We might not be able to achieve the cost savings required to sustain and increase our profit margins.

We provide our outsourcing services over long-term periods for variable or fixed fees that generally are less than our clients’ historical costs to provide for themselves the services we contract to deliver. Clients’ demand for cost reductions may increase over the term of the agreement. As a result, we bear the risk of increases in the cost of delivering services to our clients, and our margins associated with particular contracts will depend on our ability to control our costs of performance under those contracts and meet our service commitments cost-effectively. Over time, some of our operating expenses will increase as we invest in additional infrastructure and implement new technologies to maintain our competitive position and meet our client service commitments. We must anticipate and respond to the dynamics of our industry and business by using quality systems, process management, improved asset utilization and effective supplier management tools. We must do this while continuing to grow our business so that our fixed costs are spread over an increasing revenue base. If we are not able to achieve this, our ability to sustain and increase profitability may be reduced.

We cannot guarantee that our previously-announced restructuring program will achieve its intended result.

On February 20, 2023, the Company approved a restructuring program that includes, among other things, the elimination of full-time positions, termination of certain contracts, and asset impairments, primarily related to facilities consolidations. We expect to record in the aggregate approximately $140.0 million in pre-tax restructuring charges associated with the restructuring program. A significant portion of these charges will result in future cash expenditures, and the program is expected to be substantially completed over an approximate two-year period. We cannot guarantee that the restructuring program will achieve or sustain the targeted benefits, or that the benefits, even if achieved, will be adequate to meet our long-term profitability expectations. Risks associated with the restructuring program also include additional unexpected costs, negative impacts on our cash flows from operations and liquidity, employee attrition and adverse effects on employee morale and our potential failure to meet operational and growth targets due to the loss of employees, any of which may impair our ability to achieve anticipated results from operations or otherwise harm our business.

Changes in accounting principles or in our accounting estimates and assumptions could negatively affect our financial position and results of operations.

Our financial statements are prepared in conformity with GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions including, but not limited to, those relating to revenue recognition, recoverability of assets including customer receivables, contingencies, income taxes, share-based payments and estimates and assumptions used for our long-term contracts. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. These assumptions and estimates involve the exercise of judgment and discretion, which may evolve over time in light of operational experience, regulatory direction, developments in accounting principles and other factors. Actual results could differ from these estimates, or changes in assumptions, estimates or policies or the developments in the business or the application of accounting principles related to these areas may change our results from operations.

We have identified a material weakness in our internal control over financial reporting relating to our accounting for income taxes which, if not remediated, could adversely affect our business, reputation and stock price.

In connection with the audit of our consolidated financial statements for the fiscal year ended December 31, 2022, management identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness in our case relates to our internal controls over tax accounting. Although management is implementing remedial measures, if we are unable to remedy this or a similar material weakness that may arise in the future, or if we generally fail to establish and maintain effective internal controls appropriate for a public company, we may be unable to produce timely and accurate financial statements, and we may conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price. Furthermore, future deficiencies could result in non-compliance with Section 404 of the Sarbanes-Oxley Act of 2002 or expose us to an increased risk of fraud or misappropriation of assets. Such non-compliance could subject us to a variety of administrative sanctions, including review by the SEC or other regulatory authorities, or the potential delisting from the NYSE.

We may be required to record goodwill or other long-lived asset impairment charges, which could result in a significant charge to earnings.

We have a substantial amount of goodwill and purchased intangible assets on our consolidated balance sheet as a result of the recent Business Combination and other acquisitions. Under GAAP, we review our long-lived assets, such as goodwill, intangible assets and fixed assets, for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is assessed for impairment at least annually. Factors that may be considered in assessing whether goodwill or other long-lived assets may not be recoverable include reduced estimates of future cash flows and slower growth rates in our industry. We may experience unforeseen circumstances that adversely affect the value of our goodwill or other long-lived assets and trigger an evaluation of the recoverability of the recorded goodwill and other long-lived assets. Future goodwill or other long-lived asset impairment charges could materially impact our financial statements.

Our work with government clients exposes us to additional risks inherent in the government contracting environment.

A portion of our revenues is derived from contracts with or on behalf of domestic and foreign national, state, regional and local governments and their agencies. In some cases, our services to public sector clients are provided though or dependent upon relationships with third parties. For instance, we provide services for the Federal Retirement Thrift Investment Board through our contract with Accenture Federal Services.

Government contracts are subject to heightened contractual risks compared to contracts with non-governmental commercial clients. For example, government contracts often contain high or unlimited liability for breaches. Additionally, government contracts are generally subject to routine audits and investigations by government agencies. If the government discovers improper or illegal activities or contractual non-compliance (including improper billing), we may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government. Also, the qui tam provisions of the federal and various state civil False Claims Acts authorize a private person to file civil actions under these statutes on behalf of the federal and state governments. Further, the negative publicity that could arise from any such penalties, sanctions or findings could have an adverse effect on our reputation and reduce our ability to compete for new contracts with both government and commercial clients. Moreover, government entities typically finance projects through appropriated funds. While these projects are often planned and executed as multi-year projects, government entities usually reserve the right to change the scope of or terminate these projects for lack of approved funding or at their convenience. Changes in government or political developments, including budget deficits, shortfalls or uncertainties, government spending reductions or other debt or funding constraints, could result in lower governmental sales and our projects being reduced in price or scope or terminated altogether, which also could limit our recovery of incurred costs, reimbursable expenses and profits on work completed prior to the termination. Any of the occurrences and conditions described above could have a material adverse effect on our business, financial condition and operating results.

We could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof.

We could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in each country in which we do business. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the CARES Act enacted on March 27, 2020, relaxed certain of the limitations imposed by the TCJA for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the TCJA and the CARES Act for future years is difficult to quantify, but these changes could materially affect our investors, the companies in which our funds invest, or us. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, subject carried interests to more onerous taxation or effect other changes that could have a material adverse effect on our business, results of operations and financial condition. Such changes could also include increases in state taxes and other changes to state tax laws.

In addition, our effective tax rate and tax liability are based on the application of current income tax laws, regulations, and treaties. These laws, regulations and treaties are complex, and the manner which they apply to us and diverse set of business arrangements is often open to interpretation. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The tax authorities could challenge our interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to our income tax provision that could increase our effective tax rate. Changes to tax laws may also adversely affect our ability to attract and retain key personnel.

A third party attempting to acquire us or a substantial position in our Class A Common Stock may be limited by the operation of FINRA Rule 1017.

One of our subsidiaries, Alight Financial Solutions, LLC (“AFS”), is a member in good standing with the Financial Industry Regulatory Authority (“FINRA”), and is subject to change in ownership or control regulations as a result. FINRA’s Rule 1017 requires that any member of FINRA file an application for approval of any change in ownership that would result in one person or entity directly or indirectly owning or controlling 25% or more of member firm’s equity capital. A “substantially complete” application must be filed at least 30 days prior to effecting a change. The approval process under Rule 1017 can take six months or more to complete. The required FINRA process under Rule 1017, including the required 30-day notice period before effecting a change in ownership, could hinder or delay a third party in any effort to acquire us or a substantial position in our Class A Common Stock following the business combination, where such acquisition would result in the applicable person or persons, directly or indirectly, owning or controlling 25% or more of AFS. A denial of FINRA approval could prevent or delay any transaction resulting from a change of control or AFS withdrawing its broker-dealer registration, either of which could have a material adverse effect on our business, results of operations or future prospects. A denial of any other application AFS has made under Rule 1017 could also have a material adverse effect on us.

Risks Related to Ownership of our Securities

The Sponsor Investors and Legacy Investors have significant influence over the Company and their interests may conflict with the Company’s or its stockholders in the future.

Certain legacy investors (comprised of investment funds affiliated with (i) Blackstone Inc. (the “Blackstone Investors”), (ii) New Mountain (the “New Mountain Investors”), (iii) GIC Private Limited and Jasmine Ventures (the “GIC Investors”) and (iv) Platinum Falcon B 2018 RSC Limited (the “PF Investors”) (collectively, our ”Legacy Investors”) collectively beneficially own approximately a 34.2% voting interest in the Company based on their ownership of Class A Common Stock and Class V Common Stock (in respect of Legacy Investors who hold Class A units) as of December 31, 2022. In addition, the sponsor investors (by virtue of the ownership of Trasimene Capital FT, LP, Bilcar FT, LP, Cannae Holdings, LLC and THL FTAC LLC, and their affiliated transferees) (the “Sponsor Investors”) beneficially own approximately 10.7% of the Company’s Class A Common Stock as of December 31, 2022. As a result, for so long as they retain a significant ownership interest in the Company and/or Alight Holding Company LLC (f/k/a Tempo Holding Company, LLC) (“Alight Holdings”), the Sponsor Investors and Legacy Investors will have significant influence on the approval of actions requiring stockholder approval through the exercise of their voting power.

Moreover, under the Company’s amended and restated certificate of incorporation (“Company Charter”) and the Investor Rights Agreement that the Company entered into with the Sponsor Investors and the Legacy Investors as part of the Business Combination, the Company has agreed to nominate to the Company Board certain individuals designated by the Sponsor Investors and the Blackstone Investors, respectively, for so long as such investors retain a certain ownership interest in the Company and/or Alight Holdings. These designation rights may be disproportionate to the ownership interests of such investors in the Company. As a result, the Sponsor Investors and the Blackstone Investors will have significant influence with respect to the Company’s management, business plans and policies, including the appointment and removal of the Company’s officers. In particular, for so long as such investors continue to own a significant percentage of the Class A Common Stock, such investors may be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your Class A Common Stock as part of a sale of our company and ultimately might affect the market price of our Class A Common Stock.

The Company’s directors may allocate some of their time to other businesses, which may cause conflicts of interest in their determination as to how much time to devote to the Company’s affairs and materially adversely affect the Company’s results of operations.

The Company’s directors may engage in other business activities, including serving as directors or executive officers of other businesses. The Company’s directors will need to determine how to allocate their time to the Company in addition to any such other activities. This may result in a conflict of interest in the determination as to how our directors allocate their time between their oversight of the management and operations of the Company and the operations of (or their engagement in) such other businesses. Any such conflicts may not always be resolved in the Company’s favor and may materially adversely affect the Company’s results of operations.

The Company Charter provides that none of the Sponsor Investors or the Legacy Investors or any director of the Company who is not employed by the Company or any of its affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or lines of business in which the Company operates or from otherwise competing with the Company, and contains a waiver of any interest or expectancy in certain opportunities by the Company, which may prevent the Company from receiving the benefit of certain corporate opportunities that would otherwise have been available to it.

The Sponsor Investors, the Legacy Investors, the Company’s non-employee directors and/or their respective affiliates are, and/or in the future may be, engaged in (or affiliated with entities that are engaged in) similar activities or related lines of business to the Company or activities that may otherwise overlap or compete with the Company’s business. Under the Company Charter, the Sponsor Investors, the Legacy Investors, the non-employee directors and their respective affiliates are permitted to engage in the same or similar business activities or lines of business to the Company or its affiliates and to otherwise compete with the Company. In addition, the Sponsor Investors, the Legacy Investors, the non-employee directors and their respective affiliates are not required to disclose or offer to the Company any corporate opportunities that such persons learn of which may be a corporate opportunity for both themselves and the Company and the Company will renounce any interest or expectancy in (or right to be offered or to participate in) any such opportunities so long as the opportunity is not presented to a person in their capacity as a director or officer of the Company. The Sponsor Investors, the Legacy Investors, the non-employee directors and their respective affiliates will not (to the fullest extent permitted by applicable law) have any liability to the Company for any breach of fiduciary duty for engaging in any such activities or from not disclosing any corporate opportunities to the Company or from pursuing or acquiring such opportunities themselves or offering or directing such opportunities to any other person. As a result of these provisions, the Company may be not be offered certain corporate opportunities which could be beneficial to the Company and its stockholders, or the Legacy Investors, the Sponsor Investors, the non-employee directors or their respective affiliates may direct such opportunities to certain other businesses in which they are engaged (or such other businesses may otherwise pursue such opportunities) causing them to compete with us, which may cause such opportunities not to be available to the Company or to become more expensive or difficult for the Company to pursue, which could adversely impact the Company’s business or prospects.

The Company Charter, Bylaws and Delaware law, as well as the Investor Rights Agreement, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Class A Common Stock.

The Company Charter, the Company’s amended and restated by-laws (“Bylaws”) and Investor Rights Agreement contain provisions that may discourage, delay or prevent a merger, consolidation, acquisition, or other change in control transaction that stockholders may consider favorable, including transactions in which the Company’s stockholders might otherwise receive a premium for their Class A Common Stock. These provisions may also prevent or frustrate attempts by stockholders to replace or remove Company management, such as authorization to issue blank check preferred stock without stockholder approval, limitations on actions taken by stockholders, advance notice requirements for stockholder proposals, a classified board of directors, prohibitions on certain business combinations, the ability of the Board to fill certain director vacancies and limitations on the removal of directors by stockholders.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for the Company’s shares. They could also deter potential acquirers of the Company, thereby reducing the likelihood that stockholders could receive a premium for their shares in an acquisition.

The Company Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for most legal actions between the Company and our stockholders, which could limit the ability of the Company’s stockholders to obtain a favorable judicial forum for disputes with the Company or our directors, officers, employees or agents.

The Company Charter specifies that, unless the Company consents in writing to the selection of an alternative forum and subject to certain limited exceptions, the Delaware Court of Chancery will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or our stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Company Charter (as it may be amended or restated) or the Company Bylaws, (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (c) governed by the internal affairs doctrine of the law of the State of Delaware. The Company Charter also specifies that the U.S. federal district courts will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any claims arising under federal securities laws, including the Securities Act. In addition, these choice of forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the U.S. federal district courts are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of and to have consented to these provisions of the Company Charter.

The Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law by chancellors particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, the provision may have the effect of discouraging lawsuits against the Company directors, officers, employees and agents as it may limit any stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or the Company directors, officers, employees or agents. The enforceability of similar choice of forum provisions in other companies’ bylaws or certificates of incorporation may be challenged, and if these challenges are successful, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect the Company’s business, financial condition or results of operations.

The Company incurs increased costs and is subject to additional regulations and requirements as a public company, which could lower our profits or make it more difficult to run our business.

As a public company, we incur significant legal, accounting and other expenses that Alight had not previously incurred as a private company, including costs associated with public company reporting requirements. We also incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the SEC and the NYSE. The expenses incurred by public companies generally for reporting and corporate governance purposes (including due to increased focus on environmental, social and governance (commonly referred to as “ESG”) and cybersecurity matters by certain investors and regulators) have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.

Compliance with any of the foregoing or future laws and regulations may result in enhanced disclosure obligations, which could negatively affect us or materially increase our regulatory burden. Increased regulations generally increase our costs, and we could continue to experience higher costs if new laws require us to spend more time, hire additional personnel or purchase new technology to comply effectively. For example, developing and acting on ESG initiatives, and collecting, measuring, and reporting ESG information and metrics can be costly, difficult and time consuming and is subject to evolving reporting standards, including the SEC’s proposed climate-related reporting requirements. We may also communicate certain initiatives and goals regarding environmental matters, diversity, responsible sourcing, social investments and other ESG matters in our SEC filings or in other public disclosures. These initiatives and goals could be difficult and expensive to implement, the technologies needed to implement them may not be cost effective and may not advance at a sufficient pace, and ensuring the accuracy, adequacy or completeness of the disclosure of our ESG initiatives can be costly, difficult and time-consuming. Further, statements about our ESG initiatives and goals, and progress against those goals, may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change. In addition, we could face scrutiny from certain stakeholders for the scope or nature of such initiatives or goals, or for any revisions to these goals. If our ESG-related data, processes and reporting are incomplete or inaccurate, or if we fail to achieve progress with respect to our ESG goals on a timely basis, or at all, our business, financial performance and growth could be adversely affected.

If securities or industry analysts cease to publish research or reports about our business, or if they downgrade their recommendations regarding our Class A Common Stock, the price of our Class A Common Stock and trading volume could decline.

The trading market for our Class A Common Stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If analysts who cover us downgrade our Class A Common Stock or publish inaccurate or unfavorable research about our business, the price of our Class A Common Stock may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our Class A Common Stock or trading volume to decline and our Class A Common Stock to be less liquid.

Future issuances of shares of Class A Common Stock by us, and the availability for resale of shares held by our Legacy Investors and other significant stockholders (including any shares of Class A Common Stock issued upon exchange of such investors’ Class A Units) may cause the market price of our Class A Common Stock to decline.

Sales of a substantial number of shares of our Class A Common Stock in the public market, or the perception that these sales could occur, could substantially decrease the market price of our Class A Common Stock. Under the Business Combination Agreement, the Legacy Investors received, among other things, a significant amount of Class A Common Stock and Class A units (which are exchangeable for shares of Class A Common Stock). In addition, the Legacy Investors received shares of our Class B Common Stock or Class B Units which will automatically convert into Class A Common Stock or Class A units upon the occurrence of certain events (including events tied to the trading price of our Class A Common Stock).

The Legacy Investors, the Sponsor Investors and certain other significant stockholders may sell large amounts of the Class A Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our Class A Common Stock. Some of our Legacy Investors have pledged shares to secure their indebtedness to certain banking institutions. If the price of our Class A Common Stock declines, those shares could be sold by one or more of the banking institutions in order to remain within the margin limitations imposed under the applicable terms of such loans. Such sales could cause the trading price of our Class A Common Stock to fall and make it more difficult for you to sell shares of Class A Common Stock.

In the future, we may also issue our securities in connection with corporate activity, such as investments or acquisitions. The amount of shares of our Class A Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares of Class A Common Stock. The market price of our Class A Common Stock could drop significantly if we or our Legacy Investors and other significant stockholders sell shares or are perceived by the market as intending to sell them.

Because we have no current plans to pay cash dividends on our Class A Common Stock, you may not receive any return on your investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends. The declaration, amount and payment of any future dividends on our Class A Common Stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by our credit facilities and may be limited by covenants of other indebtedness we or our subsidiaries incur in the future. As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell your Class A Common Stock for a price greater than that which you paid for such stock.

The market price of shares of our Class A Common Stock has been, and may continue to be volatile and may decline regardless of our operating performance, which could cause the value of your investment to decline.

The market price of our Class A Common Stock has fluctuated significantly in response to numerous factors and may continue to be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. During the year ended December 31, 2022, the per share trading price of our Class A Common Stock fluctuated from a low of $6.31 to a high of $11.10. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our Class A Common Stock regardless of our operating performance. In addition, our operating results may fail to match our past performance and could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to shareholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, the performance of direct and indirect competitors, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries we participate in or individual scandals. In addition, the market price of shares of our Class A Common Stock could be subject to additional volatility or decrease significantly, as a result of speculation in the press or the investment community about our industry or our company, including, as a result of short sellers who publish, or arrange for the publication of, opinions or characterizations of our business prospects or similar matters calculated to create negative market momentum in order to profit from a decline in the market price of our Class A Common Stock. Stock markets and the price of our Class A Common Stock have, and may in the future, experience extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, including as a result of reports published by short sellers, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, as well as responding to reports published by short sellers or other speculation in the press or investment community, could result in substantial costs and a diversion of our management’s attention and resources.

The Company is a holding company, and our only material asset is our direct and indirect interests in Alight Holdings, and we are accordingly dependent upon distributions from Alight Holdings to pay dividends, taxes and other expenses, including payments under the Tax Receivable Agreement.

The Company is a holding company with no material assets other than its direct and indirect ownership of equity interests in Alight Holdings, of which the Company serves as the managing member. As a result, the Company has no independent means of generating revenue or cash flow and the Company is dependent on the financial results and cash flows of Alight Holdings and its subsidiaries and the distributions that we receive from Alight Holdings in order to pay taxes, make payments under the Tax Receivable Agreement, pay dividends (including any dividends or amounts payable in connection with the conversion or exchange of Class B Common Stock and Class B Units) and pay other costs and expenses of the Company. While we intend to cause Alight Holdings to make distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the Tax Receivable Agreement, and to pay our corporate and other overhead expenses, deterioration in the financial condition, earnings or cash flow of Alight Holdings for any reason could limit or impair Alight Holdings’ ability to pay such distributions. Additionally, to the extent that the Company needs funds and Alight Holdings is restricted from making such distributions under applicable laws or regulations or under the terms of any financing arrangements, or Alight Holdings is otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition. Such restrictions include Alight Holdings’ financing facilities to which Alight Holdings’ subsidiaries are borrowers or guarantors. Alight Holdings’ distributions, as a result of such financing facilities, are limited based on the achievement of certain financial ratios and fixed dollar baskets, availability under which will vary depending on the Company’s financial performance. We currently anticipate that Alight Holdings will have sufficient capacity to make the dividends and other distributions described above. Distributions may also be restricted pursuant to the Alight Holdings Operating Agreement and applicable Delaware law. Under the Alight Holdings Operating Agreement, the Company (as managing member) is prohibited from making distributions if they would violate Section 18-607 of the Delaware Limited Liability Company Act (“DLLCA”) or another applicable law. Under the DLLCA, limited liability companies are generally restricted from making distributions to their members to the extent that, after giving effect to any such distribution, the company’s liabilities (subject to certain limited exclusions) exceed the fair value of the company’s assets.

Under the terms of the Alight Holdings Operating Agreement, Alight Holdings is obligated to make tax distributions to holders of Alight Holdings Units (including us) at an assumed tax rate, subject to there being available cash. The amount of these tax distributions may in certain periods exceed our tax liabilities and obligations to make payments under the Tax Receivable Agreement, which may result in an excess of cash accumulation at the Company. The Company’s Board of Directors, in its sole discretion, will determine from time to time how to use any cash that accumulates at the Company as a result, which may include, among other potential uses, repurchases of our Class A Common Stock or the payment of dividends thereon. However, we will have no obligation to distribute such cash (or other available cash other than as a result of any declared dividend) to our stockholders. To the extent that the Company does not use any such accumulated cash, following the exchange or redemption of Class A units for Class A Common Stock, Continuing Tempo Unitholders may benefit from value attributable to such cash balances as a result of their ownership of Class A Common Stock, notwithstanding that such Continuing Tempo Unitholders may previously have participated or received distributions as holders of Alight Holdings Units that resulted in the excess cash balances at the Company.

The Company is required to pay certain parties for most of the benefits relating to any additional tax depreciation or amortization deductions that we may claim as a result of the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, the Company’s increase in its allocable share of existing tax basis and anticipated tax basis adjustments we receive in connection with sales or exchanges of Alight Holdings Units after the Business Combination and our utilization of certain tax attributes of the Tempo Blockers.

In connection with the Business Combination, we entered into a tax receivable agreement (the “Tax Receivable Agreement” or the “TRA”) with certain of our pre-Business Combination owners (the “TRA Parties”) that provides for the payment by the Company to such TRA Parties of 85% of the benefits, if any, that the Company is deemed to realize (calculated using certain assumptions) as a result of (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of Alight Holdings as a result of the Business Combination and as a result of sales or exchanges of Alight Holdings Units for shares of Class A Common Stock after the Business Combination and (iii) the Company’s utilization of certain tax attributes of the Tempo Blockers (including the Tempo Blockers allocable share of existing tax basis), and of certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) depreciation and amortization deductions and, therefore, may reduce the amount of tax that the Company would otherwise be required to pay in the future, although the Internal Revenue Service (the “IRS”) may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. Actual tax benefits realized by the Company may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of the Company and not of Alight Holdings. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges of Alight Holdings Units for shares of our Class A Common Stock, the applicable tax rate, the price of shares of our Class A Common Stock at the time of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of Alight Holdings and our possible utilization of tax attributes, including existing tax basis acquired at the time of the Business Combination, the payments that the Company may make under the Tax Receivable Agreement will be substantial. The payments under the Tax Receivable Agreement are not conditioned on the exchanging holders of Alight Holdings Units or other TRA Parties continuing to hold ownership interests in us. To the extent payments are due to the TRA Parties under the Tax Receivable Agreement, the payments are generally required to be made within ten business days after the tax benefit schedule (which sets forth the Company’s realized tax benefits covered by the Tax Receivable Agreement for the relevant taxable year) is finalized. The Company is required to deliver such a tax benefit schedule to the TRA Parties’ representative, for its review, within ninety calendar days after the due date (including extensions) of the Company’s federal corporate income tax return for the relevant taxable year.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

The Company’s payment obligations under the Tax Receivable Agreement will be accelerated in the event of certain changes of control or its election to terminate the Tax Receivable Agreement early. The accelerated payments will relate to all relevant tax attributes then allocable to the Company in the case of an acceleration upon a change of control and to all relevant tax attributes allocable or that would be allocable to the Company (in the case of an election by the Company to terminate the Tax Receivable Agreement early, assuming all Alight Holdings Units were then exchanged). The accelerated payments required in such circumstances will be calculated by reference to the present value (at a specified discount rate determined by reference to LIBOR) of all future payments that holders of Alight Holdings Units or other recipients would have been entitled to receive under the Tax Receivable Agreement, and such accelerated payments and any other future payments under the Tax Receivable Agreement will utilize certain valuation assumptions, including that the Company will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement and sufficient taxable income to fully utilize any remaining net operating losses subject to the Tax Receivable Agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the early termination or change of control. In addition, recipients of payments under the Tax Receivable Agreement will not reimburse us for any payments previously made under the Tax Receivable Agreement if such tax basis and the Company’s utilization of certain tax attributes is successfully challenged by the IRS (although any such detriment would be taken into account in future payments under the Tax Receivable Agreement). The Company’s ability to achieve benefits from any existing tax basis, tax basis adjustments or other tax attributes, and the payments to be made under the Tax Receivable Agreement, will depend upon a number of factors, including the timing and amount of our future income. As a result, even in the absence of a change of control or an election to terminate the Tax Receivable Agreement, payments under the Tax Receivable Agreement could be in excess of 85% of the Company’s actual cash tax benefits.

Accordingly, it is possible that the actual cash tax benefits realized by the Company may be significantly less than the corresponding Tax Receivable Agreement payments or that payments under the Tax Receivable

Agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits. There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to the Company by Alight Holdings are not sufficient to permit the Company to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. Based upon certain assumptions, we estimate that if Alight, Inc. were to exercise its termination right as of December 31, 2022, the aggregate amount of these termination payments would be significantly in excess of the Tax Receivable Agreement liability recorded in the Consolidated Financial Statements within this Annual Report on Form 10-K. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise, and these obligations could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For more information regarding our liability under the Tax Receivable Agreement, refer to the Consolidated Financial Statements within Item 8 of this Annual Report on Form 10-K, Note 15 “Tax Receivable Agreement”.

The acceleration of payments under the Tax Receivable Agreement in the case of certain changes of control may impair our ability to consummate change of control transactions or negatively impact the value of our Class A Common Stock.

In the case of a “Change of Control” under the Tax Receivable Agreement (which is defined to include, among other things, a 50% change in control of the Company, the approval of a complete plan of liquidation or dissolution of the Company, or the disposition of all or substantially all of the Company’s direct or indirect assets), payments under the Tax Receivable Agreement will be accelerated and may significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement. We expect that the payments that we may make under the Tax Receivable Agreement (the calculation of which is described in the immediately preceding risk factor) in the event of a change of control will be substantial. As a result, our accelerated payment obligations and/or the assumptions adopted under the Tax Receivable Agreement in the case of a change of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Class A Common Stock in a change of control transaction.

Risks Related to Our Indebtedness

Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.

Interest rates may increase in the future. As a result, interest rates on our term loan facility, secured senior notes and revolving credit facility, or any other variable rate debt offerings that we may engage in, could be higher or lower than current levels. Although we use derivative financial instruments to some extent to manage a portion of our exposure to interest rate risks, we do not attempt to manage our entire expected exposure. As of December 31, 2022, we had approximately $2.5 billion of outstanding debt at variable interest rates. If interest rates increase, our debt service obligations on our variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.

Changes in our credit ratings could adversely impact our operations and lower our profitability.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. Credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. Failure to maintain our credit ratings on long-term and short-term debt, or a lowered outlook for us or for our industry, could increase our cost of borrowing, reduce our ability to obtain intra-day borrowing, which we may need to operate our business, and adversely impact our results of operations.

USE OF PROCEEDS

All of the securities offered by the selling stockholders pursuant to this prospectus supplement will be sold by the selling stockholders for its own account. We will not receive any of the proceeds from these sales, including pursuant to the underwriters’ exercise of their option to purchase additional shares. While we have agreed to pay certain offering expenses for the selling stockholders incurred in connection with this offering, the selling stockholders will bear all commissions and discounts, if any, from the sale of our Class A Common Stock pursuant to this prospectus supplement. See “Underwriting (Conflicts of Interest).”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes appearing elsewhere in this prospectus supplement and the accompanying prospectus. In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in the forward-looking statements as a result of many factors, including those discussed elsewhere in this prospectus supplement and the accompany prospectus.

BUSINESS

Overview

Alight is defining the future of employee wellbeing through the power of our integrated health, wealth, wellbeing and payroll solutions powered by Alight Worklife®. Alight Worklife® is a high-tech employee engagement platform with a human touch – that brings together our mission-critical wellbeing solutions to our clients to drive better outcomes for organizations and individuals.

On July 2, 2021 (the “Closing Date”), Alight Holding Company, LLC (the “Predecessor”) completed a business combination (the “Business Combination”) with a special purpose acquisition company. On the Closing Date, pursuant to the Business Combination Agreement, the special purpose acquisition company became a wholly owned subsidiary of Alight, Inc. (“Alight”, “the Company”, “we” “us” “our” or the “Successor”). As a result of the Business Combination, and by virtue of such series of mergers and related transactions, the combined company is now organized in an “Up-C” structure, in which substantially all of the assets and business of Alight are held by the Predecessor, of which Alight is the managing member. Immediately following and as a result of the Business Combination, Alight owned approximately 85% of the economic interest in the Predecessor, had 100% of the voting power and controlled the management of the Predecessor. The non-voting ownership percentage held by noncontrolling interest was approximately 15%. As of December 31, 2022, Alight owned 88% of the economic interest in the Predecessor, had 100% of the voting power and controlled the management of the Predecessor and the non-voting ownership percentage held by noncontrolling interest was approximately 12%.

FACTORS AFFECTING THE COMPARABILITY OF OUR RESULTS OF OPERATIONS

As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Set forth below is a brief discussion of the key factors that may impact the comparability of our results of operations in future operations.

Impact of the Business Combination

Alight is subject to corporate level tax rates at the federal, state and local levels. The Predecessor was and is treated as a flow-through entity for U.S. federal income tax purposes, and as such, has generally not been subject to U.S. federal income tax at the entity level. Accordingly, other than for certain consolidated subsidiaries of the Predecessor that are structured as corporations and unless otherwise specified, the historical results of operations and other financial information presented does not include any provision for U.S. federal income tax.

Alight (together with certain corporate subsidiaries through which it owns its interest in the Predecessor) pays U.S. federal and state income taxes as a corporation on its share of our taxable income. The Business Combination was accounted for as a business combination using the acquisition method of accounting. Accordingly, the assets and liabilities, including any identified intangible assets, were recorded at their preliminary fair values at the date of completion of the Business Combination, with any excess of the purchase price over the preliminary fair value recorded as goodwill. The application of business combination accounting required the use of significant estimates and assumptions.

As a result of the application of accounting for the Business Combination, the historical consolidated financial statements of the Predecessor are not necessarily indicative of the Successor’s future results of operations, financial position and cash flows. For example, increased tangible and intangible assets resulting from adjusting the basis of tangible and intangible assets to their fair value would result in increased depreciation and amortization expense in the periods following the consummation of the Business Combination.

In connection with the Business Combination, we entered into a Tax Receivable Agreement (the “TRA”) with certain of our pre-Business Combination owners that provides for the payment by Alight to such owners of 85% of the benefits that Alight is deemed to realize as a result of the Company’s share of existing tax basis acquired in the Business Combination and other tax benefits related to entering into the TRA.

Additionally, in connection with the Business Combination, we accounted for the issuance of warrants and Seller Earnout contingent consideration, which were a result of the issuance of non-voting shares of Class B-1 and Class B-2 Common Stock, as liabilities which require remeasurement to fair value at the end of each reporting period, as applicable and adopted the Alight 2021 Omnibus Incentive Plan which will result in higher share-based compensation expenses. As of December 31, 2022 and 2021, all warrants were exercised or redeemed. Lastly, the redemption of our Unsecured Senior Notes and partial paydown of the Term Loan in conjunction with the Business Combination, has resulted in lower interest expense.

EXECUTIVE SUMMARY OF FINANCIAL RESULTS

While the Closing Date was July 2, 2021, we determined the impact of one day was immaterial to the results of operations. As such, we utilized July 1, 2021 as the date of the Business Combination for accounting purposes. As a result of the Business Combination, the following tables present selected financial data for the Successor year ended December 31, 2022 and six months ended December 31, 2021, and the Predecessor six months ended June 30, 2021 and year ended December 31, 2020.

We prepared our discussion of the results of operations by comparing the results of the Successor year ended December 31, 2022 to the combined Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021. The core business operations of the Predecessor and Successor were not significantly impacted by the consummation of the Business Combination. Therefore, we believe the combined results for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021 are comparable to the Successor year ended December 31, 2022, and provide enhanced comparability to the reader about the current year’s results. We believe this approach provides the most meaningful basis of comparison and is useful in identifying current business trends for the periods presented. The combined results of operations included in our discussion below are not considered to be prepared in accordance with U.S. GAAP and have not been prepared as pro forma results under applicable regulations, may not reflect the actual results we would have achieved had the Business Combination occurred at the beginning of 2021, and should not be viewed as a substitute for the results of operations of the Predecessor and Successor periods presented in accordance with U.S. GAAP.

Year-to-year comparisons between 2021 and 2020 have been omitted from this prospectus, but may be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

The following table sets forth our historical results of operations for the periods indicated below:

	Successor		Predecessor
	Year Ended	Six Months Ended	Six Months Ended
	December 31,	December 31,	June 30,
(in millions)	2022	2021	2021
Revenue	$3,132	$1,554	$1,361
Cost of services, exclusive of depreciation and amortization	2,080	1,001	888
Depreciation and amortization	56	21	38

Gross Profit	996	532	435

Operating Expenses
Selling, general and administrative	671	304	222
Depreciation and intangible amortization	339	163	111

Total operating expenses	1,010	467	333
Operating (Loss) Income	(14)	65	102
Other (Income) Expense
(Gain) Loss from change in fair value of financial instruments	(38)	65	—
(Gain) Loss from change in fair value of tax receivable agreement	(41)	(37)	—
Interest expense	122	57	123
Other (income) expense, net	(16)	3	9

Total other (income) expense, net	27	88	132

Loss Before Income Tax Expense (Benefit)	(41)	(23)	(30)
Income tax expense (benefit)	31	25	(5)

Net Loss	(72)	(48)	(25)

Net loss attributable to noncontrolling interests	(10)	(13)	—

Net (Loss) Income Attributable to Alight, Inc.	$(62)	$(35)	$(25)

REVIEW OF RESULTS

Key Components of Our Operations

Revenue

Our clients’ demand for our services ultimately drives our revenues. We generate primarily all of our revenue, which is highly recurring, from fees for services provided from contracts across all solutions, which is primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable). Our contracts typically have three to five-year terms for ongoing services with mutual renewal options. The majority of the Company’s revenue is recognized over time when control of the promised services is transferred, and the customers simultaneously receive and consume the benefits of our services. Payment terms are consistent with industry practice. We calculate growth rates for each of our solutions in relation to recurring revenues and revenues from project work. One of the components of our growth in recurring revenues is the increase in net commercial activity which reflects items such as client wins and losses (“Net Commercial Activity”). We define client wins as sales to new clients and sales of new solutions to existing clients. We define client losses as instances where clients do not renew or terminate their arrangements in relation to individual solutions or all of the solutions that we provide. We measure revenue growth as it relates to the cloud-based products and solutions that are central to our Alight Worklife® platform and next generation product suite, BPaaS Solutions. These products capitalize on our robust data combined with AI & analytics to deliver greater employee engagement and employer outcomes. BPaaS products and services span across both the Employer Solutions and Professional Services segments. In addition, we also consider BPaaS bookings, defined as total contract value for BPaaS customer agreements executed in the period, to be a key indicator of future revenue growth and used as a metric of commercial activity by management and investors.

Cost of Services, exclusive of Depreciation and Amortization

Cost of services, exclusive of depreciation and amortization includes compensation-related and vendor costs directly attributable to client-related services and costs related to application development and client-related infrastructure.

Depreciation and Amortization

Depreciation and amortization expenses include the depreciation and amortization related to our hardware, software and application development. Depreciation and amortization may increase or decrease in absolute dollars in future periods depending on the future level of capital investments in hardware, software and application development.

Selling, General and Administrative

Selling, general and administrative expenses include compensation-related costs for administrative and management employees, system and facilities expenses, and costs for external professional and consulting services.

Depreciation and Intangible Amortization

Depreciation and intangible amortization expenses consist of charges relating to the depreciation of the property and equipment used in our business and the amortization of acquired customer-related and contract based intangible assets and technology related intangible assets. Depreciation and intangible amortization may increase or decrease in absolute dollars in future periods depending on the future level of capital investments in hardware and other equipment as well as amortization expense associated with future acquisitions.

(Gain) Loss from Change in Fair Value of Financial Instruments

(Gain) loss from change in fair value of financial instruments includes the impact of the revaluation to fair value at the end of each reporting period for our previously issued warrants and the Seller Earnouts contingent consideration.

(Gain) Loss from Change in Fair Value of Tax Receivable Agreement

(Gain) loss from change in fair value of Tax Receivable Agreement includes the impact of the revaluation to fair value at the end of each reporting period.

Interest Expense

Interest expense primarily includes interest expense related to our outstanding debt.

Other (Income) Expense, net

Other (income) expense, net includes non-operating expenses and income, including realized (gains) and losses from remeasurement of foreign currency transactions.

Results of Operations for the Year Ended December 31, 2022 (Successor) Compared to the Combined Year Ended December 31, 2021 (Successor and Predecessor)

Revenue

Revenues were $3,132 million for the Successor year ended December 31, 2022, and $1,554 million and $1,361 million for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively. The increase in revenue of $217 million, or 7.4%, over the combined Successor and Predecessor prior year was primarily driven by increased revenues from our Employer Solutions segment. We recorded BPaaS revenue of $564 million for the Successor year ended December 31, 2022 and $203 million and $187 million for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively. BPaaS revenue increased $174 million, or 44.6%, over the combined Successor and Predecessor prior year.

In addition, we also consider BPaaS bookings, defined as total contract value for BPaaS customer agreements executed in the period, to be a key indicator of future revenue growth and used as a metric of commercial activity by management and investors. BPaaS bookings were $871 million for the Successor year ended December 31, 2022 and $322 million and $280 million for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively. This represents an increase in BPaaS bookings of $269 million, or 44.7%, over the combined Successor and Predecessor prior year.

Recurring revenues were $2,638 million for the Successor year ended December 31, 2022. Recurring revenues were $1,299 million and $1,130 million for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively. The increase in recurring revenue of $209 million, or 8.6%, over the combined Successor and Predecessor prior year was primarily related to growth in Employer Solutions, which is a result of higher revenues related to acquisition activity, increased volumes and increases in Net Commercial Activity.

Project revenues increased $8 million, or 1.6%, when comparing the Successor year ended December 31, 2022 to the combined Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively, which was attributable to the Employer Solutions segment partially offset by a decrease in the Professional Services segment.

In addition, a majority of our revenue is generated in the U.S., which reflected 88% of the total revenue increase for the Successor year ended December 31, 2022 compared to the combined Successor and Predecessor prior year period.

Cost of Services, exclusive of Depreciation and Amortization

Cost of services, exclusive of depreciation and amortization were $2,080 million for the Successor year ended December 31, 2022. Cost of services, exclusive of depreciation and amortization were $1,001 million and $888 million, respectively, for the Successor six months ended December 31, 2021 and the Predecessor year ended June 30, 2021. The increase in Cost of services, exclusive of depreciation and amortization of $191 million, or 10.1%, over the combined Successor and Predecessor prior year was primarily driven by acquisitions in the fourth quarter of 2021, higher costs related to growth in current revenues, including investments in key resources, and increased compensation expenses related to share-based awards.

Selling, General and Administrative

Selling, general and administrative expense increased $145 million, or 27.6%, when comparing the Successor year ended December 31, 2022 to the combined Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively, which was primarily driven by an increase in share-based compensation expense.

Depreciation and Intangible Amortization

Depreciation and intangible amortization expense increased $62 million, or 18.6%, when comparing the Successor year ended December 31, 2022 to the combined Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, which was primarily driven by amortization related to the identifiable intangible assets acquired in conjunction with the Business Combination and recent acquisitions.

Change in Fair Value of Financial Instruments

A gain from a change in the fair value of financial instruments of $38 million was recorded for the Successor year ended December 31, 2022 versus a $65 million loss for the Successor six months ended December 31, 2021. There was no gain or loss for the Predecessor six months ended June 30, 2021. We are required to remeasure the financial instruments at the end of each reporting period and reflect a gain or loss for the change in fair value of the financial instruments in the period the change occurred. The change in the fair value was due to changes in the underlying assumptions, including the increase in the risk free interest rate and decrease in the closing stock price for the period ended December 31, 2022.

Change in Tax Receivable Agreement

A gain from the change in the fair value of the tax receivable agreement of $41 million was recorded for the Successor year ended December 31, 2022 as compared to a gain of $37 million for the combined Successor six months ended December 31, 2021. The remeasurement gain is due to an increase in the discount rate and the Company’s assumptions related to the timing of the utilization of the tax attributes during the term of the TRA, which we are required to remeasure at the end of each reporting period. We did not have a tax receivable agreement in the Predecessor period prior to the Business Combination.

Interest Expense

Interest expense was $122 million for the Successor year ended December 31, 2022, a decrease of $58 million, or 32.2%, as compared to the combined Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively. The decrease was primarily due to the redemption of our Unsecured Senior Notes and the partial paydown of the Term Loan in conjunction with the Business Combination completed during the third quarter of 2021. See Note 8 “Debt” for further information.

Loss before Income Tax Expense (Benefit)

Loss before income tax expense was $41 million for the Successor year ended December 31, 2022. Loss before income tax expense was $23 million and $30 million for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively. The decrease in Loss before income tax expense of $12 million over the combined Successor and Predecessor prior year was due to the drivers identified above and the fair value remeasurement associated with certain liabilities.

Income Tax Expense (Benefit)

Income tax expense was $31 million for the Successor year ended December 31, 2022. Income tax expense was $25 million for the Successor six months ended December 31, 2021 and an income tax benefit of $5 million for the Predecessor six months ended June 30, 2021, respectively. The effective tax rate of (76%) for the Successor year ended December 31, 2022 was primarily due to foreign rate differences, valuation allowances, separate entity corporate taxes, changes in statutory reserves, and the noncontrolling interest associated with the portion of Alight Holdings income not allocable to the Company. The effective tax rate of (109%) for the Successor six months ended December 31, 2021 is lower than the 21% U.S. statutory corporate income tax rate primarily due to the Company’s organizational structure and the noncontrolling interest associated with the portion of the Predecessor’s income not allocable to the Company. The effective tax rate of 17% for the Predecessor six months ended June 30, 2021 was primarily driven by foreign and state income taxes payable in jurisdictions where the Company had operations that generated operating income. See Note 7 “Income Taxes” for further information.

Non-GAAP Financial Measures

The presentation of non-GAAP financial measures is used to enhance our management and stakeholders understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP. Management also uses supplemental non-GAAP financial measures to manage and evaluate the business, make planning decisions, allocate resources and as performance measures for Company-wide bonus plans. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.

The measures referred to as “adjusted”, have limitations as analytical tools, and such measures should not be considered either in isolation or as a substitute for net income or other methods of analyzing our results as reported under U.S. GAAP. Some of the limitations are:

(1)	Measure does not reflect changes in, or cash requirements for, our working capital needs or contractual commitments;

(2)	Measure does not reflect our interest expense or the cash requirements to service interest or principal payments on our indebtedness;

(3)	Measure does not reflect our tax expense or the cash requirements to pay our taxes, including payments related to the Tax Receivable Agreement;

(4)	Measure does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

(5)

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and the adjusted measure does not reflect any cash requirements for such replacements; and

(6)	Other companies may calculate adjusted measures differently, limiting its usefulness as a comparative measure.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Adjusted Net Income, which is defined as net income (loss) attributable to Alight, Inc. adjusted for intangible amortization and the impact of certain non-cash items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share.

Adjusted Diluted Earnings Per Share is defined as Adjusted Net Income divided by the adjusted weighted-average number of shares of common stock, diluted. The adjusted weighted shares calculation assumes the full exchange of the noncontrolling interest units, the total amount of warrants that were exercised, and non-vested time-based restricted units that were determined to be antidilutive and therefore excluded from the U.S. GAAP diluted earnings per share. Adjusted Diluted Earnings Per Share, including the adjusted weighted-average number of shares, is used by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.

A reconciliation of Adjusted Net Income to Net Loss Attributable to Alight, Inc. and the computation of Adjusted Diluted Earnings Per Share is as follows:

	Successor
	Year Ended	Six Months Ended
	December 31,	December 31,
(in millions, except share and per share amounts)	2022	2021
Numerator:
Net (Loss) Income Attributable to Alight, Inc.	$(62)	$(35)
Conversion of noncontrolling interest	(10)	(13)
Intangible amortization	316	153
Share-based compensation	181	67
Transaction and integration expenses	19	13
Restructuring	63	5
(Gain) Loss from change in fair value of financial instruments	(38)	65
(Gain) Loss from change in fair value of tax receivable agreement	(41)	(37)
Other	(1)	12
Tax effect of adjustments (1)	(121)	(62)

Adjusted Net Income	$306	$168

Denominator:
Weighted average shares outstanding—basic	458,558,192	439,800,624
Dilutive effect of the exchange of noncontrolling interest units	—	—
Dilutive effect of RSUs	—	—

Weighted average shares outstanding—diluted	458,558,192	439,800,624
Exchange of noncontrolling interest units(2)	74,665,373	77,459,687
Impact of warrants exercised(3)	—	14,490,641
Impact of unvested RSUs(4)	7,624,817	7,007,072

Adjusted shares of Class A Common Stock outstanding—diluted(5)	540,848,382	538,758,024

Basic (Net Loss) Earnings Per Share	$(0.14)	$(0.08)
Adjusted Diluted Earnings Per Share(5) (6)	$0.57	$0.31

(1)

Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company’s mix of income and adjusted for significant changes in fair value measurement.

(2)	Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.
(3)	Represents the number of shares of Class A Common Stock issued in relation to the warrant exercises completed in December 2021, not fully included in the weighted average shares outstanding.
(4)	Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.
(5)

Excludes two tranches of contingently issuable seller earnout shares: (i) 7.5 million shares will be issued if the Company’s Class A Common Stock’s volume-weighted average price (“VWAP”) is >$12.50 for 20 consecutive trading days; (ii) 7.5 million share will be issued if the Company’s Class A Common Stock VWAP is >$15.00 for 20 consecutive trading days. Both tranches have a seven-year duration.

(6)

Excludes 32,852,974 and 16,036,220 performance-based units, which represents maximum achievement of the respective performance conditions for units granted during the year and six months ended December 31, 2022 and 2021, respectively.

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods. Both Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures are non-GAAP measures that are used by management and stakeholders to evaluate our core operating performance.

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures should not be considered as discretionary cash available to us to reinvest in the growth of our business or to distribute to stockholders or as a measure of cash that will be available to us to meet our obligations

A reconciliation of Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures to Net Loss is as follows:

	Successor		Predecessor
	Year Ended	Six Months Ended	Six Months Ended	Year Ended
	December 31,	December 31,	June 30,	December 31,
(in millions)	2022	2021	2021	2020
Net Loss	$(72)	$(48)	$(25)	$(103)
Interest expense	122	57	123	234
Income tax expense (benefit)	31	25	(5)	9
Depreciation	79	31	49	91
Intangible amortization	316	153	100	200

EBITDA	476	218	242	431
Share-based compensation	181	67	5	5
Transaction and integration expenses (1)	19	13	—	—
Non-recurring professional expenses(2)	—	19	18	—
Transformation initiatives(3)	—	—	—	8
Restructuring	63	5	9	77
(Gain) Loss from change in fair value of financial instruments	(38)	65	—	—
(Gain) Loss from change in fair value of tax receivable agreement	(41)	(37)	—	—
Other(4)	(1)	(7)	4	43

Adjusted EBITDA	$659	$343	$278	564

Capital expenditures	(148)	(59)	(55)	(90)

Adjusted EBITDA less Capital Expenditures	$511	$284	$223	$474

(1)	Transaction and integration expenses includes activity related to the 2022, 2021 and 2020 acquisitions.
(2)	Non-recurring professional expenses includes external advisor and legal costs related to the Company’s Business Combination completed in 2021.
(3)	Transformation initiatives in fiscal year 2020 includes expenses related to enhancing our data center.
(4)

For the year ended December 31, 2022, other primarily includes expenses related to debt refinancing completed in the first quarter of 2022 and other non-operational activities. For the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, other primarily includes activities related to long-term incentives. For the Predecessor year ended December 31, 2020, other primarily includes expenses related to long-term incentives and acquisitions.

Segment Revenue and Adjusted EBITDA

Employer Solutions Segment Results

	Successor		Predecessor
	Year Ended	Six Months Ended	Six Months Ended	Year Ended
	December 31,	December 31,	June 30,	December 31,
($ in millions)	2022	2021	2021	2020
Employer Solutions Revenue
Recurring revenue	$2,467	$1,213	$1,049	$2,051
Project revenue	251	134	107	237

Total Employer Solutions Revenue	$2,718	$1,347	$1,156	$2,288
Employer Solutions Gross Profit	$911	$489	$392	$725
Employer Solutions Gross Profit Margin	34%	36%	34%	32%
Employer Solutions Adjusted EBITDA(1)	$659	$344	$274	$533
Employer Solutions Adjusted EBITDA Margin	24%	26%	24%	23%

(1)	A reconciliation of the Company’s Net Loss to Adjusted EBITDA on a consolidated basis is presented above under “Non-GAAP Financial Measures.”

Employer Solutions Revenue

Employer Solutions total revenues were $2,718 million for the Successor year ended December 31, 2022. Employer Solutions total revenues were $1,347 million and $1,156 million for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively, or $2,503 million for the combined year ended December 31, 2021. The increase of $215 million, or 9%, over the combined Successor and Predecessor prior year was primarily attributable to an increase of recurring revenues of $205 million, or 9%, as a result of acquisitions, increased volumes and increases in Net Commercial Activity. We experienced annual revenue retention rates of 98% and 97% in 2022 and 2021, respectively.

Employer Solutions Gross Profit

Employer Solutions Gross Profit was $911 million for the Successor year ended December 31, 2022. Employer Solutions Gross Profit was $489 million and $392 million for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively, or $881 million for the combined year ended December 31, 2021. The increase of $30 million, or 3%, over the combined Successor and Predecessor prior year was primarily due to revenue growth as discussed above and lower expenses related to productivity initiatives.

Employer Solutions Adjusted EBITDA

Employer Solutions Adjusted EBITDA was $659 million for the Successor year ended December 31, 2022. Employer Solutions Adjusted EBITDA was $344 million and $274 million for the Predecessor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021, respectively, or $618 million for the combined year ended December 31, 2021. The increase of $41 million, or 7%, over the combined Successor and Predecessor prior periods was primarily due to revenue growth as discussed above, partially offset by increases in costs associated with growth of current revenues, including investments in our commercial functions and technology.

Professional Services Segment Results

	Successor		Predecessor
	Year Ended	Six Months Ended	Six Months Ended	Year Ended
	December 31,	December 31,	June 30,	December 31,
($ in millions)	2022	2021	2021	2020
Professional Services Revenue
Recurring revenue	$128	$65	$60	$108
Project revenue	243	121	124	260

Total Professional Services Revenue	$371	$186	$184	$368
Professional Services Gross Profit	$86	$44	$46	$106
Professional Services Gross Profit Margin	23%	24%	25%	29%
Professional Services Adjusted EBITDA(1)	$1	$1	$7	$31
Professional Services Adjusted EBITDA Margin	0%	1%	4%	8%

(1)	A reconciliation of the Company’s Net Loss to Adjusted EBITDA on a consolidated basis is presented above under “Non-GAAP Financial Measures.”

Professional Services Segment Results of Operations for the Year Ended December 31, 2022 (Successor) Compared to the Combined Year Ended December 31, 2021 (Successor and Predecessor)

Professional Services Revenue

Professional Services total revenues were $371 million for the Successor year ended December 31, 2022. Professional Services total revenues were $186 million and $184 million for the Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021, respectively, or $370 million for the combined year ended December 31, 2021. The increase of $1 million over the combined Successor and Predecessor prior periods was driven by an increase in recurring revenue, partially offset by a decrease in project revenue.

Professional Services Gross Profit

Professional Services Gross Profit was $86 million for the Successor year ended December 31, 2022. Professional Services Gross Profit was $44 million and $46 million for the Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021, respectively, or $90 million for the combined year ended December 31, 2021. The decrease of $4 million over the combined Successor and Predecessor prior periods was primarily due to increases in costs associated with growth of current revenues, including investments in key resources, partially offset by revenue growth as discussed above.

Professional Services Adjusted EBITDA

Professional Services Adjusted EBITDA was $1 million for the Successor year ended December 31, 2022. Professional Services Adjusted EBITDA was $1 million and $7 million for the Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021, respectively, or $8 million for the combined year ended December 31, 2021. The $7 million decrease over the combined Successor and Predecessor prior periods was primarily due to increases in costs associated with growth of current revenues, including investments in our commercial functions, partially offset by revenue growth as discussed above.

Hosted Business Segment Results

	Successor		Predecessor
	Year Ended	Six Months Ended	Six Months Ended	Year Ended
	December 31,	December 31,	June 30,	December 31,
($ in millions)	2022	2021	2021	2020
Hosted Business Revenue
Recurring revenue	$43	$21	$21	$72

Total Hosted Business Revenue	43	21	$21	$72
Hosted Business Gross Profit	$(1)	$(1)	$(3)	$3
Hosted Business Gross Profit Margin	-2%	-5%	-14%	4%
Hosted Business Adjusted EBITDA(1)	$(1)	$(2)	$(3)	$—
Hosted Business Adjusted EBITDA Margin	-2%	-10%	-14%	0%

(1)	A reconciliation of the Company’s Net Loss to Adjusted EBITDA on a consolidated basis is presented above under “Non-GAAP Financial Measures.”

Hosted Business Segment Results of Operations for the Year Ended December 31, 2022 (Successor) Compared to the Combined Year Ended December 31, 2021 (Successor and Predecessor)

Hosted Business Revenue

Hosted Business revenues were $43 million for the Successor year ended December 31, 2022. Hosted Business total revenues were $21 million and $21 million for the Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021, respectively, or $42 million for the combined year ended December 31, 2021. The increase of $1 million over the combined Successor and Predecessor prior period was due to increased contract volumes.

Hosted Business Gross Profit

Hosted Business Gross Profit was ($1) million for the Successor year ended December 31, 2022. Hosted Business Gross Profit was ($1) million and ($3) million for the Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021, respectively, or ($4) million for the combined year ended December 31, 2021.

Hosted Business Adjusted EBITDA

Hosted Business Adjusted EBITDA was ($1) million for the Successor year ended December 31, 2022. Hosted Adjusted EBITDA was ($2) and ($3) million for the Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021, respectively, or ($5) million for the combined year ended December 31, 2021. The decreased loss is due primarily to reduced costs associated with serving the remaining clients.

LIQUIDITY, FINANCIAL CONDITION, AND CAPITAL RESOURCES

Executive Summary

Our primary sources of liquidity include our existing cash and cash equivalents, cash flows from operations and availability of funds under our revolving credit facility. Our primary uses of liquidity are operating expenses, funding of our debt requirements and capital expenditures.

We believe that our available cash and cash equivalents, cash flows from operations and availability under our revolving credit facility will be sufficient to meet our liquidity needs, including principal and interest payments on debt obligations, capital expenditures, payments on our Tax Receivable Agreement and anticipated working capital requirements for the foreseeable future. We believe our liquidity position at December 31, 2022 remains strong. We will continue to closely monitor and proactively manage our liquidity position in light of changing economic conditions and the impact of a rising interest rate environment.

In August 2022, we established a repurchase program allowing for up to $100 million in authorized share repurchases. As of December 31, 2022, approximately $88 million remains available for share repurchases under our share repurchase program.

Cash on our balance sheet includes funds available for general corporate purposes. Funds held on behalf of clients in a fiduciary capacity are segregated and shown in Fiduciary assets on the Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021, with a corresponding amount in Fiduciary liabilities. Fiduciary funds are not used for general corporate purposes and are not a source of liquidity for us.

The following table provides a summary of cash flows from operating, investing, and financing activities for the periods presented.

	Successor		Predecessor
	Year Ended	Six Months Ended	Six Months Ended	Year Ended
	December 31,	December 31,	June 30, 2021	December 31,
(in millions)	2022	2021	2021	2020
Cash provided by (used for) operating activities	$286	$57	$58	$233
Cash used for investing activities	(235)	(1,852)	(55)	(142)
Cash provided by (used for) financing activities	54	2,400	(64)	463
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	11	—	(3)

Net increase (decrease) in cash, cash equivalents and restricted cash	107	616	(61)	551
Cash, cash equivalents, and restricted cash at end of period	$1,759	$1,652	$1,475	$1,536

Operating Activities

Net cash provided from operating activities was $286 million for the Successor year ended December 31, 2022. The increase of $171 million from $115 million for the combined Successor and Predecessor year ended December 31, 2021 was primarily due to a decrease in our net working capital requirements as compared to the prior year where we incurred significant on-going costs related to the Business Combination.

Investing Activities

Cash used for investing activities for the Successor year ended December 31, 2022 was $235 million. The primary drivers of cash used for investing activities were $148 million used for capital expenditures and $87 million for an acquisition during the fourth quarter of 2022.

Cash used for investing activities for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021 was $1,852 million and $55 million, respectively. The primary drivers of the cash used for investing activities for the Successor six months ended December 31, 2021 was $1,793 million related to the Business Combination and $59 million of capital expenditures. For the Predecessor six months ended June 30, 2021, $55 million was used for capital expenditures.

Financing Activities

Cash provided by financing activities for the Successor year ended December 31, 2022 was $54 million. The primary drivers of cash provided by financing activities were due to a net increase of $229 million in fiduciary liabilities, $85 million of deferred and contingent consideration payments and $37 million of repayments to banks net of borrowings. The increase in fiduciary cash is primarily due to timing of client funding and subsequent disbursement of payments.

Cash provided by financing activities for the Successor six months ended December 31, 2021 was $2,400 million. The primary drivers of the cash provided by financing activities for the Successor six months ended December 31, 2021 were proceeds related to FTAC investors in connection with the Business Combination of $1,813 million and bank borrowings of $627 million, partially offset by FTAC share redemptions of $142 million, loan repayments of $120 million, finance lease payments of $14 million and financing fees related to new debt of $8 million. Net cash flows from financing activities also changed due to a net increase in the cash flow from client funds obligations of $266 million, primarily due to timing of client funding and subsequent disbursement of payments.

Cash used for financing activities for the Predecessor six months ended June 30, 2021 was $64 million. The primary drivers of the cash used for financing activities were loan repayments of $124 million, finance lease payments of $17 million, partially offset by bank borrowings of $110 million. Net cash flows from financing activities also changed due to a net decrease in the cash flow from client funds obligations of $15 million, primarily due to timing of client funding and subsequent disbursement of payments.

Cash, Cash Equivalents and Fiduciary Assets

At December 31, 2022, our cash and cash equivalents were $250 million, a decrease of $122 million from December 31, 2021. Of the total balances of cash and cash equivalents as of December 31, 2022 and December 31, 2021, none of the balances were restricted as to its use.

Some of our client agreements require us to hold funds on behalf of clients to pay obligations on their behalf. The levels of Fiduciary assets and liabilities can fluctuate significantly, depending on when we collect the amounts from clients and make payments on their behalf. Such funds are not available to service our debt or for other corporate purposes. There is typically a short period of time between when the Company receives funds and when it pays obligations on behalf of clients. We are entitled to retain investment income earned on fiduciary funds, when investment strategies are deployed, in accordance with industry custom and practice, which has historically been immaterial. In our Consolidated Balance Sheets, the amount we report for Fiduciary assets and Fiduciary liabilities are equal. Our Fiduciary assets included cash of $1,509 million and $1,280 million at December 31, 2022 and December 31, 2021, respectively.

Other Liquidity Matters

Our cash flows from operations, borrowing availability and overall liquidity are subject to risks and uncertainties. For further information, see the “Risk Factors” section in this prospectus supplement and the accompanying prospectus.

We do not have any material business, operations or assets in Russia, Belarus or Ukraine and we have not been materially impacted by the actions of the Russian government. Our total revenues from these three countries are de minimis for all periods presented.

Tax Receivable Agreement

In connection with the Business Combination, we entered into the TRA with certain of our pre-Business Combination owners that provides for the payment by Alight to such owners of 85% of the benefits that Alight is deemed to realize as a result of the Company’s share of existing tax basis acquired in the Business Combination and other tax benefits related to entering into the Tax Receivable Agreement.

Actual tax benefits realized by Alight may differ from tax benefits calculated under the TRA as a result of the use of certain assumptions in the TRA, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, we expect that the payments that Alight may make under the TRA will be substantial. As of December 31, 2022, we expect to make payments of $7 million and $50 million in 2023 and 2024, respectively.

Contractual Obligations and Commitments

The Company has various obligations and commitments outstanding as of December 31, 2022 including debt of $2,820 million, operating leases of $151 million, finance leases of $44 million and purchase obligations of $69 million. Over the twelve months ended December 31, 2023, we expect to pay $31 million, $37 million, $21 million and $26 million for our debt, operating leases, finance leases and purchase obligations, respectively. For further information of each these obligations, see Note 8 “Debt”, Note 19 “Lease Obligations” and Note 20 “Contractual Obligations” to our Consolidated Financial Statements included elsewhere in this prospectus supplement and the accompanying prospectus.

During 2018, the Company executed an agreement to form a strategic partnership with Wipro, a leading global information technology, consulting and business process services company, through 2028. As of December 31, 2022, the non-cancellable services obligation totaled $965 million, with $147 million expected to be paid over the twelve months ended December 31, 2023. We may terminate our arrangement with Wipro with cause or for our convenience. In the case of a termination for convenience, we would be required to pay a termination fee. If we had terminated the Wipro arrangement on December 31, 2022, we estimate that the termination charges would have been approximately $316 million.

Other Liquidity Matters

Our cash flows from operations, borrowing availability and overall liquidity are subject to risks and uncertainties. For further information, see the “Risk Factors” section in this prospectus supplement and the accompanying prospectus.

Critical Accounting Estimates

These consolidated financial statements conform to U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. The areas that we believe include critical accounting policies are revenue recognition, goodwill and accounting for the Tax Receivable Agreement. The critical accounting policies discussed below involve making difficult, subjective or complex accounting estimates that could have a material effect on our financial condition and results of operations. Different estimates that we could have used, or changes in estimates that are reasonably likely to occur, may have a material effect on our results of operations and financial condition.

Revenue Recognition

Revenues are recognized when control of the promised services is transferred to the customer in the amount that best reflects the consideration to which the Company expects to be entitled in exchange for those services. Substantially all of the Company’s revenue is recognized over time as the customer simultaneously receives and consumes the benefits of our services. On occasion, we may be entitled to a fee based on achieving certain performance criteria or contract milestones. Any taxes assessed on revenues relating to services provided to our clients are recorded on a net basis.

The Company capitalizes incremental costs to obtain and fulfill contracts with a customer that are expected to be recovered. Assets recognized for the costs to fulfill a contract are amortized on a systematic basis over the expected life of the underlying customer relationships.

For further discussion, see Note 3 “Revenue from Contracts with Customers” within the Consolidated Financial Statements.

Tax Receivable Agreement

The Company accounts for the TRA as a liability at fair value and is subject to remeasurement at each balance sheet date. Any change in fair value is recognized within the Consolidated Statements of Comprehensive Income (Loss).

Actual tax benefits realized by Alight may differ from tax benefits calculated under the TRA as a result of the use of certain assumptions in the TRA, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, we expect that the payments that Alight may make under the TRA will be substantial.

The Company’s TRA liability is measured at fair value on a recurring basis using significant unobservable inputs. The $575 million TRA liability balance at December 31, 2022 assumes: (i) a constant blended U.S. federal, state and local income tax rate of 26.4%, (ii) no material changes in tax law, (iii) the ability to utilize tax attributes based on current alternative tax forecasts, and (iv) future payments under the TRA are made when due under the TRA. The amount of the expected future payments under the TRA has been discounted to its present value using a discount rate of 9.18%, which was determined based on benchmark rates of a similar duration. A hypothetical increase or decrease of 75 bps in the discount rate assumptions used for fiscal year 2022, would result in a change of approximately $22 million.

Goodwill

Goodwill for each reporting unit is tested for impairment annually during the fourth quarter, or more frequently if there are indicators that a reporting unit may be impaired. Accounting Standard Codification 350, Intangibles and Other (“ASC 350”) states that an optional qualitative impairment assessment can be performed to determine whether an impairment is more likely than not by considering various factors such as macroeconomic and industry trends, reporting unit performance and overall business changes. If inconclusive evidence results from the qualitative impairment test, a quantitative assessment is performed where the Company determines the fair value of the reporting units by using a combination of the present value of expected future cash flows and a market approach based on earnings multiple data from peer companies. If an impairment is identified, an impairment is recorded by the amount that the carrying value exceeds the fair value for each reporting unit. While the future cash flows are consistent with those that are used in our internal planning process inclusive of long-term growth assumptions, estimating cash flows requires significant judgment. Future changes to our projected cash flows can vary from the cash flows eventually realized, which may have a material impact on the outcomes of future goodwill impairment tests. The Company uses a weighted average cost of capital that represents the blended average required rate of return for equity and debt capital based on observed market return data and company specific risk factors.

During the fourth quarter of 2022, the Company performed a quantitative assessment in accordance with ASC 350. We evaluated the potential for goodwill impairment by considering macroeconomic conditions, industry and market conditions, cost factors, both current and future expected financial performance, and relevant entity-specific events for each of the reporting units. We also considered our overall market performance discretely as well as in relation to our peers. We utilized a discount rate of 11.0% and a long-term growth rate of 3.5% consistently across all reporting units in the determination of the reporting unit fair value. Other significant assumptions utilized included the Company’s projections of expected future revenues and EBITDA margin. The Company determined the fair value for each reporting unit exceeded the carrying value as of October 1, 2022, and therefore, goodwill was not impaired. Based on the results of the Company’s quantitative assessment, the fair value of the Health Solutions, Wealth Solutions, Cloud Services and Professional Services reporting units exceeded their carrying values by less than 1%, 6%, 1%, and 29%, respectively. A hypothetical 25-basis point increase in the discount rate or a hypothetical 50-basis point decrease in the long-term growth rate could have resulted in goodwill impairment in the Company’s Health Solutions reporting unit of $174 million and the Cloud Services reporting unit of $36 million. The Company’s Wealth Solutions and Professional services reporting units fair value continued to exceed carrying value.

Subsequent to our annual impairment test and until the end of the reporting period, we evaluated changes in macroeconomic conditions, industry and market conditions and determined that these factors were broadly consistent with those that existed as of our annual impairment test date. As such, we determined that no additional goodwill impairment testing was warranted, and goodwill remained recoverable as of December 31, 2022. At December 31, 2022, our reporting units has the following amounts of goodwill: Health Solutions, Wealth Solutions, Cloud Services and Professional Services had $3,075 million, $127 million, $404 million and $73 million, respectively.

SELLING STOCKHOLDERS

The table below sets forth, as of February 24, 2023, the following information regarding the selling stockholders:

•	the number and percentage of total outstanding shares of Class A Common Stock beneficially owned by each of the selling stockholders prior to the offering and the Share Repurchase;

•

the number of shares of Class A Common Stock to be offered by the selling stockholders in this offering (excluding the maximum number of shares subject to the underwriters’ option to purchase 6,000,000 additional shares of Class A Common Stock in full);

•

the number of shares of Class A Common Stock to be offered by the selling stockholders in this offering assuming the exercise of the underwriter’s option to purchase 6,000,000 additional shares of Class A Common Stock in full(excluding the Share Repurchase);

•

the number and percentage of total outstanding shares of Class A Common Stock to be beneficially owned by the selling stockholders after completion of the offering (excluding the maximum number of shares subject to the underwriters’ option to purchase 6,000,000 additional shares of Class A Common Stock in full and the Share Repurchase); and

•

the number and percentage of the total outstanding shares of Class A Common Stock to be beneficially owned by the selling stockholders after completion of the offering, assuming the exercise of the underwriter’s option to purchase 6,000,000 additional shares of Class A Common Stock in full (excluding the Share Repurchase).

This offering is not conditioned upon the completion of the Share Repurchase, but the Share Repurchase is conditioned upon the completion of this offering. The table below does not give effect to the Share Repurchase. The percentage of Class A Common Stock beneficially owned immediately prior to or after the completion of this offering is based on 478,210,719 shares of Class A Common Stock outstanding as of February 24, 2023.

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering (Assuming No Exercise of the Underwriters’ Option)		Beneficial Ownership After the Offering (Assuming No Exercise of the Underwriters’ Option)		Shares to be Sold in the Offering (Assuming Full Exercise of the Underwriters’ Option)		Beneficial Ownership After the Offering (Assuming Full Exercise of the Underwriters’ Option)
Name of Selling Stockholder	Shares of Class A Common Stock	%	Shares of Class A Common Stock	%	Shares of Class A Common Stock	%	Shares of Class A Common Stock	%	Shares of Class A Common Stock	%
Blackstone Inc.(1)	45,572,872	9.5%	21,138,559	4.3%	34,988,843	7.2%	24,309,344	5.0%	33,401,238	6.8%
Platinum Falcon B 2018 RSC Ltd(2)	28,004,346	5.9%	6,503,843	1.4%	21,500,503	4.5%	7,479,419	1.6%	20,524,927	4.3%
Jasmine Ventures Pte. Ltd s(3)	28,004,346	5.9%	6,503,843	1.4%	21,500,503	4.5%	7,479,419	1.6%	20,524,927	4.3%
New Mountain Partners(4)	9,626,664	2.0%	5,853,755	1.2%	3,772,909	0.8%	6,731,818	1.4%	2,894,846	0.6%

(1)	Consists of 45,489,763 shares of Class A Common Stock held by BX Tempo ML Holdco 1 L.P. and 83,109 shares of Class A Common Stock held by BX Tempo ML Holdco 2 L.P.

In calculating the numbers and percentages of shares of Class A Common Stock after the offering and to be sold by Blackstone in the offering, we treated as outstanding the number of shares of our Class A Common Stock expected to be issued at closing upon exchange of 10,544,530 of its Class A Units assuming no exercise of the underwriters’ option and of 12,137,710 of its Class A Units assuming full exercise of the underwriters’ option, as applicable, and did not assume the exercise or exchange of any other selling holder’s units. Otherwise, the beneficial ownership of Blackstone reflected in this table does not include 45,445,858 Class A Units which are exchangeable, together with an equal number of shares of Class V common stock, for an equal number of shares of Class A Common Stock.

The general partner of BX Tempo ML Holdco 1 L.P. is BX Tempo ML Holdco 1 GP L.L.C. Blackstone Capital Partners VII (IPO) NQ L.P. and Blackstone Capital Partners VII.2 (IPO) NQ L.P. are the members of BX Tempo ML Holdco 1 GP L.L.C. The general partner of BX Tempo ML Holdco 2 L.P. is BX Tempo ML Holdco 2 GP L.L.C. Blackstone Capital Partners VII NQ L.P., BCP VII SBS Holdings L.L.C., Blackstone Family Investment Partnership VII—ESC NQ L.P. and BTAS NQ Holdings L.L.C. are the members of BX Tempo ML Holdco 2 GP L.L.C.

The general partner of each of Blackstone Capital Partners VII NQ L.P., Blackstone Capital Partners VII (IPO) NQ L.P. and Blackstone Capital Partners VII.2 (IPO) NQ L.P., is Blackstone Management Associates VII NQ L.L.C., the sole member of which is BMA VII NQ L.L.C., the managing member of which is Blackstone Holdings II L.P.

The sole member of BCP VII SBS Holdings L.L.C. is Blackstone Side-by-Side Umbrella Partnership L.P., the general partner of which is Blackstone Side-by-Side Umbrella GP L.L.C., the sole member of which is Blackstone Holdings III L.P., the general partner of which is Blackstone Holdings III GP L.P., the general partner of which is Blackstone Holdings III GP Management L.L.C.

The general partner of Blackstone Family Investment Partnership VII – ESC NQ L.P. is BCP VII Side-by-Side GP NQ L.L.C., the sole member of which is Blackstone Holdings II L.P.

The managing member of BTAS NQ Holdings L.L.C. is BTAS Associates-NQ L.L.C., the managing member of which is Blackstone Holdings II L.P.

The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. Blackstone Inc. is the sole member of each of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II Preferred Stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly-owned by Blackstone Inc.’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

(2)

The securities are directly held by Platinum Falcon B 2018 RSC Limited (“Platinum Falcon”), a restricted scope company incorporated in the Abu Dhabi Global Market and a wholly owned subsidiary of the Abu Dhabi Investment Authority (“ADIA”), a public institution established under the laws of the Emirate of Abu Dhabi. By reason of its ownership of Platinum Falcon and pursuant to the rules and regulations of the SEC, ADIA may also be deemed to share investment and voting power over and, therefore, beneficial ownership of, the shares of Class A Common Stock held directly by Platinum Falcon. The address for ADIA is 211 Corniche Street, P.O. Box 3600, Abu Dhabi, United Arab Emirates and the address for Platinum Falcon B 2018 RSC Limited is Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates.

(3)

Jasmine Ventures Pte. Ltd. shares the power to vote and the power to dispose of the Class A Common Stock with GIC Special Investments Pte. Ltd., or GIC SI, and GIC Private Limited both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC Private Limited and is the private equity investment arm of GIC Private Limited. GIC Private Limited is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these securities. The business address for Jasmine Ventures Pte. Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(4)

Consists of 9,626,664 shares of Class A Common Stock directly held by New Mountain Partners IV (AIV-E2), LP. The beneficial ownership of New Mountain Partners IV (AIV-E), L.P. reflected in this table does not include 15,578,524 Class A Units which are exchangeable for shares of Class A Common Stock on a one-for-one basis. In connection with this offering, certain of such Class A Units may be exchanged by New Mountain Partners IV (AIV-E), L.P. for shares of Class A Common Stock.

The general partner of both New Mountain Partners IV (AIV-E), L.P. and New Mountain Partners IV (AIV-E2), L.P. is New Mountain Investments IV, L.L.C. The manager of New Mountain Partners IV (AIV-E), L.P. and New Mountain Partners IV (AIV-E2), L.P. is New Mountain Capital, L.L.C. Steven B. Klinsky is the managing member of New Mountain Investments IV, L.L.C. The managing member of New Mountain Capital, L.L.C. is New Mountain Capital Group, L.P. The general partner of New Mountain Capital Group, L.P. is NM Holdings GP, L.L.C. Steven B. Klinsky is the managing member of NM Holdings GP, L.L.C. Each of the foregoing entities disclaim beneficial ownership of any additional shares of Class A Common Stock underlying such securities prior to the satisfaction of the vesting conditions thereof. The address of each of the foregoing entities is 1633 Broadway, 48th Floor, New York, NY 10019.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to the purchase, ownership and disposition of shares of Class A Common Stock acquired pursuant to this offering. All prospective non-U.S. holders of shares of Class A Common Stock are urged to consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of such shares of Class A Common Stock. In general, a non-U.S. holder means a beneficial owner of shares of Class A Common Stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Internal Revenue Code, as amended (the “Code”)) have the authority to control all of the trust’s substantial decisions or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement.

We assume in this discussion that a non-U.S. holder holds shares of Class A Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any non-income tax consequences, such as estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxation. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, including, but not limited to, corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans (including individual retirement accounts), “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code, entities in which all of the interests of which are held by qualified foreign pension funds or U.S. expatriates and former long-term residents of the United States, persons subject to the Medicare contribution tax on net investment income or the alternative minimum tax, holders that are subject to the special tax accounting rules of Section 451(b) of the Code, persons who hold or receive shares of Class A Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding shares of Class A Common Stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, persons deemed to sell shares of Class A Common Stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold Class A Common Stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Class A Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such partners and partnerships are urged to consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of such shares of Class A Common Stock.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of shares of Class A Common Stock.

THIS DISCUSSION IS NOT A TAX ADVICE AND IS FOR GENERAL INFORMATION ONLY. IT IS NOT A COMPLETE DESCRIPTION OF THE TAX CONSEQUENCES APPLICABLE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK.

Distributions on Class A Common Stock

As described above in the section titled “Dividend Policy,” we have no current plans to pay cash dividends on shares of Class A Common Stock in the future. If we do make distributions of cash or property on shares of Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to its adjusted tax basis in the shares of Class A Common Stock, but not below zero. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, and will be treated as described below in “— Gain on Sale, Exchange or Other Disposition of shares of Class A Common Stock.” Any such distribution will also be subject to the discussion below regarding effectively connected income, backup withholding and FATCA withholding.

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate of the gross amount of dividends or such lower rate as may be specified by an applicable income tax treaty between the United States and its country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the U.S. federal withholding tax described above if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected dividends, net of specified deductions and credits, will be taxed at the same regular U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected earnings and profits of a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence.

To claim a reduction or exemption from withholding, a non-U.S. holder of shares of Class A Common Stock generally will be required to provide (i) a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the United States. and such holder’s country of residence, or (ii) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Gain on Sale, Exchange or Other Disposition of Class A Common Stock

Subject to the discussion below regarding backup withholding and FATCA withholding, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of Class A Common Stock unless:

•

The gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and be required to file a U.S. federal income tax return. If the non-U.S. holder is treated as a foreign corporation for U.S. federal income tax purposes, the branch profits tax described above in “— Distributions on Class A Common Stock” also may apply;

•

The non-U.S. holder is an individual who is treated as present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States); or

•

Class A Common Stock constitutes a “U.S. real property interest” because we are, or have been, at any time during the five-year period ending on the date of such disposition (or the non-U.S. holder’s holding period of Class A Common Stock, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes. Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Even if we are or become a U.S. real property holding corporation, provided that Class A Common Stock is regularly traded, as defined by applicable U.S. Treasury Regulations, on an established securities market during the calendar year in which the disposition occurs, only a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held Class A Common Stock will be subject to U.S. federal income tax on the disposition of Class A Common Stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). No assurance can be provided that Class A Common Stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with any distributions on Class A Common Stock paid to a non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. A non-U.S. holder will have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate (currently 24%) with respect to dividends on Class A Common Stock. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on Class A Common Stock if such holder establishes an exemption by certifying its non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form); provided we do not have actual knowledge or reason to know that such non-U.S. holder is a United States person (as defined in the Code).

Information reporting and backup withholding will generally apply to the proceeds of a disposition of Class A Common Stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder establishes an exemption by certifying his, her or its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders are urged to consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund from the IRS, provided that the required information is timely furnished to the IRS.

FATCA Withholding

Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and other administrative guidance issued thereunder, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed U.S. Treasury Regulations discussed below, the gross proceeds from a sale or other disposition of, stock in a U.S. corporation paid to (i) a “foreign financial institution” (as defined in the Code), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules, or (ii) a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any direct or indirect “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying, and information regarding, such substantial United States owners, or otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the U.S. and the non-U.S. holder’s country of residence may modify the requirements described in this paragraph.

Proposed U.S. Treasury Regulations would eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of Class A Common Stock, and may be relied upon by taxpayers until final regulations are issued.

Prospective investors are urged to consult with their tax advisors regarding the implications of FATCA to their particular circumstances.

UNDERWRITING (CONFLICTS OF INTEREST)

The selling stockholders are offering the shares of Class A Common Stock described in this prospectus supplement through a number of underwriters as set forth in the following table (collectively, the “underwriters”). J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as representatives of the several underwriters (in such capacity, the “representatives”). Subject to the terms and conditions of the underwriting agreement among us, the selling stockholders and the representatives, on behalf of the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has severally and not jointly agreed to purchase from the selling stockholders, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of Class A Common Stock listed next to its name in the following table:

Underwriter	Number of shares
J.P. Morgan Securities LLC
BofA Securities, Inc.
Blackstone Securities Partners, L.P.
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of the Class A Common Stock sold under the underwriting agreement if any of these shares are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of Class A Common Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The offering of the shares of Class A Common Stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option, exercisable for 30 days after the date of this prospectus supplement, to buy up to 6,000,000 additional shares of Class A Common Stock from the selling stockholders, at the public offering price, less the underwriting discount. If any shares of Class A Common Stock are purchased with this option to purchase additional shares, the underwriters will purchase shares of Class A Common Stock in approximately the same proportion as shown in the table above. If any additional shares of Class A Common Stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Underwriting Discounts and Commissions

The underwriters propose to offer the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $          per share under the public offering price. After the initial offering of the shares to the public, the offering price, concession and other selling terms may be changed by the underwriters.

The underwriting fee is equal to the public offering price per share of Class A Common Stock less the amount paid by the underwriters to the selling stockholders per share of Class A Common Stock. The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders, assuming both no exercise and full exercise by the underwriters of the underwriters’ option to purchase additional shares of Class A Common Stock from the selling stockholders.

	Per share	Without option	With option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses (including reasonable fees and expenses of one legal counsel of the selling stockholders), but excluding the underwriting discounts and commissions, will be approximately $ , and are payable by us. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with FINRA up to $40,000.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our Class A Common Stock, or securities convertible into or exchangeable or exercisable for any shares of our Class A Common Stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Class A Common Stock or any such other securities (regardless of whether any of these transactions in clauses (i) and (ii) above are to be settled by the delivery of shares of Class A Common Stock or such other securities, in cash or otherwise), in each case, without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc. for a period of 60 days after the date of this prospectus supplement, other than the shares of our Class A Common Stock to be sold hereunder.

Our directors and executive officers, the selling stockholders and certain of our significant stockholders of our Class A Common Stock have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period ending at the close of business 60 days after the date of this prospectus supplement, (such period, the “Restricted Period”), may not, without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc. (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A Common Stock, or any securities convertible into or exercisable or exchangeable for our Class A Common Stock (including, without limitation, Class A Common Stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, (3) take any action that shall require the Company to file with the SEC a registration statement under the Securities Act relating to the Class A Common Stock or such other securities during the Restricted Period; provided that, the Company may make a confidential or non-public submission with the SEC of a registration statement under the Securities Act relating to Class A Common Stock or such other securities during the Restricted Period, so long as such confidential or non-public submission shall not become a publicly available registration statement during the Restricted Period, or (4) publicly disclose the intention to do any of the foregoing. This lock-up provision applies to Class A Common

Stock and to securities convertible into or exchangeable or exercisable for or repayable with Class A Common Stock. It also applies to Class A Common Stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. Subject to certain conditions, the restrictions described in the paragraph above relating to our directors, officers and the selling stockholders and certain of our significant stockholders of our Class A Common Stock do not apply to, among other things:

•	transfers of Class A Common Stock or any security convertible into or exercisable or exchangeable for Class A Common Stock by will or intestacy,

•	transfers of Class A Common Stock or any security convertible into or exercisable or exchangeable for Class A Common Stock as a bona fide gift or gifts;

•	distributions of Class A Common Stock or securities convertible into or exercisable or exchangeable for Class A Common Stock to stockholders, partners or members of the security holder;

•	in connection with the exchange of Alight Holdings units for shares of Class A Common Stock;

•

transfers of Class A Common Stock or securities convertible into or exercisable or exchangeable for Class A Common Stock to immediate family of the security holder or to a trust, corporation, partnership, limited liability company or other entity that controls or is controlled by, or is under common control with, the security holder, or is wholly owned by the security holder and/or by members of the security holder’s immediate family;

•

the transfer of Class A Common Stock to the Company or Alight Holdings, pursuant to the “cashless” exercise at expiration of options granted pursuant to any employee equity incentive plan referred to herein;

•

transfers of Class A Common Stock to the Company or Alight Holdings in respect of tax withholding payments due upon the exercise at expiration of options or the vesting of restricted stock grants pursuant to any employee equity incentive plan referred to herein;

•	the entry into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act; and

•	the Share Repurchase.

Subject to certain conditions, the restrictions described in the paragraph above relating to Sponsor Investors and Legacy Investors do not apply to (i) the transfer of Class A Common Stock and/or Alight Holdings units to charitable organization transferees or recipients in an aggregate amount, together with any such transfers pursuant to any substantially similar lock-up agreement with the representatives, not to exceed 1.00% of the outstanding shares of Class A Common Stock and (ii) the pledge, hypothecation or other granting of a security interest in Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock to one or more lending institutions as collateral or security for any loan, advance or extension of credit and any transfer upon foreclosure upon such Class A Common Stock or such securities. The Sponsor Investors and Existing Investors may pledge their shares to their brokers under margin loans. If the Sponsor Investors or Existing Investors default on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The shares of our Class A Common Stock are listed under NYSE under the symbol “ALIT.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A Common Stock. However, the representatives may engage in transactions that stabilize the price of the Class A Common Stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A Common Stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A Common Stock, which involves the sale by the underwriters of a greater number of shares of Class A Common Stock than they are required to purchase in this offering, and purchasing shares of Class A Common Stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A Common Stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A Common Stock or preventing or retarding a decline in the market price of our Class A Common Stock. As a result, the price of the Class A Common Stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A Common Stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Affiliates of Blackstone Securities Partners L.P. own in excess of 10% of our issued and outstanding Class A Common Stock. Because Blackstone Securities Partners L.P. is an underwriter in this offering and its affiliates own in excess of 10% of our issued and outstanding Class A Common Stock, Blackstone Securities Partners L.P. is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering. In accordance with FINRA Rule 5121(c), no sales of the shares in this offering will be made to any discretionary account over which Blackstone Securities Partners L.P. exercises discretion without the prior specific written approval of the account holder.

Certain of the underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerages and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions for these transactions.

In addition, from time to time, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of Class A Common Stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of Class A Common Stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of Class A Common Stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of Class A Common Stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of Class A Common Stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of Class A Common Stock offered should conduct their own due diligence on the shares of Class A Common Stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no shares of Class A Common Stock have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to the shares of Class A Common Stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares of Class A Common Stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of Class A Common Stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of Class A Common Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any shares of Class A Common Stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Class A Common Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A Common Stock to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares of Class A Common Stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A Common Stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom, no shares of Class A Common Stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of Class A Common Stock that has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the Financial Services and Markets Act 2000 (“FSMA”), except that offers of shares of Class A Common Stock may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:

(a) to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of shares of Class A Common Stock shall require us or any of the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. Each person in the United Kingdom who acquires any shares of Class A Common Stock in the offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A Common Stock in any relevant state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A Common Stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

We have not authorized and do not authorize the making of any offer of shares of Class A Common Stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares of Class A Common Stock as contemplated in this prospectus. Accordingly, no purchaser of the shares of Class A Common Stock, other than the underwriters, is authorized to make any further offer of the shares of Class A Common Stock on behalf of us or the underwriters.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) (1) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification-In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer to sell shares, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York, has passed upon the validity of the Class A Common Stock covered by this prospectus supplement and legal matters in connection with this offering. Davis Polk & Wardwell LLP, New York, New York, advised the underwriters in this offering.

EXPERTS

The consolidated financial statements of Alight, Inc. at December 31, 2022 and December 31, 2021 (Successor), and for the period from July 1, 2021 through December 31, 2021 (Successor) and the period from January 1, 2021 through June 30, 2021 (Predecessor) and for the year ended December 31, 2020 (Predecessor), appearing in this prospectus supplement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On the Closing Date, the Audit Committee of the Company Board approved the appointment of Ernst & Young LLP (“EY”) as Alight’s independent registered public accounting firm to audit Alight’s consolidated financial statements for the year ended December 31, 2021. EY served as the independent registered public accounting firm of Alight Holdings prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), the independent registered public accounting firm of FTAC, was informed on the Closing Date that it would be replaced by EY as Alight’s independent registered public accounting firm following its completion of FTAC’s review of the quarter ended June 30, 2021, which consists only of the accounts of the pre Business Combination special purpose acquisition company, FTAC.

The reports of Withum on FTAC’s balance sheet as of December 31, 2020, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from March 26, 2020 (inception) through December 31, 2020, and the related notes did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from March 26, 2020 (inception) through December 31, 2020 and the subsequent interim period through the date of Withum’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) between FTAC and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum would have caused it to make reference to the subject matter of the disagreements in its reports on FTAC’s financial statements for such periods.

During the period from March 26, 2020 (inception) through December 31, 2020 and the subsequent interim period through the date of Withum’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

Alight has provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish Alight with a letter addressed to the SEC stating whether it agrees with the statements made by Alight set forth above. A copy of Withum’s letter, dated July 9, 2021, was filed as Exhibit 16.1 to the registration statement of which the accompanying prospectus forms a part.

PROSPECTUS

Alight, Inc.

352,056,664 Shares of Class A Common Stock

This prospectus relates to: the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of up to 352,056,664 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”).

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Holders pursuant to this prospectus or of the shares of Class A Common Stock by us pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Holders may sell the shares in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Holders from offering or selling such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” for more information.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “ALIT.” On April 19, 2022, the last reported sale price of our Class A common stock was $9.55 per share.

See “Risk Factors” beginning on page 6 to read about factors you should consider before investing in shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 20, 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Holders of the securities offered by them described in this prospectus.

Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find Additional Information.”

On July 2, 2021 (the “Closing Date”), FTAC completed its business combination transaction (the “Business Combination”) contemplated by the Amended and Restated Business Combination Agreement (the “Business Combination Agreement”), dated as of April 29, 2021, by and among FTAC, Tempo Holding Company, LLC, a Delaware limited liability company n/k/a Alight Holding Company, LLC (“Tempo”), Alight, Inc., a Delaware corporation (“Alight”), Acrobat SPAC Merger Sub, Inc., a Delaware corporation (“FTAC Merger Sub”), Acrobat Merger Sub, LLC, a Delaware limited liability company (“Tempo Merger Sub”), Acrobat Blocker 1 Corp., Acrobat Blocker 2 Corp., Acrobat Blocker 3 Corp. and Acrobat Blocker 4 Corp., each of which is a Delaware corporation (the “Blocker Merger Subs”), Tempo Blocker I, LLC, a Delaware limited liability company (“Tempo Blocker 1”), Tempo Blocker II, LLC, a Delaware limited liability company (“Tempo Blocker 2”), Blackstone Tempo Feeder Fund VII, L.P., a Delaware limited partnership (“Tempo Blocker 3”), New Mountain Partners IV Special (AIV-E2), L.P., a Delaware limited partnership (“Tempo Blocker 4” and, together with Tempo Blocker 1, Tempo Blocker 2, Tempo Blocker 3 and Tempo Blocker 4, the “Tempo Blockers”) and New Mountain Partners IV Special (AIV-E), L.P., a Delaware limited partnership.

On the Closing Date, pursuant to the Business Combination Agreement, among other things, (i) FTAC Merger Sub merged with and into FTAC, with FTAC being the surviving corporation in the merger and becoming a subsidiary of Alight (the “FTAC Merger”) and being renamed Alight Group, Inc. (in such capacity, the “FTAC Surviving Corporation”), (ii) Tempo Merger Sub merged with and into Tempo, with Tempo being the surviving company in the merger (the “Tempo Merger”), becoming a subsidiary of Alight and being renamed Alight Holding Company, LLC (in such capacity, “Alight Holdings”) and (iii) each of the Blocker Merger Subs merged with and into the correspondingly numbered Tempo Blocker, with the applicable Tempo Blocker being the surviving entity in such mergers (in such capacity, the “Alight Blockers”). As a result of the Business Combination, and by virtue of such series of mergers and related transactions, the combined company is now organized in an “Up-C” structure, in which substantially all of the assets and business of Alight are held by Alight Holdings, of which Alight is the managing member pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of Alight Holdings (the “Alight Holdings Operating Agreement”) that went into effect upon the completion of the Business Combination (as described below).

Unless the context otherwise requires, all references in this prospectus to “we,” “us” or “our” refer to (i) FTAC prior to the consummation of the Business Combination and to (ii) Alight following the consummation of the Business Combination.

MARKET AND INDUSTRY DATA

This prospectus includes market and industry data and forecasts that Alight has derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and Alight’s internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Although Alight believes that these third-party sources are reliable, Alight does not guarantee the accuracy or completeness of this information, and Alight has not independently verified this information. Some market data and statistical information are also based on Alight’s good faith estimates, which are derived from Alight management’s knowledge of its industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this prospectus, including the size of certain markets and Alight’s size or position and the positions of Alight’s competitors within these markets, including Alight’s services relative to its competitors, are based on estimates of Alight management. These estimates have been derived from Alight management’s knowledge and experience in the markets in which it operates, as well as information obtained from surveys, reports by market research firms, Alight’s customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which Alight operates and have not been verified by independent sources. Unless otherwise noted, all of Alight’s market share and market position information presented in this prospectus is an approximation. Alight’s market share and market position in each of its lines of business, unless otherwise noted, is based on Alight’s sales relative to the estimated sales in the markets it served. References herein to Alight being a leader in a market or product category refer to Alight’s belief that it has a leading market share position in each specified market, unless the context otherwise requires. As there are no publicly available sources supporting this belief, it is based solely on Alight’s internal analysis of its sales as compared to Alight’s estimates of sales of its competitors. In addition, the discussion herein regarding Alight’s various end markets is based on how Alight defines the end markets for its products, which products may be either part of larger overall end markets or end markets that include other types of products and services.

Alight’s internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Alight operates and Alight management’s understanding of industry conditions. Although Alight believes that such information is reliable, Alight has not had this information verified by any independent sources. The estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors—Risks Related to Our Business and Industry” and elsewhere in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this registration statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

“Alight Holdings Units” means the Class A Units, the Class B Units and the Class C Units.

“Blackstone” means The Blackstone Group Inc.

“Blackstone Investors” means certain funds affiliated with Blackstone and their affiliated transferees.

“Class A Units” means the Class A limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement, and which are exchangeable for cash or shares of Company Class A common stock as set forth in the Alight Holdings Operating Agreement.

“Class B Units” means, collectively, the Class B-1 Units, the Class B-2 Units and the Class B-3 Units.

“Class B Vesting Event” means any Class B-1 Vesting Event, Class B-2 Vesting Event or Class B-3 Vesting Event.

“Class B-1 Units” means the Class B-1 limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement, and which are restricted subject to vesting and will vest and automatically convert into an equivalent number of Class A Units upon the occurrence of a Class B-1 Vesting Event, in accordance with the terms and conditions set forth in the Alight Holdings Operating Agreement.

“Class B-1 Vesting Event” means, with respect to each Class B-1 Unit and each share of Class B-1 common stock, during the period beginning on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date, (1) the first day on which the VWAP of the Class A common stock equals or exceeds $12.50 per share (subject to adjustment and to be decreased for the aggregate per share amount of any dividends actually paid in respect of a share of Class A common stock following the Closing Date) for any 20 trading days within a period of 30 consecutive trading days or (2) the occurrence of a Change of Control or a Dissolution Event in which the valuation of a Class A Unit or a share of Company Class A common stock is equal to or in excess of $12.50 per share (subject to adjustment).

“Class B-2 Units” means the Class B-2 limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement, and which are restricted subject to vesting and will vest and automatically convert into an equivalent number of Class A Units upon the occurrence of a Class B-1 Vesting Event, in accordance with the terms and conditions set forth in the Alight Holdings Operating Agreement.

“Class B-2 Vesting Event” means, with respect to each Class B-2 Unit and each share of Class B-2 common stock, during the period beginning on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date, (1) the first day on which the VWAP of the Class A common stock equals or exceeds $15.00 per share (subject to adjustment and to be decreased for the aggregate per share amount of any dividends actually paid in respect of a share of Class A common stock following the Closing Date) for any 20 trading days within a period of 30 consecutive trading days or (2) the occurrence of a Change of Control or a Dissolution Event in which the valuation of a Class A Unit or a share of Company Class A common stock is equal to or in excess of $15.00 per share (subject to adjustment).

“Class B-3 Units” means the Class B-3 limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement, and which are restricted subject to vesting and will vest and automatically convert into an equivalent number of Class A Units upon the occurrence of a Class B-3 Vesting Event, in accordance with the terms and conditions set forth in the Alight Holdings Operating Agreement.

“Class B-3 Vesting Event” means, with respect to each Class B-3 Unit and each share of Class B-3 common stock, during the period beginning on the Closing Date and ending on the seventh (7th) anniversary of the Closing Date, (1) the first day on which the VWAP of the Class A common stock equals or exceeds $13.75 per share (subject to adjustment and to be decreased for the aggregate per share amount of any dividends actually paid in respect of a share of Class A common stock following the Closing Date) for any 20 trading days within a period of 30 consecutive trading days or (2) the occurrence of a Change of Control or a Dissolution Event in which the valuation of a Class A Unit or a share of Company Class A common stock is equal to or in excess of $13.75 per share (subject to adjustment).

“Class C Units” means the Class C units representing limited liability company interests of Alight Holdings following the Business Combination that were issued to the Founders.

“Class Z-A Units” means the Class Z-A limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement.

“Class Z-B-1 Units” means the Class Z-B-1 limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement.

“Class Z-B-2 Units” means the Class Z-B-2 limited liability company interests of Alight Holdings following the Business Combination, having the rights and privileges as set forth in the Alight Holdings Operating Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Alight, Inc., a Delaware corporation f/k/a Acrobat Holdings, Inc.

“Company Board” means the board of directors of the Company subsequent to the completion of the Business

Combination.

“Company Bylaws” mean the Amended and Restated Bylaws of the Company as currently in effect.

“Company Charter” means the Amended and Restated Certificate of Incorporation of Alight, Inc., dated as of July 2, 2021.

“Company Class A common stock” means the Class A common stock, par value $0.0001 per share, of the

Company to be authorized pursuant to the Company Charter.

“Company Class B common stock” means, collectively, the Class B-1 common stock, the Class B-2 common stock and Class B-3 common stock to be authorized pursuant to the Company Charter.

“Company Class B-1 common stock” means the Class B-1 common stock, par value $0.0001 per share, of the

Company to be authorized pursuant to the Company Charter.

“Company Class B-2 common stock” means the Class B-2 common stock, par value $0.0001 per share, of the

Company to be authorized pursuant to the Company Charter.

“Company Class B-3 common stock” means the Class B-3 common stock, par value $0.0001 per share, of the

Company to be authorized pursuant to the Company Charter.

“Company Class V common stock” means the Class V common stock, par value $0.0001 per share, of the

Company to be authorized pursuant to the Company Charter.

“Company Class Z common stock” means, collectively, the Class B-1 common stock, the Class B-2 common stock and Class B-3 common stock to be authorized pursuant to the Company Charter.

v

“Company Class Z-A common stock” means the Class B-1 common stock, par value $0.0001 per share, of the

Company to be authorized pursuant to the Company Charter.

“Company Class Z-B-1 common stock” means the Class B-2 common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter.

“Company Class Z-B-2 common stock” means the Class B-3 common stock, par value $0.0001 per share, of the Company to be authorized pursuant to the Company Charter.

“Company common stock” means the Company Class A common stock, the Company Class B common stock, the Company Class V common stock and the Company Class Z common stock.

“Continuing Tempo Unitholders” means the holders of Tempo Units outstanding as of immediately prior to the Closing (other than the Tempo Blockers, the Tempo Investor, the Continuing Member Contributors (to the extent such Continuing Member Contributor does not hold any Alight Holdings Units after the Continuing Member Contribution) and the Participating Management Holders that deliver contribution and exchange agreements).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissolution Event” means any of the following events (a) the entry of a decree of judicial dissolution of Alight Holdings under Section 18-802 of the DLLCA upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of Alight Holdings in conformity with the Alight Holdings Operating Agreement, (b) any event which makes it unlawful for the business of Alight Holdings to be carried on by its members, (c) the written consent of all members of Alight Holdings, (d) there are no members of Alight Holdings, unless Alight Holdings is continued in accordance with the DLLCA or (e) the Company (or any successor, as the managing member of Alight Holdings) determines to dissolve Alight Holdings, which will require the consent of the representative of the Continuing Tempo Unitholders under the Alight Holdings Operating Agreement for so long as the Continuing Tempo Unitholders hold Alight Holdings Units and is subject to certain other requirements as set forth in the Alight Holdings Operating Agreement.

“DLLCA” means the Delaware Limited Liability Company Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Investors” means the Blackstone Investors, the PF Investors, the GIC Investors and the New Mountain

Investors.

“FNF Subscribers” means, collectively, Chicago Title Insurance Company, Commonwealth Land Title

Insurance Company and Fidelity National Title Insurance Company.

“Founders” means Trasimene Capital and Bilcar.

“FTAC” means Foley Trasimene Acquisition Corp. (now known as Alight Group, Inc.).

“GAAP” means U.S. generally accepted accounting principles.

“GIC Investors” means Jasmine Ventures Pte. Ltd., a private company limited by shares formed under the laws of Singapore, and its affiliated transferees.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“New Mountain Investors” means New Mountain Partners IV (AIV-E) L.P. and certain other affiliated entities and investment vehicles of New Mountain Partners that were issued equity in the Company or Alight Holdings on the Closing Date.

“PF Investors” means Platinum Falcon B 2018 RSC Limited, a restricted scope company incorporated in the

Abu Dhabi Global Market and its affiliated transferees.

“PIPE Investment” means the private placement pursuant to which PIPE Investors have committed to purchase shares of FTAC Class A common stock in the aggregate amount of $1,550,000 on the terms and subject to the conditions set forth in the Subscription Agreements, including the subscriptions by Cannae LLC and the FNF Subscribers.

“PIPE Investors” means the investors that have signed Subscription Agreements, including Cannae LLC.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Agreements” means the subscription agreements entered into between the Company and each PIPE Investor in connection with the PIPE Investment, in each case, dated as of January 25, 2021.

“THL” means THL FTAC LLC.

“Transaction Agreements” means certain other agreements to be entered into in connection with the Business Combination Agreement as further described in this prospectus, including the Investor Rights Agreement, the Tax Receivable Agreement, the Registration Rights Agreement and the Alight Holdings Operating Agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements include, but are not limited to, statements that relate to expectations regarding future financial performance, and business strategies or expectations for our business. Forward-looking statements can often be identified by the use of words such as “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” or similar expressions or the negative thereof. These forward-looking statements are based on information available as of the date of this report and the Company’s management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of the Company and its directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update, add or otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

A number of risks and uncertainties that could cause actual results to differ materially from the results reflected in these forward-looking statements are set forth under the heading “Risk Factor Summary” below and those described under the section entitled “Risk Factors.” These statements are based on assumptions that may not come true and are subject to significant risks and uncertainties.

SUMMARY OF RISK FACTORS

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our business, financial condition, results of operations, and prospects. A summary of the principal factors that create risk in investing in our securities and might cause actual results to differ is set forth below:

•	the possibility that the Company may be adversely affected by other economic, business or competitive factors;

•	the ongoing COVID-19 pandemic and future outbreak of any other highly infectious or contagious disease, including the global economic uncertainty and measures taken in response;

•	risks associated with competition with the Company’s competitors;

•

cyber attacks and security vulnerabilities and other significant disruptions in the Company’s information technology systems and networks that could expose the Company to legal liability, impair its reputation or have a negative effect on the Company’s results of operations;

•	our handling of confidential, personal or proprietary data;

•	changes in applicable laws or regulations;

•	an inability to successfully execute on operational and technological enhancements designed to drive value for our clients or drive internal efficiencies;

•	claims (particularly professional liability claims), litigation or other proceedings against us;

•	the inability to adequately protect key intellectual property rights or proprietary technology;

•

past and prospective acquisitions, including the failure to successfully integrate operations, personnel, systems, technologies and products of the acquired companies, adverse tax consequences of acquisitions, greater than expected liabilities of the acquired companies and charges to earnings from acquisitions;

•	the success of our strategic partnerships with third parties;

•	the possibility of a decline in continued interest in outsourced services;

•	our inability to retain and attract experienced and qualified personnel;

•	recovery following a disaster or other business continuity problem;

•	our inability to deliver a satisfactory product to our clients;

•	damage to our reputation;

•	our reliance on third-party licenses and service providers;

•	our handling of client funds;

•	changes in regulations that could have an adverse effect on the Company’s business;

•	the Company’s international operations;

•	the profitability of our engagements due to unexpected circumstances;

•	changes in accounting principles or treatment;

•	contracting with government clients;

•	the significant control the Sponsor Investor and Existing Investors have over us;

•

the potential for conflicts of interest arising out of any members of the Company Board allocating their time to other businesses and not exclusively to the Company, and that the Company Charter will contain a corporate opportunities waiver so directors will not be required to present potential business opportunities to the Company;

•	the incurrence of increased costs and becoming subject to additional regulations and requirements as a result of being a public company;

•	changes in our capital structure, including from the issuance of new shares by the Company or sales of shares by existing investors, which could adversely affect the market price of our stock;

•	the Company’s obligations under the Tax Receivable Agreement (as defined below); and

•	changes to our credit ratings or interest rates which could affect our financial resources, ability to raise additional capital, generate sufficient cash flows, or generally maintain operations.

These risk factors do not identify all risks that we face, and our business, financial condition and results of operations could also be affected by factors, events or uncertainties that are not presently known to us or that we currently do not consider to present material risks.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including the matters set forth under the sections of this prospectus captioned “Risk Factors,” “Cautionary Note Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information” and our consolidated financial statements and our condensed consolidated interim financial statements and related notes included elsewhere in this prospectus. The definition of some of the terms used in this prospectus are set forth under “Selected Definitions.”

Overview

We are a leading cloud-based provider of integrated digital human capital and business solutions. We have an unwavering belief that a company’s success starts with its people, and our solutions connect human insights with technology. The Alight Worklife employee engagement platform provides a seamless customer experience by combining content, plus artificial intelligence (“AI”) and data analytics to enable Alight’s business process as a service (“BPaaS”) model. Our mission-critical solutions enable employees to enrich their health, wealth and wellbeing which helps global organizations achieve a high-performance culture.

There are many factors today impacting how organizations can succeed and thrive in the future. Employees are facing increasing complexity around healthcare and retirement, and the burden of additional financial responsibility from healthcare costs being shifted from employers to employees. These trends have driven the need for integrated, personalized tools to help them make informed decisions. Employers are facing ever-changing workforce regulations and evolving dynamics across the employer/employee relationship, driving the need for flexibility, engagement and effective solutions for compliance. Alight is uniquely positioned between the employer and employee to address these factors to ultimately drive better outcomes for both.

We aim to be the pre-eminent employee engagement partner by providing personalized experiences that help employees make the best decisions for themselves and their families about their health, wealth and wellbeing every day. At the same time, we help employers tackle their biggest people and business challenges by helping them understand prevalence, trends and risks to generate better outcomes for the future and get a return on their people investment. Using data, analytics and AI, we derive actionable insights to deliver the business and people outcomes organizations need. We provide solutions to manage health and retirement benefits, tools for payroll and HR management, as well as solutions to manage the workforce from the cloud. Our solutions include:

Employer Solutions: driven by our digital, software and AI-led capabilities powered by the Alight Worklife platform and spanning total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellbeing and payroll. We leverage data across all interactions and activities to improve the employee experience, reduce operational costs and better inform management processes and decision-making. In addition, employees benefit from an integrated platform and user experience, coupled with a full-service client care center, helping them manage the full life cycle of their health, wealth and careers.

Professional Services: includes our project-based cloud deployment and consulting offerings that provide expertise with both human capital and financial platforms. Specifically, this includes cloud advisory and deployment, and optimization services for cloud platforms such as Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

We deliver our solutions through a set of proprietary and partner technologies, a well-developed network of providers and a structured approach to instill and sustain enterprise-wide practices of excellence. Our solutions are supported through a highly secure and scalable cloud infrastructure, together with our core benefits processing platforms and consumer engagement tools, and integrated with over 350 external platforms and partners. Our data and access across the breadth of human capital solutions provides us with comprehensive employee records to enable AI-driven, omnichannel engagement and a personalized, integrated experience for our clients’ employees. Through the use of predictive analytics and omnichannel engagement, Alight is able to tailor an employee experience that is unique to each individual’s needs and circumstance.

We generate primarily all of our revenue, which is highly recurring, from fees for services provided from contracts across all solutions, which is primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable). Our contracts typically have three to five-year terms for ongoing services with mutual renewal options. The majority of the Company’s revenue is recognized over time when control of the promised services is transferred and the customers simultaneously receive and consume the benefits of our services. Payment terms are consistent with industry practice.

We use annual revenue retention rates as some of the measures to manage our business. We calculate annual revenue retention by identifying the clients from whom we generate revenue in the prior year and determining what percentage of that revenue is generated from those same clients for the same solutions in the subsequent year.

Recent Developments

The Business Combination

On the Closing Date, FTAC completed its business combination transaction contemplated by the Business Combination Agreement. On the Closing Date, pursuant to the Business Combination Agreement, among other things, (i) FTAC Merger Sub merged with and into FTAC, with FTAC being the surviving corporation in the merger and becoming a subsidiary of Alight and being renamed Alight Group, Inc., (ii) Tempo Merger Sub merged with and into Tempo, with Tempo being the surviving company in the merger, becoming a subsidiary of Alight and being renamed Alight Holding Company, LLC and (iii) each of the Blocker Merger Subs merged with and into the correspondingly numbered Tempo Blocker, with the applicable Tempo Blocker being the surviving entity in such mergers. As a result of the Business Combination, and by virtue of such series of mergers and related transactions, the combined company is now organized in an “Up-C” structure, in which substantially all of the assets and business of Alight are held by Alight Holdings, of which Alight is the managing member pursuant to the terms of the Alight Holdings Operating Agreement that went into effect upon the completion of the Business Combination.

Corporate Information

Alight, Inc. is a Delaware corporation. Our principal executive offices are located at 4 Overlook Point, Lincolnshire, IL 60069, and our telephone number is (224) 737-7000. Our principal website address is https://alight.com/. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

THE OFFERING

We are registering the the resale by the Selling Holders or their permitted transferees of up to 352,056,664 shares of Class A Common Stock. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” in this prospectus.

Issuance of Class A Common Stock

The following information is as of December 31, 2021 and does not give effect to issuances of our Class A Common Stock or options to purchase shares of our Class A Common Stock after such date, or the exercise of options after such date.

Shares of our Class A Common Stock outstanding prior to (i) the conversion of 5,264,832 shares of Class B-1 Common Stock (including 274,379 shares of Class B-1 Common Stock issuable upon conversion of shares of Class Z-B-1 Common Stock),5,264,832 shares of Class B-2 Common Stock (including 274,379 shares of Class B-2 Common Stock issuable upon conversion of shares of Class Z-B-2 Common Stock) and 5,046,819 shares of Class Z-A Common Stock into an aggregate of 15,576,483 shares of Class A Common Stock and (ii) the conversion of 554,620,495 Class A Units (including (x) 4,990,453, 4,990,453 and 2,774,272 Class A Units issuable upon conversion of Class B-1 Units, Class B-2 Units and Class Z-A Units, respectively, (y) 150,829 Class A Units issuable upon conversion of Class B-1 Units converted from Class Z-B-1 Units and (z) 150,829
Class A Units issuable upon conversion of Class B-2 Units converted from Class Z-B-2 Units) into an aggregate of 554,620,495 shares of Class A Common Stock and the surrender and cancellation of a corresponding number of shares of Class V Common Stock
464,103,972 shares.

Use of proceeds	All of the shares of Class A common stock offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

Resale of Class A common stock

Shares of Class A Common Stock offered by the Selling Holders, consisting of (i) 257,129,956 shares of Class A Common Stock, (ii) 4,580,391 shares of Class A Common Stock issuable upon the conversion of shares of Class B-1 Common Stock (including 259,683 shares of Class B-1 Common Stock issuable upon conversion of shares of Class Z-B-1 Common Stock), (iii) 4,580,391 shares of Class A Common Stock issuable upon the conversion of shares of Class B-2 Common Stock (including 259,683 shares of Class B-2 Common Stock issuable upon conversion of shares of Class Z-B-2 Common Stock), (iv) 4,776,488 shares of Class A Common Stock issuable upon conversion of shares of Class Z-A Common Stock, and (v) 80,989,438 shares of Class A Common Stock issuable upon the conversion of Class A Units (including (x) 2,375,949, 2,375,949 and 2,626,580 Class A Units issuable upon conversion of Class B-1 Units, Class B-2 Units and Class Z-A Units, respectively, (y) 142,799 Class A Units issuable upon conversion of Class B-1 Units converted from Class Z-B-1 Units and (z) 142,799 Class A Units issuable upon conversion of Class B-2 Units converted from Class Z-B-2 Units) and the surrender and cancellation of a corresponding number of shares of Class V Common Stock

352,056,664 shares.

Use of proceeds	We will not receive any proceeds from the sale of the Class A Common Stock to be offered by the Selling Holders.

NYSE Ticker Symbols	Class A Common Stock: “ALIT”

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our business, financial condition, results of operations, and prospects. A summary of the principal factors that create risk in investing in our securities and might cause actual results to differ is set forth below:

•	the possibility that the Company may be adversely affected by other economic, business or competitive factors;

•	the ongoing COVID-19 pandemic and future outbreak of any other highly infectious or contagious disease, including the global economic uncertainty and measures taken in response;

•	risks associated with competition with the Company’s competitors;

•

cyber attacks and security vulnerabilities and other significant disruptions in the Company’s information technology systems and networks that could expose the Company to legal liability, impair its reputation or have a negative effect on the Company’s results of operations;

•	our handling of confidential, personal or proprietary data;

•	changes in applicable laws or regulations;

•	an inability to successfully execute on operational and technological enhancements designed to drive value for our clients or drive internal efficiencies;

•	claims (particularly professional liability claims), litigation or other proceedings against us;

•	the inability to adequately protect key intellectual property rights or proprietary technology;

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past and prospective acquisitions, including the failure to successfully integrate operations, personnel, systems, technologies and products of the acquired companies, adverse tax consequences of acquisitions, greater than expected liabilities of the acquired companies and charges to earnings from acquisitions;

•	the success of our strategic partnerships with third parties;

•	the possibility of a decline in continued interest in outsourced services;

•	our inability to retain and attract experienced and qualified personnel;

•	recovery following a disaster or other business continuity problem;

•	our inability to deliver a satisfactory product to our clients;

•	damage to our reputation;

•	our reliance on third-party licenses and service providers;

•	our handling of client funds;

•	changes in regulations that could have an adverse effect on the Company’s business;

•	the Company’s international operations;

•	the profitability of our engagements due to unexpected circumstances;

•	changes in accounting principles or treatment;

•	contracting with government clients;

•	the significant control the Sponsor Investor and Existing Investors have over us;

•

the potential for conflicts of interest arising out of any members of the Company Board allocating their time to other businesses and not exclusively to the Company, and that the Company Charter will contain a corporate opportunities waiver so directors will not be required to present potential business opportunities to the Company;

•	the incurrence of increased costs and becoming subject to additional regulations and requirements as a result of being a public company;

•	changes in our capital structure, including from the issuance of new shares by the Company or sales of shares by existing investors, which could adversely affect the market price of our stock;

•	the Company’s obligations under the Tax Receivable Agreement; and

•	changes to our credit ratings or interest rates which could affect our financial resources, ability to raise additional capital, generate sufficient cash flows, or generally maintain operations.

These risk factors do not identify all risks that we face, and our business, financial condition and results of operations could also be affected by factors, events or uncertainties that are not presently known to us or that we currently do not consider to present material risks.

RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our Company and our business. Any of the following risks could materially and adversely affect our business financial condition and results of operations.

Risks Related to Our Business and Industry

An overall decline in economic activity could adversely affect the financial condition and results of operations of our business.

The results of our business are generally affected by the level of business activity of our clients, which in turn is affected by the level of economic activity in the industries, markets and regions these clients serve. The level of economic activity may be affected by unforeseen events, such as adverse weather conditions, natural disasters (including those as a result of climate change), catastrophic events, war (including the ongoing conflict between Russia and Ukraine), terrorism or public health conditions (including the ongoing COVID-19 pandemic). Additionally, substantial changes to trade, inflation rates, monetary and fiscal policies, political conditions, employment rates (including as a result of an increasingly competitive job market), and constriction and volatility in the credit markets, may occur and would affect our business. Economic downturns in some markets may cause reductions in technology and discretionary spending by our clients, which may result in reductions in the growth of new business as well as reductions in existing business. If our clients become financially less stable, enter bankruptcy, liquidate their operations or consolidate, our revenues and/or collectability of receivables could be adversely affected. Our contracts also depend upon the number of our clients’ employees or the number of participants in our clients’ employee benefit plans. If our clients become financially less stable, change their staffing models, enter bankruptcy, liquidate their operations or consolidate, that could result in layoffs or other reductions in the number of participants in our clients’ employee benefit plans. We may also experience decreased demand for our services as a result of postponed or terminated outsourcing of human resource (“HR”) functions. Reduced demand for our services could increase price competition and have an adverse effect on our financial condition or results of operations.

Our operations have been adversely affected and could in the future be materially adversely impacted by the ongoing COVID-19 pandemic. Further, the spread of the COVID-19 outbreak has caused severe disruptions in the U.S. and global economy and financial markets and could potentially create widespread business continuity issues of an as yet unknown magnitude and duration. Any future outbreak of any other highly infectious or contagious disease could have a similar impact.

The global spread of COVID-19 has created significant volatility and uncertainty and economic disruption. The extent to which the coronavirus pandemic impacts our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the impact of the pandemic on economic activity and actions taken in response; the effect on our clients and client demand for our services and solutions; our ability to sell and provide our services and solutions, including as a result of travel restrictions and people working from home; the ability of our clients to pay for our services and solutions; and any closures of our and our clients’ offices and facilities. For example, we have large concentrations of employees and third-party vendors performing critical operations in regions significantly impacted by COVID-19. Although there are effective vaccines that have been approved for use, distribution of the vaccines did not begin until late 2020 and remains ongoing. The ability of our employees to work may continue to be significantly impacted by individuals contracting or being exposed to COVID-19 and its resurgences and by the availability and efficacy of vaccinations, particularly against new variants of COVID-19. While we have successfully transitioned many of our employees to a work-from-home model, the closure of those facilities, or restrictions inhibiting our employees’ ability to access those facilities, has disrupted, and could in the future disrupt our ability to provide our services and solutions and result in, among other things, terminations of client contracts and losses of revenue. Clients may also slow down decision making, delay planned work or seek to terminate existing agreements. Additionally, the COVID-19 pandemic has caused, and may continue to cause, companies to lay off or furlough employees and as a result our revenue may be adversely impacted if our clients have fewer employees. The pandemic may also cause increased cybersecurity risk, as cybercriminals attempt to capitalize from the disruption, including remote working arrangements. In addition, the COVID-19 pandemic continues to disrupt global supply chains, has caused labor shortages and has added broad inflationary pressures. While it is not possible at this time to estimate the full impact that COVID-19 could have on our business, the continued spread and resurgences of COVID-19 (including the introduction of new and more easily transmitted variants, such as the Delta and Omicron variants) and the measures taken by the governments of countries affected, including business shut-downs, quarantines, border closures, increased border controls, travel restrictions, shelter-in-place orders and shutdowns, reduced business operations and social distancing requirements, could dampen or delay any economic recovery and could materially adversely impact our business, financial condition or results of operations. To the extent the COVID-19 pandemic adversely affects our business, financial conditions and results of operations, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

We face significant competition and our failure to compete successfully could have a material adverse effect on the financial condition and results of operations of our business.

Our competitors may have greater resources, larger customer bases, greater name recognition, stronger presence in certain geographies and more established relationships with their customers and suppliers than we have. In addition, new competitors, alliances among competitors or mergers of competitors could gain significant market share and some of our competitors may have or may develop a lower cost structure, adopt more aggressive pricing policies or provide services that gain greater market acceptance than the services that we offer or develop. Large and well-capitalized competitors may be able to respond to the need for technological changes and innovate faster, or price their services more aggressively. They may also compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share more effectively than we do. If we are unable to compete successfully, we could lose market share and clients to competitors, which could materially adversely affect our results of operations. To respond to increased competition and pricing pressure, we may have to lower the cost of our solutions or decrease the level of service provided to clients, which could have an adverse effect on our financial condition or results of operations.

We rely on complex information technology systems and networks to operate our business. Any significant system or network disruption could expose us to legal liability, impair our reputation or have a negative impact on our operations, sales and operating results and could expose us to litigation and negatively impact our relationships with customers.

We rely on the efficient, uninterrupted and secure operation of complex information technology systems, and networks and data centers, some of which are within our business and some of which are outsourced to third-party providers, including cloud infrastructure service providers such as Amazon Web Services (AWS) and Microsoft Azure Cloud. We do not have control over the operations of such third parties. We also may decide to employ additional offsite data centers in the future to accommodate growth. Problems faced by our data center locations, with the telecommunications network providers with whom we or they contract, or with the systems by which our telecommunications providers allocate capacity among their clients, including us, could adversely affect the availability and processing of our solutions and related services and the experience of our clients. If our data centers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business and cause us to incur additional expense. In addition, any financial difficulties faced by our third-party data center’s operator or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict. These facilities are vulnerable to damage or interruption from catastrophic events, such as earthquakes, hurricanes, floods, fires, cyber security attacks (including the recent use of “ransomware” and phishing attacks), terrorist attacks, power losses, telecommunications failures and similar events. The risk of cyber attacks could be exacerbated by geopolitical tensions, including hostile actions taken by nation-states and terrorist organizations. While we have adopted, and continue to enhance, business continuity and disaster recovery plans and strategies, there is no guarantee that such plans and strategies will be effective, which could interrupt the functionality of our information technology systems or those of third parties. The occurrence of a natural disaster (or other extreme weather as a result of climate change) or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our services and solutions. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with customers and adversely affect our business and could expose us to third-party liabilities. Any errors, defects, disruptions or other performance problems with our information technology systems including any changes in service levels at our third-party data center could adversely affect our reputation and may damage our clients’ stored files or result in lengthy interruptions in our services. Interruptions in our services might reduce our revenues, subject us to potential liability or other expenses or adversely affect our renewal rates.

In relation to our third-party data centers, while we own, control and have access to our servers and all of the components of our network that are located in these centers, we do not control the operation of these facilities. The operators of our third-party data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if the data center operators are acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur costs and experience service interruption in doing so.

Improper access to, misappropriation, destruction or disclosure of confidential, personal or proprietary data as a result of employee or vendor malfeasance or cyber-attacks could result in financial loss, regulatory scrutiny, legal liability or harm to our reputation.

One of our significant responsibilities is to maintain the security, including cybersecurity, and privacy of our employees’ and clients’ confidential and proprietary information and the confidential information about clients’ employees’ compensation, health and benefits information and other personally identifiable information. However, all information technology systems are potentially vulnerable to damage or interruption from a variety of sources, including but not limited to cyber-attacks, computer viruses, malware, hacking, fraudulent use attempts, phishing attacks and security breaches. Our systems are also subject to compromise from internal threats such as improper action by employees, vendors and other third parties with otherwise legitimate access to our systems. Despite our efforts, from time to time, we experience attacks and other cyber-threats to our systems and networks and have from time to time experienced cyber security incidents such as computer viruses, unauthorized parties gaining access to our information technology systems and similar matters, which to date have not had a material impact on our business. These attacks can seek to exploit, among other things, known or unknown vulnerabilities in technology included in our information systems or those of third-party providers. Because the techniques used to obtain unauthorized access are constantly changing and becoming increasingly more sophisticated and often are not recognized until launched against a target, we or our third-party providers may be unable to anticipate these techniques or implement sufficient preventative measures. If we are unable to efficiently manage the vulnerability of our systems and effectively maintain and upgrade our system safeguards, we may incur unexpected costs and certain of our systems may become more vulnerable to unauthorized access. For example, there has been a stark increase in new financial fraud schemes akin to ransomware attacks on large companies whereby a cybercriminal installs a type of malicious software, or malware, that prevents a user or enterprise from accessing computer files, systems, or networks and demands payment of a ransom for their return. Cyber criminals may also attempt to fraudulently induce employees, customers or other users of our systems to disclose sensitive information in order to gain access to our data or that of our customers. In addition, while we have certain standards for all vendors that provide us services, our vendors, and in turn, their own service providers, have experienced and in the future may continue to become subject to the same types of security breaches. In the future, these types of incidents could result in intellectual property or other confidential information being lost or stolen, including client, employee or business data. In addition, we may not be able to detect breaches in our information technology systems or assess the severity or impact of a breach in a timely manner.

We have implemented various measures to manage our risks related to system and network security and disruptions, but an actual or perceived security breach, a failure to make adequate disclosures to the public or law enforcement agencies following any such event or a significant and extended disruption in the functioning of our information technology systems could damage our reputation and cause us to lose clients, adversely impact our operations, sales and operating results and require us to incur significant expense to address and remediate or otherwise resolve such issues.

We maintain policies, procedures and technological safeguards designed to protect the security and privacy of this information. These include, for example, the appropriate encryption of information, the use of anti-virus, anti-malware and other protections. Nonetheless, we cannot eliminate the risk of human error or inadequate safeguards against employee or vendor malfeasance or cyber-attacks that could result in improper access to, misappropriation, destruction or disclosure of confidential, personal or proprietary information and we may not become aware in a timely manner of any such security breach. Such unauthorized access, misappropriation, destruction or disclosure could result in the loss of revenue, reputational damage, indemnity obligations, damages for contract breach, civil and criminal penalties for violation of applicable laws, regulations or contractual obligations, and significant costs, fees and other monetary payments for remediation. Furthermore, our clients may not be receptive to services delivered through our information technology systems and networks following an actual or perceived security breach due to concerns regarding transaction security, user privacy, the reliability and quality of internet service and other reasons. The release of confidential information as a result of a security breach could also lead to litigation or other proceedings against us by affected individuals or business partners, or by regulators, and the outcome of such proceedings, which could include penalties or fines, could have a significant negative impact on our business. Additionally, in order to maintain the level of security, service and reliability that our clients require, we may be required to make significant additional investments in our methods of delivering services.

In many jurisdictions, including North America and the European Union, we are subject to laws and regulations relating to the collection, use, retention, security and transfer of this information including the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) and the HIPAA regulations governing, among other things, the privacy, security and electronic transmission of individually identifiable protected health information, the Personal Information Protection and Electronic Documents Act (“PIPEDA”) and the European Union General Data Protection Regulation (“GDPR”). California also enacted legislation, the California Consumer Privacy Act of 2018 (“CCPA”) and the related California Privacy Rights Act (“CPRA”), that afford California residents expanded privacy protections and a private right of action for security breaches affecting their personal information. Virginia and Colorado have similarly enacted comprehensive privacy laws, the Consumer Data Protection Act and Colorado Privacy Act, respectively, both laws of which emulate the CCPA and CPRA in many respects. The Virginia Consumer Data Protection Act takes effect on January 1, 2023, and the Colorado Privacy Act takes effect on July 1, 2023. In 2021, two bills were introduced (or reintroduced) in the United States Senate: the 2021 Data Privacy Act, which would create an agency to enforce data protection rules, ensure that data practices are fair and transparent, and promote data protection and privacy innovation, and the Setting an American Framework to Ensure Data Access, Transparency, and Accountability Act, which seeks to establish a comprehensive privacy regime including many of the concepts found in other state and federal privacy bills/laws, such as consent requirements for sensitive data, data subject rights, and privacy policy requirements. The Information Transparency & Personal Data Control Act was introduced in the United States House of Representatives, which would require the FTC to establish requirements for entities providing services to the public that collect, store, process, use, or otherwise control sensitive personal information. We anticipate federal and state regulators to continue to enact legislation related to privacy and cybersecurity. These and other similar laws and regulations are frequently changing and are becoming increasingly complex and sometimes conflict among the various jurisdictions and countries in which we provide services both in terms of substance and in terms of enforceability. This makes compliance challenging and expensive. Our failure to adhere to or successfully implement processes in response to changing regulatory requirements in this area could result in legal liability or impairment to our reputation in the marketplace. Further, regulatory initiatives in the area of data protection are more frequently including provisions allowing authorities to impose substantial fines and penalties, and therefore, failure to comply could also have a significant financial impact.

Changes in regulation, including changes in regulations related to health and welfare plans, fiduciary rules, pension reform, payroll and data privacy and data usage, their application and interpretation could have an adverse effect on our business.

In addition to the complexity of the laws and regulations themselves, the development of new laws and regulations, changes in application or interpretation of laws and regulations and our continued operational changes and development into new jurisdictions and new service offerings also increases our legal and regulatory compliance complexity as well as the type of governmental oversight to which we may be subject. These changes in laws and regulations could mandate significant and costly changes to the way we implement our services and solutions or could impose additional licensure requirements or costs to our operations and services. Furthermore, as we enter new jurisdictions or lines of businesses and other developments in our services, we may become subject to additional types of laws and policies and governmental oversight and supervision. In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. In addition, new regulatory or industry developments could create an increase in competition that could adversely affect us. These potential developments include:

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changes in regulations relating to health and welfare plans including potential challenges or changes to the Patient Protection and Affordable Care Act, expansion of government-sponsored coverage through Medicare or the creation of a single payer system;

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changes in regulations relating to defined contribution and defined benefit plans, including pension reform that could decrease the attractiveness of certain of our retirement products and services to retirement plan sponsors and administrators or have an unfavorable effect on our ability to earn revenues from these products and services;

•	changes in regulations relating to payroll processing and payments or withholding taxes or other required deductions;

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additional requirements respecting data privacy and data usage in jurisdictions in which we operate that may increase our costs of compliance and potentially reduce the manner in which data can be used by us to develop or further our product offerings;

•	changes in regulations relating to fiduciary rules;

•	changes in federal or state regulations relating to marketing and sale of Medicare plans, Medicare Advantage and Medicare Part D prescription drug plans;

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changes to regulations of producers, brokers, agents or third-party administrators such as the Consolidated Appropriations Act of 2021, that may alter operational costs, the manner in which we market or are compensated for certain services or other aspects of our business;

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changes to regulations or additional regulations resulting from COVID-19 such as the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Coronavirus Response and Relief Supplemental Appropriations Act of 2021 or equivalent state or local initiatives; and

•	additional regulations or revisions to existing regulations promulgated by other regulatory bodies in jurisdictions in which we operate.

For example, there have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at addressing the availability of healthcare and containing or lowering the cost of healthcare. Although we cannot predict the ultimate content or timing of any healthcare reform legislation, potential changes resulting from any amendment, repeal or replacement of these programs, including any reduction in the future availability of healthcare insurance benefits, could adversely affect our business and future results of operations. Further, the federal government from time to time considers pension reform legislation, which could negatively impact our sales of defined benefit or defined contribution plan products and services and cause sponsors to discontinue existing plans for which we provide administrative or other services. Certain tax-favored savings initiatives that have been proposed could hinder sales and persistency of our products and services that support employment-based retirement plans.

Our services are also the subject of ever-evolving government regulation, either because the services provided to or business conducted by our clients are regulated directly or because third parties upon whom we rely to provide services to our clients are regulated, thereby indirectly impacting the manner in which we provide services to those clients. Changes in laws, government regulations or the way those regulations are interpreted in the jurisdictions in which we operate could affect the viability, value, use or delivery of benefits and HR programs, including changes in regulations relating to health and welfare plans (such as medical), defined contribution plans (such as 401(k)), defined benefit plans (such as pension) or payroll delivery, may adversely affect the demand for, or profitability of, our services.

Our business performance and growth plans could be negatively affected if we are not able to effectively apply technology in driving value for our clients or gaining internal efficiencies. Conversely, investments in innovative product offerings may fail to yield sufficient return to cover their costs.

Our success depends, in part, on our ability to develop and implement new or revised solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards and client preferences. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis, and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies requires us to incur significant expenses.

If we cannot offer new technologies as quickly as our competitors or if our competitors develop more cost-effective technologies, it could have a material adverse effect on our ability to obtain and complete client engagements. Innovations in software, cloud computing or other technologies that alter how our services are delivered could significantly undermine our investments in our business if we are slow or unable to take advantage of these developments.

We are continually developing and investing in innovative and novel service offerings, including a recent transition to a business process as a service (“BPaaS”) offering, which we believe will address needs that we identify in the markets. In some cases, our BPaaS offerings may require new or unique pricing structures, which may include performance guarantees or fees at risk that differ significantly from our historical practices. These initiatives carry the risks associated with any new solution development effort, including cost overruns, delays in delivery and implementation and performance issues. There can be no assurance that we will be successful in developing, marketing and selling new solutions or enhancements that meet these changing demands, that we will not experience difficulties that could delay or prevent the successful development, implementation, introduction and marketing of these solutions or enhancements, or that our new solutions and enhancements will adequately meet the demands for the marketplace and achieve market acceptance. Any of these developments could have an adverse impact on our future revenue and/or business prospects. Nevertheless, for those efforts to produce meaningful value, we are reliant on a number of other factors, some of which are outside of our control, to deem them suitable, and whether those parties will find them suitable will be subject to their own particular circumstances.

We are subject to professional liability claims against us as well as other contingencies and legal proceedings relating to our delivery of services, some of which, if determined unfavorably to us, could have an adverse effect on our financial condition or results of operations.

We assist our clients with outsourcing various HR functions. Third parties may allege that we are liable for damages arising from these services in professional liability claims against us. Such claims could include, for example, the failure of our employees or sub-agents, whether negligently or intentionally, to correctly execute transactions. It is not always possible to prevent and detect errors and omissions, and the precautions we take may not be effective in all cases. In addition, we are subject to other types of claims, litigation and proceedings in the ordinary course of business, which along with professional liability claims, may seek damages, including punitive damages, in amounts that could, if awarded, have a material adverse impact on our financial position, earnings and cash flows. In addition to potential liability for monetary damages, such claims or outcomes could harm our reputation or divert management resources away from operating our business. While we maintain insurance to cover various aspects of such professional liability and other claims, such coverage may not be adequate or applicable for certain claims or in the event of an adverse outcome related to such claims. In such circumstances, we would be responsible for payment of amounts that are not covered by insurance and that could have a material adverse impact on our business. In some cases, due to other business considerations, we may elect to pay or settle professional liability or other claims even where we may not be contractually or legally obligated to do so.

Accruals for exposures, and related insurance receivables, when applicable to us, have been provided to the extent that losses are deemed probable and are reasonably estimable. These accruals and receivables are adjusted from time to time as developments warrant and may also be adversely affected by disputes we may have with our insurers over coverage. Amounts related to our settlement provisions are recorded in other general expenses in our statements of income.

The ultimate outcome of these claims, lawsuits and proceedings cannot be ascertained, and liabilities in indeterminate amounts may be imposed on us. It is possible that our future results of operations or cash flows for any particular quarterly or annual period could be materially affected by an unfavorable resolution of these matters.

We may become involved in claims, litigation or other proceedings that could harm the value of our business.

We are subject to, and may become a party to, various claims, lawsuits or other proceedings that arise in the ordinary course of our business. Our business is subject to the risk of litigation or other proceedings involving current and former employees, clients, partners, suppliers, shareholders or others. For example, participants in our clients’ benefit plans could claim that we did not adequately protect their data or secure access to their accounts. Regardless of the merits of the claims, the cost to defend litigation may be significant, and such matters can be time-consuming and divert management’s attention and resources. The outcomes of such matters in the ordinary course of our business are inherently uncertain, and adverse judgments or settlements could have a material adverse impact on our financial position or results of operations. In addition, we may become subject to future lawsuits, claims, audits and investigations, or suits, any of which could result in substantial costs and divert our attention and resources. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Our failure to protect our intellectual property rights, or allegations that we have infringed on the intellectual property rights of others, could harm our reputation, ability to compete effectively and financial condition.

To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates, employees, clients, strategic partners and others. However, the protective steps that we take may be inadequate to deter misappropriation of our proprietary information and technology. In addition, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Further, effective trademark, copyright, patent and trade secret protection may not be available in every country in which we offer our services or competitors may develop products similar to our products that do not conflict with our related intellectual property rights. Failure to protect our intellectual property adequately could harm our reputation and affect our ability to compete effectively.

In addition, to protect or enforce our intellectual property rights, we may initiate litigation against third parties, such as infringement suits or interference proceedings. Third parties may assert intellectual property rights claims against us, which may be costly to defend, could require the payment of damages and could limit our ability to use or offer certain technologies, products or other intellectual property. Any intellectual property claims, with or without merit, could be expensive, take significant time and divert management’s attention from other business concerns. Successful challenges against us could require us to modify or discontinue our use of technology or business processes where such use is found to infringe or violate the rights of others, or require us to purchase licenses from third parties (which may not be available on terms acceptable to us, or at all), any of which could adversely affect our business, financial condition and operating results.

We might not be successful at acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses.

We may not successfully identify suitable investment opportunities. We expect to continue pursuing strategic and targeted acquisitions, investments and joint ventures to enhance or add to our skills and capabilities or offerings of services and solutions, or to enable us to expand in certain geographic and other markets. For example, we previously acquired Northgate Information Solutions Limited, a leading provider of global HR and Payroll services and more recently we acquired AON Retiree Health Exchange, Inc., an individual market solution that better supports employers and their retirees. We are still working towards fully integrating each of these acquisitions into our businesses.

Furthermore, we face risks in successfully integrating any businesses we might acquire or create through a joint venture or similar arrangement. Ongoing business may be disrupted, and our management’s attention may be diverted by acquisition, investment, transition or integration activities. In addition, we might need to dedicate additional management and other resources, and our organizational structure could make it difficult for us to efficiently integrate acquired businesses into our ongoing operations and assimilate and retain employees of those businesses into our culture and operations. The potential loss of key executives, employees, customers, suppliers and other business partners of businesses we acquire may adversely impact the value of the assets, operations or businesses. Furthermore, acquisitions or joint ventures may result in significant costs and expenses, including those related to retention payments, equity compensation, severance pay, early retirement costs, intangible asset amortization and asset impairment charges, assumed litigation and other liabilities, and legal, accounting and financial advisory fees, which could negatively affect our profitability. We may have difficulties as a result of entering into new markets where we have limited or no direct prior experience or where competitors may have stronger market positions.

We might fail to realize the expected benefits or strategic objectives of any acquisition, investment or joint venture we undertake. We might not achieve our expected return on investment or may lose money. We may be adversely impacted by liabilities that we assume from a company we acquire or in which we invest, including from that company’s known and unknown obligations, intellectual property or other assets, terminated employees, current or former clients or other third parties. In addition, we may fail to identify or adequately assess the magnitude of certain liabilities, shortcomings or other circumstances prior to acquiring, investing in or partnering with a company, including potential exposure to regulatory scrutiny and sanctions or liabilities resulting from an acquisition target’s previous activities, internal controls and security environment. If any of these circumstances occurs, they could result in unexpected legal or regulatory exposure, unfavorable accounting treatment, unexpected increases in taxes or other adverse effects on our business. Litigation, indemnification claims and other unforeseen claims and liabilities may arise from the acquisition or operation of acquired businesses. If we are unable to complete the number and kind of investments for which we plan, or if we are inefficient or unsuccessful at integrating any acquired businesses into our operations, we may not be able to achieve our planned rates of growth or improve our market share, profitability or competitive position in specific markets or services.

We periodically evaluate, and have engaged in, the disposition of assets and businesses. Divestitures could involve difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention, the disruption of our business and the potential loss of key employees. After reaching an agreement with a buyer for the disposition of a business, the transaction may be subject to the satisfaction of pre-closing conditions, including obtaining necessary regulatory and government approvals, which, if not satisfied or obtained, may prevent us from completing the transaction. Divestitures may also involve continued financial involvement in or liability with respect to the divested assets and businesses, such as indemnities or other financial obligations, in which the performance of the divested assets or businesses could impact our results of operations. Any divestiture we undertake could adversely affect our results of operations.

Our growth depends in part on the success of our strategic partnerships with third parties.

We enter into strategic partnerships with third parties to enhance and extend the capabilities of our solutions in the ordinary course of our business. In order to continue to grow our business and enhance and extend our capabilities, we anticipate that we will continue to depend on the continuation and expansion of our strategic partnerships with third parties. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources.

If we are unsuccessful in establishing or maintaining our relationships with third parties, if we fail to comply with material terms (such as maintaining any required certifications) or if our strategic partners fail to perform as expected, our ability to compete in the marketplace or to grow our revenues could be impaired, which could adversely affect our business, financial condition, and results of operations. Even if we are successful, we cannot assure you that these relationships will result in increased customer usage of our solutions or increased revenues.

Our business is dependent on continued interest in outsourcing.

Our business and growth depend in large part on continued interest in outsourced services. Outsourcing means that an entity contracts with a third party, such as us, to provide services rather than perform such services in-house. There can be no assurance that this interest will continue, as organizations may elect to perform such services themselves and/or the business process outsourcing industry could move to an as-a-service model, thereby eliminating traditional outsourcing tasks. A significant change in this interest in outsourcing could materially adversely affect our results of operations and financial condition.

Our success depends on our ability to retain and attract experienced and qualified personnel, including our senior management team and other professional personnel.

We depend upon the members of our senior management team who possess extensive knowledge and a deep understanding of our business and our strategy. The unexpected loss of any of our senior management team could have a disruptive effect adversely impacting our ability to manage our business effectively and execute our business strategy. Competition for experienced professional personnel is intense, particularly for technology professionals in the areas in which we operate, and we are constantly working to retain and attract these professionals. If we cannot successfully do so, our business, operating results and financial condition could be adversely affected. We must develop our personnel to provide succession plans capable of maintaining continuity in the midst of the inevitable unpredictability of personnel retention. While we have plans for key management succession and long-term compensation plans designed to retain the senior employees, and continue to review and update those plans, if our succession plans do not operate effectively, particularly in an increasingly competitive job market, our business could be adversely affected.

Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.

Our operations are dependent upon our ability to protect our personnel, offices and technology infrastructure against damage from business continuity events that could have a significant disruptive effect on our operations. Should we or a key vendor or other third party experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, such as the ongoing COVID-19 pandemic, security breach, power loss, telecommunications failure or other natural or man-made disaster, our continued

success will depend, in part, on the availability of our personnel, office facilities and the proper functioning of existing, new or upgraded computer systems, telecommunications and other related systems and operations. In events like these, while our operational size, the multiple locations from which we operate and our existing back-up systems provide us with some degree of flexibility, we still can experience near-term operational challenges with regard to particular areas of our operations. We could potentially lose access to key executives and personnel, client data or experience material adverse interruptions to our operations or delivery of services to our clients in a disaster recovery scenario.

We regularly assess and take steps to improve upon our existing business continuity plans and key management succession. However, a disaster on a significant scale or affecting certain of our key operating areas within or across regions, or our inability to successfully recover should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged client relationships or legal liability.

If our clients are not satisfied with our services, we may face additional cost, loss of profit opportunities and damage to our reputation or legal liability.

We depend, to a large extent, on our relationships with our clients and our reputation to understand our clients’ needs and deliver solutions and services that are tailored to satisfy those needs. If a client is not satisfied with our services, it may be damaging to our business and could cause us to incur additional costs and impair profitability. Many of our clients are businesses that band together in industry groups and/or trade associations and actively share information among themselves about the quality of service they receive from their vendors. Accordingly, poor service to one client may negatively impact our relationships with multiple other clients. Moreover, if we fail to meet our contractual obligations, we could be subject to legal liability or loss of client relationships.

Damage to our reputation could have a material adverse effect on our business.

Our reputation is a key asset of our business. Our ability to attract and retain clients is highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, financial condition and other subjective qualities. Negative perceptions or publicity regarding these matters could erode trust and confidence and damage our reputation among existing and potential clients, which could make it difficult for us to attract new clients and maintain existing ones as mentioned above. Negative public opinion could also result from actual or alleged conduct by us or those currently or formerly associated with us in any number of activities or circumstances, including operations, regulatory compliance, and the use and protection of data and systems, satisfaction of client expectations, and from actions taken by regulators or others in response to such conduct. This damage to our reputation could further affect the confidence of our clients, rating agencies, regulators, stockholders and the other parties in a wide range of transactions that are important to our business having a material adverse effect on our business, financial condition and operating results.

We depend on licenses of third-party software to provide our services. The inability to maintain these licenses or errors in the software we license could result in increased costs, or reduced service levels, which would adversely affect our business.

Our applications incorporate certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software and development tools from third parties in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of the software used in our applications with new third-party software may require significant work and require substantial investment of our time and resources. To the extent that our applications depend upon the successful operation of third-party software in conjunction with our software, any undetected errors or defects in this third-party software could prevent the deployment or impair the functionality of our own applications, delay new application introductions, result in a failure of our applications and injure our reputation. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties.

We rely on third parties to perform key functions of our business operations and to provide services to our clients. These third parties may act in ways that could harm our business.

As we continue to focus on reducing the expense necessary to support our operations, we have increasingly used outsourcing strategies for a significant portion of our information technology and business functions. We rely on third parties, and in some cases subcontractors, to provide services, data and information such as technology, information security, funds transfers, data processing, and administration and support functions that are critical to the operations of our business. We expect to continue to assess and potentially expand such relationships in the future. As we do not fully control the actions of these third parties, we are subject to the risk that their decisions may adversely impact us and replacing these service providers could create significant delay and expense. A failure by the third parties to comply with service level agreements or regulatory or legal requirements, in a high quality and timely manner, particularly during periods of our peak demand for their services, could result in economic and reputational harm to us. In addition, these third parties face their own technology, operating, business and economic risks, and any significant failures by them, including the improper use or disclosure of our confidential client, employee, or business information, could cause harm to our reputation. An interruption in or the cessation of service by any service provider as a result of systems failures, capacity constraints, financial difficulties or for any other reason could disrupt our operations, impact our ability to offer certain products and services, and result in contractual or regulatory penalties, liability claims from clients and/or employees, damage to our reputation and harm to our business.

Our business is exposed to risks associated with the handling of client funds.

Our business handles payroll processing, retirement and health plan administration and related services for certain clients. Consequently, at any given time, we may be holding or directing funds of our clients and their employees, while payroll or benefit plan payments are processed. This function creates a risk of loss arising from, among other things, fraud by employees or third parties, execution of unauthorized transactions or errors relating to transaction processing. We are also potentially at risk in the event the financial institution in which these funds are held suffers any kind of insolvency or liquidity event or fails, for any reason, to deliver their services in a timely manner. The occurrence of any of these types of events in connection with this function could cause us financial loss and reputational harm.

We are subject to extensive governmental regulation, which could reduce our profitability, limit our growth, or increase competition.

Our business is subject to extensive legal and regulatory oversight throughout the world including a variety of laws, rules, and regulations addressing, among other things, licensing, data privacy and protection, wage and hour standards, employment and labor relations, occupational health and safety, environmental matters, anti-competition, anti-corruption, economic sanctions, currency, reserves and government contracting. This legal and regulatory oversight could reduce our profitability or limit our growth by increasing the costs of legal and regulatory compliance; by limiting or restricting the products or services we sell, the markets we enter, the methods by which we sell our services, the prices we can charge for our services, and the form of compensation we can accept from our clients and third parties; or by subjecting our business to the possibility of legal and regulatory actions or proceedings. For example, when federal, local, state or foreign minimum wage rates increase, we may have to increase the wages of both minimum wage employees and employees whose wages are above the minimum wage. We may also face increased operating costs resulting from changes in federal, state or local laws and regulations relating to employment matters, including those relating to the classification of employees, employee eligibility for overtime and secure scheduling requirements, which often incorporate a premium pay mandate for scheduling deviations.

The global nature of our operations increases the complexity and cost of compliance with laws and regulations, including training and employee expenses, adding to our cost of doing business. In addition, many of these laws and regulations may have differing or conflicting legal standards across jurisdictions, increasing further the complexity and cost of compliance. In emerging markets and other jurisdictions with less developed legal systems, local laws and regulations may not be established with sufficiently clear and reliable guidance to provide us adequate assurance that we are operating our business in a compliant manner with all required licenses or that our rights are otherwise protected. In addition, certain laws and regulations, such as the Foreign Corrupt Practices Act in the United States and similar laws in other jurisdictions in which we operate, could impact our operations outside of the legislating country by imposing requirements for the conduct of overseas operations, and in a number of cases, requiring compliance by foreign subsidiaries. We are also subject to economic and trade sanctions programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control, which prohibit or restrict transactions or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially designated, including narcotics traffickers and terrorists or terrorist organizations, among others.

We have implemented policies and procedures to monitor and address compliance with applicable anti-corruption, economic and trade sanctions and anti-money laundering laws and regulations, and we are continuously in the process of reviewing, upgrading and enhancing certain of our policies and procedures. However, our employees, consultants or agents may still take actions in violation of our policies for which we may be ultimately responsible, or our policies and procedures may be inadequate or may be determined to be inadequate by regulators. Any violations of applicable anti-corruption, economic and trade sanctions or anti-money laundering laws or regulations could limit certain of our business activities until they are satisfactorily remediated and could result in civil and criminal penalties, including fines that could damage our reputation and have a materially adverse effect on our results of operation or financial condition.

Our global operations and growth strategy expose us to various international risks that could adversely affect our business.

Our operations are conducted globally. Additionally, one aspect of our growth strategy is to expand in key markets around the world. Accordingly, we are subject to legal, economic and market risks associated with operating in, and sourcing from, foreign countries, including:

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difficulties in staffing and managing our foreign offices, such as unexpected wage inflation, worker attrition, or job turnover, increased travel and infrastructure costs, as well as legal and compliance costs associated with multiple international locations;

•	fluctuations or unexpected volatility in foreign currency exchange rates;

•	imposition or increase of investment and other restrictions by foreign governments;

•	longer payment cycles;

•	greater difficulties in accounts receivable collection;

•	insufficient demand for our services in foreign jurisdictions;

•	our ability to execute effective and efficient cross-border sourcing of services on behalf of our clients;

•	restrictions on the import and export of technologies; and

•	trade barriers, tariffs or sanctions laws.

If we are unable to manage the risks of our global operations and geographic expansion strategy, our results of operations and ability to grow could be materially adversely affected.

Our global delivery capability is concentrated in certain key operational centers, which may expose us to operational risks.

Our business model is dependent on our global delivery capability, which includes employees and third-party personnel based at various delivery centers around the world. While these delivery centers are located throughout the world, we have based large portions of our delivery capability in Spain, India and the Philippines.

Concentrating our global delivery capability in these locations presents operational risks, many of which are beyond our control. For example, natural disasters (including those as a result of climate change) and public health threats, particularly the ongoing COVID-19 pandemic and potential resurgences of the pandemic, could impair the ability of our people to safely travel to and work in our facilities and disrupt our ability to perform work through those delivery centers. As a result of the ongoing COVID-19 pandemic, many of our employees have transitioned to “work-from-home” arrangements. The significant increase in remote working and potential reduction in real estate footprint as a result could exacerbate certain risks to our business, including after the COVID-19 pandemic recedes in the future. Additionally, other countries may experience political instability, worker strikes, civil unrest and hostilities with neighboring countries. If any of these circumstances occurs, we have a greater risk that interruptions in communications with our clients and other locations and personnel, and any down-time in important processes we operate for clients, could result in a material adverse effect on our results of operations and our reputation in the marketplace.

The profitability of our engagements with clients may not meet our expectations due to unexpected costs, cost overruns, early contract terminations, unrealized assumptions used in our contract bidding process or the inability to maintain our prices in light of any inflationary circumstances.

Our profitability is highly dependent upon our ability to control our costs and improve our efficiency. As we adapt to change in our business, adapt to the regulatory environment, enter into new engagements, acquire additional businesses and take on new employees in new locations, we may not be able to manage our large, diverse and changing workforce, control our costs or improve our efficiency. In addition, certain client contracts may include unique or heavily customized requirements that limit our ability to fully recognize economies of scale across our business units.

Most new outsourcing arrangements undergo an implementation process whereby our systems and processes are customized to match a client’s plans and programs. The cost of this process is estimated by us and often only partially funded (if at all) by our clients. If the actual implementation expense exceeds our estimate or if the ongoing service cost is greater than anticipated, the client contract may be less profitable than expected. Even though outsourcing clients typically sign long-term contracts, many of these contracts may be terminated at any time, with or without cause, by the client upon written notice, typically between 90 to 360 days before expiration.

In such cases, our clients are generally required to pay a termination fee; however, this amount may not be sufficient to offset the costs we incurred in connection with the implementation and system set-up or fully compensate us for the profit we would have received if the contract had not been cancelled. A client may choose to delay or terminate a current or anticipated project as a result of factors unrelated to our work product or progress, such as the business or financial condition of the client or general economic conditions. When any of our engagements are terminated, we may not be able to eliminate associated ongoing costs or redeploy the affected employees in a timely manner to minimize the impact on profitability. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside our control, including the effects of the ongoing COVID-19 pandemic, could have an adverse effect on our profit margin.

Our profit margin, and therefore our profitability, is largely a function of the rates we are able to charge for our services and the staffing costs for our personnel. Accordingly, if we are not able to maintain the rates we charge for our services or appropriately manage the staffing costs of our personnel, we may not be able to sustain our profit margin and our profitability will suffer. The prices we are able to charge for our services are affected by a number of factors, including competitive factors, cost of living adjustment provisions, the extent of ongoing clients’ perception of our ability to add value through our services and general economic conditions such as inflation (including wage inflation). Our profitability is largely based on our ability to drive cost efficiencies during the term of our contracts for our services provided to customers. If we cannot drive suitable cost efficiencies, our profit margins will suffer.

We might not be able to achieve the cost savings required to sustain and increase our profit margins.

We provide our outsourcing services over long-term periods for variable or fixed fees that generally are less than our clients’ historical costs to provide for themselves the services we contract to deliver. Clients’ demand for cost reductions may increase over the term of the agreement. As a result, we bear the risk of increases in the cost of delivering services to our clients, and our margins associated with particular contracts will depend on our ability to control our costs of performance under those contracts and meet our service commitments cost-effectively. Over time, some of our operating expenses will increase as we invest in additional infrastructure and implement new technologies to maintain our competitive position and meet our client service commitments. We must anticipate and respond to the dynamics of our industry and business by using quality systems, process management, improved asset utilization and effective supplier management tools. We must do this while continuing to grow our business so that our fixed costs are spread over an increasing revenue base. If we are not able to achieve this, our ability to sustain and increase profitability may be reduced.

Changes in accounting principles or in our accounting estimates and assumptions could negatively affect our financial position and results of operations.

Our financial statements are prepared in conformity with GAAP which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions including, but not limited to, those relating to revenue recognition, recoverability of assets including customer receivables, contingencies, income taxes, share-based payments and estimates and assumptions used for our long-term contracts. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. These assumptions and estimates involve the exercise of judgment and discretion, which may evolve over time in light of operational experience, regulatory direction, developments in accounting principles and other factors. Actual results could differ from these estimates, or changes in assumptions, estimates or policies or the developments in the business or the application of accounting principles related to these areas may change our results from operations.

We may be required to record goodwill or other long-lived asset impairment charges, which could result in a significant charge to earnings.

We have a substantial amount of goodwill and purchased intangible assets on our consolidated balance sheet as a result of the recent Business Combination and other acquisitions. Under GAAP, we review our long-lived assets, such as goodwill, intangible assets and fixed assets, for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is assessed for impairment at least annually. Factors that may be considered in assessing whether goodwill or other long-lived assets may not be recoverable include reduced estimates of future cash flows and slower growth rates in our industry. We may experience unforeseen circumstances that adversely affect the value of our goodwill or other long-lived assets and trigger an evaluation of the recoverability of the recorded goodwill and other long-lived assets. Future goodwill or other long-lived asset impairment charges could materially impact our financial statements.

Our work with government clients exposes us to additional risks inherent in the government contracting environment.

A portion of our revenues is derived from contracts with or on behalf of national, state and local governments and their agencies. In some cases, our services to public sector clients are provided though or dependent upon relationships with third parties. Government contracts are subject to heightened contractual risks compared to contracts with non-governmental commercial clients. For example, government contracts often contain high or unlimited liability for breaches. Additionally, government contracts are generally subject to audits and investigations by government agencies. If the government discovers improper or illegal activities or contractual non-compliance (including improper billing), we may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government. Also, the qui tam provisions of the federal and various state civil False Claims Acts authorize a private person to file civil actions under these statutes on behalf of the federal and state governments. Further, the negative publicity that could arise from any such penalties, sanctions or findings could have an adverse effect on our reputation and reduce our ability to compete for new contracts with both government and commercial clients. Moreover, government entities typically finance projects through appropriated funds. While these projects are often planned and executed as multi-year projects, government entities usually reserve the right to change the scope of or terminate these projects for lack of approved funding or at their convenience. Changes in government or political developments, including budget deficits, shortfalls or uncertainties, government spending reductions or other debt or funding constraints, could result in lower governmental sales and our projects being reduced in price or scope or terminated altogether, which also could limit our recovery of incurred costs, reimbursable expenses and profits on work completed prior to the termination. Any of the occurrences and conditions described above could have a material adverse effect on our business, financial condition and operating results.

We could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof.

We could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in each country in which we do business. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the Tax Act for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the Tax Act and the CARES Act for future years is difficult to quantify, but these changes could materially affect our investors, the companies in which our funds invest, or us. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, subject carried interests to more onerous taxation or effect other changes that could have a material adverse effect on our business, results of operations and financial condition. Such changes could also include increases in state taxes and other changes to state tax laws.

In addition, our effective tax rate and tax liability are based on the application of current income tax laws, regulations, and treaties. These laws, regulations and treaties are complex, and the manner which they apply to us and diverse set of business arrangements is often open to interpretation. Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The tax authorities could challenge our interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to our income tax provision that could increase our effective tax rate. Changes to tax laws may also adversely affect our ability to attract and retain key personnel.

A third party attempting to acquire us or a substantial position in our Class A Common Stock may be limited by the operation of FINRA Rule 1017.

One of our subsidiaries, Alight Financial Solutions, LLC (“AFS”), is a member in good standing with the Financial Industry Regulatory Authority (“FINRA”), and is subject to change in ownership or control regulations as a result. FINRA’s Rule 1017 requires that any member of FINRA file an application for approval of any change in ownership that would result in one person or entity directly or indirectly owning or controlling 25% or more of member firm’s equity capital. A “substantially complete” application must be filed at least 30 days prior to effecting a change. The approval process under Rule 1017 can take six months or more to complete. The required FINRA process under Rule 1017, including the required 30-day notice period before effecting a change in ownership, could hinder or delay a third party in any effort to acquire us or a substantial position in our Class A Common Stock following the business combination, where such acquisition would result in the applicable person or persons, directly or indirectly, owning or controlling 25% or more of AFS. A denial of FINRA approval could prevent or delay any transaction resulting from a change of control or AFS withdrawing its broker-dealer registration, either of which could have a material adverse effect on our business, results of operations or future prospects. A denial of any other application AFS has made under Rule 1017 could also have a material adverse effect on us.

Risks Related to Ownership of our Securities

The Sponsor Investors and Existing Investors have significant influence over the Company and their interests may conflict with the Company’s or its stockholders in the future.

The Existing Investors (comprised of the Blackstone Investors, the New Mountain Investors, the GIC Investors and the PF Investors) beneficially own approximately a 39.5% voting interest in the Company based on their ownership of Class A Common Stock and Class V Common Stock (in respect of Existing Investors who hold Class A Units). In addition, the Sponsor Investors (by virtue of the ownership of the Founders, Cannae and THL) beneficially own approximately 16.6% of the Company’s Class A Common Stock. As a result, for so long as they retain a significant ownership interest in the Company and/or Alight Holding Company LLC (f/k/a Tempo Holding Company, LLC) (“Alight Holdings”), the Sponsor Investors and Existing Investors will have significant influence on the approval of actions requiring stockholder approval through the exercise of their voting power.

Moreover, under the Company Charter and the Investor Rights Agreement (as defined below) that the Company entered into with the Sponsor Investors and the Existing Investors as part of the Business Combination, the Company has agreed to nominate to the Company Board certain individuals designated by the Sponsor Investors and the Blackstone Investors, respectively, for so long as such investors retain a certain ownership interest in the Company and/or Alight Holdings. These designation rights may be disproportionate to the ownership interests of such investors in the Company. As a result, the Sponsor Investors and the Blackstone Investors will have significant influence with respect to the Company’s management, business plans and policies, including the appointment and removal of the Company’s officers. In particular, for so long as such investors continue to own a significant percentage of the Class A Common Stock, such investors may be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your Class A Common Stock as part of a sale of our company and ultimately might affect the market price of our Class A Common Stock.

The Company’s directors may allocate some of their time to other businesses, which may cause conflicts of interest in their determination as to how much time to devote to the Company’s affairs and materially adversely affect the Company’s results of operations.

The Company’s directors may engage in other business activities, including serving as directors or executive officers of other businesses. The Company’s directors will need to determine how to allocate their time to the Company in addition to any such other activities. This may result in a conflict of interest in the determination as to how our directors allocate their time between their oversight of the management and operations of the Company and the operations of (or their engagement in) such other businesses. Any such conflicts may not always be resolved in the Company’s favor and may materially adversely affect the Company’s results of operations.

The Company Charter provides that none of the Sponsor Investors or the Existing Investors or any director of the Company who is not employed by the Company or any of its affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or lines of business in which the Company operates or from otherwise competing with the Company, and contains a waiver of any interest or expectancy in certain opportunities by the Company, which may prevent the Company from receiving the benefit of certain corporate opportunities that would otherwise have been available to it.

The Sponsor Investors, the Existing Investors, the Company’s non-employee directors and/or their respective affiliates are, and/or in the future may be, engaged in (or affiliated with entities that are engaged in) similar activities or related lines of business to the Company or activities that may otherwise overlap or compete with the Company’s business. Under the Company Charter, the Sponsor Investors, the Existing Investors, the non-employee directors and their respective affiliates are permitted to engage in the same or similar business activities or lines of business to the Company or its affiliates and to otherwise compete with the Company. In addition, the Sponsor Investors, the Existing Investors, the non-employee directors and their respective affiliates are not required to disclose or offer to the Company any corporate opportunities that such persons learn of which may be a corporate opportunity for both themselves and the Company and the Company will renounce any interest or expectancy in (or right to be offered or to participate in) any such opportunities so long as the opportunity is not presented to a person in their capacity as a director or officer of the Company. The Sponsor Investors, the Existing Investors, the non-employee directors and their respective affiliates will not (to the fullest extent permitted by applicable law) have any liability to the Company for any breach of fiduciary duty for engaging in any such activities or from not disclosing any corporate opportunities to the Company or from pursuing or acquiring such opportunities themselves or offering or directing such opportunities to any other person. As a result of these provisions, the Company may be not be offered certain corporate opportunities which could be beneficial to the Company and its stockholders, or the Existing Investors, the Sponsor Investors, the non-employee directors or their respective affiliates may direct such opportunities to certain other businesses in which they are engaged (or such other businesses may otherwise pursue such opportunities) causing them to compete with us, which may cause such opportunities not to be available to the Company or to become more expensive or difficult for the Company to pursue, which could adversely impact the Company’s business or prospects.

The NYSE may not continue to list the Company’s securities on its exchange, which could limit the ability of investors to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

The Company was required to meet the NYSE’s initial listing requirements in order for its securities to be listed on its exchange. Among the conditions requested by the NYSE are requirements of an expected at least $4.00 per share trading price and a minimum “public float” (based on all outstanding shares of Class A Common Stock except shares held by directors, executive officers and stockholders owning 10% or more of the outstanding shares) of at least $100.0 million. If the Company fails to continue to meet the listing requirements of the NYSE, the Class A Common Stock may be delisted, and the Company could face significant material adverse consequences, including:

•	limited availability of market quotations for its securities;

•	limited amount of news and analyst coverage for the Company; and

•	decreased ability to issue additional securities or obtain additional financing in the future.

The Company Charter, Bylaws and Delaware law, as well as the Investor Rights Agreement, contain provisions that could discourage acquisition bids or merger proposals, which may adversely affect the market price of our Class A Common Stock.

The Company Charter, Bylaws and Investor Rights Agreement contain provisions that may discourage, delay or prevent a merger, consolidation, acquisition, or other change in control transaction that stockholders may consider favorable, including transactions in which the Company’s stockholders might otherwise receive a premium for their Class A Common Stock. These provisions may also prevent or frustrate attempts by stockholders to replace or remove Company management. The Company’s corporate governance documents include provisions:

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authorizing blank check preferred stock, which could be issued without stockholder approval and with voting, liquidation, dividend and other rights superior to our Class A Common Stock, as determined by the Company Board;

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providing that any action required or permitted to be taken by the Company’s stockholders must be taken at a duly called annual or special meeting of stockholders and may not be taken by any consent in writing (unless the proposed action is unanimously authorized or approved by the Company Board);

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requiring advance notice of, and compliance with procedural requirements for, stockholder proposals for business to be conducted at any stockholder meeting and for stockholder nominations of candidates for election to the Company Board (other than directors nominated by the Blackstone Investors or Sponsor Investors under the Investor Rights Agreement);

•	establishing a classified board of directors, so that not all members of the Company Board are elected at one time, with the election of directors requiring only a plurality of votes cast;

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prohibiting the Company from engaging in a business combination with a person who acquires at least 15% of the outstanding voting stock of the Company for a period of three years from the date such person acquired such shares, unless the business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by such person, subject to certain exceptions. This provision shall not apply to the Sponsor Investors or Existing Investors or any of their respective direct or indirect transferees;

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giving the Company Board the right to fill any vacancies or newly created seats on the Company Board between stockholder meetings, subject to the rights granted to any one or more series of preferred stock then outstanding and the rights granted under the Investor Rights Agreement; and

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providing that directors may be removed by stockholders only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the total voting power of all outstanding shares of Company stock entitled to vote generally in the election of directors, subject to limitations on the ability to remove directors designated by the Blackstone Investors or Sponsor Investors under the Investor Rights Agreement.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for the Company’s shares. They could also deter potential acquirers of the Company, thereby reducing the likelihood that stockholders could receive a premium for their shares in an acquisition. See “Description of Securities” for a more detailed discussion of these provisions.

The Company Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for most legal actions between the Company and our stockholders, which could limit the ability of the Company’s stockholders to obtain a favorable judicial forum for disputes with the Company or our directors, officers, employees or agents.

The Company Charter specifies that, unless the Company consents in writing to the selection of an alternative forum and subject to certain limited exceptions, the Delaware Court of Chancery will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or our stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Company Charter (as it may be amended or restated) or the Company Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware. The Company Charter also specifies that the federal district courts of the United States of America will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any claims arising under federal securities laws, including the Securities Act. In addition, these choice of forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of and to have consented to these provisions of the Company Charter.

The Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law by chancellors particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, the provision may have the effect of discouraging lawsuits against the Company directors, officers, employees and agents as it may limit any stockholder’s ability to bring a claim in a judicial forum that such stockholder finds favorable for disputes with us or the Company directors, officers, employees or agents. The enforceability of similar choice of forum provisions in other companies’ bylaws or certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against the Company, a court could find the choice of forum provisions contained in the Company Charter to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provision contained in the Company Charter to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect the Company’s business, financial condition or results of operations.

The Company incurs increased costs and is subject to additional regulations and requirements as a public company, which could lower our profits or make it more difficult to run our business.

As a public company, we incur significant legal, accounting and other expenses that Alight had not previously incurred as a private company, including costs associated with public company reporting requirements. We also incur costs associated with the Sarbanes-Oxley Act and related rules implemented by the SEC and the NYSE. The expenses incurred by public companies generally for reporting and corporate governance purposes (including due to increased focus on environmental, social and governance (commonly referred to as ESG) matters by certain investors and regulators) have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.

Compliance with any of the foregoing or future laws and regulators may result in enhanced disclosure obligations, which could negatively affect us or materially increase our regulatory burden. Increased regulations generally increase our costs, and we could continue to experience higher costs if new laws require us to spend more time, hire additional personnel or purchase new technology to comply effectively.

If securities or industry analysts cease to publish research or reports about our business, or if they downgrade their recommendations regarding our Class A Common Stock, the price of our Class A Common Stock and trading volume could decline.

The trading market for our Class A Common Stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If analysts who cover us downgrade our Class A Common Stock or publish inaccurate or unfavorable research about our business, the price of our Class A Common Stock may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our Class A Common Stock or trading volume to decline and our Class A Common Stock to be less liquid.

We may issue additional shares of Class A Common Stock or other securities without stockholder approval, which would dilute existing ownership interests and may depress the market price of the Class A Common Stock.

The Company may issue additional shares of Class A Common Stock or other equity securities of equal or senior rank in the future without stockholder approval, including in connection with, among other things, the repayment of outstanding indebtedness, grants under the Company’s equity incentive plan, or future strategic acquisitions or similar transactions.

The Company’s issuance of additional Class A Common Stock or other equity securities of equal or senior rank would have the following effects:

•	the proportionate ownership interest of our stockholders’ existing ownership interest in the Company may decrease;

•	the amount of cash available per share, including for payment of any dividends that may be declared by the Company Board in the future, may decrease;

•	the relative voting power of each previously outstanding share of Class A common stock may be diminished; and

•	the market price of our Class A common stock may decline.

Future issuances of shares of Class A Common Stock by us, and the availability for resale of shares held by our Existing Investors and other significant stockholders (including any shares of Class A Common Stock issued upon exchange of such investors’ Class A Units) may cause the market price of our Class A Common Stock to decline.

Sales of a substantial number of shares of our Class A Common Stock in the public market, or the perception that these sales could occur, could substantially decrease the market price of our Class A Common Stock. Under the Business Combination Agreement, the Existing Investors received, among other things, a significant amount of Class A Common Stock and Class A Units (which are exchangeable for shares of Class A Common Stock). In addition, the Existing Investors received shares of our Class B Common Stock or Class B Units which will automatically convert into Class A Common Stock or Class A Units upon the occurrence of certain events (including events tied to the trading price of our Class A Common Stock).

The Existing Investors and certain other significant stockholders may sell large amounts of the Class A Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our stock price or putting significant downward pressure on the price of our Class A Common Stock.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our Class A Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares of Class A Common Stock. The market price of our Class A Common Stock could drop significantly if we or our Existing Investors and other significant stockholders sell shares or are perceived by the market as intending to sell them.

Because we have no current plans to pay cash dividends on our Class A Common Stock, you may not receive any return on your investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends. The declaration, amount and payment of any future dividends on our Class A Common Stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by our credit facilities and may be limited by covenants of other indebtedness we or our subsidiaries incur in the future. As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell your Class A Common Stock for a price greater than that which you paid for such stock (or the shares of FTAC Common Stock).

The market price of shares of our Class A Common Stock has been, and may continue to be volatile and may decline regardless of our operating performance, which could cause the value of your investment to decline.

The market price of our Class A Common Stock has fluctuated in response to numerous factors and continue to be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of our Class A Common Stock regardless of our operating performance. In addition, our operating results may fail to match our past performance and could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly operating results or dividends, if any, to shareholders, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about our industry, the performance of direct and indirect competitors, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industries we participate in or individual scandals. In addition, the market price of shares of our Class A Common Stock could be subject to additional volatility or decrease significantly, as a result of speculation in the press or the investment community about our industry or our company, including, as a result of short sellers who publish, or arrange for the publication of, opinions or characterizations of our business prospects or similar matters calculated to create negative market momentum in order to profit from a decline in the market price of our Class A Common Stock. Stock markets and the price of our Class A Common Stock have, and may in the future, experience extreme price and volume fluctuations. In the past, following periods of volatility in the overall market and the market price of a company’s securities, including as a result of reports published by short sellers, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, as well as responding to reports published by short sellers or other speculation in the press or investment community, could result in substantial costs and a diversion of our management’s attention and resources.

The Company is a holding company and our only material asset is our direct and indirect interests in Alight Holdings, and we are accordingly dependent upon distributions from Alight Holdings to pay dividends, taxes and other expenses, including payments under the Tax Receivable Agreement.

The Company is a holding company with no material assets other than its direct and indirect ownership of equity interests in Alight Holdings, of which the Company serves as the managing member. As a result, the Company has no independent means of generating revenue or cash flow and the Company is dependent on the financial results and cash flows of Alight Holdings and its subsidiaries and the distributions that we receive from Alight Holdings in order to pay taxes, make payments under the Tax Receivable Agreement, pay dividends (including any dividends or amounts payable in connection with the conversion or exchange of Class B Common Stock and Class B Units) and pay other costs and expenses of the Company. While we intend to cause Alight Holdings to make distributions to its members, including us, in an amount at least sufficient to allow us to pay all applicable taxes, to make payments under the Tax Receivable Agreement, and to pay our corporate and other overhead expenses, deterioration in the financial condition, earnings or cash flow of Alight Holdings for any reason could limit or impair Alight Holdings’ ability to pay such distributions. Additionally, to the extent that the Company needs funds and Alight Holdings is restricted from making such distributions under applicable laws or regulations or under the terms of any financing arrangements, or Alight Holdings is otherwise unable to provide such funds, it could materially adversely affect the Company’s liquidity and financial condition. Such restrictions include Alight Holdings’ financing facilities to which Alight Holdings’ subsidiaries are borrowers or guarantors. Alight Holdings’ distributions, as a result of such financing facilities, are limited based on the achievement of certain financial ratios and fixed dollar baskets, availability under which will vary depending on the Company’s financial performance. We currently anticipate that Alight Holdings will have sufficient capacity to make the dividends and other distributions described above. Distributions may also be restricted pursuant to the Alight Holdings Operating Agreement and applicable Delaware law. Under the Alight Holdings Operating Agreement, the Company (as managing member) is prohibited from making distributions if they would violate Section 18-607 of the DLLCA or another applicable law. Under the DLLCA, limited liability companies are generally restricted from making distributions to their members to the extent that, after giving effect to any such distribution, the company’s liabilities (subject to certain limited exclusions) exceed the fair value of the company’s assets.

Under the terms of the Alight Holdings Operating Agreement, Alight Holdings is obligated to make tax distributions to holders of Alight Holdings Units (including us) at an assumed tax rate, subject to there being available cash. The amount of these tax distributions may in certain periods exceed our tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Company Board, in its sole discretion, will determine from time to time how to use any cash that accumulates at the Company as a result, which may include, among other potential uses, repurchases of our Class A Common Stock or the payment of dividends thereon. However, we will have no obligation to distribute such cash (or other available cash other than as a result of any declared dividend) to our stockholders. To the extent that the Company does not use any such accumulated cash, following the exchange or redemption of Class A Units for Class A Common Stock, Continuing Tempo Unitholders may benefit from value attributable to such cash balances as a result of their ownership of Class A Common Stock, notwithstanding that such Continuing Tempo Unitholders may previously have participated or received distributions as holders of Alight Holdings Units that resulted in the excess cash balances at the Company.

The Company will be required to pay certain parties for most of the benefits relating to any additional tax depreciation or amortization deductions that we may claim as a result of the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, the Company’s increase in its allocable share of existing tax basis and anticipated tax basis adjustments we receive in connection with sales or exchanges of Alight Holdings Units after the Business Combination and our utilization of certain tax attributes of the Tempo Blockers.

In connection with the Business Combination, we entered into a tax receivable agreement (the “Tax Receivable Agreement” or the “TRA”) with certain of our pre-Business Combination owners (the “TRA

Parties”) that provides for the payment by the Company to such TRA Parties of 85% of the benefits, if any, that the Company is deemed to realize (calculated using certain assumptions) as a result of (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of Alight Holdings as a result of the Business Combination and as a result of sales or exchanges of Alight Holdings Units for shares of Class A Common Stock after the Business Combination and (iii) the Company’s utilization of certain tax attributes of the Tempo Blockers (including the Tempo Blockers allocable share of existing tax basis), and of certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) depreciation and amortization deductions and, therefore, may reduce the amount of tax that the Company would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. Actual tax benefits realized by the Company may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of the Company and not of Alight Holdings. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges of Alight Holdings Units for shares of Company common stock, the applicable tax rate, the price of shares of our Class A Common Stock at the time of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of Alight Holdings and our possible utilization of tax attributes, including existing tax basis acquired at the time of the Business Combination, the payments that the Company may make under the Tax Receivable Agreement will be substantial. The payments under the Tax Receivable Agreement are not conditioned on the exchanging holders of Alight Holdings Units or other TRA Parties continuing to hold ownership interests in us. To the extent payments are due to the TRA Parties under the Tax Receivable Agreement, the payments are generally required to be made within ten business days after the tax benefit schedule (which sets forth the Company’s realized tax benefits covered by the Tax Receivable Agreement for the relevant taxable year) is finalized. The Company is required to deliver such a tax benefit schedule to the TRA Parties’ representative, for its review, within ninety calendar days after the due date (including extensions) of the Company’s federal corporate income tax return for the relevant taxable year.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

The Company’s payment obligations under the Tax Receivable Agreement will be accelerated in the event of certain changes of control or its election to terminate the Tax Receivable Agreement early. The accelerated payments will relate to all relevant tax attributes then allocable to the Company in the case of an acceleration upon a change of control and to all relevant tax attributes allocable or that would be allocable to the Company (in the case of an election by the Company to terminate the Tax Receivable Agreement early, assuming all Alight Holdings Units were then exchanged). The accelerated payments required in such circumstances will be calculated by reference to the present value (at a specified discount rate determined by reference to LIBOR) of all future payments that holders of Alight Holdings Units or other recipients would have been entitled to receive under the Tax Receivable Agreement, and such accelerated payments and any other future payments under the Tax Receivable Agreement will utilize certain valuation assumptions, including that the Company will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement and sufficient taxable income to fully utilize any remaining net operating losses subject to the Tax Receivable Agreement on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the early termination or change of control. In addition, recipients of payments under the Tax Receivable Agreement will not reimburse us for any payments previously made under the Tax Receivable Agreement if such tax basis and the Company’s utilization of certain tax attributes is successfully challenged by the IRS (although any such detriment would be taken into account in future payments under the Tax Receivable Agreement). The Company’s ability to achieve benefits from any existing tax basis, tax basis adjustments or other tax attributes, and the payments to be made under the Tax Receivable Agreement, will depend upon a number of factors, including the timing and amount of our future income. As a result, even in the absence of a change of control or an election to terminate the Tax Receivable Agreement, payments under the Tax Receivable Agreement could be in excess of 85% of the Company’s actual cash tax benefits.

Accordingly, it is possible that the actual cash tax benefits realized by the Company may be significantly less than the corresponding Tax Receivable Agreement payments or that payments under the Tax Receivable Agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits. There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual cash tax benefits that the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to the Company by Alight Holdings are not sufficient to permit the Company to make payments under the Tax Receivable Agreement after it has paid taxes and other expenses. Based upon certain assumptions, we estimate that if Alight, Inc. were to exercise its termination right as of December 31, 2021, the aggregate amount of these termination payments would be significantly in excess of the Tax Receivable Agreement liability recorded in the Consolidated Financial Statements within this prospectus. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise, and these obligations could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

The acceleration of payments under the Tax Receivable Agreement in the case of certain changes of control may impair our ability to consummate change of control transactions or negatively impact the value of our Company common stock.

In the case of a “Change of Control” under the Tax Receivable Agreement (which is defined to include, among other things, a 50% change in control of the Company, the approval of a complete plan of liquidation or dissolution of the Company, or the disposition of all or substantially all of the Company’s direct or indirect assets), payments under the Tax Receivable Agreement will be accelerated and may significantly exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement. We expect that the payments that we may make under the Tax Receivable Agreement (the calculation of which is described in the immediately preceding risk factor) in the event of a change of control will be substantial. As a result, our accelerated payment obligations and/or the assumptions adopted under the Tax Receivable Agreement in the case of a change of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Company common stock in a change of control transaction.

Risks Related to Our Indebtedness

Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.

Interest rates may increase in the future. As a result, interest rates on our term loan facility, secured senior notes and revolving credit facility, or any other variable rate debt offerings that we may engage in, could be higher or lower than current levels. Although we use derivative financial instruments to some extent to manage a portion of our exposure to interest rate risks, we do not attempt to manage our entire expected exposure. As of December 31, 2021, we had approximately $2.6 billion of outstanding debt at variable interest rates. If interest rates increase, our debt service obligations on our variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.

Changes in our credit ratings could adversely impact our operations and lower our profitability.

Credit rating agencies continually revise their ratings for the companies that they follow, including us. Credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. Failure to maintain our credit ratings on long-term and short-term debt, or a lowered outlook for us or for our industry, could increase our cost of borrowing, reduce our ability to obtain intra-day borrowing, which we may need to operate our business, and adversely impact our results of operations.

USE OF PROCEEDS

All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A common stock is currently listed on the NYSE under the symbol “ALIT.” We do not currently intend to list the Class V common stock on any securities exchange. On April 19, 2022, the last reported sales price of our Class A common stock was $9.55 per share. As of March 28, 2022, there were 112 holders of record of our Class A common stock. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy

We have no current plans to pay cash dividends. The declaration, amount and payment of any future dividends on our Class A common stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by our credit facilities and may be limited by covenants of other indebtedness we or our subsidiaries incur in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion includes forward-looking statements. See ‘Disclaimer Regarding Forward-looking Statements’ for certain cautionary information regarding forward-looking statements and ‘Risk Factors’ in this prospectus for a list of factors that could cause actual results to differ materially from those predicted in those statements.

This discussion includes references to non-GAAP financial measures as defined in the rules of the SEC. We present such non-GAAP financial measures as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent under U.S. generally accepted accounting principles (“U.S. GAAP”), and these provide a measure against which our businesses may be assessed in the future.

Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited. These financial measures should be viewed in addition to, not in lieu of, the consolidated financial statements for the year ended December 31, 2021. See ‘Non-GAAP Financial Measures’ below for further discussion.

BUSINESS

Overview

We are a leading cloud-based provider of integrated digital human capital and business solutions. We have an unwavering belief that a company’s success starts with its people, and our solutions connect human insights with technology. The Alight Worklife employee engagement platform provides a seamless customer experience by combining content, plus AI and data analytics to enable Alight’s BPaaS model. Our mission-critical solutions enable employees to enrich their health, wealth and wellbeing, which helps global organizations achieve a high-performance culture.

On the Closing Date, FTAC completed the Business Combination with Alight Holdings (or the “Predecessor”) contemplated by the Business Combination Agreement. On the Closing Date, pursuant to the Business Combination Agreement, FTAC became a wholly owned subsidiary of Alight, Inc. (“Alight”, “the Company”, “we” “us” “our” or the “Successor”) and was renamed Alight Group, Inc. As a result of the Business Combination, and by virtue of such series of mergers and related transactions, the combined company is now organized in an “Up-C” structure, in which substantially all of the assets and business of Alight are held by Alight Holdings, of which Alight is the managing member pursuant to the terms of the Alight Holdings Operating Agreement that went into effect upon the completion of the Business Combination. As a result of the Business Combination, Alight owns approximately 85% of the economic interest in Alight Holdings, but will have 100% of the voting power and will control the management of Alight Holdings. Immediately following the completion of the Business Combination, the non-voting ownership percentage held by noncontrolling interest was approximately 15%.

Principal Services and Segments

We currently report our results of operations in three segments: Employer Solutions, Professional Services and Hosted Business. Employer Solutions, Professional Services and Hosted Business accounted for approximately 87%, 12% and 1% and 85%, 14% and 1% of consolidated revenue for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively.

•	Employer Solutions: driven by our digital, software and AI-led capabilities powered by the Alight Worklife platform and spanning total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellbeing and payroll. We leverage data across all interactions and activities to improve the employee experience, reduce operational costs and better inform management processes and decision-making. In addition, employees benefit from an integrated platform and user experience, coupled with a full-service client care center, helping them manage the full life cycle of their health, wealth and careers.

•

Professional Services: includes our project-based cloud deployment and consulting offerings that provide expertise with both human capital and financial platforms. Specifically, this includes cloud advisory and deployment, and optimization services for cloud platforms such as Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

Revenue and Compensation

Revenues are principally derived from fees paid by clients for services. Payment terms are consistent with current industry practice.

Technology

We deliver our solutions through a set of proprietary and partner technologies, a well-developed network of providers and a structured approach to instill and sustain enterprise-wide practices of excellence. With this in mind, there are four layers to our technology strategy, all reinforced with a critical security framework:

•	Omnichannel customer experience layer that drives a personalized approach for customers.

•	AI and analytics layer that uses data from our transactional systems, combined with client and third-party data to drive insights for clients.

•	Core transaction layer that powers our health, wealth and payroll systems.

•	Infrastructure layer to provide security, stability and performance across our application landscape.

Seasonality

Due to buying patterns and delivery of certain products in the markets we serve, particularly given the timing of annual benefits enrollment, our revenues tend to be higher in the third and fourth quarters of each year.

Licensing and Regulation

Our business activities are subject to licensing requirements and extensive regulation under the laws of countries in which we operate, including United States (“U.S.”) federal and state laws. See the discussion contained in “Risk Factors” in this prospectus, for information regarding how actions by regulatory authorities or changes in legislation and regulation in the jurisdictions in which we operate may have an adverse effect on our business.

Clients

We serve a broad range of clients, including Fortune 500 companies and mid-market businesses, and seek to establish high-quality, strong, long-term relationships with our clients. We proactively solicit client feedback through ongoing surveys and client councils held throughout the year, and we use this critical feedback to enhance our client services and correct course when necessary. Through these surveys, we have learned that clients value the strength and depth of our relationships, scale and breadth of our solutions and our commitment to innovation and continuous improvement.

Competition

The markets for our solutions are competitive, rapidly evolving and fragmented. Our business faces competition from other global and national companies. The market for our solutions is subject to change as a result of economic, regulatory and legislative changes, technological developments, shifting client needs and increased competition from established and new competitors.

We do not believe there is any single competitor with the breadth of our solutions, and thus our competitors vary for each of our solutions. Our primary competitors include Accenture, Accolade, ADP, Benefitfocus, bswift, Businessolver, Cognizant, Conduent, Deloitte, eHealth, Empower, Fidelity, GoHealth, Grand Rounds, HealthEquity, Mercer, OneSource Virtual, Quantum Health, SD Worx, Vanguard, Voya, WTW, and Workday.

We compete primarily on the basis of product and service quality, technology, breadth of offerings, ease of use and accessibility of technology, data protection, innovation, trust and reliability, price, and reputation.

FACTORS AFFECTING THE COMPARABILITY OF OUR RESULTS OF OPERATIONS

As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Set forth below is a brief discussion of the key factors that may impact the comparability of our results of operations in future operations.

Impact of the Business Combination

Alight is subject to corporate level tax rates at the federal, state and local levels. The Predecessor was and is treated as a flow-through entity for U.S. federal income tax purposes, and as such, has generally not been subject to U.S. federal income tax at the entity level. Accordingly, other than for certain consolidated subsidiaries of the Predecessor that are structured as corporations and unless otherwise specified, the historical results of operations and other financial information presented does not include any provision for U.S. federal income tax.

Alight (together with certain corporate subsidiaries through which it owns its interest in the Predecessor) pays U.S. federal and state income taxes as a corporation on its share of our taxable income. The Business Combination was accounted for as a business combination using the acquisition method of accounting. Accordingly, the assets and liabilities, including any identified intangible assets, were recorded at their preliminary fair values at the date of completion of the Business Combination, with any excess of the purchase price over the preliminary fair value recorded as goodwill. The application of business combination accounting required the use of significant estimates and assumptions.

As a result of the application of accounting for the Business Combination, the historical Consolidated Financial Statements of the Predecessor are not necessarily indicative of the Successor’s future results of operations, financial position and cash flows. For example, increased tangible and intangible assets resulting from adjusting the basis of tangible and intangible assets to their fair value would result in increased depreciation and amortization expense in the periods following the consummation of the Business Combination.

In connection with the Business Combination, we entered into a Tax Receivable Agreement (“TRA”) with certain of our pre-Business Combination owners that provides for the payment by the Alight to such owners of 85% of the benefits that Alight is deemed to realize as a result of the Company’s share of existing tax basis acquired in the Business Combination and other tax benefits related to entering into the TRA.

Additionally, in connection with the Business Combination, we have accounted for the issuance of warrants and Seller Earnout contingent consideration as liabilities which require remeasurement to fair value at the end of each reporting period, as applicable and adopted the Alight 2021 Omnibus Incentive Plan which will result in higher share-based compensation expenses. Lastly, the redemption of our Unsecured Senior Notes and partial paydown of the Term Loan in conjunction with the Business Combination, will result in lower interest expense.

Impact of Becoming a Public Company

We expect to incur additional costs associated with operating as a public company. We expect that these costs will include additional human resources, legal, consulting, regulatory, insurance, accounting, investor relations and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act and rules adopted by the SEC require public companies to implement specified corporate governance practices that are not applicable to a private company. These additional rules and regulations increased our legal, regulatory and financial compliance costs and will make some activities more time-consuming and costly.

EXECUTIVE SUMMARY OF FINANCIAL RESULTS

While the Closing Date was July 2, 2021, we determined that as the impact of one day would be immaterial to the results of operations, we will utilize July 1, 2021 as the date of the Business Combination for accounting purposes. As a result of the Business Combination, the following tables present selected financial data for the Successor six months ended December 31, 2021, and the Predecessor six months ended June 30, 2021 and year ended December 31, 2020.

We prepared our discussion of the results of operations by comparing the results of the combined Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021 to the Predecessor year ended December 31, 2020. The core business operations of the Predecessor and Successor were not significantly impacted by the consummation of the Business Combination. Therefore, we believe the combined results for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021 are comparable to the Predecessor year ended December 31, 2020 and provide enhanced comparability to the reader about the current year’s results. We believe this approach provides the most meaningful basis of comparison and is useful in identifying current business trends for the periods presented. The combined results of operations included in our discussion below are not considered to be prepared in accordance with U.S. GAAP and have not been prepared as pro forma results under applicable regulations, may not reflect the actual results we would have achieved had the Business Combination occurred at the beginning of 2021, and should not be viewed as a substitute for the results of operations of the Predecessor and Successor periods presented in accordance with U.S. GAAP.

The following table sets forth our historical results of operations for the periods indicated below:

	Successor	Predecessor
	Six Months Ended	Six Months Ended	Year Ended
	December 31,	June 30,	December 31,
(in millions)	2021	2021	2020	2019
Revenue	$1,554	$1,361	$2,728	$2,552
Cost of services, exclusive of depreciation and amortization	1,001	888	1,829	1,619
Depreciation and amortization	21	38	65	50

Gross Profit	532	435	834	883

Operating Expenses
Selling, general and administrative	304	222	461	415
Depreciation and intangible amortization	163	111	226	203

Total operating expenses	467	333	687	618
Operating Income	65	102	147	265
Other Expense
Loss from change in fair value of financial instruments	65	—	—	—
Gain from change in fair value of tax receivable agreement	(37)	—	—	—
Interest expense	57	123	234	224
Other expense, net	3	9	7	3

Total other expense, net	88	132	241	227

(Loss) Income Before Income Tax Expense (Benefit)	(23)	(30)	(94)	38
Income tax expense (benefit)	25	(5)	9	16

Net (Loss) Income	(48)	(25)	(103)	22

Net loss attributable to noncontrolling interests	(13)	—	—	—

Net (Loss) Income Attributable to Alight, Inc.	$(35)	$(25)	$(103)	$22

REVIEW OF RESULTS

Key Components of Our Operations

Revenue

Our clients’ demand for our services ultimately drives our revenues. We generate primarily all of our revenue, which is highly recurring, from fees for services provided from contracts across all solutions, which is primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable). Our contracts typically have three to five-year terms for ongoing services with mutual renewal options. The majority of the Company’s revenue is recognized over time when control of the promised services is transferred and the customers simultaneously receive and consume the benefits of our services. Payment terms are consistent with industry practice. We calculate growth rates for each of our solutions in relation to recurring revenues and revenues from project work. One of the components of our growth in recurring revenues is the increase in net commercial activity which reflects items such as client wins and losses (“Net Commercial Activity”). We define client wins as sales to new clients and sales of new solutions to existing clients. We define client losses as instances where clients do not renew or terminate their arrangements in relation to individual solutions or all of the solutions that we provide.

Cost of Services, exclusive of Depreciation and Amortization

Cost of services, exclusive of depreciation and amortization includes compensation-related and vendor costs directly attributable to client-related services and costs related to application development and client-related infrastructure.

Depreciation and Amortization

Depreciation and amortization expenses include the depreciation and amortization related to our hardware, software and application development. Depreciation and amortization may increase or decrease in absolute dollars in future periods depending on the future level of capital investments in hardware, software and application development.

Selling, General and Administrative

Selling, general and administrative expenses include compensation-related costs for administrative and management employees, system and facilities expenses, and costs for external professional and consulting services.

Depreciation and Intangible Amortization

Depreciation and intangible amortization expenses consist of charges relating to the depreciation of the property and equipment used in our business and the amortization of acquired customer-related and contract based intangible assets and technology related intangible assets. Depreciation and intangible amortization may increase or decrease in absolute dollars in future periods depending on the future level of capital investments in hardware and other equipment as well as amortization expense associated with future acquisitions.

Loss from Change in Fair Value of Financial Instruments

Loss from change in fair value of financial instruments includes the impact of the revaluation to fair value at the end of each reporting period for our warrants and the Seller Earnouts contingent consideration.

Gain from Change in Fair Value of Tax Receivable Agreement

Gain from change in fair value of Tax Receivable Agreement includes the impact of the revaluation to fair value at the end of each reporting period.

Interest Expense

Interest expense primarily includes interest expense related to our outstanding debt.

Other Expense, net

Other expense, net includes non-operating expenses and income, including realized currency translation.

Non-GAAP Financial Measures

The presentation of non-GAAP financial measures is used to enhance our management and stakeholders understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP. Management also uses supplemental non-GAAP financial measures to manage and evaluate the business, make planning decisions, allocate resources and as performance measures for Company-wide bonus plans. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.

The measures referred to as “adjusted”, have limitations as analytical tools, and such measures should not be considered either in isolation or as a substitute for net income or other methods of analyzing our results as reported under U.S. GAAP. Some of the limitations are:

•	Measure does not reflect changes in, or cash requirements for, our working capital needs or contractual commitments;

•	Measure does not reflect our interest expense or the cash requirements to service interest or principal payments on our indebtedness;

•	Measure does not reflect our tax expense or the cash requirements to pay our taxes, including payments related to the Tax Receivable Agreement;

•	Measure does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and the adjusted measure does not reflect any cash requirements for such replacements; and

•	Other companies may calculate adjusted measures differently, limiting its usefulness as a comparative measure.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Adjusted Net Income, which is defined as net loss attributable to Alight, Inc. adjusted for intangible amortization and the impact of certain non-cash items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share.

Adjusted Diluted Earnings Per Share is defined as Adjusted Net Income divided by the adjusted weighted-average number of shares of common stock, diluted. The adjusted weighted shares calculation assumes the full exchange of the noncontrolling interest units, the total amount of warrants that were exercised, and non-vested time-based restricted units that were determined to be antidilutive and therefore excluded from the U.S. GAAP diluted earnings per share. Adjusted Diluted Earnings Per Share, including the adjusted weighted-average number of shares, is used by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.

A reconciliation of Adjusted Net Income to Net Loss Attributable to Alight, Inc. and the computation of Adjusted Diluted Earnings Per Share is as follows:

Successor
Six Months Ended
December 31,
(in millions, except per share amounts)	2021
Numerator:
Net Loss Attributable to Alight, Inc.	$(35)
Conversion of noncontrolling interest	(13)
Intangible amortization	153
Share-based compensation	67
Transaction and integration expenses	13
Non-recurring professional expenses	19
Restructuring	5
Loss from change in fair value of financial instruments	65
Gain from change in fair value of tax receivable agreement	(37)
Other	(7)
Tax effect of adjustments (1)	(62)

Adjusted Net Income	$168

Successor
Six Months Ended
December 31,
(in millions, except per share amounts)	2021

Denominator:
Weighted average shares outstanding - basic and diluted	439,800,624
Exchange of noncontrolling interest units (2)	77,459,687
Impact of warrant exercises (3)	14,490,641
Impact of unvested RSUs (4)	7,007,072

Adjusted shares of Class A Common Stock outstanding - diluted	538,758,024

Basic and Diluted Net Loss Per Share	$(0.08)
Adjusted Diluted Earnings Per Share (5) (6)	$0.31

(1)	Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company’s mix of income.
(2)	Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.
(3)	Represents the number of shares of Class A Common Stock issued in relation to the warrant exercises completed in December 2021, not fully included in the weighted average shares outstanding.
(4)	Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.
(5)

Excludes two tranches of contingently issuable earnout shares: (i) 7.5 million shares will be issued if the Company’s Class A Common Stock’s volume-weighted average price (“VWAP”) is >$12.50 for 20 consecutive trading days; (ii) 7.5 million share will be issued if the Company’s Class A Common Stock VWAP is >$15.00 for 20 consecutive trading days. Both tranches have a seven-year duration.

(6)	Excludes 16,036,220 performance-based units.

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods. Both Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures are non-GAAP measures that are used by management and stakeholders to evaluate our core operating performance.

Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures should not be considered as discretionary cash available to us to reinvest in the growth of our business or to distribute to stockholders or as a measure of cash that will be available to us to meet our obligations

A reconciliation of Adjusted EBITDA to Net (Loss) Income is as follows:

	Successor	Predecessor
	Six Months Ended	Six Months Ended	Year Ended
	December 31,	June 30,	December 31,
(in millions)	2021	2021	2020	2019
Net (Loss) Income	$(48)	$(25)	$(103)	$22
Interest expense	57	123	234	224
Income tax expense (benefit)	25	(5)	9	16
Depreciation	31	49	91	68
Intangible amortization	153	100	200	185

EBITDA	218	242	431	515
Share-based compensation	67	5	5	9
Transaction and integration expenses (1)	13	—	—	—
Non-recurring professional expenses(2)	19	18	—	14
Transformation initiatives(3)	—	—	8	22
Restructuring	5	9	77	14
Loss from change in fair value of financial instruments	65	—	—	—
Gain from change in fair value of tax receivable agreement	(37)	—	—	—
Other(4)	(7)	4	43	22

Adjusted EBITDA	$343	$278	$564	$596

(1)	Transaction and integration expenses related to acquisitions in 2021.
(2)	Non-recurring professional expenses includes external advisor and legal costs related to the Company’s Business Combination.
(3)	Transformation initiatives in fiscal years 2020 and 2019 includes expenses related to enhancing our data center for both periods, and severance expense for the first half of 2019.
(4)	Other primarily includes activity related to long-term incentives and expenses related to acquisitions in fiscal years 2020 and 2019.

A reconciliation of Adjusted EBITDA less Capital Expenditures to Cash provided by operating activities is as follows:

	Successor	Predecessor
	Six Months Ended	Six Months Ended	Year Ended
	December 31,	June 30,	December 31,
(in millions)	2021	2021	2020	2019
Cash provided by operating activities	$57	$58	$233	$268
Interest expense	57	123	234	224
Income tax expense (benefit)	25	(5)	9	16
Capital expenditures	(59)	(55)	(90)	(77)
Financing fee amortization and other non-cash items	(9)	(10)	(31)	(23)
Noncash lease expense	(11)	(10)	(30)	(12)
Transaction and integration expenses	13	—	—	—
Non-recurring professional expenses	19	18	—	14
Transformation initiatives	—	—	8	22
Restructuring	5	9	77	14
Other	(7)	4	43	22
Change in operating assets and liabilities	194	91	21	51

Adjusted EBITDA less Capital Expenditures	$284	$223	$474	$519

Results of Operations for the Combined Year Ended December 31, 2021 (Successor and Predecessor) Compared to the Year Ended December 31, 2020 (Predecessor)

Revenue

Revenues were $1,554 million for the Successor six months ended December 31, 2021, $1,361 million for the Predecessor six months ended June 30, 2021 and $2,728 million for the Predecessor year ended December 31, 2020. Revenues were $2,915 million for the combined year ended December 31, 2021, which reflects an increase of $187 million over the Predecessor prior year period, representing growth of 9% in our Employer Solutions segment and 1% in our Professional Services segment, partially offset by a decline of 42% in our Hosted Business segment. We measure revenue growth as it relates to the cloud-based products and solutions that are central to our Alight Worklife platform and next generation product suite, BPaaS Solutions. These products capitalize on our robust data combined with AI & analytics to deliver greater employee engagement and employer outcomes. BPaaS products and services span across both the Employer Solutions and Professional Services segments. We recorded BPaaS revenue of $203 million and $187 million for the Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021, respectively. For the combined year ended December 31, 2021, BPaaS revenue of $390 million represents growth of 17% compared to the Predecessor prior year period.

In addition, we also consider BPaaS bookings, defined as total contract value for BPaaS customer agreements executed in the period, to be a key indicator of future revenue growth and used as a metric of commercial activity by management and investors. BPaaS bookings were $322 million and $280 million for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, respectively. For the combined year ended December 31, 2021, BPaaS bookings of $602 million represents growth of 128%, compared to the Predecessor prior year period.

Recurring revenues were $1,299 million for the Successor six months ended December 31, 2021, $1,130 million for the Predecessor six months ended June 30, 2021 and $2,231 million for the Predecessor year ended December 31, 2020. Recurring revenues were $2,429 million for the combined year ended December 31, 2021, which reflects an increase of $198 million over the Predecessor prior year period, or 9%, related to growth in both Employer Solutions and Professional Services, partially offset by a decline in the Hosted Business. Growth in Employer Solutions is a result of higher revenues related to acquisition activity, increased volumes, increases in Net Commercial Activity and transitions from our Hosted Business to cloud-based services. Growth in Professional Services is a result of increases in Net Commercial Activity.

Project revenues were $255 million for the Successor six months ended December 31, 2021, $231 million for the Predecessor six months ended June 30, 2021 and $497 million for the Predecessor year ended December 31, 2020. Project revenues were $486 million for the combined year ended December 31, 2021, which reflects a decrease of $11 million over the Predecessor prior year period, or 2%, related to a decline in Professional Services, partially offset by growth in Employer Solutions.

In addition, a majority of our revenue is generated in the U.S., which reflected 93% of the total revenue increase for the combined year ended December 31, 2021 compared to the Predecessor prior year period.

Cost of Services, exclusive of Depreciation and Amortization

Cost of services, exclusive of depreciation and amortization were $1,001 million for the Successor six months ended December 31, 2021, $888 million for the Predecessor six months ended June 30, 2021 and $1,829 million for the Predecessor year ended December 31, 2020. Cost of services, exclusive of depreciation and amortization were $1,889 million for the combined year ended December 31, 2021, which reflects an increase of $60 million over the Predecessor prior year period, or 3%, primarily driven by higher costs related to growth in current and future revenues, including investments in key resources and increases related to our recent acquisitions in the fourth quarter of 2021, partially offset by lower expenses related to productivity initiatives, including the impact of lower restructuring related costs and $21 million of lower costs in the Hosted business as clients transition to cloud-based services.

Selling, General and Administrative

Selling, general and administrative expenses were $304 million for the Successor six months ended December 31, 2021, $222 million for the Predecessor six months ended June 30, 2021 and $461 million for the Predecessor year ended December 31, 2020. Selling, general and administrative expenses were $526 million for the combined year ended December 31, 2021, which reflects an increase of $65 million, or 14%, primarily driven by compensation expenses related to awards issued in the third quarter of 2021 and non-recurring professional expenses related to costs incurred in relation to the Business Combination completed in the third quarter of 2021, partially offset by lower expenses related to productivity initiatives, including the impact of lower restructuring related costs.

Depreciation and Intangible Amortization

Depreciation and intangible amortization expenses were $163 million for the Successor six months ended December 31, 2021, $111 million for the Predecessor six months ended June 30, 2021 and $226 million for the Predecessor year ended December 31, 2020. Depreciation and intangible amortization expenses were $274 million for the combined year ended December 31, 2021, which reflects an increase of $48 million, or 21%, primarily driven by amortization related to the identifiable intangible assets acquired in conjunction with the Business Combination completed in the third quarter of 2021 and acquisitions completed during the fourth quarter of 2021.

Loss from Change in Fair Value of Financial Instruments

A loss from a change in the fair value of financial instruments of $65 million was recorded for the Successor six months ended December 31, 2021. We are required to revalue the financial instruments at the end of each reporting period and reflect a gain or loss for the change in fair value of the financial instruments in the period the change occurred. We did not have outstanding financial instruments in the Predecessor periods prior to the Business Combination.

Change in Tax Receivable Agreement

A gain from the change in the fair value of the tax receivable agreement of $37 million was recorded for the Successor six months ended December 31, 2021. The revaluation gain is due to changes in the discount rate and the Company’s assumptions related to the timing of the utilization of the tax attributes during the term of the TRA, which we are required to revalue at the end of each reporting period. We did not have a tax receivable agreement in the Predecessor period prior to the Business Combination.

Interest Expense

Interest expenses were $57 million for the Successor six months ended December 31, 2021, $123 million for the Predecessor six months ended June 30, 2021 and $234 million for the Predecessor year ended December 31, 2020. Interest expenses were $180 million for the combined year ended December 31, 2021, which reflects a decrease of $54 million over the Predecessor prior year period, or 23%, primarily due to the redemption of our Unsecured Senior Notes and partial paydown of the Term Loan in conjunction with the Business Combination completed during the third quarter of 2021. See Note 8 “Debt” for further information.

Loss before Income Tax Expense (Benefit)

Loss before income tax expense (benefit) was $23 million for the Successor six months ended December 31, 2021, $30 million for the Predecessor six months ended June 30, 2021 and $94 million for the Predecessor year ended December 31, 2020. Loss before income tax expense (benefit) was $53 million for the combined year ended December 31, 2021, a decrease of $41 million compared to $94 million for the Predecessor year ended December 31, 2020, due to the drivers identified above.

Income Tax Expense (Benefit)

Income tax expense was $25 million for the Successor six months ended December 31, 2021, income tax benefit was $5 million for the Predecessor six months ended June 30, 2021, and income tax expense was $9 million for the Predecessor year ended December 31, 2020. The effective tax rate of (109%) for the Successor six months ended December 31, 2021 is lower than the 21% U.S. statutory corporate income tax rate primarily due to the Company’s organizational structure and the noncontrolling interest associated with the portion of Alight Holdings income not allocable to the Company. The effective tax rate of 17% for the Predecessor six months ended June 30, 2021 was primarily driven by foreign and state income taxes payable in jurisdictions where the Company had operations that generated operating income. See Note 7 “Income Taxes” for further information.

Results of Operations for the Year Ended December 31, 2020 (Predecessor) Compared to the Year Ended December 31, 2019 (Predecessor)

Revenue

Revenues were $2,728 million for the Predecessor year ended December 31, 2020 as compared to $2,552 million for the Predecessor prior year period. The increase of $176 million reflects growth of 10% and 29% in our Employer Solutions and Professional Services segments, respectively, partially offset by a decline of 61% in our Hosted Business segment. We measure revenue growth as it relates to the cloud-based products and solutions that are central to our Alight Worklife platform and next generation product suite, BPaaS Solutions. These products capitalize on our robust data combined with AI & analytics to deliver greater employee engagement and employer outcomes. BPaaS products and services span across both the Employer Solutions and Professional Services segments. For the Predecessor year ended December 31, 2020, we recorded BPaaS revenue of $334 million, which represents growth of 111%.

Recurring revenues increased by $158 million over the Predecessor prior year period, or 8%, from $2,073 million to $2,231 million and are related to growth in both Employer Solutions and Professional Services, partially offset by a decline in the Hosted Business. Project revenues increased by $18 million, or 4%, from $479 million to $497 million and are related to growth in Professional Services, partially offset by a decline in Employer Solutions.

Cost of Services, exclusive of Depreciation and Amortization

Cost of services, exclusive of depreciation and amortization increased $210 million, or 13%, for the Predecessor year ended December 31, 2020 as compared to the Predecessor prior year period. The increase was primarily driven by $245 million of additional costs associated with the growth in revenues, including the impact of increases related to our recent acquisitions and $21 million of costs related to the restructuring plan initiated in 2019, partially offset by $53 million of lower costs in the Hosted business as clients transition to cloud-based services.

Selling, General and Administrative

Selling, general and administrative expenses increased $46 million, or 11%, for the Predecessor year ended December 31, 2020 as compared to the Predecessor prior year period. The increase was primarily driven by $56 million of costs related to the restructuring plan initiated in 2019, partially offset by $13 million non-recurring professional expenses related to costs incurred in respect of our postponed initial public offering in 2019.

Depreciation and Intangible Amortization

Depreciation and intangible amortization expenses increased $23 million, or 11%, for the Predecessor year ended December 31, 2020 as compared to the Predecessor prior year period. The increase was primarily driven by amortization related to the identifiable intangible assets acquired during the second half of 2019.

Interest Expense

Interest expense increased $10 million, or 4%, for the Predecessor year ended December 31, 2020 as compared to the Predecessor prior year period. The increase was primarily due to incremental interest associated with the additional unsecured and secured senior notes issued in 2020, partially offset by lower interest expense on our Term Loan due to movement in market rates. See Note 8 “Debt” for further information.

Loss before Income Tax Expense

Loss before income tax expense was a loss of $94 million for the Predecessor year ended December 31, 2020, a decrease of $132 million compared to income of $38 million for the Predecessor year ended December 31, 2019, due to the drivers identified above.

Income Tax Expense

Income tax expense decreased $7 million for the Predecessor year ended December 31, 2020 as compared to the Predecessor prior year period, from $16 million to $9 million. The effective tax rate for the Predecessor year ended December 31, 2020 was approximately (10)% and was primarily driven by foreign and state income taxes payable in jurisdictions where the Company had operations that generated operating income. See Note 7 “Income Taxes” for further information.

Segment Revenue and Adjusted EBITDA

Employer Solutions Segment Results

	Successor	Predecessor
	Six Months Ended	Six Months Ended	Year Ended
	December 31,	June 30,	December 31,
($ in millions)	2021	2021	2020	2019
Employer Solutions Revenue
Recurring revenue	$1,213	$1,049	$2,051	$1,834
Project revenue	134	107	237	250

Total Employer Solutions Revenue	$1,347	$1,156	$2,288	$2,084
Employer Solutions Gross Profit	$489	$392	$725	$767
Employer Solutions Gross Profit Margin	36%	34%	32%	37%
Employer Solutions Adjusted EBITDA	$344	$274	$533	$554
Employer Solutions Adjusted EBITDA Margin	26%	24%	23%	27%

Employer Solutions Segment Results of Operations for the Combined Year Ended December 31, 2021 (Successor and Predecessor) Compared to the Year Ended December 31, 2020 (Predecessor)

Employer Solutions Revenue

Employer Solutions total revenues were $1,347 million for the Successor six months ended December 31, 2021, $1,156 million for the Predecessor six months ended June 30, 2021 and $2,288 million for the Predecessor year ended December 31, 2020. We experienced annual revenue retention rates of 97% and 96% in 2021 and 2020, respectively. Employer Solutions total revenues were $2,503 million for the combined year ended December 31,

2021, which reflects an overall increase of $215 million over the Predecessor prior year period due to an increase of recurring revenues of $211 million, or 10%, as a result of approximately $123 million of revenue primarily related to the Retiree acquisition, increased volumes, increases in Net Commercial Activity and transitions from our Hosted Business to cloud-based services, and an increase in project revenues of $4 million, or 2%.

Employer Solutions Gross Profit

Employer Solutions Gross Profit was $489 million for the Successor six months ended December 31, 2021, $392 million for the Predecessor six months ended June 30, 2021 and $725 million for the Predecessor year ended December 31, 2020. Employer Solutions Gross Profit was $881 million for the combined year ended December 31, 2021 which reflects an increase of $156 million over the Predecessor prior year period, or 22%, primarily due to revenue growth as discussed above and lower expenses related to productivity initiatives, including the impact of lower restructuring related costs, partially offset by increases in costs associated with growth of current and future revenues.

Employer Solutions Adjusted EBITDA

Employer Solutions Adjusted EBITDA was $344 million for the Successor six months ended December 31, 2021, $274 million for the Predecessor six months ended June 30, 2021 and $533 million for the Predecessor year ended December 31, 2020. Employer Solutions Adjusted EBITDA was $618 million for the combined year ended December 31, 2021, which reflects an increase of $85 million over the Predecessor prior year period, primarily due to revenue growth as discussed above, partially offset by increases in costs associated with growth of current and future revenues, including investments in our commercial functions and technology.

Employer Solutions Segment Results of Operations for the Year Ended December 31, 2020 (Predecessor) Compared to the Year Ended December 31, 2019 (Predecessor)

Employer Solutions Revenue

Employer Solutions total revenues were $2,288 million for the Predecessor year ended December 31, 2020 as compared to $2,084 million for the Predecessor prior year period. We experienced annual revenue retention rates of 96% and 98% in 2020 and 2019. The overall increase of $204 million was due to an increase of recurring revenues of $217 million over the Predecessor prior year period, or 12%, from $1,834 million to $2,051 million as a result of approximately $210 million of revenue related to material acquisitions, partially offset by a decrease in project revenues of $13 million, or 5%, from $250 million to $237 million primarily related to client project delays as a result of COVID-19.

Employer Solutions Gross Profit

Employer Solutions Gross Profit was $725 million for the Predecessor year ended December 31, 2020 as compared to $767 million for the Predecessor prior year period. The decrease of $42 million was due to primarily due to higher costs related to our recent acquisitions, which outpaced revenue growth as discussed.

Employer Solutions Adjusted EBITDA

Employer Solutions Adjusted EBITDA was $533 million for the Predecessor year ended December 31, 2020, as compared to $554 million for the Predecessor prior year period. The decrease of $21 million was primarily due to higher costs related to our recent acquisitions, which outpaced revenue growth as discussed above.

Professional Services Segment Results

	Successor	Predecessor
	Six Months Ended	Six Months Ended	Year Ended
	December 31,	June 30,	December 31,
($ in millions)	2021	2021	2020	2019
Professional Services Revenue
Recurring revenue	$65	$60	$108	$56
Project revenue	121	124	260	229

Total Professional Services Revenue	$186	$184	$368	$285
Professional Services Gross Profit	$44	$46	$106	$68
Professional Services Gross Profit Margin	24%	25%	29%	24%
Professional Services Adjusted EBITDA	$1	$7	$31	$7
Professional Services Adjusted EBITDA Margin	1%	4%	8%	2%

Professional Services Segment Results of Operations for the Combined Year Ended December 31, 2021 (Successor and Predecessor) Compared to the Year Ended December 31, 2020 (Predecessor)

Professional Services Revenue

Professional Services total revenues were $186 million for the Successor six months ended December 31, 2021, $184 million for the Predecessor six months June 30, 2021 and $368 million for the Predecessor year ended December 31, 2020. Professional Services total revenues were $370 million for the combined year ended December 31, 2021, which reflects an overall increase of $2 million over the Predecessor prior year period, due to an increase of recurring revenues of $17 million, or 16%, as a result of increases in Net Commercial Activity, partially offset by a decrease in project revenues of $15 million, or 6%.

Professional Services Gross Profit

Professional Services Gross Profit was $44 million for the Successor six months ended December 31, 2021, $46 million for the Predecessor six months ended June 30, 2021 and $106 million for the Predecessor year ended December 31, 2020. Professional Services Gross Profit was $90 million for the combined year ended December 31, 2021, which reflects a decrease of $16 million over the Predecessor prior year period, or 15%, primarily due to increases in costs associated with growth of current and future revenues, including investments in key resources, partially offset by revenue growth as discussed above.

Professional Services Adjusted EBITDA

Professional Services Adjusted EBITDA was $1 million for the six months ended December 31, 2021, $7 million for the Predecessor six months ended June 30, 2021 and $31 million for the Predecessor year ended December 31, 2020. Professional Services Adjusted EBITDA was $8 million for the combined year ended December 31, 2021 which reflects a decrease of $23 million over the Predecessor prior year period, primarily due to increases in costs associated with growth of current and future revenues, including investments in our commercial functions, partially offset by revenue growth as discussed above.

Professional Services Segment Results of Operations for the Year Ended December 31, 2020 (Predecessor) Compared to the Year Ended December 31, 2019 (Predecessor)

Professional Services Revenue

Professional Services total revenues were $368 million for the Predecessor year ended December 31, 2020 as compared to $285 million for the Predecessor prior year period. The overall increase of $83 million was due to an increase of recurring revenues of $52 million over the Predecessor prior year period, or 93%, from $56 million to $108 million as a result of increases in Net Commercial Activity and approximately $43 million of revenue related to material acquisitions and an increase in project revenues of $31 million, or 14%, from $229 million to $260 million.

Professional Services Gross Profit

Professional Services Gross Profit was $106 million for the Predecessor year ended December 31, 2020 as compared to $68 million for the Predecessor prior year period. The increase of $38 million was primarily due revenue growth, partially offset by increases in costs associated with growth of revenues as discussed above.

Professional Services Adjusted EBITDA

Professional Services Adjusted EBITDA was $31 million for the Predecessor year ended December 31, 2020, as compared to $7 million for the Predecessor prior year period. The increase of $24 million was primarily due to revenue growth, partially offset by increases in costs associated with growth of revenues as discussed above.

Hosted Business Segment Results

	Successor	Predecessor
	Six Months Ended	Six Months Ended	Year Ended
	December 31,	June 30,	December 31,
($ in millions)	2021	2021	2020	2019
Hosted Business Revenue
Recurring revenue	$21	$21	$72	$183

Total Hosted Business Revenue	21	$21	$72	$183
Hosted Business Gross Profit	$(1)	$(3)	$3	$48
Hosted Business Gross Profit Margin	-5%	-14%	4%	26%
Hosted Business Adjusted EBITDA	$(2)	$(3)	$—	$35
Hosted Business Adjusted EBITDA Margin	-10%	-14%	0%	19%

Hosted Business Segment Results of Operations for the Combined Year Ended December 31, 2021 (Successor and Predecessor) Compared to the Year Ended December 31, 2020 (Predecessor)

Hosted Business Revenue

Hosted Business revenues were $21 million for the Successor six months ended December 31, 2021, $21 million for the Predecessor six months ended June 30, 2021 and $72 million for the Predecessor year ended December 31, 2020. Hosted Business revenues were $42 million for the combined year ended December 31, 2021, which reflects a decrease of $30 million over the Predecessor prior year period due to transitions from our Hosted Business to cloud-based services.

Hosted Business Gross Profit

Hosted Business Gross Profit was ($1) million for the Successor six months ended December 31, 2021, ($3) million for the Predecessor six months ended June 30, 2021 and $3 million for the Predecessor year ended December 31, 2020. Hosted Business Gross Profit was ($4) million for the combined year ended December 31, 2021, which reflects a decrease of $7 million over the Predecessor prior year period, primarily due to transitions from our Hosted Business to cloud-based services.

Hosted Business Adjusted EBITDA

Hosted Business Adjusted EBITDA was ($2) million for the Successor six months ended December 31, 2021, ($3) million for the Predecessor six months ended June 30, 2021 and immaterial for the Predecessor year ended December 31, 2020. Hosted Business Adjusted EBITDA was ($5) million for the combined year ended December 31, 2021, which reflects a decrease of $5 million over the Predecessor prior year period, driven by a decrease in revenue during the period from the continued transition from our Hosted Business to cloud-based services, which outpaced a decrease in costs during the period.

Hosted Business Segment Results of Operations for the Year Ended December 31, 2020 (Predecessor) Compared to the Year Ended December 31, 2019 (Predecessor)

Hosted Business Revenue

Hosted Business revenues were $72 million for the Predecessor year ended December 31, 2020 as compared to $183 million for the Predecessor prior year period. The decrease of $111 million was due to transitions from our Hosted Business to cloud-based services and client losses.

Hosted Business Gross Profit

Hosted Business Gross Profit was $3 million for the Predecessor year ended December 31, 2020 as compared to $48 million for the Predecessor prior year period. The decrease of $45 million was primarily due to transitions from our Hosted Business to cloud-based services.

Hosted Business Adjusted EBITDA

Hosted Business Adjusted EBITDA was immaterial for the Predecessor year ended December 31, 2020 as compared to $35 million for the Predecessor prior year period. The decrease of $35 million was driven by a decrease in revenue during the period from the continued transition from our Hosted Business to cloud-based services and client losses, which outpaced a decrease in costs during the period.

LIQUIDITY, FINANCIAL CONDITION, AND CAPITAL RESOURCES

Executive Summary

Our primary sources of liquidity include our existing cash and cash equivalents, cash flows from operations and availability under our revolving credit facility. Our primary uses of liquidity are operating expenses, funding of our debt requirements and capital expenditures.

We believe that our available cash and cash equivalents, cash flows from operations and availability under our revolving credit facility will be sufficient to meet our liquidity needs, including principal and interest payments on debt obligations, capital expenditures, payments on our Tax Receivable Agreement and anticipated working capital requirements for the foreseeable future. We believe our liquidity position at December 31, 2021 remains strong and as we continue to operate in a period of uncertain economic conditions related to COVID-19 we will continue to closely monitor and proactively manage our liquidity as economic conditions change.

Cash on our balance sheet includes funds available for general corporate purposes. Funds held on behalf of clients in a fiduciary capacity are segregated and shown in Fiduciary assets on the Consolidated Balance Sheets as of December 31, 2021 and December 31, 2020, with a corresponding amount in Fiduciary liabilities. Fiduciary funds are not used for general corporate purposes and are not a source of liquidity for us.

The following table provides a summary of cash flows from operating, investing, and financing activities for the periods presented.

	Successor	Predecessor
	Six Months Ended	Six Months Ended	Year Ended
	December 31,	June 30,	December 31,
(in millions)	2021	2021	2020	2019
Cash provided by operating activities	$57	$58	$233	$268
Cash used for investing activities	(1,852)	(55)	(142)	(604)
Cash provided by (used for) financing activities	2,400	(64)	463	420
Effect of exchange rate changes on cash, cash equivalents and restricted cash	11	—	(3)	1

Net increase (decrease) in cash, cash equivalents and restricted cash	616	(61)	551	85
Cash, cash equivalents, and restricted cash at end of period	$1,652	$1,475	$1,536	$985

Operating Activities

Net cash for operating activities was $57 million cash provided for the Successor six months ended December 31, 2021 and $58 million provided for the Predecessor six months ended June 30, 2021. Net cash provided by operating activities decreased from $233 million during the Predecessor year ended December 31, 2020 to $115 million for the combined year ended December 31, 2021, driven by an increase in working capital requirements and non-cash items primarily related to the Business Combination, offset by a decrease in net loss.

Net cash provided by operating activities for the Predecessor year ended December 31, 2020 decreased $35 million to $233 million from the Predecessor prior year period, primarily driven by a net loss in the period compared to net income in the prior period, partially offset by an increase in non-cash items and a decrease in working capital requirements.

Investing Activities

Cash used for investing activities for the Successor six months ended December 31, 2021 and the Predecessor six months ended was $1,852 million and $55 million, respectively. The primary drivers of the cash used for investing activities for the Successor six months ended December 31, 2021 was $1,793 million related to the Business Combination and $59 million of capital expenditures. For the Predecessor six months ended June 30, 2021, $55 million was used for capital expenditures.

Cash used for investing activities for the Predecessor year ended December 31, 2020 was $142 million. The primary drivers of the cash used for investing activities was $90 million of capital expenditures and $52 million for the acquisition of a business.

Cash used for investing activities for the Predecessor year ended December 31, 2019 was $604 million. The primary drivers of the cash used for investing activities was $527 million for the acquisitions of three businesses and $77 million of capital expenditures.

Financing Activities

Cash provided by financing activities for the Successor six months ended December 31, 2021 was $2,400 million. The primary drivers of the cash provided by financing activities for the Successor six months ended December 31, 2021 were proceeds related to FTAC investors in connection with the Business Combination of $1,813 million and bank borrowings of $627 million, partially offset by FTAC share redemptions of $142 million, loan repayments of $120 million, finance lease payments of $14 million, financing fees related to new debt of $8 million, payments for settlements related to interest rate swaps of $8 million, and tax related distributions to equity-holders of $1 million. Net cash flows from financing activities also changed due to a net increase in the cash flow from client funds obligations of $266 million, primarily due to timing of client funding and subsequent disbursement of payments.

Cash used for financing activities for the Predecessor six months ended June 30, 2021 was $64 million. The primary drivers of the cash used for financing activities were loan repayments of $124 million, finance lease payments of $17 million, payments for settlements related to interest rate swaps of $14 million, unit repurchases of $2 million, and payments for contingent consideration of $1 million, partially offset by bank borrowings of $110 million. Net cash flows from financing activities also changed due to a net decrease in the cash flow from client funds obligations of $15 million, primarily due to timing of client funding and subsequent disbursement of payments.

Cash provided by financing activities for the Predecessor year ended December 31, 2020 was $463 million. The primary drivers of the cash provided by financing activities were bank borrowings of $779 million, partially offset by loan repayments of $495 million, finance lease payments of $24 million, financing fees of $23 million, payments for settlements related to interest rate swaps of $21 million, payments for contingent consideration of $9 million, tax related distributions to equity-holders of $3 million and unit repurchases $3 million. Net cash flows from financing activities also changed due to a net increase in the cash flow from client funds obligations of $263 million, primarily due to timing of client funding and subsequent disbursement of payments.

Cash provided by financing activities for the year ended December 31, 2019 was $420 million. The primary drivers of the cash provided by financing activities were bank borrowings of $483 million and settlements received related to interest rate swaps of $4 million, partially offset by loan repayments of $120 million, tax related distributions to equity-holders of $10 million, finance lease payments of $13 million, financing fees related to the borrowings of $5 million and unit repurchases of $4 million. Net cash flows from financing activities also changed due to a net increase in the cash flow from client funds obligations of $87 million, primarily due to timing of client funding and subsequent disbursement of payments.

Cash, Cash Equivalents and Fiduciary Assets

At December 31, 2021, our cash and cash equivalents were $372 million, a decrease of $134 million from December 31, 2020. Of the total balances of cash and cash equivalents as of December 31, 2021 and December 31, 2020, none of the balances were restricted as to its use.

Some of our client agreements require us to hold funds on behalf of clients to pay obligations on their behalf. The levels of Fiduciary assets and liabilities can fluctuate significantly, depending on when we collect the amounts from clients and make payments on their behalf. Such funds are not available to service our debt or for other corporate purposes. There is typically a short period of time between when the Company receives funds and when it pays obligations on behalf of clients. We are entitled to retain investment income earned on fiduciary funds, when investment strategies are deployed, in accordance with industry custom and practice, which has historically been immaterial. In our Consolidated Balance Sheets, the amount we report for Fiduciary assets and Fiduciary liabilities are equal. Our Fiduciary assets included cash of $1,280 million and $1,030 million at December 31, 2021 and December 31, 2020, respectively.

Tax Receivable Agreement

In connection with the Business Combination, we entered into the TRA with certain of our pre-Business Combination owners that provides for the payment by Alight to such owners of 85% of the benefits that Alight is deemed to realize as a result of the Company’s share of existing tax basis acquired in the Business Combination and other tax benefits related to entering into the Tax Receivable Agreement.

Actual tax benefits realized by Alight may differ from tax benefits calculated under the TRA as a result of the use of certain assumptions in the TRA, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, we expect that the payments that Alight may make under the TRA will be substantial. As of December 31, 2021, we do not expect to make any material payments within the next two years, and anticipate payments to become more material beginning in 2024.

Contractual Obligations and Commitments

The Company has various obligations and commitments outstanding as of December 31, 2021 including debt of $2,858 million, operating leases of $210 million, finance leases of $65 million and purchase obligations of $95 million. Over the twelve months ended December 31, 2022, we expect to pay $38 million, $45 million, $23 million and $26 million for our debt, operating leases, finance leases and purchase obligations, respectively. For further information of each these obligations, refer to the Consolidated Financial Statements within this prospectus, Note 8 “Debt”, Note 18 “Lease Obligations” and Note 19 “Contractual Obligations”.

During 2018, the Company executed an agreement to form a strategic partnership with Wipro, a leading global information technology, consulting and business process services company, through 2028. As of December 31, 2021, the non-cancellable services obligation totaled $1,106 million, with $141 million expected to be paid over the twelve months ended December 31, 2022. We may terminate our arrangement with Wipro with cause or for our convenience. In the case of a termination for convenience, we would be required to pay a termination fee. If we had terminated the Wipro arrangement on December 31, 2021, we estimate that the termination charges would have been at least $377 million.

Other Liquidity Matters

Our cash flows from operations, borrowing availability and overall liquidity are subject to risks and uncertainties. For further information, see the “Risk Factors” section within this prospectus.

Critical Accounting Estimates

These consolidated financial statements conform to U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. The areas that we believe include critical accounting policies are revenue recognition and accounting for the Tax Receivable Agreement. The critical accounting policies discussed below involve making difficult, subjective or complex accounting estimates that could have a material effect on our financial condition and results of operations. These critical accounting policies require us to make assumptions about matters that are highly uncertain at the time of the estimate or assumption. Different estimates that we could have used, or changes in estimates that are reasonably likely to occur, may have a material effect on our results of operations and financial condition.

Revenue Recognition

Revenues are recognized when control of the promised services is transferred to the customer in the amount that best reflects the consideration to which the Company expects to be entitled in exchange for those services. Substantially all of the Company’s revenue is recognized over time as the customer simultaneously receives and consumes the benefits of our services. On occasion, we may be entitled to a fee based on achieving certain performance criteria or contract milestones. To the extent that we cannot estimate with reasonable assurance the likelihood that we will achieve the performance target, we will constrain this portion of the transaction price and recognize it when or as the uncertainty is resolved. Any taxes assessed on revenues relating to services provided to our clients are recorded on a net basis.

The Company capitalizes incremental costs to obtain and fulfill contracts with a customer that are expected to be recovered. Assets recognized for the costs to fulfill a contract are amortized on a systematic basis over the expected life of the underlying customer relationships.

For further discussion, see Note 3 “Revenue from Contracts with Customers” within the Consolidated Financial Statements.

Tax Receivable Agreement

The Company accounts for the TRA as a liability at fair value and is subject to remeasurement at each balance sheet date. Any change in fair value is recognized within the Condensed Consolidated Statements of Comprehensive Income (Loss).

Actual tax benefits realized by Alight may differ from tax benefits calculated under the TRA as a result of the use of certain assumptions in the TRA, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, we expect that the payments that Alight may make under the TRA will be substantial.

The Company’s TRA liability is measured at fair value on a recurring basis using significant unobservable inputs. The $581 million TRA liability balance at December 31, 2021 assumes: (i) a constant blended U.S. federal, state and local income tax rate of 26.04%, (ii) no material changes in tax law, (iii) the ability to utilize tax attributes based on current alternative tax forecasts, and (iv) future payments under the TRA are made when due under the TRA. The amount of the expected future payments under the TRA has been discounted to its present value using a discount rate of 6.9%, which was determined based on benchmark rates of a similar duration. A hypothetical increase or decrease of 75 bps in the discount rate assumptions used for fiscal year 2021, would result in a change of approximately $30 million.

Quantitative and Qualitative Disclosures About Market Risk.

We are exposed to potential fluctuations in earnings, cash flows, and the fair values of certain of our assets and liabilities due to changes in interest rates. To manage the risk from this exposure, we enter into a variety of hedging arrangements. We do not enter into derivatives or financial instruments for trading or speculative purposes. We are not subject to significant foreign exchange rate risk.

A discussion of our accounting policies for hedging activities is outlined in Note 2 “Accounting Policies and Practices” within the Condensed Consolidated Financial Statements.

Interest Rate Risk

Our operating results are subject to risk from interest rate fluctuations on our borrowings, which carry variable interest rates. Our term loans and revolving credit facility borrowings bear interest at a variable rate, so we are exposed to market risks relating to changes in interest rates. Although we use derivative financial instruments to some extent to manage a portion of our exposure to interest rate risks, we do not attempt to manage our entire expected exposure. These instruments expose us to credit risk in the event that our counterparties default on their obligations.

Our term loan agreements include an interest rate floor of 50 basis points (“bps”) plus a margin based on defined ratios. During the year ended December 31, 2021, applicable interest rates on these loans were below 50 bps. We also utilize interest rate swap agreements (designated as cash flow hedges) to fix portions of the floating interest rates through April 2024. A hypothetical increase of 25 bps above the 50 bps floor on the unhedged portion of our term loans would result in a change to annual interest expense of $1 million in fiscal year 2021.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company securities is not intended to be, and does not purport to be, complete and is qualified in its entirety by the Company Charter and Company Bylaws, which are exhibits to the registration statement of which this prospectus is a part, respectively, as well as to the provisions of applicable law.

Authorized Capital Stock

The Company Charter authorizes the issuance of 1,217,900,000 shares of capital stock, consisting of:

-1,000,000 shares of preferred stock, par value $0.0001 per share;

-1,000,000,000 shares of Company Class A common stock, par value $0.0001 per share;

-30,000,000 shares of Company Class B common stock, par value $0.0001 per share, divided into a series of 10,000,000 shares of Company Class B-1 common stock; a series of 10,000,000 shares of Company Class B-2 common stock and a series of 10,000,000 shares of Company Class B-3 common stock;

-175,000,000 shares of Company Class V common stock, par value $0.0001 per share; and

-12,900,000 shares of Company Class Z common stock, par value $0.0001 per share, divided into a series of 11,500,000 shares of Company Class Z-A common stock; a series of 700,000 shares of Company Class Z-B-1 common stock and a series of 700,000 shares of Company Class Z-B-2 common stock.

Class A Common Stock

Voting rights. Except as provided in the Company Charter or as required by applicable law, holders of Company Class A common stock are entitled to one vote per share on all matters to be voted on by Company stockholders generally. At annual and special meetings of Company stockholders, the holders of Company Class A common stock and Company Class V common stock will vote together as a single class on any matters submitted to a vote of Company stockholders that have voting rights generally. Further, the holders of Company Class A common stock and Company Class V common stock have the exclusive right to vote for the election of directors and on all other matters submitted to a stockholder vote generally.

Generally, unless a different voted standard applies under the Company Charter, the Company Bylaws or applicable law, all matters to be voted on by stockholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).

Notwithstanding the foregoing, the Company Charter provides that holders of Company Class A common stock will not be entitled to vote on any amendment to the Company Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Company common stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Company Charter (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to applicable law and the rights of any outstanding Preferred Stock, the holders of shares of Company Class A common stock and Company Class B common stock, taken together as a single class, will participate ratably (based on the number of shares held) in any dividends that may be declared from time to time by the Company Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Company Class A common stock (including any shares of Company Class A common stock issuable upon the conversion of any Company Class B common stock or Company Class Z common stock, including any Company Class Z-B-1 or Company Class Z-B-2 common stock that converts into Class B-1 or Class B-2 common stock so in connection with such liquidation event and, if such liquidation event also constitutes a Class B-1 Vesting Event or Class B-2 Vesting Event, automatically then converts into Company Class A common stock) will share ratably in all assets of the Company remaining after payment of the Company’s debts and other liabilities, subject to prior distribution and other preferential rights of any Preferred Stock then outstanding, if any, having a preference over the Company Class A common stock.

Class B Common Stock

Voting rights. Holders of Company Class B common stock are not entitled to any voting rights with respect to such shares, except as required by applicable law (which, under the DGCL and the Company Charter, will generally be limited to amendments to the Company’s certificate of incorporation that involve changes in the par value of the Company Class B common stock or that would adversely alter the powers, preferences or special rights of the Company Class B common stock (or any series thereof)).

Dividend rights. Holders of Company Class B common stock will participate ratably, as a single class, with the Company Class A common stock in any dividends that may be declared from time to time by the Company Board out of funds legally available therefor. However, no such dividends will actually be paid on any shares of Company Class B common stock until the shares are converted into Company Class A common stock, at which time all accrued dividends will be paid (other than in respect of any shares that remain unvested pursuant to the terms of an applicable award agreement, which will not be paid until the applicable award vests). If any shares of Company Class B common stock are forfeited, the holder will also forfeit and lose the right to any accrued dividends.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class B common stock are not entitled to receive any assets of the Company (except that, to the extent such liquidation, dissolution or winding up constitutes a Class B-1 Vesting Event, Class B-2 Vesting Event or Class B-3 Vesting Event (as applicable), such Company Class B common stock will automatically convert into Company Class A common stock in connection therewith and the holders of such resulting Company Class A common stock will be treated as a holder of Company Class A common stock in connection with such liquidation).

Automatic Conversion. The Company Class B-1 common stock will automatically convert into shares of Company Class A common stock on a one-for-one basis (subject to adjustment) upon the occurrence of a Class B-1 Vesting Event. The Company Class B-2 common stock will automatically convert into shares of Company Class A common stock on a one-for-one basis (subject to adjustment) upon the occurrence of a Class B-2 Vesting Event. The Company Class B-3 common stock will automatically convert into Company Class A common stock on a one-for-one basis (subject to adjustment) upon the occurrence of a Class B-3 Vesting Event.

Forfeiture and Cancellation. If there has not been a Class B-1 Vesting Event (with respect to the Company Class B-1 common stock), Class B-2 Vesting Event (with respect to the Company Class B-2 common stock) or Class B-3 Vesting Event (with respect to the Company Class B-3 common stock) on or before the seventh anniversary of the Closing Date, all of the outstanding shares of the applicable class of Class B common stock will automatically be forfeited and cancelled for no consideration.

Transfer Restrictions. The Company Class B common stock is not transferrable other than to certain permitted transferees.

Class V Common Stock

Voting rights. Except as provided in the Company Charter or as required by applicable law, holders of Company Class V common stock are entitled to one vote per share on all matters to be voted on by Company stockholders generally or on which the Company Class V common stock is entitled to vote as a separate class. At annual and special meetings of Company stockholders, the holders of Company Class A common stock and Company Class V common stock will vote together as a single class on any matters submitted to a vote of Company stockholders that have voting rights generally. Further, the holders of Company Class A common stock and Company Class V common stock have the exclusive right to vote for the election of directors and on all other matters submitted to a stockholder vote generally.

Notwithstanding the foregoing, the Company Charter provides that holders of Company Class V common stock will not be entitled to vote on any amendment to the Company Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Company common stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Company Charter (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. The Company Class V common stock will have no economic rights. As a result, holders of Company Class V common stock will not be entitled to any dividends or other distributions on such shares.

Rights upon liquidation. The holders of Company Class V common stock are not entitled to receive any assets of the Company upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs.

Cancellation. In the event that an outstanding share of Company Class V common stock ceases to be held, directly or indirectly, by the applicable holder of a Class A Unit, the share will automatically be transferred to the Company and cancelled for no consideration.

Future Issuances. Under the Company Charter, the Company is not permitted to issue additional shares of Company Class V common stock after the adoption of the Company Charter, other than in connection with the valid issuance of Class A Units under the Alight Holdings Operating Agreement, the vesting and exchange of any Class B Units for Class A Units in connection with a Class B Vesting Event or the conversion of any Class Z-A Units into Class A Units in accordance with the Alight Holdings Operating Agreement.

Class Z Common Stock

Voting rights. Holders of Company Class Z common stock are not entitled to any voting rights with respect to such shares, except as required by applicable law (which, under the DGCL and the Company Charter, will generally be limited to amendments to the Company’s certificate of incorporation that involve changes in the par value of the Company Class Z common stock or that would adversely alter the powers, preferences or special rights of the Company Class Z common stock (or any series thereof)).

Dividend rights. Holders of Company Class V common stock will not be entitled to any dividends or other distributions on such shares.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Company Class Z common stock are not entitled to receive any assets of the Company, except to the extent that such shares of Company Class Z common stock vest and convert into Company Class A common stock or Company Class B common stock in connection with such liquidation event (in which case such shares will be treated as shares of Company Class A common stock or Company Class B common stock, as applicable, for purposes thereof).

Vesting and Forfeiture. The Company Class Z common stock are unvested and will, with respect to each holder’s applicable portion thereof (as determined pursuant to the Company Charter), (i) vest and be converted into an equivalent portion of the Company Class A common stock or Company Class B common stock, as applicable, in the event the corollary unvested shares of Company Class A common stock or Company Class B common stock are forfeited pursuant to an applicable award agreement and (ii) be forfeited for no consideration in the event that the corollary unvested shares of Company Class A common stock or Company Class B common stock vest pursuant to the terms of an applicable award agreement.

Transfer Restrictions. The Company Class Z common stock is not transferrable other than to certain permitted transferees.

Preferred Stock

The Company Charter authorizes the Company Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock are available for issuance without further action by the holders of the Company common stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Company common stock by restricting dividends on the Company Class A common stock, diluting the voting power of the Company Class A common stock and the Company Class V common stock or subordinating the liquidation rights of the Company Class A common stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Company Class A common stock. At present, we have no plans to issue any Preferred Stock.

Preemptive Rights; Sinking Fund Provisions

The holders of Company common stock have no preemptive rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Company common stock.

Dividends

We have not declared or paid any dividends in the past and do not expect to declare or pay any dividends in the future. We are a holding company with no material assets other than our interest in Alight Holdings. The payment of cash dividends, if any, will be dependent upon the revenue and earnings of Alight, if any, capital requirements and the general financial condition of the Alight business. We intend to cause Alight Holdings to make distributions to holders of Alight Holdings Units (including the Company) in amounts sufficient to cover applicable taxes and certain obligations under the Tax Receivable Agreement, as well as any dividends declared by us.

Our Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Anti-Takeover Effects of the Company Charter, Company Bylaws and Certain Provisions of Delaware Law

The Company Charter, the Company Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Company Class A common stock.

Action by Written Consent

The Company Charter provides that any action required or permitted to be taken by the Company’s stockholders (other than certain actions to be taken by holders of Company Class V common stock, voting together as a single class, or in respect of any applicable series of Preferred Stock) must be effected at a duly called annual or special meeting of such stockholders, and may not be taken by written consent, unless such action is recommended or approved by all members of the Company Board then in office.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which apply so long as the Company Class A common stock remains listed on NYSE, require stockholder approval of certain issuances of Company common stock (or securities convertible into or exercisable for Company common stock) equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. As a result, the Company may issue additional shares in the future for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions, without approval of the Company’s stockholders.

In addition, the Company Board is generally authorized to issue shares of one or more series of preferred stock having such terms, powers, rights and preferences as the Company Board determines in its discretion, including terms that may be designed to discourage, delay or prevent a change of control of the Company or the removal of Company management.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Business Combinations

The Company has elected not to be governed by Section 203 of the DGCL. However, the Company Charter contains similar provisions providing that the Company will not engage in any “business combinations” (as defined in the Company Charter), at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Company Charter, but expressly excluding any of the Sponsor Investors, Existing Investors, their direct or indirect transferees and affiliates) for a three-year period after the time that such person became an interested stockholder unless:

•	prior to such time, the Company Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding

(but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Under the Certificate Charter, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Company Charter expressly excludes certain of the Company’s stockholders with whom the Company entered into the Investor Rights Agreement, certain of their respective transferees and their respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Company Charter make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Company Charter could have an anti-takeover effect with respect to certain transactions which the Company Board does not approve in advance. Such provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Election and Removal of Directors and Vacancies

The Company Charter provides that the Company Board determines the number of directors who serve on the board, subject to the rights set forth in the Investor Rights Agreement. The Company Board is divided into three classes designated as Class I, Class II and Class III. Class I directors are serving for an initial term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors are serving for an initial term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected to the class whose term is expiring at such annual meeting for a full term of three years.

Subject to the terms of the Investor Rights Agreement, directors may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

In addition, the Company Charter provides that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Investor Rights Agreement and any rights of the holders of Preferred Stock.

No Cumulative Voting

Under Delaware law, there is no right to vote cumulatively (which allows stockholders to cast all of the votes such stockholder is entitled to for a single nominee for a board of directors rather than only being able to vote the number of shares such stockholder holds for or against each nominee) unless expressly authorized in the certificate of incorporation. The Company Charter does not authorize cumulative voting.

Special Stockholder Meetings

The Company Charter provides that special meetings of stockholders may be called only by or at the direction of the Company Board, the Chairman of the Board or the Chief Executive Officer. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Company Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board or pursuant to the Investor Rights Agreement. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Company Bylaws, the date of the preceding annual meeting is deemed to be June 30th of the preceding calendar year). The Company Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions do not apply to the Sponsor Investors or Existing Investors in respect of designations made under the Investor Rights Agreement for so long as the Investor Rights Agreement remains in effect.

The Company Bylaws allow the chairman of a stockholder meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer or investor from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Voting Requirements

The Company Charter provides that the Company Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Company Bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the Company Charter. Any amendment, alteration, rescission or repeal of Article I (Stockholders), Article II (Board of Directors) or Article IV (Indemnification and Advancement of Expenses) of the Bylaws will require the affirmative vote of the holders of at least 66-2/3% of the total voting power of all outstanding shares of Company common stock entitled to vote generally in the election of directors, voting together as a single class. Bylaw amendments generally will require the affirmative vote of at least a majority in voting power of all of the then-outstanding shares of the Company common stock entitled to vote generally in the election of directors, voting together as a single class, which is a higher vote standard than matters that generally come before the Company stockholders.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of common stock, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. However, the Company Charter requires the affirmative vote of the holders of at least 80% in total voting power of all of the then-outstanding shares of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, to approve any amendment, alteration, repeal or rescission of the provisions in Article X thereof, which generally relate to competition and corporate opportunities. In addition, the affirmative vote of at least 66-2/3% in total voting power of all the then-outstanding shares of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, are required under the Company Charter to approve any amendment, alteration, repeal or rescission to the following Articles:

•

Article V, which requires a 66-2/3% supermajority vote, in case of provisions in Article I, Article II and Article IV of the Company Bylaws, and a majority vote of the outstanding shares, in the case of any other provisions, for stockholders to amend the Company Bylaws;

•

Article VI, which contains provisions (i) providing for a classified board of directors (and the election and term of directors), (ii) regarding filling vacancies on the Company Board and newly created directorships; and (iii) regarding the resignation and removal of directors;

•	Article VII, with respect to the calling of special meetings of Company stockholders and stockholder action by written consent;

•	Article VIII, which contains provisions eliminating monetary damages for breaches of fiduciary duty by a director and indemnification and advancement of expenses;

•	Article IX, which contains the Company’s election not to be governed by Section 203 of the DGCL and provisions regarding business combinations with interested stockholders;

•	Article XII, containing an exclusive forum selection clause (see “—Exclusive Forum” below); and

•	Article XIII, the amendment provision requiring that the above provisions be amended only with an 66-2/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Company Charter provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Company Charter (as it may be amended or restated) or the Company Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware will (to the fullest extent permitted by law) be solely and exclusively brought in the Delaware Court of Chancery (subject to certain limited exceptions, including if there is an indispensable party not subject to the jurisdiction of the Court of Chancery within ten days following such determination, or if jurisdiction is vested exclusively in a court or forum other than the Delaware Court of Chancery).

The Company Charter also provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for any action arising under federal securities laws, including the Securities Act. In addition, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Company Charter. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits.

We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of the Company Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect the Company’s business, financial condition and results of operations and result in a diversion of the time and resources of the Company’s management and board of directors.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Company Charter contains provisions by which the Company renounces (to the fullest extent permitted by law) any interest or expectancy that the Company has in, or any right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of the Company or its subsidiaries. The Company Charter also provides that, to the fullest extent permitted by law, none of the non-employee directors of the Company or their affiliates have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates.

Such persons also have no duty to communicate or offer any transaction or business opportunity that may be considered a corporate opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. However, the Company Charter does not renounce the Company’s interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as a director or officer of the Company.

The following business opportunities (to the fullest extent permitted by law) will not be deemed to be a potential corporate opportunity for the Company (i) if the Company is neither financially or legally able, nor contractually permitted to undertake such opportunity, (ii) if, from its nature, such opportunity is not in the line of the Company’s business or is of no practical advantage to the Company, (iii) such opportunity is one in which the Company has no interest or reasonable expectancy, or (iv) such opportunity is one presented to any account for the benefit of a member of the Company Board or such member’s affiliate over which such member of the Company Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Company Charter includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of this provision is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Company Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Company Charter and the Company Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

There is currently no pending material litigation or proceeding involving any of the Company’s or FTAC’s or Tempo Holdings’ respective directors, officers or employees for which indemnification is sought.

Listing

The Company’s Class A common stock is listed on the NYSE under the symbol “ALIT”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Alight’s Class A common stock and Class V common stock as of March 21, 2022 by:

•	each of Alight’s named executive officers and directors;

•	all executive officers and directors of Alight as a group; and

•	each person known by Alight to be the beneficial owner of more than 5% of the shares of any class of Alight’s Common Stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The percentage of beneficial ownership of shares of Alight’s Common Stock is calculated based on the following outstanding shares as of March 21, 2022: (i) an aggregate of 465,211,609 shares of Class A common stock and (ii) an aggregate of 76,220,431 shares of Class V common stock.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 4 Overlook Point, Lincolnshire, Illinois 60069.

BENEFICIAL OWNERSHIP AS OF MARCH 21, 2022
NAME	SHARES OF CLASS A COMMON STOCK	% OF CLASS A COMMON STOCK	SHARES OF CLASS V COMMON STOCK	% OF CLASS V COMMON STOCK	% OF TOTAL VOTING POWER
Directors and Named Executive Officers
William P. Foley, II(1)	14,696,532	3.2%	—	—	2.7%
Richard N. Massey	352,126	*	—	—	*
Erika Meinhardt(2)	13,797	*	—	—	*
Regina M. Paolillo	4,913	*	—	—	*
Peter F. Wallace	—	—	—	—	—
David N. Kestnbaum	—	—	—	—	—
Daniel S. Henson	606,083	*	42,121	*	*
Stephan D. Scholl	3,977,145	*	—	—	*
Katie J. Rooney	669,018	*	69,620	*	*
Cathinka E. Wahlstrom	105,871	*	—	—	*
Cesar Jelvez	105,436	*	—	—	*
Gregory R. Goff	105,567	*	—	—	*
Colin F. Brennan**	273,240	*	56,422	*	*
All Directors and Executive Officers as a Group (16 persons)	21,151,053	4.5%	282,697	*	4.0%
5% Holders
Blackstone Inc.(3)	54,833,898	11.8%	54,681,071	71.7%	20.2%
Platinum Falcon B 2018 RSC Ltd.(4)	33,695,209	7.2%	—	—	6.2%
Jasmine Ventures Pte. Ltd.(5)	33,695,209	7.2%	—	—	6.2%
New Mountain Partners(6)	11,682,932	2.5%	18,644,291	24.5%	5.6%
Cannae Holdings, Inc.(7)	52,477,062	11.3%	—	—	9.7%
FPR Partners, LLC(8)	24,138,960	5.2%	—	—	4.5%

*	Percentage owned is less than 1.0%
**	Mr. Brennan ceased to be an executive officer in December 2021.

(1)

Consists of 1,116,981 shares of Class A common stock held directly by William P. Foley, II; 171,878 shares of Class A common stock held directly by Trasimene Capital FT, LLC (“Trasimene GP”), 7,366,204 shares of Class A common stock held directly by Bilcar FT, LP (“Bilcar”) and 6,041,469 shares of Class A common stock held directly by Trasimene Capital Management, LLC (“Trasimene Capital Management”). William P. Foley, II is the sole member of Bilcar FT, LLC (“Bilcar FT”), which, in turn, is the sole general partner of Bilcar. William P. Foley, II is the managing member of Trasimene Capital Management. William P. Foley, II is also the sole member of Trasimene GP. Because of the relationships between William P. Foley, II and Bilcar, Bilcar FT, LLC, Trasimene Capital Management and Trasimene GP, William P. Foley, II may be deemed to beneficially own the securities reported herein to the extent of his pecuniary interests. William P. Foley, II disclaims beneficial ownership of the securities reported herein, except to the extent of his pecuniary interest therein, if any. Mr. Foley and the entities referred to in this footnote are sometimes referred to collectively herein as “Foley.”

(2)	Consists of 3,797 shares of Class A common stock held by Erika Meinhardt and 10,000 shares of Class A common stock held by a trust of which Erika Meinhardt is the trustee.
(3)

Reflects 54,733,898 shares of Class A common stock held by Blackstone Capital Partners VII (IPO) NQ L.P.; 88,505 shares of Class A common stock and 48,395,456 shares of Class V common stock directly held by Blackstone Capital Partners VII NQ L.P.; 332 shares of Class A common stock and 181,572 shares of Class V common stock directly held by BCP VII SBS Holdings L.L.C.; 957 shares of Class A common stock and 523,291 shares of Class V common stock directly held by Blackstone Family Investment Partnership VII – ESC NQ L.P.; and 10,206 shares of Class A common stock and 5,580,752 shares of Class V common stock directly held by BTAS NQ Holdings L.L.C. (collectively, the “Blackstone Funds”).

The general partner of each of Blackstone Capital Partners VII (IPO) NQ L.P. and Blackstone Capital Partners VII NQ L.P. is Blackstone Management Associates VII NQ L.L.C., the sole member of which is BMA VII NQ L.L.C., the managing member of which is Blackstone Holdings II L.P.

The sole member of BCP VII SBS Holdings L.L.C. is Blackstone Side-by-Side Umbrella Partnership L.P., the general partner of which is Blackstone Side-by-Side Umbrella GP L.L.C., the sole member of which is Blackstone Holdings III L.P., the general partner of which is Blackstone Holdings III GP L.P., the general partner of which is Blackstone Holdings III GP Management L.L.C.

The general partner of Blackstone Family Investment Partnership VII – ESC NQ L.P. is BCP VII Side-by-Side GP NQ L.L.C., the sole member of which is Blackstone Holdings II L.P. The managing member of BTAS NQ Holdings L.L.C. is BTAS Associates-NQ L.L.C., the managing member of which is Blackstone Holdings II L.P.

The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. Blackstone Inc. is the sole member of each of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II Preferred Stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each of the Blackstone entities described in this footnote and Stephen A. Schwarzman may be deemed to beneficially own the securities directly or indirectly controlled by such Blackstone entities or him, but each disclaims beneficial ownership of such securities. The address of Mr. Schwarzman and each of the other entities listed in this footnote is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(4)

The securities are directly held by Platinum Falcon B 2018 RSC Limited (“Platinum Falcon”), a limited liability company incorporated in the Abu Dhabi Global Market and a wholly owned subsidiary of the Abu Dhabi Investment Authority (“ADIA”), a public institution established by the Government of the Emirate of Abu Dhabi. By reason of its ownership of Platinum Falcon and pursuant to the rules and regulations of the SEC, ADIA may also be deemed to share investment and voting power over and, therefore, beneficial ownership of, the shares of Class A common stock held directly by Platinum Falcon. The address for ADIA is 211 Corniche Street, P.O. Box 3600, Abu Dhabi, United Arab Emirates and the address for Platinum Falcon B 2018 RSC Limited is Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates.

(5)

Jasmine Ventures Pte. Ltd. shares the power to vote and the power to dispose of the Class A common stock with GIC Special Investments Pte. Ltd., or GIC SI, and GIC Private Limited both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC Private Limited and is the private equity investment arm of GIC Private Limited. GIC Private Limited is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these securities. The business address for Jasmine Ventures Pte. Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912. GIC SI and GIC Private Limited are sometimes referred to collectively herein as the “GIC Investors”.

(6)

Consists of 100,000 shares of Class A common stock and 18,644,291 shares of Class V common stock directly held by New Mountain Partners IV (AIV-E), LP and 11,582,932 shares of Class A common stock directly held by New Mountain Partners IV (AIV-E2), LP. The general partner of both New Mountain Partners IV (AIV-E), L.P. and New Mountain Partners IV (AIV-E2), L.P. is New Mountain Investments IV, L.L.C. The manager of New Mountain Partners IV (AIV-E), L.P. and New Mountain Partners IV (AIV-E2), L.P. is New Mountain Capital, L.L.C. Steven B. Klinsky is the managing member of New Mountain Investments IV, L.L.C. The managing member of New Mountain Capital, L.L.C. is New Mountain Capital Group, L.P. The general partner of New Mountain Capital Group, L.P. is NM Holdings GP, L.L.C. Steven B. Klinsky is the managing member of NM Holdings GP, L.L.C. Each of the foregoing entities disclaim beneficial ownership of any additional shares of Class A common stock underlying such securities prior to the satisfaction of the vesting conditions thereof. The address of each of the foregoing entities is 1633 Broadway, 48th Floor, New York, NY 10019.

(7)

Based on a Schedule 13D filed with the SEC on March 15, 2022, by Cannae Holdings, Inc. and Cannae Holdings, LLC. The reported shares of common stock consists of 48,273,325 shares of Class A common stock directly owned by Cannae Holdings, LLC and 4,203,737 shares of Class A common stock held by Cannae Funding, LLC, each a wholly owned subsidiary of Cannae Holdings, Inc. Cannae Holdings, LLC and Cannae Funding, LLC are wholly owned subsidiaries of Cannae Holdings, Inc. Each of Cannae Holdings, Inc. and Cannae Holdings, LLC expressly disclaims beneficial ownership of any securities reported herein except to the extent such entity actually exercises voting or dispositive power with respect to such securities. The address for Cannae Holdings, Inc. is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(8)

Based on a Schedule 13G filed with the SEC on February 14, 2022, by and on behalf of FPR Partners, LLC, Andrew Raab, and Bob Peck. The reported shares of Class A common stock are held directly by certain limited partnerships, collectively. FPR acts as investment manager to the limited partnerships and may be deemed to indirectly beneficially own securities owned by the limited partnerships. Andrew Raab and Bob Peck are the Senior Managing Members of FPR and may be deemed to indirectly beneficially own securities owned by FPR and the limited partnerships. Each of FPR Partners, LLC, Andrew Raab and Bob Peck disclaims beneficial ownership of the shares of Class A common stock except to the extent of their respective pecuniary interest therein. The address for FPR Partners, LLC is 199 Fremont Street, Suite 2500, San Francisco, CA 94105.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Holders from time to time of up to 352,056,664 shares of Class A Common Stock, including (i) 257,129,956 shares of Class A Common Stock, (ii) 4,580,391 shares of Class A Common Stock issuable upon the conversion of shares of Class B-1 Common Stock (including 259,683 shares of Class B-1 Common Stock issuable upon conversion of shares of Class Z-B-1 Common Stock), (iii) 4,580,391 shares of Class A Common Stock issuable upon the conversion of shares of Class B-2 Common Stock (including 259,683 shares of Class B-2 Common Stock issuable upon conversion of shares of Class Z-B-2 Common Stock), (iv) 4,776,488 shares of Class A Common Stock issuable upon conversion of shares of Class Z-A Common Stock, and (v) 80,989,438 shares of Class A Common Stock issuable upon the conversion of Class A Units (including (x) 2,375,949, 2,375,949 and 2,626,580 Class A Units issuable upon conversion of Class B-1 Units, Class B-2 Units and Class Z-A Units, respectively, (y) 142,799 Class A Units issuable upon conversion of Class B-1 Units converted from Class Z-B-1 Units and (z) 142,799 Class A Units issuable upon conversion of Class B-2 Units converted from Class Z-B-2 Units) and the surrender and cancellation of a corresponding number of shares of Class V Common Stock. The Selling Holders may from time to time offer and sell any or all of the Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement.

When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any of the Selling Holders’ interest in the Class A Common Stock in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of Class A Common Stock.

The following table sets forth, as of the date of this prospectus, the names of the Selling Holders, the aggregate number of shares of Class A Common Stock beneficially owned prior to the offering, the aggregate number of shares of Class A Common Stock that the Selling Holders may offer pursuant to this prospectus, and the number of shares of Class A Common Stock beneficially owned by, and percentage ownership of, the Selling Holders after the sale of the securities offered hereby. We have based percentage ownership following the offering on 465,211,609 shares of Class A Common Stock and 76,220,431 shares of Class V Common Stock, in each case outstanding as of March 28, 2022, and have assumed that each Selling Holder will sell all shares of Common Stock offered pursuant to this prospectus. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exchange of such Selling Holder’s Common Units (if any) and did not assume the exercise or exchange of any other Selling Holder’s Common Units, respectively. The number of shares of Class A Common Stock set forth for each Selling Holder in the following table includes the shares of Class A Common Stock (a) that may be issued upon the conversion of shares of (i) Series B-1 Common Stock (including shares of Class B-1 Common Stock issuable upon conversion of shares of Class Z-B-1 Common Stock), (ii) Class B-2 Common Stock (including shares of Class B-1 Common Stock issuable upon conversion of shares of Class Z-B-1 Common Stock) and (iii) Class Z-A Common Stock and (b) that may be issued upon the conversion of Class A Units (including Class A Units issuable upon conversion (x) of Class B-1 Units, Class B-2 Units and Class Z-A Units, (y) of Class B-1 Units converted from Class Z-B-1 Units and (z) of Class B-2 Units converted from Class Z-B-2 Units), together with the surrender and cancellation of an equal number of shares of Class V Common Stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated, the business address of each beneficial owner listed in the table below is 4 Overlook Point, Lincolnshire, Illinois 60069.

	Securities Beneficially Owned Prior to This Offering	Securities to be Sold in This Offering	Securities Beneficially Owned After This Offering
Name of Selling Holder	Shares of Class A Common Stock	Shares of Class A Common Stock	Shares of Class A Common Stock	%
Blackstone(1)	120,930,501	120,930,501	—	—
Platinum Falcon B 2018 RSC Limited(2)	37,207,503	37,207,503	—	—
Jasmine Ventures Pte. Ltd(3)	37,207,503	37,207,503	—	—
New Mountain Partners(4)	33,488,449	33,488,449	—	—
Cannae Holdings, Inc.(5)	52,477,062	52,477,062	—	—
Trasimene Capital FT, LLC(6)	171,878	171,878	—	—
Bilcar FT, LP(7)	6,661,426	6,661,426	—	—
Cadian Master Fund L.P.(8)	2,538,800	2,538,800	—	—
Chicago Title Insurance Company(9)	10,000,000	10,000,000	—	—
Commonwealth Land Title Insurance Company(10)	2,500,000	2,500,000	—	—
Empyrean Capital Overseas Master Fund Ltd.(11)	7,720,606	5,000,000	2,720,606	*
Erika Meinhardt Revocable Trust(12)	13,797	10,000	3,797	*
Fidelity National Title Insurance Company(13)	2,500,000	2,500,000	—	—
Hedosophia Public Investments Limited(14)	2,253,659	2,253,659	—	—
Mag & Co fbo Fidelity Select Portfolios: Select IT Services Portfolio(15)	2,500,000	2,500,000	—	—
Nitorum Fund, L.P.(17)	1,666,011	1,666,011	—	—
Nitorum Master Fund, L.P.(17)	1,602,986	1,602,986	—	—
Roytor & Co. for the account of Manulife Dividend Income Fund(18)	1,194,452	1,194,452	—	—
Roytor & Co. for the account of Manulife Dividend Income Private Pool Fund(18)	289,362	289,362	—	—
Roytor & Co. for the account of Manulife US Dividend Income Fund(18)	25,255	25,255	—	—
Roytor & Co. for the account of Manulife US Monthly High Income Fund(18)	140,560	140,560	—	—
Roytor & Co. for the account of MIM Dividend Income Segregated Fund(18)	350,002	350,002	—	—
Strategic Advisers SMID Select Fund ArrowMark Partners Sub-Portfolio(19)	750,000	750,000	—	—
Third Point Loan LLC(20)	320,324	320,324	—	—
THL FTAC LLC(21)	22,757,693	22,757,693	—	—
William P. Foley, II(22)	5,841,073	5,841,073	—	—
David W. Ducommun(23)	245,507	245,507	—	—
Bryan D. Coy(24)	175,670	170,170	—	—
Ryan Caswell(25)	178,670	178,670	—	—
Brad Ridgeway(26)	81,836	81,836	—	—
Additional Selling Holders(27)	990,482	990,482	—	—

*	Represents less than 1%.
(1)

Represents holdings of record of (a) BCP VII SBS Holdings L.L.C. of 332 shares of Class A Common Stock, 181,572 Class A Units, 5,878 Class B-1 Units, 5,878 Class B-2 Units, 6,498 Class Z-A Units, 353 Class Z-B-1 Units and 353 Class Z-B-2 Units; (b) Blackstone Capital Partners VII (IPO) NQ L.P. of 54,733,898 shares of Class A Common Stock, 1,768,709 shares of Class B-1 Common Stock, 1,768,709 shares of Class B-2 Common Stock, 1,955,285 shares of Class Z-A Common Stock, 106,303 shares of Class Z-B-1 Common Stock and 106,303 shares of Class Z-B-2 Common Stock; (c) Blackstone Capital Partners VII NQ LP of 88,505 shares of Class A Common Stock, 48,395,456 Class A Units, 1,566,744 Class B-1 Units, 1,566,744 Class B-2 Units, 1,732,015 Class Z-A Units, 94,164 Class Z-B-1 Units and 94,164 Class Z-B-2 Units; (d) Blackstone Family Investment Partnership VII—ESC NQ L.P. of 957 shares of Class A Common Stock, 523,291 Class A Units, 16,941 Class B-1 Units, 16,941 Class B-2 Units, 18,728 Class Z-A Units, 1,018 Class Z-B-1 Units and 1,018 Class Z-B-2 Units; and (e) BTAS NQ Holdings L.L.C of 10,206 shares of Class A Common Stock, 5,580,752 Class A Units, 180,670 Class B-1 Units, 180,670 Class B-2 Units, 199,728 Class Z-A Units, 10,859 Class Z-B-1 Units and 10,859 Class Z-B-2 Units. The principal business address of the Selling Holder is Blackstone—345 Park Avenue, 27th Floor, New York, NY 10154.

(2)

Represents 33,695,209 shares of Class A Common Stock, 1,088,850 shares of Class B-1 Common Stock, 1,088,850 shares of Class B-2 Common Stock, 1,203,710 shares of Class Z-A Common Stock, 65,442 shares of Class Z-B-1 Common Stock and 65,442 shares of Class Z-B-2 Common Stock. The principal business address of the Selling Holder is Level 26, Al Khatem Tower, Abu Dhabi Global Market Square, Al Maryah Island, Abu Dhabi, United Arab Emirates.

(3)

Represents 33,695,209 shares of Class A Common Stock, 1,088,850 shares of Class B-1 Common Stock, 1,088,850 shares of Class B-2 Common Stock, 1,203,710 shares of Class Z-A Common Stock, 65,442 shares of Class Z-B-1 Common Stock and 65,442 shares of Class Z-B-2 Common Stock. The principal business address of the Selling Holder is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

(4)

Represents holdings of record of (a) New Mountain Partners IV (AIV-E), L.P. of 100,000 shares of Class A Common Stock, 18,644,291 Class A Units, 605,716 Class B-1 Units, 605,716 Class B-2 Units, 669,611 Class Z-A Units, 36,405 Class Z-B-1 Units and 36,405 Class Z-B-2 Units; and (b) New Mountain Partners IV (AIV-E2) L.P. of 11,582,932 shares of Class A Common Stock, 374,299 shares of Class B-1 Common Stock, 374,299 shares of Class B-2 Common Stock, 413,783 shares of Class Z-A Common Stock, 22,496 shares of Class Z-B-1 Common Stock and 22,496 shares of Class Z-B-2 Common Stock. The principal business address of the Selling Holder is c/o New Mountain Capital, 1633 Broadway, 48th Floor, New York, NY 10019.

(5)

Represents 48,273,325 shares of Class A common stock held by Cannae Holdings, LLC, of which 25,000,000 were acquired in the PIPE Investment, and 4,203,737 shares of Class A common stock held by Cannae Funding, LLC. Cannae Holdings, LLC and Cannae Funding, LLC are each wholly owned subsidiaries of Cannae Holdings, Inc. The principal business address of the Selling Holder is 1701 Village Center Circle, Las Vegas, NV 89134.

(6)	William P. Foley, II, the chairman of our board of directors, is the sole member of the Selling Holder, whose principal business address is 1701 Village Center Circle, Las Vegas, Nevada 89134.
(7)

William P. Foley, II, the chairman of our board of directors, is the sole member of Bilcar FT, LLC, which, in turn, is the sole general partner of the Selling Holder, whose principal business address is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(8)

Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is c/o Cadian Capital Management, 535 Madison Avenue, 36th Floor, New York, NY 10022.

(9)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 601 Riverside Avenue, Jacksonville, FL 32204.
(10)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 601 Riverside Avenue, Jacksonville, FL 32204.
(11)

Represents shares of Class A Common Stock (5,000,000 of which were acquired in the PIPE Investment). Empyrean Capital Partners, LP (“Empyrean”) serves as investment manager to Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”), and has voting and investment control of the shares held by ECOMF.

Empyrean Capital, LLC serves as the general partner to Empyrean. Amos Meron is the managing member of Empyrean Capital, LLC, and as such may be deemed to have voting and dispositive control of the shares held by ECOMF. The address of each of ECOMF, Empyrean, Empyrean Capital, LLC, and Amos Meron is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, CA 90067.
(12)

Represents 3,797 shares of Class A common stock held by Erika Meinhardt and 10,000 shares of Class A common stock acquired in the PIPE Investment and held by a trust of which Erika Meinhardt is the trustee. Erika Meinhardt is a member of our board of directors.

(13)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 601 Riverside Avenue, Jacksonville, FL 32204.
(14)

Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is P.O. Box 225, Trafalgar Court, Les Banques, St. Peter Port, GK GY12QJ.

(15)

Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is c/o Brown Brothers Harriman & Co., Attn: Corporate Actions /Vault, 140 Broadway, New York, NY 10005.

(17)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is c/o Nitorum GP, LLC, 450 Park Avenue, 7th Floor, New York, NY 10022.
(18)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 200 Bloor Street East, Toronto, ON M4W1E5.
(19)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 100 Filmore Street, Suite 325, Denver, CO 80206.
(20)	Represents shares of Class A Common Stock acquired in the PIPE Investment. The principal business address of the Selling Holder is 55 Hudson Yards, 51st Floor, New York, NY 10013.
(21)	The principal business address of the Selling Holder is 100 Federal Street, Boston, MA 02110.
(22)

William P. Foley, II is the chairman of our board of directors. Includes shares of Class A Common Stock to be distributed to the Selling Holder prior to, and that will be beneficially owned by the Selling Holder as of, the effective date of this registration statement.

(23)

Includes shares of Class A Common Stock to be distributed to the Selling Holder prior to, and that will be beneficially owned by the Selling Holder as of, the effective date of this registration statement. The principal business address of the Selling Holder is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(24)

Includes shares of Class A Common Stock to be distributed to the Selling Holder prior to, and that will be beneficially owned by the Selling Holder as of, the effective date of this registration statement, and 6,500 shares of Class A common stock acquired in the PIPE investment and held by a trust of which Bryan D. Coy is the trustee. The principal business address of the Selling Holder is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(25)

Includes shares of Class A Common Stock to be distributed to the Selling Holder prior to, and that will be beneficially owned by the Selling Holder as of, the effective date of this registration statement, and 15,000 shares of Class A common stock acquired in the PIPE investment and held jointly by Ryan Caswell and Danielle Caswell. The principal business address of the Selling Holder is 1701 Village Center Circle, Las Vegas, Nevada 89134.

(26)

Includes shares of Class A Common Stock to be distributed to the Selling Holder prior to, and that will be beneficially owned by the Selling Holder as of, the effective date of this registration statement. The principal business address of the Selling Holder is 284 Flathead Ave., Whitefish, Montana 59937.

(27)

The disclosure with respect to the remaining Selling Holders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A Common Stock. Represents an aggregate of 990,482 shares of Class A Common Stock, all of which were acquired in the PIPE Investment.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy Regarding Transactions with Related Persons

The Company has adopted a formal written policy (the “Policy”) setting forth policies and procedures for the review and approval or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC. Our related party transaction policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we are to be a participant and where the amount involved exceeds $120,000 and in which any related party had or will have a direct or indirect material interest) and all material facts with respect thereto.

Because the Company operates primarily in the business-to-business market and several institutional investors are related parties by virtue of owning more than 5% of the Company’s Common Stock and also own 10% or greater of a number of other firms, corporations or other entities, potential related party transactions may arise in the ordinary course of the Company’s business. In order to streamline the review and approval process, the Policy provides that if the General Counsel determines it is impractical or undesirable to wait until the next Audit Committee meeting to consummate a Related Party Transaction, the chairperson of the Audit Committee may review and approve such transactions in accordance with the guidelines set out in the Policy, and then report all such approvals at the next regularly scheduled Audit Committee meeting.

Once a potential related party transaction has been reported, our General Counsel will then promptly communicate that information to the Audit Committee or the chairperson of the Audit Committee, as applicable. At its meetings, the Audit Committee shall be provided with the details of each of the new proposed and approved related party transactions, including the terms of the transaction, any contractual restrictions that the Company has already committed to, the business purpose of the proposed transaction and the benefits of the proposed transaction to the Company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee will be required to abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Additionally, beginning in 2019, all members of the Executive Leadership Team (ELT) and certain other senior leaders have received training regarding conflicts of interest and the process for management to proactively provide updates to the Company’s legal and corporate compliance functions regarding any changes in their related party relationships. Additionally, all newly appointed executive officers and key leaders receive conflict of interest training and any disclosed conflicts are documented accordingly.

Indemnification of Directors and Officers

The Company Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the Company Charter provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”).

There is no material pending litigation or proceeding naming any of Alight’s directors or officers for which indemnification is currently being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Support and Services Agreement

In connection with the closing of Alight’s separation from Aon, Alight Holdings entered into a support and services agreement with Blackstone Management Partners L.L.C. (“BMP”), an affiliate of Blackstone. Under the support and services agreement, Alight engaged BMP to arrange for Blackstone’s portfolio operations group to provide support services customarily provided by Blackstone’s portfolio operations group to Blackstone’s private equity portfolio companies of a type and amount determined by such portfolio services group to be warranted and appropriate. In addition, pursuant to the support and services agreement, Blackstone, without discrete compensation, actively monitors the operations of Alight and evaluates strategic transactions and other initiatives that Blackstone views as potentially beneficial for Alight. Alight pays or reimburses BMP and its affiliates for out-of-pocket costs and expenses incurred by BMP and its affiliates and is required to indemnify BMP and its affiliates and related parties, in each case, in connection with the provision of such services under the support and services agreement.

The support and services agreement contemplates that Blackstone’s group purchasing program is available to Alight and that in the event Alight hires a financial advisor, consultant, investment banker or any similar advisor in connection with any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction, the parties will negotiate in good faith to agree upon appropriate services, compensation, indemnification and other terms upon which BMP or its affiliates would be hired for such services, provided that Alight is not obligated to hire BMP or its affiliates for such services.

The Business Combination

On July 2, 2021 (the “Closing Date”), FTAC completed the business combination (the “Business Combination”) with Alight Holdings contemplated by the Business Combination Agreement (as amended and restated as of April 29, 2021) between FTAC, Alight Holdings and other interested parties (the “Business Combination Agreement”). On the Closing Date, pursuant to the Business Combination Agreement, FTAC became a wholly owned subsidiary of Alight, Inc. and was renamed Alight Group, Inc. As a result of the Business Combination, and by virtue of such series of mergers and related transactions, the combined company is now organized in an “Up-C” structure, in which substantially all of the assets and business of Alight are held by Alight Holdings, of which Alight is the managing member pursuant to the terms of the Alight Holdings Operating Agreement (as defined below) that went into effect upon the completion of the Business Combination. As a result of the Business Combination, Alight owns approximately 85% of the economic interest in Alight Holdings, but has 100% of the voting power and controls the management of Alight Holdings.

Arrangements Involving Other Stockholders that Beneficially Own More than 5% of Any Class of Stock

Transactions with 5% Holders

During the fiscal year ended December 31, 2021, we recognized revenue of approximately $0.8 million for providing professional services to Blackstone. During the fiscal year ended December 31, 2021, we paid Blackstone Securities Partners L.P. and Trasimene Capital Management, LLC each $0.4 million in fees for acting as Co-Managers on the refinancing of our credit agreement.

In addition, in connection with the Business Combination, we paid $1.2 million to Blackstone, $0.1 million to Tempo Blocker 1 (as defined below) and Tempo Blocker 2 (as defined below), $0.5 million to ADIA, $0.1 million to the New Mountain Investors, $0.6 million to the GIC Investors and $17.1 million to entities affiliated with Foley and Cannae. The GIC Investors and ADIA are among equity holders in each of Tempo Blocker 1 and Tempo Blocker 2. Such amounts reimbursed the relevant parties for fees and expenses, including fees and expenses of legal counsel, pursuant to the Transaction Agreements.

Transactions with Portfolio Companies

Certain of our stockholders that beneficially own more than 5% of any class of our Common Stock and their respective affiliates are institutional investors and have ownership interests in a broad range of companies. We have entered, and may in the future enter, into commercial transactions in the ordinary course of our business with some of these companies, including the sale of products and services and the purchase of products and services. None of these transactions or arrangements has been or is expected to be material to Alight. During the fiscal year ended December 31, 2021, we recognized revenue of approximately $30.0 million, $1.7 million, $3.8 million, and an immaterial amount for services we provided to entities affiliated with Blackstone, the New Mountain Investors, the GIC Investors, and Foley, respectively. During the same period, we paid approximately $25.5 million, $0.2 million, an immaterial amount, and $0.5 million, for products and services we received from entities affiliated with Blackstone, the New Mountain Investors, the GIC Investors, and Foley, respectively.

Post-Business Combination Arrangements

We entered into certain agreements with certain of our pre-Business Combination investors in connection with the closing of the Business Combination The agreements described in this section are qualified in their entirety by reference to the full text of such agreements, which have been filed as exhibits to our annual report on Form 10-K. These agreements include:

•	Second Amended and Restated Limited Liability Company Agreement of Alight Holdings (see the section below entitled “The Alight Holdings Operating Agreement”);

•	Tax Receivable Agreement (see the section below entitled “Tax Receivable Agreement”);

•	Investor Rights Agreement (see the section below entitled “Investor Rights Agreement”); and

•	Registration Rights Agreement (see the section below entitled “Registration Rights Agreement”).

The Alight Holdings Operating Agreement

Concurrently with the completion of the Business Combination, the existing amended and restated limited liability company agreement of Alight Holdings was amended and restated in its entirety to become the Second Amended and Restated Limited Liability Company Agreement of Alight Holdings, dated as of July 2, 2021, by and among Alight Holdings, the Company, certain subsidiaries of the Company and the other members of Alight Holdings, and was amended further pursuant to the First Amendment to Second Amended and Restated Limited Liability Company Agreement of Alight Holdings, dated as of December 1, 2021, by and between Alight, Inc., Bilcar FT, LP, Trasimene Capital FT, LP and Alight Holdings.

Tax Receivable Agreement

Concurrently with the completion of the Business Combination, the Company entered into a tax receivable agreement (the “Tax Receivable Agreement”) with FTAC, Alight Holdings, and certain of the former direct and indirect equityholders of Alight Holdings, including the shareholders former equity holders of Tempo Blocker I, LLC, a Delaware limited liability company (“Tempo Blocker 1”), Tempo Blocker II, LLC, a Delaware limited liability company (“Tempo Blocker 2”), Blackstone Tempo Feeder Fund VII, L.P., a Delaware limited partnership (“Tempo Blocker 3”), and New Mountain Partners IV Special (AIV-E), LP, a Delaware limited partnership (“Tempo Blocker 4” and, together with Tempo Blocker 1, Tempo Blocker 2 and Tempo Blocker 3, the “Tempo Blockers”) the Tempo Blockers (such equityholders, together with the Company, the “TRA Parties”) and Blackstone Capital Partners VII NQ L.P., as the representative of the TRA Parties (“the TRA Party Representative”), in substantially the form attached as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on July 12, 2021. The Tax Receivable Agreement provides for the payment by the Company to such TRA Parties of 85% of the benefits, if any, that the Company is deemed to realize (calculated using certain assumptions) as a result of (i) the Company’s direct and indirect allocable share of existing tax basis acquired in the Business Combination, (ii) increases in the Company’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of Alight Holdings as a result of the Business Combination and as a result of sales or exchanges of the limited liability company interests of Alight Holdings (the “Alight Holdings Units”) for shares of Class A common stock after the Business Combination and (iii) the Company’s utilization of certain tax attributes of the Tempo Blockers (including the Tempo Blockers allocable share of existing tax basis), and of certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) depreciation and amortization deductions and, therefore, may reduce the amount of tax that the Company would otherwise be required to pay in the future, although the Internal Revenue Service may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. Actual tax benefits realized by the Company may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of the Company and not of Alight Holdings. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges of Alight Holdings Units for shares of Class A common stock, the applicable tax rate, the price of shares of our Class A common stock at the time of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of Alight Holdings and our possible utilization of tax attributes, including existing tax basis acquired at the time of the Business Combination, the payments that the Company may make under the Tax Receivable Agreement may be substantial. The payments under the Tax Receivable Agreement are not conditioned on the exchanging holders of Alight Holdings Units or other TRA Parties continuing to hold ownership interests in the Company or Alight Holdings. To the extent payments are due to the TRA Party Representative under the Tax Receivable Agreement, the payments are generally required to be made within ten business days after the tax benefit schedule (which sets forth the Company’s realized tax benefits covered by the Tax Receivable Agreement for the relevant taxable year) is finalized. The Company is required to deliver such a tax benefit schedule to the TRA Parties’ representative, for its review, within ninety calendar days after the due date (including extensions) of the Company’s federal corporate income tax return for the relevant taxable year.

Investor Rights Agreement

In connection with the closing of the Business Combination, on July 2, 2021, the Company, Trasimene Capital FT, LP, Bilcar, Cannae Holdings, LLC (“Cannae LLC”) and THL FTAC LLC (collectively with Trasimene Capital FT, LP, Bilcar and Cannae LLC, and together with their affiliated transferees, the “Sponsor Investors”), each of the funds and investment vehicles affiliated with Blackstone that holds equity interests in the Company or Alight Holdings following the completion of the Business Combination (collectively and together with their affiliated transferees, the “Blackstone Investors”), New Mountain Partners IV (AIV-E) L.P. and New Mountain Partners IV (AIV-E2) L.P. (collectively, the “New Mountain Investors”), Jasmine Ventures Pte. Ltd. and Platinum Falcon B 2018 RSC Limited (collectively with the Blackstone Investors and the New Mountain Investors, and together with each of their respective affiliated transferees, the “Existing Investors”) entered into an Investor Rights Agreement (the “Investor Rights Agreement”). Pursuant to terms of the Investor Rights Agreement, the Board is to be composed of no less than eight directors as follows: (i) three directors designated by the Sponsor Investors, (ii) three directors designated by the Blackstone Investors, (iii) one director jointly designated by the Sponsor Investors and the Blackstone Investors (who will be an independent director under applicable SEC and NYSE listing rules) and (iv) the CEO of the Company.

Designation Rights

For so long as the Sponsor Investors beneficially own at least 50% of the Common Stock held by the Sponsor Investors on the Closing Date, the Sponsor Investors will retain the right to designate three directors and Cannae

LLC (or, if Cannae LLC is no longer party to the Investor Rights Agreement, the applicable designator for the Sponsor Investors at such time) will retain the right to jointly with the Blackstone Investors, designate one director. If the Sponsor Investors hold less than 50% of the Common Stock held by the Sponsor Investors on the Closing Date, they will have the right to designate (1) if they collectively beneficially own at least 7.5% of the aggregate outstanding Common Stock, three directors, (2) if they collectively beneficially own at least 6.25% (but less than 7.5%) of the aggregate outstanding Common Stock, two directors; and (3) if the Sponsor Investors collectively beneficially own at least 2.5% (but less than 6.25%) of the aggregate outstanding Common Stock, one director. In addition, Cannae (or, if Cannae is no longer party to the Investor Rights Agreement, the applicable designator for the Sponsor Investors at such time) will have the right to jointly with the Blackstone Investors, designate one director, and to consent to any individual nominated for election to the Board seat initially occupied by the chief executive officer of the Company, for so long as the Sponsor Investors collectively beneficially own at least 7.5% of the aggregate outstanding Common Stock.

Additionally, for so long as the Blackstone Investors beneficially own at least 50% of the aggregate outstanding Common Stock held by the Blackstone Investors on the Closing Date, the Blackstone Investors will retain the right to designate three directors and the right to jointly with Cannae LLC designate one director. If the Blackstone Investors collectively beneficially own less than 50% of the aggregate outstanding Common Stock held by the Blackstone Investors on the Closing Date, the Blackstone Investors will have the right to designate (1) if the Blackstone Investors beneficially own at least 7.5% of the aggregate outstanding Common Stock, three directors, (2) if the Blackstone Investors beneficially own at least 6.25% (but less than 7.5%) of the aggregate outstanding Common Stock, then two directors and (3) if the Blackstone Investors beneficially own at least 2.5% (but less than 6.25%) of the aggregate outstanding Common Stock, then the Blackstone Investors are entitled to appoint one director. In addition, for so long as the Blackstone Investors beneficially own at least 7.5% of the aggregate outstanding Common Stock, then the Blackstone Investors will remain entitled to jointly with Cannae LLC (or the replacement Sponsor Investor designator) designate one director and to consent to any individual nominated for election to the Board seat initially occupied by the chief executive officer of the Company.

Under the Investor Rights Agreement, any director that has been designated by the Blackstone Investors or the Sponsor Investors may only be removed with the consent of such investor, and the Blackstone Investors and Sponsor Investors (or, if applicable, the joint designator) will be entitled to appoint replacement designees in the event a vacancy is created with respect to one of their designees.

The Company has agreed to include the applicable designees in its slate of nominees for election at any stockholder meetings and to use reasonable best efforts to cause each designee to be elected. Each of the Sponsor Investors and the Existing Investors agreed with the Company that it would vote in favor of the Board’s slate of nominees.

Registration Rights Agreement

In connection with the Business Combination, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 2, 2021, with the Sponsor Investors, the Blackstone Investors, and the other Existing Investors (collectively, the “RRA Parties”). Pursuant to the Registration Rights Agreement, the Company, filed a Registration Statement to permit the public resale of all the registrable securities held by the RRA Parties from time to time as permitted by Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) with the SEC on August 23, 2021. In addition, upon the demand of any such RRA Party, the Company will be required to facilitate a non-shelf registered offering of shares of Class A common stock requested by such RRA Party to be included in such offering. Any demanded non-shelf registered offering may, at the Company’s option, include shares of the Class A common stock to be sold by the Company for its own account and will also include registrable shares to be sold by holders that exercise their related piggyback rights in accordance with the Registration Rights Agreement. Within 90 days after receipt of a demand for such registration, the Company will be required to use its reasonable best efforts to file a registration statement relating to such demand. In certain circumstances, the RRA Parties will be entitled to piggyback registration rights in connection with the demand of a non-shelf registered offering.

In addition, the Registration Rights Agreement entitles the RRA Parties to demand and be included in a shelf registration when the Company is eligible to sell its shares of Class A common stock in a secondary offering on a delayed or continuous basis in accordance with Rule 415 of the Securities Act.

The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Director Compensation

William P. Foley, II, Daniel S. Henson, Richard N. Massey, Erika Meinhardt, and Regina M. Paolillo received compensation for the year ended December 31, 2021. Employee directors and directors employed by Blackstone receive no additional compensation for serving on the Board. However, all directors are reimbursed for their reasonable out-of-pocket expenses related to their service as a member of the Board.

Description of Director Compensation.

With respect to Fiscal 2021 and following the Business Combination, the compensation program for non-employee directors (other than directors affiliated with Blackstone) consisted of the following:

COMPENSATION TYPE	ANNUAL AMOUNT
Chairman of the Board annual cash retainer	$500,000
Board member annual equity grant(1)	$300,000
Board member annual cash retainer(2)	$70,000
Committee chair annual cash retainer	$30,000 Audit Committee
$20,000 other committees
Committee member annual cash retainer	$15,000 Audit Committee
$10,000 other committees

(1)

In connection with the closing of the Business Combination, the Chairman of the Board, Mr. Foley, received a one-time initial equity grant with a total value of $5,000,000, instead of the Board member annual equity grant.

(2)	For the avoidance of doubt, the Board member annual cash retainer is not paid to the Chairman.

Cash retainers are paid on a quarterly basis. Non-employee directors can elect to receive fully vested shares of the Company Class A common stock in lieu of cash payment or split such quarterly payments into designated percentages of cash and shares of the Company Class A common stock.

Equity Ownership Guidelines

The Compensation Committee maintains equity ownership guidelines to promote substantial equity ownership by the Board and align their interests with the interests of our long-term stockholders. Each non-employee Director who receives compensation for their service on the Board is required to own equity equal to a multiple of their retainer, reflecting such Director’s role and level of responsibility. Directors who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. Directors have five years to meet their ownership requirements after becoming a Director.

TITLE/POSITION	STOCK OWNERSHIP REQUIREMENT
Chairperson of the Board	10x Retainer
All Other Non-Employee Directors	5x Retainer

Director Compensation for 2021

The following table provides summary information concerning the compensation of our directors, other than our employee directors, for the year ended December 31, 2021.

NAME(1)	FEES EARNED OR PAID IN CASH(2)	STOCK AWARDS(3)	ALL OTHER COMPENSATION	TOTAL
Andrew Appel	$50,758	$310,123	—	$360,880
Dinesh Moorjani	$91,364	$156,313	—	$247,676
Bradley M. Fluegel	$50,758	$156,313	—	$207,070
Kathryn J. Hayley	$50,758	$156,313	—	$207,070
John R. Murphy, Jr.	$63,447	$26,260	—	$89,707
William P. Foley, II	$253,614	$6,320,000	—	$6,573,614
Daniel S. Henson	$202,001	$13,764,098	—	$13,966,099
Regina M. Paolillo	$54,701	$379,200	—	$433,901
Richard N. Massey	$44,755	$379,200	—	$423,955
Erika Meinhardt	$42,269	$379,200	—	$421,469

(1)

As of July 2, 2021, our new non-employee directors were Mr. Foley, Mr. Henson, Ms. Paolillo, Mr. Massey and Ms. Meinhardt. Mr. Appel, Mr. Moorjani, Mr. Fluegel, Ms. Hayley, and Mr. Murphy no longer served on the Board of Directors effective July 2, 2021. Mr. Henson was re-elected to serve on the Board of Directors on July 2, 2021.

(2)

Amounts reported represent annual cash retainers and Committee fees paid to our non-employee directors for Fiscal 2021. Mr. Appel, Mr. Moorjani, Mr. Fluegel, Ms. Hayley and Mr. Murphy’s compensation is pro-rated through July 2, 2021, their last day on the Board of Directors. Ms. Paolillo, Mr. Massey and Ms. Meinhardt elected to receive 100% of their pro-rated annual cash retainers in the form of unrestricted shares of the Company Class A common stock paid in Q3 and Q4 2021. Mr. Foley elected to receive 60% of his pro-rated annual cash retainer in the form of unrestricted shares of the Company Class A common stock and 40% in cash. Mr. Henson elected to receive 100% of his pro-rated annual cash retainer in the form of cash paid in Q3 and Q4 2021.

(3)

Amounts reported represent the aggregate Grant Date fair value of time-vested RSU (and time-vested and performance-vested RSU awards for Mr. Foley) awards granted to our non-employee directors in Fiscal 2021, calculated in accordance with FASB ASC Topic 718. Additionally, amounts shown for Mr. Appel, Mr. Moorjani, Mr. Fluegel, Ms. Hayley, Mr. Murphy, and Mr. Henson include the incremental fair value resulting from the conversion of unvested Company Class B Units to the converted shares of the Company Class A common stock on July 2, 2021. Pursuant to accounting guidance prescribed under FASB ASC Topic 718, the conversion resulted in a grant modification that caused incremental fair value determined by comparing the aggregate fair value of the outstanding awards immediately before and after the modification. The incremental fair values attributable to the conversion of the unvested Company Class B Units are as follows: Mr. Appel, $310,123; each of Mr. Moorjani, Mr. Fluegel and Ms. Hayley, $156,313; Mr. Murphy, $26,260; and Mr. Henson, $13,384,898. The Grant Date fair value with respect to the time-vested and performance-vested RSUs is calculated by multiplying the number of shares subject to the RSUs by $12.64, the average opening and closing of the Company Class A common stock on September 10, 2021 (“Grant Date”). The time-vested RSUs vest on July 2, 2022 (other than with respect to the time-vested RSUs granted to Mr. Foley), subject to the director’s continued active service with Alight through the vesting date, except in the case of death, disability, termination within six months prior to a change-in-control or within eighteen months following a change-in-control, and certain involuntary terminations. For Mr. Foley, his time-vested RSUs (50%) vest ratably on each of December 31, 2021, December 31, 2022, and December 31, 2023, subject to his continued active service with Alight through the vesting date, except in the case of death, disability, termination within six months prior to a change-in-control or within eighteen months following a change-in-control, and certain involuntary terminations. Mr. Foley’s performance-vested RSUs (50%) are eligible to vest on the certification date within sixty (60) days following the end of the performance period (such performance period is January 1, 2021—December 31, 2023), subject to Company performance relative to pre-established performance goals and his continued active service with the Company through the certification date, except in the case of death, disability, termination within six months prior to a change-in-control or within eighteen months following a change-in-control, and certain involuntary terminations. As of December 31, 2021, the number of outstanding RSUs held by our non-employee directors was as follows: 30,000 time-vested RSUs held by each of Mr. Henson, Ms. Paolillo, Mr. Massey and Ms. Meinhardt. As of December 31, 2021, Mr. Foley held 166,667 time-vested RSUs and, assuming achievement of the performance metrics at target performance levels 250,000 performance-vested RSUs.

BUSINESS

Throughout this section, references to “we,” “us,” and “our” refer to Alight and its consolidated subsidiaries as the context so requires.

We are a leading cloud-based provider of integrated digital human capital and business solutions. We have an unwavering belief that a company’s success starts with its people, and our solutions connect human insights with technology. The Alight Worklife employee engagement platform provides a seamless customer experience by combining content, plus artificial intelligence (“AI”) and data analytics to enable Alight’s business process as a service (“BPaaS”) model. Our mission-critical solutions enable employees to enrich their health, wealth and wellbeing which helps global organizations achieve a high-performance culture.

There are many factors today impacting how organizations can succeed and thrive in the future. Employees are facing increasing complexity around healthcare and retirement, and the burden of additional financial responsibility from healthcare costs being shifted from employers to employees. These trends have driven the need for integrated, personalized tools to help them make informed decisions. Employers are facing ever-changing workforce regulations and evolving dynamics across the employer/employee relationship, driving the need for flexibility, engagement and effective solutions for compliance. Alight is uniquely positioned between the employer and employee to address these factors to ultimately drive better outcomes for both.

We aim to be the pre-eminent employee engagement partner by providing personalized experiences that help employees make the best decisions for themselves and their families about their health, wealth and wellbeing every day. At the same time, we help employers tackle their biggest people and business challenges by helping them understand prevalence, trends and risks to generate better outcomes for the future and get a return on their people investment. Using data, analytics and AI, we derive actionable insights to deliver the business and people outcomes organizations need. We provide solutions to manage health and retirement benefits, tools for payroll and HR management, as well as solutions to manage the workforce from the cloud. Our solutions include:

Employer Solutions: driven by our digital, software and AI-led capabilities powered by the Alight Worklife platform and spanning total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellbeing and payroll. We leverage data across all interactions and activities to improve the employee experience, reduce operational costs and better inform management processes and decision-making. In addition, employees benefit from an integrated platform and user experience, coupled with a full-service client care center, helping them manage the full life cycle of their health, wealth and careers.

Professional Services: includes our project-based cloud deployment and consulting offerings that provide expertise with both human capital and financial platforms. Specifically, this includes cloud advisory and deployment, and optimization services for cloud platforms such as Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

We deliver our solutions through a set of proprietary and partner technologies, a well-developed network of providers and a structured approach to instill and sustain enterprise-wide practices of excellence. Our solutions are supported through a highly secure and scalable cloud infrastructure, together with our core benefits processing platforms and consumer engagement tools, and integrated with over 350 external platforms and partners. Our data and access across the breadth of human capital solutions provides us with comprehensive employee records to enable AI-driven, omnichannel engagement and a personalized, integrated experience for our clients’ employees. Through the use of predictive analytics and omnichannel engagement, Alight is able to tailor an employee experience that is unique to each individual’s needs and circumstance.

We generate primarily all of our revenue, which is highly recurring, from fees for services provided from contracts across all solutions, which is primarily based on a contracted fee charged per participant per period

(e.g., monthly or annually, as applicable). Our contracts typically have three to five-year terms for ongoing services with mutual renewal options. The majority of the Company’s revenue is recognized over time when control of the promised services is transferred and the customers simultaneously receive and consume the benefits of our services. Payment terms are consistent with industry practice.

We use annual revenue retention rates as some of the measures to manage our business. We calculate annual revenue retention by identifying the clients from whom we generate revenue in the prior year and determining what percentage of that revenue is generated from those same clients for the same solutions in the subsequent year.

Human Capital Management

As of December 31, 2021, we employed more than 16,000 colleagues, approximately 67% of whom were located in the Americas, 19% were located in Europe, and 14% were located in Asia. In the United States, 64% of our colleagues identified as female and 37% of our colleagues self-identified as a minority group. We believe that our relations with our colleagues in all locations are positive.

Attracting, developing, and retaining talent is critical to executing our strategy and our ability to compete effectively. We believe in the importance of creating a diverse and inclusive work environment for our colleagues, supporting their wellbeing with fair and market-competitive pay and benefits, and investing in their growth and development.

We also value feedback from our colleagues and regularly survey them to understand how they feel about the company and subsequently take appropriate actions and employ employee engagement best practices to improve their work experience. Our efforts have resulted in being recognized as a Great Place to Work® for the fourth consecutive year and a Best Place to Work by Parents@Work and was listed among the top 100 companies for remote workers by Flexjobs.

Inclusion and Diversity

At Alight, we are committed to creating a sense of belonging in the workplace, and to making Alight a place where all colleagues can feel happy and fulfilled while serving our clients and their people with excellence. In 2021, we earned a perfect score on the Human Right Campaign Foundation’s Corporate Equality Index for the third consecutive year. We continually work to build a better Alight for our colleagues and other stakeholders. We value diverse viewpoints and inclusive experiences and strive for balanced representation in our overall organization. We foster a culture of respect and inclusion in various ways, including offering unconscious bias and diversity training, tracking gender diversity, and celebrating diversity through global cultural appreciation initiatives. In addition, the Nominating and Corporate Governance Committee of our Board of Directors reviews and makes recommendations regarding the composition and size of our Board of Directors to ensure, among other things, that our Board of Director membership consists of persons with sufficiently diverse and independent backgrounds.

Total Rewards

Our benefits are designed to help colleagues and their families stay healthy, meet their financial goals, protect their income and help them balance their work and personal lives. These benefits include health and wellness, paid time off, employee assistance, competitive pay, career growth opportunities, paid volunteer time, and a culture of recognition.

Growth and Development

We understand that developing our talent is both critical for continuing success in a rapidly evolving environment and for colleague engagement and retention, and we are committed to actively fostering a learning culture and investing in ongoing professional and career development for our colleagues. We empower managers and employees with collective accountability for developing themselves and others, and promote ongoing dialogue, coaching, feedback, and improvement through our continuous performance management practices. We offer employees an extensive number of programs and tools for their personal and professional development including instructor-led training courses, leadership development programs, on-demand virtual learning, individual development planning, roles-based functional and technical training, compliance training, peer learning opportunities, and tuition reimbursement programs. We also aligned our talent and succession planning framework at a global level for our Director-level and above roles to support the development of our internal talent pipeline for current and future organizational needs, and to provide an overall health gauge of our global talent pool. The Nominating and Corporate Governance Committee of our Board of Directors oversees and approves the management continuity planning process.

Intellectual Property

Our intellectual property portfolio is comprised of various copyrights (including copyrights in software) and trademarks, as well as certain trade secrets or proprietary know-how of our business. Our success has resulted in part from our proprietary methodologies, process and other intellectual property, such as certain of Alight’s platforms. However, any of our proprietary rights could be challenged, invalidated or circumvented, or may not provide significant competitive advantages.

Our business relies on software provided by both internal development and external sourcing to deliver its services. With respect to internally developed software, we claim copyright on all such software, registering works where appropriate. We require all employees and contractors to assign to us the rights to works developed on our behalf. In addition, we rely on maintaining source code confidentiality to maintain our market competitiveness. With respect to externally sourced software, we rely on contracts to allow for continued access for its business usage.

In the United States, trademark registrations may have a perpetual life, subject to continuous use and renewal every ten years, and may be subject to cancellation or invalidation based on certain use requirements and third-party challenges, or on other grounds. We vigorously enforce and protect our trademarks.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is intended to provide an understanding of our compensation philosophy, objectives and practices; our compensation setting process; the elements of our executive compensation program; and the compensation of each of the following individuals, who were our named executive officers (“NEOs”) for 2021:

•	Stephan D. Scholl, Chief Executive Officer (“CEO”)

•	Katie J. Rooney, Chief Financial Officer (“CFO”)

•	Gregory R. Goff, Chief Product and Technology Officer

•	Cesar Jelvez, Chief Customer Experience Officer

•	Cathinka E. Wahlstrom, President & Chief Commercial Officer

•	Colin F. Brennan, Chief Product Strategy and Services Officer*

*Mr. Brennan ceased to be an executive officer in December 2021.

Our compensation policies and programs are designed to support the achievement of our business plans by motivating, retaining and attracting exceptional talent. Our ability to compete effectively in the marketplace depends on the knowledge, capabilities and integrity of our leaders. Our compensation policies and programs help create a high-performance, outcome-driven and principled culture by holding leaders accountable for delivering results, developing our employees and exemplifying our core values. In addition, we believe our compensation policies and programs for leaders and employees are appropriately balanced, reinforcing short-term and long-term results, and as such would not drive behavior that would have an adverse effect on our business.

The Compensation Committee of our Board is responsible for overseeing our executive compensation practices. Each year, the Compensation Committee conducts a review of our compensation and benefits programs to assess whether the programs are aligned with our business strategies, the competitive practices of our peer companies and our stockholders’ interests.

Compensation Philosophy and Objectives

The three key objectives of our executive compensation programs are:

•	Attract, motivate, and retain high performing talent in an extremely competitive market;

•	Encourage and reward corporate and individual performance that creates and sustains stockholder value; and

•	Deliver competitive compensation for the achievement of annual and long-term results.

To achieve our objectives, we have delivered executive compensation that focuses on:

•	Pay for Performance: a substantial portion of executive compensation is variable or “at risk” and directly linked to both Company and individual performance;

•	Competitive Market Practice: providing total compensation opportunities that are competitive with peers to attract and retain executives with exceptional levels of experience, skills and education;

•

Stockholder Alignment: aligning executives with the long-term interests of stockholders through equity-based compensation, “at-risk” compensation linked to challenging performance goals which promote long-term stockholder value, and stock ownership requirements; and

•	Retention: establishing multi-year vesting of performance-vested compensation such that an executive must remain with the Company to receive value from an award.

Policies and Practices for Establishing Compensation Packages

Elements of Compensation

The table below describes the generally applicable primary elements of our NEOs’ compensation for 2021.

COMPONENT	DESCRIPTION

Base Salary	Base salary comprises the smallest component of our NEOs’ compensation.

Annual Incentive Plan (“AIP”)	AIP is predominantly tied to fiscal year Company achievement of financial objectives.

•   80% of AIP payout is based on Company financial performance – namely, adjusted EBITDA, which is then further adjusted to exclude the impact of certain other items determined by our Compensation Committee to arrive at the measure for AIP (“Compensation EBITDA”), and revenue.

• 20% of AIP payout is based on individual objectives that may be either financial or non-financial and support our overall business strategy.

Long-Term Incentives (“LTI”)	LTI comprises the majority of our NEOs’ compensation.

•   50% of LTI is delivered in the form of performance-vested restricted stock units (“PRSUs”) that only vest if the Company meets pre-determined performance criteria. These performance criteria can include strategic financial metrics tied to our long-term business plan.

• 50% of LTI is delivered in the form of time-vested restricted stock units (“RSUs”) that vest over a three-year service period.

How We Make Compensation Decisions

As our executive compensation program evolves as a public company, it will reflect the belief that the amount earned by our NEOs must depend on achieving rigorous Company and individual performance objectives designed to enhance stockholder value. We have made and intend to continue to make changes to our executive compensation programs with the goal of aligning our programs with our executive compensation philosophy as a public company.

Role of the Board and Management

Prior to our Business Combination, executive compensation and related decisions were made by our Board of Directors. In connection with the Business Combination, our Board of Directors established a Compensation Committee that assumed responsibility for the strategic oversight of our executive officer compensation and benefits programs. In the first quarter of the fiscal year, our CEO participated in discussions and deliberations with our Board regarding the determinations of annual cash incentive awards and any compensation adjustments for our executive officers other than for himself. Our Board took into consideration our CEO’s recommendations in their evaluation.

Role of the Compensation Committee

Following the Business Combination, the Compensation Committee assumed the Board’s role in reviewing and determining compensation of our NEOs for the remainder of the fiscal year. The Compensation Committee met in July and November of 2021.

Role of the Independent Compensation Consultant

In connection with the Business Combination, in 2021, our Board of Directors engaged Mercer (US) Inc. (the “Consultant”) as an independent compensation consultant to assist in evaluating the competitiveness of the Company’s executive compensation program and review the post-Business Combination annual cash incentive and long-term incentive award programs. In fiscal year 2021, in connection with the Business Combination, the Consultant performed and continues to perform, a variety of work, including but not limited to conducting a review of the competitiveness of our executive compensation program, re-evaluating our annual cash incentive plan design, and recommending a post- Business Combination long-term equity incentive award program and strategy.

Compensation Peer Group

The Compensation Committee, with assistance from the Consultant, developed a compensation peer group for 2021 (the “Peer Group”). The Peer Group incorporates publicly-traded companies that reflect a mix of professional services and technology-focused companies that we compete with for executive talent with industry-specific knowledge and experience. The Peer Group includes companies in the data processing and outsourcing services, application software and human resources and employment services sectors, as well as management and Board recommendations. Additionally, the Peer Group companies were selected to represent professional services and technology-focused companies with median revenues of $2.9 billion and a median market capitalization of $6.91 billion. While the Compensation Committee uses peer group market data percentiles as reference points in setting executive compensation, it does not target specific benchmark percentiles for any element of compensation or total direct compensation for the executive officers.

The following table sets forth the companies included in our Peer Group used to review executive compensation for 2021.

2021 COMPENSATION PEER GROUP

ASGN Incorporated	EPAM Systems, Inc.	TriNet Group, Inc.
Black Knight, Inc.	ExlService Holdings Inc.	TTEC Holdings, Inc.
Broadridge Financial Solutions	Genpact Limited	WEX Inc.
CACI International, Inc.	HealthEquity, Inc.	WNS (Holdings) Ltd.
Ceridian HCM Holding Inc.	Insperity, Inc.
Citrix Systems, Inc.	Paychex, Inc.

Overview of 2021 Compensation

Base Salary

Our philosophy is to pay base salaries that are commensurate with the applicable NEO’s experience and expertise, taking into account, among other things, the recommendation of the Consultant and competitive market data for executives with similar roles and responsibilities. The Compensation Committee does not benchmark to a specific percentile within that data. The Compensation Committee reviews each NEO’s base salary annually considering market salary data, relative compensation within the executive group, an assessment of corporate performance, as well as individual performance of each NEO.

NAME	BASE SALARY AS OF DECEMBER 31, 2021	BASE SALARY AS OF DECEMBER 31, 2020
Stephan D. Scholl	$800,000	$800,000
Katie J. Rooney	$500,000	$500,000
Gregory R. Goff	$450,000	$450,000
Cesar Jelvez	$475,000	$475,000
Cathinka E. Wahlstrom[1]	$500,000	N/A
Colin F. Brennan	$450,000	$450,000

1.	Ms. Wahlstrom joined the Company in January 2021.

Annual Incentive Plan

Our AIP provides our NEOs and other eligible employees an opportunity to share in any success that they help create by aligning annual incentive compensation with annual performance. The AIP encourages the achievement of our internal annual business goals and rewards attainment of those goals based on Company and individual performance as measured against those annual objectives. The alignment of the AIP with our internal annual business goals is intended to motivate all participants to achieve and exceed our annual performance objectives. The financial performance measures for fiscal year 2021, which represent 80% of the total AIP payout opportunity, are Compensation EBITDA and revenue, each as defined below. The remaining 20% is based on the assessment of individual performance. The table below describes the target AIP participation rate and potential AIP payout range for each named executive officer.

NAME	2021 TARGET AIP PARTICIPATION RATE AS A PERCENTAGE OF BASE SALARY	POTENTIAL AIP PAYOUT RANGE AS A PERCENTAGE OF TARGET AIP PARTICIPATION RATE
Stephan D. Scholl	200%	0-150%
Katie J. Rooney	100%	0-150%
Gregory R. Goff	75%	0-150%
Cesar Jelvez	75%	0-150%
Cathinka E. Wahlstrom	200%	0-150%
Colin F. Brennan	75%	0-150%

AIP Financial Performance Measures

Our priorities for fiscal year 2021 were to drive business growth and create stockholder value. Our 2021 performance measures were Compensation EBITDA and revenue. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance. The result may then be further adjusted to exclude the impact of certain other items determined by the Compensation Committee to arrive at Compensation EBITDA. Revenues are principally derived from fees paid by clients for services.

We used these measures because we believe they are key drivers in increasing stockholder value and because every AIP participant can impact them in some way. Compensation EBITDA is used as an indicator of our earnings performance. Revenues are used as an indicator of our growth. These measures may change from time to time based on business priorities. The Board of Directors approved the minimum, target and maximum goals for each measure. The reward for meeting the AIP goals was set by the Board of Directors. The bonus percentage for threshold performance was 25% and maximum bonus percentage was 150% of the target participation rate.

The table below shows the fiscal year 2021 total Company performance goals at target for each of our performance measures and the actual fiscal year 2021 AIP Pool Funding. Actual results for Compensation EBITDA and revenue performance goals exceeded the target. However, the Compensation Committee approved adjustments to hold to planned AIP funding at 100% to support key investments into the business and to remove the unbudgeted net positive impact of acquisitions in the fourth quarter.

	TARGETS	ADJUSTED ACTUALS	ACHIEVEMENT (% OF TARGET)	ELEMENT FUNDING	WEIGHTING	ADJUSTED AIP POOL FUNDING
Compensation EBITDA	$662.0	$662.0	100%	100%	50%	50%
Revenue	$2,760.0	$2,760.0	100%	100%	50%	50%
						100%

AIP Individual Performance

As described above, individual performance represents 20% of the total AIP payout opportunity. After determining the funding level of the AIP, the Compensation Committee, with input from the CEO and Chief Human Resources Officer for all NEOs participating in the AIP except for the CEO, determines each NEO’s individual performance attainment based on an assessment of the named executive officer’s achievement of previously communicated individual goals. The CEO’s individual performance was evaluated by the Board of Directors. For 2021, the individual factors and other considerations included:

•	the achievement of performance objectives tied to Alight’s financial performance and overall business plan;

•	the accomplishment of Company transformation goals; and

•	qualitative leadership goals.

We do not use a formula to measure individual performance.

Notwithstanding the establishment of the performance components and the formula for determining the AIP award payment amounts, the Compensation Committee can exercise positive or negative discretion and award a greater or lesser amount to our named executive officers than the amount determined by the AIP award formula if, in the exercise of its business judgment, the Compensation Committee determines that a greater or lesser amount is warranted under the circumstances.

Actual AIP Awards

Given the foregoing, for fiscal year 2021 the AIP funded at 100% of the originally targeted pool amount based on adjusted corporate performance. The AIP payout percentage represents the Company’s performance weighted at 80% and the assigned individual performance percentage based on the assessment of the CEO weighted at 20%, except for Mr. Scholl whose individual performance was assessed by the Board of Directors. Payout at 100% of target bonus for our named executive officers recognizes the extraordinary team efforts and leadership undertaken by such individuals to complete the Business Combination rather than highlight specific individual achievements. The table below shows the inputs used for the calculation of the actual bonus for fiscal year 2021 for each eligible named executive officer.

NAME	BASE SALARY	AIP TARGET	2021 AIP BONUS TARGET	AIP PAYOUT PERCENTAGE	2021 ACTUAL AIP BONUS
Stephan D. Scholl	$800,000	200%	$1,600,000	100%	$1,600,000
Katie J. Rooney	$500,000	100%	$500,000	100%	$500,000
Gregory R. Goff	$450,000	75%	$337,500	100%	$337,500
Cesar Jelvez	$475,000	75%	$356,250	100%	$356,250
Cathinka E. Wahlstrom	$500,000	200%	$1,000,000	100%	$1,000,000
Colin F. Brennan	$450,000	75%	$337,500	100%	$337,500

The 2021 AIP incentive awards were paid in March 2022 and such amounts are set forth in the Summary Compensation Table.

Long-Term Incentive Compensation

The Compensation Committee believes a large part of an executive’s compensation should be linked to long-term stockholder value creation as an incentive for sustained, profitable growth. Therefore, our long-term incentive awards for our NEOs are in the form of equity awards, both performance and time-vested, and provide reward opportunities competitive with those offered by companies in the Peer Group for similar jobs. Consistent with the other elements of compensation, the Compensation Committee does not target specific benchmark percentiles for long-term incentive awards for our NEOs and uses a number of factors in establishing the long-term incentive award levels for each individual, including a review of each individual’s accumulated vested and unvested awards, the current and potential realizable value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between executives and in relation to other compensation elements, market data, stockholder dilution and accounting expense. Should we deliver against our long-term goals, the long-term equity incentive awards become a significant portion of the total compensation of each executive. For more information on the 2021 long-term equity grants, see the 2021 Grants of Plan-Based Awards table. Stock-based awards have been made under our 2021 Omnibus Incentive Plan (the “2021 Plan”). The 2021 Plan enables the Compensation Committee to select from a variety of stock awards, including stock options, restricted stock, RSUs, and SARs.

LTI Target Levels

The LTI mix for our NEOs in 2021 (other than with respect to Ms. Wahlstrom, who received special sign-on equity grants as described below) was 50% RSUs and 50% PRSUs. The Compensation Committee chose this mix of equity-based awards to align the interests of NEOs to our stockholders.

Restricted Stock Units

RSUs granted in 2021 vest in three equal annual installments, subject to the continued employment of the applicable NEO. (See the table entitled “Outstanding Equity Awards at Fiscal 2021 Year-End” for details concerning the vesting schedule of the RSUs.)

Performance-Vested RSUs

PRSUs granted in 2021 vest based on the achievement of pre-determined performance goals over a three–year performance period. (See the table entitled “Outstanding Equity Awards at Fiscal 2021 Year-End” for details concerning the vesting criteria for the PRSUs.) The key features of the 2021 PRSUs are described below:

•

PRSUs give the executive the right (subject to Compensation Committee discretion to reduce but not increase awards beyond the maximum opportunity) to vest in a number of RSUs based on achievement against performance goals over a three-year performance period. Actual shares that will vest, if any, will vary based on the achievement of the performance goals at the end of the three years. The three-year performance period was designed to discourage short-term risk taking and reinforce the link between the interests of our stockholders and our NEOs over the long term.

•

The number of PRSUs that would vest at the end of three years is based on the Company’s achievement of certain BPaaS bookings metrics, as determined by the Board and as measured on a cumulative basis over the three-year performance period covering fiscal year 2021 through fiscal year 2023. The potential payout range as a percentage of this portion of the target award was 0% to 250%.

•	If earned at target, 100% of the PRSUs would vest at the end of the three-year performance period.

The Board has the ability under the 2021 Plan to make adjustments in the method of calculating the attainment of performance goals for a performance period.

Retention LTI Awards

To drive the Company’s aggressive growth and performance strategy, the Compensation Committee determined that it was in the best interest of the Company and stockholders to motivate executives to achieve outperformance objectives. As a result, in September 2021 select executives and key employees received a one-time award of RSUs and PRSUs in addition to their target 2021 LTI award. The awards have the same terms and conditions as the RSUs and PRSUs described above, including the vesting schedule. It was intended that these awards would reward executives with pay for exceptional performance. (See the table entitled “Outstanding Equity Awards at Fiscal 2021 Year-End” for details concerning the 2021 awards.)

NAME	TARGET RSUs (#)	TARGET RSUs ($)	TARGET PRSUs (#)	TARGET PRSUs ($)	TOTAL TARGET AWARD VALUE ($)
Stephan D. Scholl	1,920,000	$24,268,800	1,920,000	$24,268,800	$48,537,600
Katie J. Rooney	375,000	$4,740,000	375,000	$4,740,000	$9,480,000
Gregory R. Goff	270,000	$3,412,800	270,000	$3,412,800	$6,825,600
Cesar Jelvez	285,000	$3,602,400	285,000	$3,602,400	$7,204,800
Colin F. Brennan	270,000	$3,412,800	270,000	$3,412,800	$6,825,600

Cathinka E. Wahlstrom Sign-On Equity Grant

In January 2021, in connection with the commencement of her employment with the Company, Ms. Wahlstrom was granted an award of Restricted Class A-1 units of Tempo Management, LLC (corresponding to Restricted Class A-1 units of Tempo Holding Company, LLC) which was subsequently converted into restricted shares of the Company Class A, Company Class B-1 and Company Class B-2 common stock in connection with the closing of the Company’s business combination on July 2, 2021. Approximately 39% of Ms. Wahlstrom’s restricted shares are subject to time-based vesting over a period of three years and approximately 61% of such restricted shares are subject to vesting conditions based on the achievement of certain multiple of invested capital measures linked to Blackstone investments in the Company. (See the table entitled “Outstanding Equity Awards at Fiscal 2021 Year-End” for details concerning the vesting criteria for Ms. Wahlstrom’s award.)

Long-Term Incentive Grant Practices

We do not have any program, plan, or practice to time equity grants to take advantage of the release of material information.

Other Pay Practices

Securities Trading Policy; No Hedging or Pledging

Directors and executive officers must comply with our Securities Trading Policy and may not engage in any transaction in our securities without first obtaining pre-clearance of the transaction from our General Counsel. No director or executive officer is permitted to engage in short sales with respect to our stock. Additionally, no director, executive officer or other employee is permitted to, (i) transact through mechanisms that hedge against our securities (i.e. transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions) or (ii) hold our securities in a margin account or otherwise pledging our securities as collateral for a loan. A director, executive officer or other employee may seek pre-clearance from our Board to engage in the transactions set forth in (i) and (ii) in the preceding sentence, but the Board is under no obligation to approve any pre-clearance request. Any transaction pre-clearance will be based on the particular facts and circumstances of each request and may be granted for pledging activity where the requestor wishes to pledge the Company’s securities as collateral for a loan and indicates his or her financial capacity to repay the loan without resort to the pledged securities, taking into consideration the percentage of the pledged securities to the requestor’s total holdings. Such pre-clearance is expected to only be granted in exceptional circumstances, and the Board has not yet received any pre-clearance requests for either a hedging or a pledging transaction by a director or executive. These provisions are part of our overall compliance program to prevent any of our directors, officers or employees from trading on material non-public information.

Clawback Policy

Effective July 2021, the Compensation Committee adopted a clawback policy in order to further align the interests of employees with the interests of our stockholders and strengthen the link between total compensation and the Company’s performance. The clawback policy provides that in the event the incentive compensation of an executive officer was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company, the Compensation Committee may in its sole discretion seek to recover or cancel the affected compensation difference between and clawback from any current or former executive officer the amount full amount of affected compensation during the three fiscal years preceding the date on which the Company was required to prepare an accounting restatement.

Equity Ownership Guidelines

The Compensation Committee maintains equity ownership guidelines to promote substantial equity ownership by the Company’s management and align their interests with the interests of our long-term stockholders. Each executive officer is required to own equity equal to a multiple of his or her base salary, reflecting such executive officer’s role and level of responsibility at the Company. For the purposes of these requirements, all shares owned and any unvested RSUs and time-vested restricted shares are included in the calculation. Unvested PRSUs and performance-vested restricted shares are not included in the calculation. Executive officers have five years from their appointment as an executive officer to attain the required level of ownership. Executive officers who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. All NEOs have met their applicable equity ownership requirements as of the record date.

TITLE/POSITION	STOCK OWNERSHIP REQUIREMENT
Chief Executive Officer	6x Base Salary
Chief Financial Officer	3x Base Salary
Other executive officers that are CEO direct reports	2x Base Salary

Executive and Broad-based Employee Benefits

Our NEOs are eligible to participate in benefit programs designed for all of our full-time employees during the period of their employment. These programs include a tax qualified 401(k) savings plan, medical, dental, disability and life insurance programs and a matching charitable gift program. Mr. Scholl is eligible to participate in a voluntary executive physical program, which is intended to encourage him to receive regular comprehensive physical examinations, as his health and well-being are important to our success.

The benefits and perquisites received by our NEOs and their value are described in more detail in the footnotes to the Summary Compensation Table.

Severance Arrangements

Our Board believes that severance arrangements are necessary to attract and retain the talent necessary for our long-term success. Our Board views our severance arrangements as recruitment and retention devices that help secure the continued employment and dedication of our named executive officers, including when we are considering strategic alternatives.

Pursuant to Mr. Scholl’s, Ms. Rooney’s and Ms. Wahlstrom’s respective employment agreements, Mr. Scholl, Ms. Rooney and Ms. Wahlstrom are each entitled to severance benefits if his or her employment is terminated by us without “cause” (as defined in the applicable employment agreement) or by the named executive officer for “good reason” (as defined in the applicable employment agreement). Each of our other named executive officers has entered into a severance letter agreement with us under which each such named executive officer is entitled to severance benefits if he or she is terminated by us without “cause” (as defined in the severance letter agreements) or by him or her for “good reason” (as defined in the severance letter agreements), as applicable. See “—Potential Payments Upon Termination or Change-in-Control—Severance Arrangements” below for descriptions of the severance arrangements of our named executive officers.

Employment Agreements

On August 18, 2021, Alight Solutions LLC (“Alight Solutions”), a subsidiary of the Company, entered into (i) an amended and restated employment agreement with Stephan Scholl, the CEO of Alight Solutions and the Company (the “Scholl Agreement”) and (ii) an employment agreement with Katie Rooney, the Chief Financial

Officer of Alight Solutions and the Company (the “Rooney Agreement”). Further, on January 4, 2021, Alight Solutions entered into an employment agreement with Cathinka E. Wahlstrom, President & Chief Commercial Officer of Alight Solutions and the Company (the “Wahlstrom Agreement” and, together with the Scholl Agreement and the Rooney Agreement, the “Employment Agreements”).

The Scholl Agreement

Under the terms of the Scholl Agreement, Mr. Scholl serves as our CEO. His initial term of employment will be five years from the effective date of the Scholl Agreement, which term will automatically extend for successive one-year periods unless either party provides written notice not to extend the term. Mr. Scholl will receive a base salary of $800,000 per year, which may be increased (but not decreased) from time to time by our board of directors and is eligible to receive an annual bonus targeted at 200% of his base salary.

The Scholl Agreement also provides that upon a “change in control” (as defined in the Scholl Agreement) of Alight Solutions, any initial equity-based incentive awards granted to Mr. Scholl in connection with the closing of the Company’s business combination on July 2, 2021 (the “Initial Grant”) will immediately vest in full, subject to Mr. Scholl’s continued employment on the date of such change in control. However, if Mr. Scholl’s employment is terminated by Alight Solutions without “cause” or by Mr. Scholl with “good reason” (as each term is defined in the Scholl Agreement), in either case, in the 6-month period prior to a change in control, Mr. Scholl will be deemed employed as of the date of the change in control for purposes of vesting with respect to the Initial Grant.

Pursuant to the Scholl Agreement, Mr. Scholl is also entitled to (i) reimbursement by Alight Solutions for costs associated with his use of private aviation for business related purposes, in an amount up to an annual average of $6,700 per hour for up to 200 flight hours per year, and (ii) travel first-class on any commercial flight for business purposes.

As more specifically described and set forth in the Scholl Agreement, Mr. Scholl is also eligible to receive severance benefits following certain terminations of his employment. Upon a termination of Mr. Scholl’s employment by us without “cause” or by Mr. Scholl for “good reason” (as each term is defined in the Scholl Agreement), Mr. Scholl will be entitled to receive the following payments and benefits, subject to his timely execution and non-revocation of a general release of claims: (i) a severance payment, payable in equal installments over 24 months following termination and equal to two times the sum of: (A) his annual base salary (at the highest rate in effect in the 6-month period preceding his termination date) and (B) his average annual bonus over the two most recent full completed fiscal years immediately preceding the fiscal year in which his termination date occurs (and if he was not employed by us for two full fiscal years immediately preceding the year in which his termination date occurs, the amount will be based on his average annualized bonus received in respect of the fiscal years in which he was actually employed); (ii) a pro-rata portion of his annual bonus for the year in which the termination occurs based on actual results for such year; (iii) continued participation in our group health plan for up to 12 months following his termination date; and (iv) access to outplacement services for the 12-month period following his termination date.

The Rooney Agreement

Under the terms of the Rooney Agreement, Ms. Rooney serves as our Chief Financial Officer. Her initial term of employment will be three years from the effective date of the Rooney Agreement, which term will automatically extend for successive one-year periods unless either party provides written notice not to extend the term. Ms. Rooney will receive a base salary of $500,000 per year, which may be increased (but not decreased) from time to time by our board of directors and is eligible to receive an annual bonus targeted at 100% of her base salary.

As more specifically described and set forth in the Rooney Agreement, Ms. Rooney is also eligible to receive severance benefits following certain terminations of her employment. Upon a termination of Ms. Rooney’s employment by us without “cause” or by Ms. Rooney for “good reason” (as each term is defined in the Rooney Agreement), Ms. Rooney will be entitled to receive the following payments and benefits, subject to her timely execution and non-revocation of a general release of claims: (i) a severance payment, payable in equal installments over 24 months following termination and equal to two times the sum of: (A) her annual base salary (as in effect immediately prior to her termination date or immediately prior to any reduction if her termination is due to a reduction in base salary) and (B) her average annual bonus over the two most recent full completed fiscal years immediately preceding the fiscal year in which her termination date occurs; (ii) continued participation in our group health plan for up to 12 months following her termination date; and (iii) access to outplacement services for the 12-month period following her termination date.

The Wahlstrom Agreement

Under the terms of the Wahlstrom Agreement, Ms. Wahlstrom serves as the President and Chief Commercial Officer. Her initial term of employment will be three years from the effective date of the Wahlstrom Agreement, which term will automatically extend for successive one-year periods unless either party provides written notice not to extend the term. Ms. Wahlstrom will receive a base salary of $500,000 per year, which may be increased (but not decreased) from time to time by our board of directors and is eligible to receive an annual bonus targeted at 200% of her base salary.

Ms. Wahlstrom is also eligible to receive severance benefits following certain terminations of her employment. Upon a termination of Ms. Wahlstrom’s employment by us without “cause” or by Ms. Wahlstrom for “good reason” (as each term is defined in the Wahlstrom Agreement), Ms. Wahlstrom will be entitled to receive the following payments and benefits, subject to her timely execution and non-revocation of a general release of claims: (i) a severance payment, payable in equal installments over 24 months following termination and equal to two times the sum of: (A) her annual base salary (as in effect immediately prior to her termination date or immediately prior to any reduction if her termination is due to a reduction in base salary) and (B) her average annual bonus over the two most recent full completed fiscal years immediately preceding the fiscal year in which her termination date occurs; (ii) a pro-rata portion of her annual bonus for the fiscal year in which her termination date occurs based on actual results for such year, (iii) continued participation in our group health plan for up to 12 months following her termination date; and (iv) access to outplacement services for the 12-month period following her termination date.

The Employment Agreements also subject Mr. Scholl, Ms. Rooney, and Ms. Wahlstrom to certain restrictive covenants, including confidentiality of information, non-competition, non-solicitation and non-disparagement. The confidentiality and non-disparagement covenants have an indefinite term, and the non-competition and non-solicitation covenants each have terms effective both during the term of Mr. Scholl’s, Ms. Rooney’s, and Ms. Wahlstrom’s employment and for two years following any termination of employment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and its discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Richard N. Massey (Chair)

Daniel S. Henson

Peter F. Wallace

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Stephan D. Scholl,
Chief Executive	2021	$800,000	—	$53,059,986	—	$1,600,000	—	$25,858	$55,485,844
Officer	2020	$584,667	$1,200,000	$17,054,798	—	—	—	$846,006	$19,685,471

Katie J. Rooney,
Chief Financial	2021	$500,000	—	$22,505,156	—	$500,000	—	$19,887	$23,525,043
Officer	2020	$490,417	$314,063	—	—	—	—	$12,306	$816,786

Gregory R. Goff,
Chief Product and	2021	$450,000	—	$7,896,284	—	$337,500	—	$13,260	$8,697,045
Technology Officer	2020	$298,295	$258,998	$2,515,847	—	—	—	$1,854	$3,074,994

Cesar Jelvez,
Chief Customer	2021	$475,000	—	$8,178,149	—	$356,250	—	$12,852	$9,022,252
Experience Officer	2020	$351,515	$127,608	$2,287,133	—	—	—	$1,788	$2,768,044

Cathinka E. Wahlstrom,
President	2021	$479,167	—	$16,841,270	—	$1,000,000	—	$285,252	$18,605,689

Former Executive Officer

Colin F. Brennan,
Chief Product	2021	$450,000		$9,318,987	—	$337,000	—	$20,065	$10,126,052
Strategy and
Services Officer

(1)	The amounts reported consist of base salary earned in Fiscal 2021. The amount reported for Ms. Wahlstrom represents base salary earned from her January 16, 2021 start date.
(2)

Amounts reported represent the aggregate Grant Date fair value of time-vested RSU and performance-vested RSU awards granted to our named executive officers (other than Ms. Wahlstrom) in Fiscal 2021, calculated in accordance with FASB ASC Topic 718. Additionally, amounts shown for our named executive officers (other than Ms. Wahlstrom) include the incremental fair value resulting from the conversion of unvested Company Class B Units to the converted shares of the Company Class A common stock on July 2, 2021. Pursuant to accounting guidance prescribed under FASB ASC Topic 718, the conversion resulted in a grant modification that caused incremental fair value determined by comparing the aggregate fair value of the outstanding awards immediately before and after the modification. The aggregate Grant Date fair value of time-vested RSUs and performance-vested RSUs is calculated by multiplying the number of shares granted by $12.64, the average opening and closing stock price of the Company Class A common stock on the Grant Date. The aggregate Grant Date fair values for time-vested RSU (50%) and performance- vested RSU (50%) awards, assuming achievement of the performance goals at target levels of performance, for our named executive officers are as follows: Mr. Scholl, $48,537,600; Ms. Rooney, $9,480,000; Mr. Goff, $6,825,600; Mr. Jelvez, $7,204,800; and Mr. Brennan, $6,825,600. For performance-vested RSUs issued in Fiscal 2021, if the highest level of performance is achieved for the performance goals, the Grant Date fair values for the performance-vested RSUs granted in Fiscal 2021 would be: Mr. Scholl, $60,672,000; Ms. Rooney, $11,850,000; Mr. Goff, $8,532,000; Mr. Jelvez, $9,006,000; and Mr. Brennan, $8,532,000. The incremental fair values attributable to the conversion of the unvested Company Class B Units are as follows: Mr. Scholl, $4,522,386; Ms. Rooney, $13,025,156; Mr. Goff, $1,070,684; Mr. Jelvez, $973,349; and Mr.

Brennan, $2,493,387. The amount reported for Ms. Wahlstrom reflects the aggregate Grant Date fair value of Restricted Class A-1 Units of Alight granted to Ms. Wahlstrom on January 4, 2021.
(3)	Amounts represent annual cash incentive awards earned for Fiscal 2021 pursuant to our 2021 Annual Incentive Plan and paid out in March 2022.
(4)

Amounts reported for Fiscal 2021 reflect contributions to our 401(k) Plan on behalf of our named executive officers in the amount of $11,200 for each of Ms. Rooney, Mr. Goff, Mr. Jelvez, and Mr. Brennan, and $5,000 for Ms. Wahlstrom. Amounts reported also reflect life insurance premiums paid by us on behalf of our named executive officers as follows: Mr. Scholl, $2,957; Ms. Rooney, $782; Mr. Goff, $1,555 Mr. Jelvez, $1,322; Ms. Wahlstrom, $2,652; and Mr. Brennan, $960. Amounts reported also include retirement account contributions for 2020 contributions paid by us in 2021 in the amount of $7,125 to each of Ms. Rooney and Mr. Brennan. Amounts reported also reflect $420 paid to each of Mr. Scholl, Ms. Rooney and Mr. Brennan, and $175 paid to Mr. Goff for internet allowance. Amounts reported also include $360 paid towards a cell phone subsidy to each of Ms. Rooney and Mr. Brennan, $330 paid to each of Mr. Goff and Mr. Jelvez for such subsidy, and $300 to Ms. Wahlstrom for such subsidy. Amounts reported for Mr. Scholl also reflect $8,449 for the reimbursement of legal fees and related tax gross-up of $6,720 as well as a tax gross-up of$7,312 for the expense incurred for the voluntary executive physical. Amounts reported for Ms. Wahlstrom also reflect $123,728 for the reimbursement of legal fees in connection with the negotiation of her employment agreement with the Company, as well as the review of her equity grant of Restricted Class A-1 Units of Alight issued to her upon joining the Company and related tax gross-up of $153,572.

2021 Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2021.

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)

NAME		GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (8)	TARGET (#)	MAXIMUM (#)
Stephan D. Scholl
AIP	(1)		$400,000	$1,600,000	$2,400,000	—	—	—	—	—	—
Time-vested RSUs	(2)	9/10/2021	—	—	—	—	—	—	1,920,000	—	$24,268,800
Performance-vested RSUs	(3)	9/10/2021	—	—	—	—	1,920,000	4,800,000	—	—	$24,268,800
Equity Conversion Consideration	(4)	4/21/2020	—	—	—	—	—	—	—	—	$4,522,386
Katie J. Rooney
AIP	(1)		$125,000	$500,000	$750,000	—	—	—	—	—	—
Time-vested RSUs	(2)	9/10/2021	—	—	—	—	—	—	375,000	—	$4,740,000
Performance-vested RSUs	(3)	9/10/2021	—	—	—	—	375,000	937,500	—	—	$4,740,000
Equity Conversion Consideration	(4)	9/8/2017	—	—	—	—	—	—	—	—	$13,025,156
Gregory R. Goff
AIP	(1)		$84,375	$337,500	$506,250	—	—	—	—	—	—
Time-vested RSUs	(2)	9/10/2021	—	—	—	—	—	—	270,000	—	$3,412,800
Performance-vested RSUs	(3)	9/10/2021	—	—	—	—	270,000	675,000	—	—	$3,412,800
Equity Conversion Consideration	(4)	5/28/2020	—	—	—	—	—	—	—	—	$1,070,684
Cesar Jelvez
AIP	(1)		$89,063	$356,250	$534,375	—	—	—	—	—	—
Time-vested RSUs	(2)	9/10/2021	—	—	—	—	—	—	285,000	—	$3,602,400
Performance-vested RSUs	(3)	9/10/2021	—	—	—	—	285,000	712,500	—	—	$3,602,400
Equity Conversion Consideration	(4)	7/16/2020	—	—	—	—	—	—	—	—	$973,349

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)

NAME		GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (8)	TARGET (#)	MAXIMUM (#)
Cathinka E. Wahlstrom
AIP	(1)		$1,000,000	$1,000,000	$1,500,000	—	—	—	—	—	—
Restricted Class A-1 Units Award #1	(5)	1/4/2021	—	—	—	—	—	—	253.85	—	$7,329,919
Restricted Class A-1 Units Time/Performance	(6)	1/4/2021	—	—	—	—	—	—	38.95	—	$1,124,681
Restricted Class A-1 Units Performance #1	(7)	1/4/2021	—	—	—	—	—	—	90.88	—	$2,174,304
Restricted Class A-1 Units Performance #2	(7)	1/4/2021	—	—	—	—	—	—	120.56	—	$2,884,398
Restricted Class A-1 Units Performance #3	(7)	1/4/2021	—	—	—	—	—	—	41.73	—	$998,390
Restricted Class A-1 Units Performance #4	(7)	1/4/2021	—	—	—	—	—	—	32.46	—	$776,606
Restricted Class A-1 Units Performance #5	(7)	1/4/2021	—	—	—	—	—	—	25.97	—	$621,332
Restricted Class A-1 Units Performance #6	(7)	1/4/2021	—	—	—	—	—	—	21.24	—	$508,167
Restricted Class A-1 Units Performance #7	(7)	1/4/2021	—	—	—	—	—	—	17.70	—	$423,473

Colin F. Brennan
AIP	(1)		$84,375	$337,500	$506,250	—	—	—	—	—	—
Time-vested RSUs	(2)	9/10/2021	—	—	—	—	—	—	270,000	—	$3,412,800
Performance-vested RSUs	(3)	9/10/2021	—	—	—	—	270,000	675,000	—	—	$3,412,800
Equity Conversion Consideration	(4)	9/8/2017	—	—	—	—	—	—	—	—	$2,493,387

(1)

The amounts reported for each named executive officer represent the annual cash incentive award opportunity range under the 2021 AIP, the terms of which are summarized under “—Overview of 2021 Compensation—Annual Incentive Plan—Actual AIP Awards” above. For purposes of this table, the “Threshold” amount shown (other than for Ms. Wahlstrom) represents an assumption that the Company achieves the threshold level of only one of the Revenue or Compensation EBITDA performance goals and individual performance is deemed achieved at 100%, such that the “Threshold” amount equals 25% of each named executive officer’s target incentive opportunity, and the “Maximum” amount shown represents an assumption that Alight achieves the maximum level of Revenue and Compensation EBITDA performance and individual performance attainment that equals 150% of each named executive officer’s target incentive opportunity. The calculation uses each named executive officer’s base salary as of December 31, 2021. For purposes of this table, the “Threshold” amount shown for Ms. Wahlstrom represents an assumption that Ms. Wahlstrom would receive a guaranteed minimum cash incentive award (according to her employment agreement) for Fiscal 2021 equal to $1,000,000.

(2)

Amounts included in this row for each named executive officer represent the aggregate Grant Date fair value of time-vested RSU awards granted in 2021 to our named executive officers computed in accordance with FASB ASC Topic 718. The Grant Date fair value is calculated by multiplying the number of shares subject to the RSUs by $12.64, the average opening and closing stock price of the Company Class A common stock on the Grant Date.

(3)

Amounts included in this row for each named executive officer represent the aggregate Grant Date fair value of performance-vested RSU awards granted in 2021 to our named executive officers computed in accordance with FASB ASC Topic 718. Our 2021 Plan does not contain a threshold performance achievement level in order for the performance-vested RSUs to vest and be earned. If pre-established performance measures are not met, the performance-vested RSUs will not vest and be earned. The “Maximum” amount shown represents an assumption that the Company achieves the maximum level of performance measure and the percentage of performance-vested RSUs earned equals 250% of the target number of performance-vested RSUs. The Grant Date fair value is calculated by multiplying the number of shares subject to the RSUs by $12.64, the average opening and closing stock price of the Company Class A common stock on the Grant Date, assuming achievement of the performance goals at target levels of performance.

(4)

The amount shown reflects the incremental fair value resulting from the conversion of previously unvested Company Class B Units to the converted shares of the Company Class A common stock on July 2, 2021.

(5)

Reflects Restricted Class A-1 units of Tempo Management, LLC granted prior to the Business Combination. The Restricted Class A-1 units vest ratably in equal installments over three years on each anniversary of January 16, 2021. The Grant Date fair value is calculated by multiplying the Restricted Class A-1 units by $28,875, the equivalent value per unit of Tempo Management LLC as of the Grant Date. In connection with the closing of the Business Combination on July 2, 2021, Ms. Wahlstrom’s Restricted Class A-1 units were converted into restricted shares of the Company Class A, Class B-1 and Class B-2 common stock.

(6)

Reflects Restricted Class A-1 units of Tempo Management, LLC granted prior to the Business Combination. The Restricted Class A-1 units provisionally vest over five years in equal annual installments on each anniversary of January 16, 2021, and vest in full upon Blackstone’s receipt of cash proceeds and distributions sufficient to achieve a 1.00x return over $1,557,487,689 (the “Vesting Threshold Amount”). The Grant Date fair value is calculated by multiplying the Restricted Class A-1 units by $28,875, the equivalent value per unit of Tempo Management LLC as of the Grant Date. In connection with the closing of the Business Combination on July 2, 2021, Ms. Wahlstrom’s Restricted Class A-1 units were converted into restricted shares of the Company Class A, Class B-1 and Class B-2 common stock.
(7)

Reflects Restricted Class A-1 units of Tempo Management, LLC granted prior to the Business Combination. The Restricted Class A-1 units vest upon Blackstone’s receipt of cash proceeds and distributions sufficient to achieve certain specified returns over the Vesting Threshold Amount. The Grant Date fair value is calculated by multiplying the Restricted Class A-1 units by $23,925, the equivalent value per unit of Tempo Management LLC as of the Grant Date. In connection with the closing of the Business Combination on July 2, 2021, Ms. Wahlstrom’s Restricted Class A-1 units were converted into restricted shares of the Company Class A, Class B-1 and Class B-2 common stock.

(8)

There is no minimum threshold for the vesting of performance-vested RSUs. The performance-vested RSUs will vest from 0% to 250% based upon the Company achievement of certain performance goals, as determined by the Board and as measured on a cumulative basis over the Measurement Period.

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table provides information regarding outstanding equity awards made to our NEOs as of December 31, 2021.

		STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Stephan D. Scholl
Time-vested RSUs	9/10/2021	1,280,000	(1)	$13,836,800	(2)	—		—
Performance-vested RSUs	9/10/2021	—		—		1,920,000	(3)	$20,755,200	(4)
Company Class A Common Stock	4/21/2020	—		—		167,965	(5)	$1,815,702	(7)
Company Class A Common Stock	4/21/2020	—		—		167,965	(6)	$1,815,702	(7)
Company Class B1 Common Stock	4/21/2020	—		—		40,648	(13)	$439,405	(19)
Company Class B1 Common Stock	4/21/2020	—		—		40,648	(14)	$439,405	(19)
Company Class B2 Common Stock	4/21/2020	—		—		40,648	(20)	$439,405	(26)
Company Class B2 Common Stock	4/21/2020	—		—		40,648	(21)	$439,405	(26)

Katie J. Rooney
Time-vested RSUs	9/10/2021	250,000	(1)	$2,702,500	(2)	—		—
Performance-vested RSUs	9/10/2021	—		—		375,000	(3)	$4,053,750	(4)
Company Class A Common Stock	9/8/2017	—		—		638,015	(8)	$6,896,942	(12)
Company Class A Common Stock	9/8/2017	—		—		638,015	(9)	$6,896,942	(12)
Company Class B1 Common Stock	9/8/2017	—		—		19,056	(15)	$205,995	(19)
Company Class B1 Common Stock	9/8/2017	—		—		19,056	(16)	$205,995	(19)
Company Class B2 Common Stock	9/8/2017	—		—		19,056	(22)	$205,995	(26)
Company Class B2 Common Stock	9/8/2017	—		—		19,056	(23)	$205,995	(26)

Gregory R. Goff
Time-vested RSUs	9/10/2021	180,000	(1)	$1,945,800	(2)	—		—
Performance-vested RSUs	9/10/2021	—		—		270,000	(3)	$2,918,700	(4)
Company Class A Common Stock	5/28/2020	—		—		39,202	(10)	$423,774	(12)
Company Class A Common Stock	5/28/2020	—		—		39,202	(11)	$423,774	(12)
Company Class B1 Common Stock	5/28/2020	—		—		9,982	(17)	$107,905	(19)
Company Class B1 Common Stock	5/28/2020	—		—		9,982	(18)	$107,905	(19)
Company Class B2 Common Stock	5/28/2020	—		—		9,982	(24)	$107,905	(26)
Company Class B2 Common Stock	5/28/2020	—		—		9,982	(25)	$107,905	(26)

Cesar Jelvez
Time-vested RSUs	9/10/2021	190,000	(1)	$2,053,900	(2)	—		—
Performance-vested RSUs	9/10/2021	—		—		285,000	(3)	$3,080,850	(4)
Company Class A Common Stock	7/16/2020	—		—		35,639	(10)	$385,258	(12)
Company Class A Common Stock	7/16/2020	—		—		35,639	(11)	$385,258	(12)
Company Class B-1 Common Stock	7/16/2020	—		—		9,074	(17)	$98,090	(19)
Company Class B-1 Common Stock	7/16/2020	—		—		9,074	(18)	$98,090	(19)
Company Class B-2 Common Stock	7/16/2020	—		—		9,074	(24)	$98,090	(26)
Company Class B-2 Common Stock	7/16/2020	—		—		9,074	(25)	$98,090	(26)

Cathinka E. Wahlstrom
Company Class A Common Stock
Restricted Stock Award #1	1/4/2021	713,420	(27)	$7,712,070	(40)	—		—
Time/Performance	1/4/2021	—		—		109,462	(30)	$1,183,284	(40)
Performance #1	1/4/2021	—		—		255,412	(33)	$2,761,004	(40)
Performance #2	1/4/2021	—		—		338,812	(34)	$3,662,558	(40)
Performance #3	1/4/2021	—		—		117,281	(35)	$1,267,808	(40)
Performance #4	1/4/2021	—		—		91,219	(36)	$986,077	(40)
Performance #5	1/4/2021	—		—		72,975	(37)	$788,860	(40)
Performance #6	1/4/2021	—		—		59,707	(38)	$645,433	(40)
Performance #7	1/4/2021	—		—		49,756	(39)	$537,862	(40)

		STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)

Company Class B-1 Common Stock
Restricted Stock Award #1	1/4/2021	—		—		13,821	(28)	$149,405	(40)
Time/Performance	1/4/2021	—		—		2,121	(31)	$22,928	(40)
Performance #1	1/4/2021	—		—		4,948	(33)	$53,488	(40)
Performance #2	1/4/2021	—		—		6,564	(34)	$70,957	(40)
Performance #3	1/4/2021	—		—		2,272	(35)	$24,560	(40)
Performance #4	1/4/2021	—		—		1,767	(36)	$19,101	(40)
Performance #5	1/4/2021	—		—		1,414	(37)	$15,285	(40)
Performance #6	1/4/2021	—		—		1,157	(38)	$12,507	(40)
Performance #7	1/4/2021	—		—		964	(39)	$10,421	(40)

Company Class B-2 Common Stock
Restricted Stock Award #1	1/4/2021	—		—		13,821	(29)	$149,405	(40)
Time/Performance	1/4/2021	—		—		2,121	(32)	$22,928	(40)
Performance #1	1/4/2021	—		—		4,948	(33)	$53,488	(40)
Performance #2	1/4/2021	—		—		6,564	(34)	$70,957	(40)
Performance #3	1/4/2021	—		—		2,272	(35)	$24,560	(40)
Performance #4	1/4/2021	—		—		1,767	(36)	$19,101	(40)
Performance #5	1/4/2021	—		—		1,414	(37)	$15,285	(40)
Performance #6	1/4/2021	—		—		1,157	(38)	$12,507	(40)
Performance #7	1/4/2021	—		—		964	(39)	$10,421	(40)
Colin F. Brennan
Time-vested RSUs	9/10/2021	180,000	(1)	$1,945,800	(2)	—		—
Performance-vested RSUs	9/10/2021	—		—		270,000	(3)	$2,918,700	(4)
Company Class A Common Stock	9/8/2017	—		—		122,134	(8)	$1,320,269	(12)
Company Class A Common Stock	9/8/2017	—		—		122,134	(9)	$1,320,269	(12)
Company Class B-1 Common Stock	9/8/2017	—		—		3,648	(15)	$39,435	(19)
Company Class B-1 Common Stock	9/8/2017	—		—		3,648	(16)	$39,435	(19)
Company Class B-2 Common Stock	9/8/2017	—		—		3,648	(22)	$39,435	(26)
Company Class B-2 Common Stock	9/8/2017	—		—		3,648	(23)	$39,435	(26)

(1)

Reflects time-vested RSUs that vest ratably on each of December 31, 2022 and December 31, 2023, subject to the named executive officer’s continued active service with Alight through such dates, except in the case of death, disability, termination within six months prior to a change in control or within eighteen months following a change in control, and certain involuntary terminations.

(2)

Values reported are calculated by multiplying the number of shares subject to unvested time-vested RSUs by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

(3)

Reflects performance-vested RSUs eligible to vest following the three-year performance period based upon Company achievement of pre-established performance goals and subject to the named executive officer’s continued active service with the Company through the end of the performance period, except in the case of death, disability, termination within six months prior to a change in control or within eighteen months following a change in control, and certain involuntary terminations. Pursuant to SEC regulations, the number of shares shown with respect to performance-vested RSU awards granted in 2021 assumes achievement at target-level performance, based on the probable outcome of achievement of the performance-vesting conditions as of December 31, 2021.

(4)

Values reported are calculated by multiplying the number of shares subject to unvested performance-vested RSUs, assuming achievement at target performance levels, by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

(5)

Reflects restricted shares of Company Class A common stock that vest, (i) if prior to Mr. Scholl’s termination, the volume-weighted average trading price of the Company Class A common stock equals or exceeds $14.66 per share for twenty (20) or more trading days within a thirty (30)-day trading period, (ii) upon a “sale of the company” (as defined in the award agreement pursuant to which the Class B Units of Alight were previously granted (the “Class B Unit Agreement”)) if the “equity value” (as defined in the Class B Unit Agreement) is at least equal to the target dollar amount specified in the Class B Unit Agreement, or (iii) if earlier, on July 2, 2024.

(6)

Reflects restricted shares of Company Class A common stock that vest, (i) if prior to Mr. Scholl’s termination, the volume-weighted average trading price of the Company Class A common stock equals or exceeds $20.32 per share for twenty (20) or more trading days within a thirty (30)-day trading period, (ii) upon a “sale of the company” (as defined in the Class B Unit Agreement) if the “equity value”

(as defined in the Class B Unit Agreement) is at least equal to a separate target dollar amount specified in the Class B Unit Agreement, or (iii) if earlier, on July 2, 2024.
(7)

Values reported are calculated by multiplying the number of restricted shares of Company Class A common stock by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

(8)

Reflects restricted shares of Company Class A common stock that vest (i) when and if Blackstone receives cash proceeds in respect of its Class A-1 Units of Alight sufficient to achieve (x) a 15% annualized internal return rate on its investment and (y) a return equal to 2.0 times its investment, subject to the named executive officer’s continued employment through such vesting date; or (ii) if earlier, on July 2, 2024.

(9)

Reflects restricted shares of Company Class A common stock that vest (i) when and if Blackstone receives cash proceeds in respect of its Class A-1 Units of Alight sufficient to achieve (x) a 20% annualized internal return rate on its investment and (y) a return equal to 2.5 times its investment, subject to the named executive officer’s continued employment through such vesting date; or (ii) if earlier, on July 2, 2024.

(10)

Reflects restricted shares of Company Class A common stock that vest (i) when and if Blackstone receives cash proceeds in respect of its Class A-1 Units of Alight sufficient to achieve (x) a 15% annualized internal return rate on its investment and (y) a return equal to 1.5 times the fair market value of its investment as of the Grant Date, subject to the named executive officer’s continued employment through such vesting date; (ii) if prior to the Named Executive Officer’s termination, the volume-weighted average trading price of the Company Class A common stock equals or exceeds $14.75 per share for twenty (20) or more trading days within a thirty (30)-day trading period; or (iii) if earlier, on July 2, 2024.

(11)

Reflects restricted shares of Company Class A common stock that vest (i) when and if Blackstone receives cash proceeds in respect of its Class A-1 Units of Alight sufficient to achieve (x) a 20% annualized internal return rate on its investment and (y) a return equal to 1.75 times the fair market value of its investment as of the Grant Date, subject to the named executive officer’s continued employment through such vesting date; (ii) if prior to the Named Executive Officer’s termination, the volume-weighted average trading price of the Company Class A common stock equals or exceeds $17.37 per share for twenty (20) or more trading days within a thirty (30)-day trading period; or (iii) if earlier, on July 2, 2024.

(12)

Values reported are calculated by multiplying the number of restricted shares of Company Class A common stock by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

(13)

Reflects restricted shares of Company Class B-1 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 5 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-1 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(14)

Reflects restricted shares of Company Class B-1 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 6 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-1 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(15)

Reflects restricted shares of Company Class B-1 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 8 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-1 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(16)

Reflects restricted shares of Company Class B-1 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 9 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-1 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(17)

Reflects restricted shares of Company Class B-1 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 10 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-1 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(18)

Reflects restricted shares of Company Class B-1 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 11 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-1 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(19)

Values reported are calculated by multiplying the restricted shares of Company Class B-1 common stock by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

(20)

Reflects restricted shares of Company Class B-2 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 5 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-2 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(21)

Reflects restricted shares of Company Class B-2 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 6 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-2 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(22)

Reflects restricted shares of Company Class B-2 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 8 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-2 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(23)

Reflects restricted shares of Company Class B-2 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 9 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-2 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(24)

Reflects restricted shares of Company Class B-2 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 10 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-2 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(25)

Reflects restricted shares of Company Class B-2 common stock that vest and automatically convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis, subject to the achievement of the vesting conditions described above in footnote 11 with respect to the restricted shares of Company Class A common stock. If any unvested Class B-2 shares do not vest on or before July 2, 2028, such shares will be automatically forfeited and canceled for no consideration.

(26)

Values reported are calculated by multiplying the restricted shares of Company Class B-2 common stock by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

(27)	Reflects restricted shares of Company Class A common stock that vest ratably in annual installments over three years on each anniversary of January 16, 2021.
(28)

Reflects restricted shares of Company Class B-1 common stock that vest ratably in annual installments over three years on each anniversary of January 16, 2021 and convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis.

(29)

Reflects restricted shares of Company Class B-2 common stock that vest ratably in annual installments over three years on each anniversary of January 16, 2021 and convert to convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis.

(30)

Reflects restricted shares of Company Class A common stock that vest ratably in annual installments over five years on each anniversary of January 16, 2021, subject to Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a 1.00x return over the Vesting Threshold Amount.

(31)

Reflects restricted shares of Company Class B-1 common stock that vest ratably in annual installments over five years on each anniversary of January 16, 2021, subject to Blackstone’s achievement of the 1x Return, and convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $12.50 per share valuation on a diluted basis.

(32)

Reflects restricted shares of Company Class B-2 common stock that vest ratably in annual installments over five years on each anniversary of January 16, 2021, subject to Blackstone’s achievement of the 1x Return, and convert into shares of Company Class A common stock on a 1-for-1 basis if the volume weighted average price of the Company Class A common stock equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period or in the event of a change in control or liquidation event that implies a $15.00 per share valuation on a diluted basis.
(33)

Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 1.50 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

(34)

Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 1.75 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

(35)

Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 2.00 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

(36)

Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 2.25 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

(37)

Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 2.50 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

(38)

Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 2.75 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

(39)

Reflects restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock, subject to performance-based vesting conditions that vest based on Blackstone’s receipt of cash proceeds and distributions in respect of its cumulative investment in the Company in an amount sufficient to achieve a return equal to 3.00 times the Vesting Threshold Amount, and, with respect to the restricted shares of Company Class B-1 common stock and Company Class B-2 common stock, that convert into shares of Company Class A common stock on a 1-for-1 basis upon the achievement of the applicable volume weighted average price performance metrics for such class of common stock, as described in footnotes 31 and 32 above.

(40)

Values reported are calculated by multiplying the restricted shares of Company Class A common stock, restricted shares of Company Class B-1 common stock, and restricted shares of Company Class B-2 common stock by $10.81, the NYSE closing price of the Company Class A common stock on the last trading day of 2021.

2021 Option Exercises and Stock Vested

The following table includes certain information with respect to shares acquired on the vesting of stock awards for each of our NEOs during the fiscal year ended December 31, 2021. None of our NEOs exercised options or similar instruments in 2021.

NAME	# OF SHARES OR UNITS ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)
Stephan D. Scholl	640,000	$6,918,400
Katie J. Rooney	125,000	$1,351,250
Gregory R. Goff	90,000	$972,900
Cesar Jelvez	95,000	$1,026,950
Cathinka E. Wahlstrom	—	$—
Colin F. Brennan	90,000	$972,900

(1)

Value realized on vesting of time-vested RSUs calculated by multiplying the number of vested time-vested RSUs by $10.81, the closing price of the Company Class A common stock on the vesting date (December 31, 2021).

Non-Qualified Deferred Compensation

The following table sets forth information concerning our Deferred Compensation Plan and the Supplemental Savings Plan for each of our NEOs during the fiscal year ended December 31, 2021.

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY	REGISTRANT CONTRIBUTIONS IN LAST FY	AGGREGATE EARNINGS (LOSSES) IN LAST FY(1)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS	AGGREGATE BALANCE AT LAST FYE(3)
Stephan D. Scholl(2)	—	—	—	—	—
Katie J. Rooney	—	—	—	—	—
Supplemental Savings Plan	—	—	$7,812	—	$53,198
Deferred Compensation Plan	—	—	$1,174	—	$20,741
Gregory R. Goff(2)	—	—	—	—	—
Cesar Jelvez(2)	—	—	—	—	—
Cathinka E. Wahlstrom(2)	—	—	—	—	—
Colin F. Brennan	—	—	—	—	—
Supplemental Savings Plan	—	—	8,068	—	56,911

(1)

Amounts reported represent investment earnings/(losses) during 2021. No portion of any earnings would be considered above-market or preferential and, accordingly, no earnings are reflected under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(2)

None of Messrs. Scholl, Goff or Jelvez or Ms. Wahlstrom participate in the Deferred Compensation Plan or the Supplemental Savings Plans as these plans are legacy nonqualified deferred compensation plans which were open only to participants who participated in similar plans at Aon prior to our separation from Aon and are now frozen.

(3)	No amount reported in the “Aggregate Balance at Last FYE” column was reported as compensation in the Summary Compensation Table in prior years.

Potential Payments Upon a Termination or Change In Control

The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans and contractual arrangements assuming (1) a termination of employment and/or (2) a “Sale of the Company” (as defined in the amended and restated limited liability company agreement of Alight and referred to herein as a “change in control”) occurred on December 31, 2021, the last business day of our last completed fiscal year.

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include distributions of previously vested plan balances under our 401(k) Plan, the Deferred Compensation Plan and the Supplemental Savings Plan. Furthermore, the amounts shown in the table do not include amounts that may have been payable to a named executive officer upon the sale or purchase of his or her vested equity pursuant to the exercise of call rights.

TERMINATION BY THE COMPANY WITHOUT CAUSE, OR BY EXECUTIVE WITH GOOD REASON	STEPHAN D. SCHOLL	KATIE J. ROONEY	GREGORY R. GOFF	CESAR JELVEZ	CATHINKA E. WAHLSTROM	COLIN F. BRENNAN
Severance Payments(1)	$6,400,000	$1,707,813	$450,000	$475,000	$4,000,000	$450,000
Health Plan Continuation(2)	$18,025	$14,335	$14,330	$18,569	$2,976	$14,869
Outplacement Benefits(3)	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000
Time-vested RSU Acceleration	$—	$—	$—	$—	$—	$—
Performance-vested RSU Acceleration	$—	$—	$—	$—	$—	$—
Restricted Shares of Class A Common Stock Acceleration(4)	$—	$—	$—	$—	$2,570,690	$—

TOTAL	$6,468,025	$1,772,148	$514,330	$543,569	$6,623,666	$514,869

CIC WITHOUT TERMINATION	STEPHAN D. SCHOLL	KATIE J. ROONEY	GREGORY R. GOFF	CESAR JELVEZ	CATHINKA E. WAHLSTROM	COLIN F. BRENNAN
Severance Payments	$—	$—	$—	$—	$—	$—
Health Plan Continuation	$—	$—	$—	$—		$—
Outplacement Benefits	$—	$—	$—	$—		$—
Time-vested RSU Acceleration(5)	$13,836,800	$—	$—	$—	$—	$—
Performance-vested RSU Acceleration(5)	$20,755,200	$—	$—	$—	$—	$—
Restricted Shares of Class A Common Stock Acceleration(6)	$—	$13,793,876	$—	$—	$7,712,070	$2,640,542

TOTAL	$34,592,000	$13,793,876	$0	$0	$7,712,070	$2,640,542

CIC WITH TERMINATION	STEPHAN D. SCHOLL	KATIE J. ROONEY	GREGORY R. GOFF	CESAR JELVEZ	CATHINKA E. WAHLSTROM	COLIN F. BRENNAN
Severance Payments(1)	$6,400,000	$1,707,813	$787,500	$831,250	$4,000,000	$637,502
Health Plan Continuation(2)	$18,025	$14,335	$14,330	$18,569	$2,976	$14,869
Outplacement Benefits(3)	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000
Time-vested RSU Acceleration(7)	$13,836,800	$2,702,500	$1,945,800	$2,053,900	$—	$1,945,800
Performance-vested RSU Acceleration(7)	$20,755,200	$4,053,750	$2,918,700	$3,080,850	$—	$2,918,700
Restricted Shares of Class A Common Stock Acceleration(6)	$—	$13,793,876	$—	$—	$7,712,070	$2,640,542

TOTAL	$41,060,025	$22,322,274	$5,716,330	$6,034,569	$11,765,046	$8,207,413

TERMINATION BY THE COMPANY WITHOUT CAUSE, OR BY EXECUTIVE WITH GOOD REASON	STEPHAN D. SCHOLL	KATIE J. ROONEY	GREGORY R. GOFF	CESAR JELVEZ	CATHINKA E. WAHLSTROM	COLIN F. BRENNAN

DEATH	STEPHAN D. SCHOLL	KATIE J. ROONEY	GREGORY R. GOFF	CESAR JELVEZ	CATHINKA E. WAHLSTROM	COLIN F. BRENNAN
Severance Payments(12)	$1,600,000	$500,000	$337,500	$356,250	$1,000,000	$337,500
Health Plan Continuation	$—	$—	$—	$—	$—	$—
Outplacement Benefits	$—	$—	$—	$—	$—	$—
Time-vested RSU Acceleration(8)	$4,612,267	$900,833	$648,600	$684,633	$—	$648,600
Performance-vested RSU Acceleration(9)	$20,755,200	$4,053,750	$2,918,700	$3,080,850	$—	$2,918,700
Restricted Shares of Class A Common Stock Acceleration(10)	$—	$—	$—	$—	$2,570,690	$—

TOTAL	$26,967,467	$5,454,583	$3,904,800	$4,121,733	$3,570,690	$3,904,800

DISABILITY	STEPHAN D. SCHOLL	KATIE J. ROONEY	GREGORY R. GOFF	CESAR JELVEZ	CATHINKA E. WAHLSTROM	COLIN F. BRENNAN
Severance Payments(12)	$1,600,000	$500,000	$337,500	$356,250	$1,000,000	$337,500
Health Plan Continuation	$—	$—	$—	$—	$—	$—
Outplacement Benefits	$—	$—	$—	$—	$—	$—
Time-vested RSU Acceleration(8)	$4,612,267	$900,833	$648,600	$684,633	$—	$648,600
Performance-vested RSU Acceleration(11)	$6,905,752	$1,348,780	$971,121	$1,025,073	$—	$971,121
Restricted Shares of Class A Common Stock Acceleration(10)	$—	$—	$—	$—	$2,570,690	$—

TOTAL	$13,118,019	$2,749,613	$1,957,221	$2,065,956	$3,570,690	$1,957,221

(1)	Amounts reported reflect a cash severance payment which includes the following:

•

Mr. Scholl—two times the sum of his annual base salary ($800,000) and his target annual cash incentive opportunity for 2021 ($1,600,000) plus his actual annual cash incentive award for 2021 ($1,600,000);

•	Ms. Rooney—two times the sum of her annual base salary ($500,000) and her average 2019 and 2020 annual cash incentive award ($353,906);

•

Mr. Goff—his annual base salary ($450,000) and, in the event of a change in control with a Qualifying Termination within two years thereafter, an additional amount equal to his target annual cash incentive opportunity for 2021 ($337,500);

•

Mr. Jelvez—his annual base salary ($475,000) and, in the event of a change in control with a Qualifying Termination within two years thereafter, an additional amount equal to his target annual cash incentive opportunity for 2021 ($356,250);

•

Ms. Wahlstrom—two times the sum of her annual base salary ($500,000) and her target annual cash incentive opportunity for 2021 ($1,000,000) plus her actual annual cash incentive award for 2021 ($1,000,000).

•

Mr. Brennan—his annual base salary ($450,000) and, in the event of a change in control with a Qualifying Termination within two years thereafter, an additional amount equal to his average annual 2019 and 2020 annual cash incentive award ($187,502); and

(2)

Amounts reported reflect the cost of providing the executive officer with continued medical, dental and life insurance coverage as enrolled at the time of his or her termination for a period of twelve months assuming 2022 rates.

(3)	Amounts reported reflect the maximum potential costs of outplacement services for each executive assuming 2022 rates.
(4)

Amount reported reflects partial accelerated vesting of Ms. Wahlstrom’s time-vested restricted shares of Class A common stock in the event of a termination without cause or by Ms. Wahlstrom for good reason.

(5)

Amounts reported for Mr. Scholl reflect accelerated vesting of all outstanding time-vested RSUs and performance-vested RSUs. For purposes of valuing the portion of Mr. Scholl’s performance- vested RSUs that will accelerate and vest upon a change in control without termination on December 31, 2021, we have assumed that the performance-vested RSUs will vest, with the performance metrics being achieved at 100% of target performance as of the change in control. This assumption, however, should not be interpreted as our expectation of future performance. No amounts are reported for Ms. Rooney, Mr. Goff, Mr. Jelvez or Mr. Brennan as their individual award agreements provide for accelerated vesting of all outstanding time-vested RSUs and performance-vested RSUs only upon a change in control with termination. No amounts are reported for Ms. Wahlstrom as she did not hold any outstanding RSUs as of December 31, 2021.
(6)

The equity value of Alight as of December 31, 2021 had appreciated to a level that would have created value in Ms. Rooney’s and Mr. Brennan’s restricted shares of Class A common stock. Therefore, the amounts reported for Ms. Rooney and Mr. Brennan assume a change in control would have resulted in Blackstone receiving cash proceeds in respect of its Class A-1 Units of Alight such that Ms. Rooney’s and Mr. Brennan’s restricted shares of Class A common stock would have vested. The amount reported for Ms. Wahlstrom reflects the accelerated vesting of all outstanding and unvested time-vested restricted shares of Class A common stock in the event of change in control as of December 31, 2021. As of December 31, 2021, the equity value of Alight had not appreciated to a level that would have resulted in the vesting of each of Mr. Scholl’s, Mr. Jelvez’s, and Mr. Goff’s restricted shares of Class A common stock or Ms. Wahlstrom’s performance-vested restricted shares of Class A common stock. Therefore, no amounts are reported for Messrs. Scholl, Jelvez or Goff.

(7)

Amounts reported reflect accelerated vesting of all outstanding time-vested RSUs and performance-vested RSUs, with the performance-vested RSUs deemed achieved at 100% of target in the event the named executive officer experiences a termination of employment by the Company or any subsidiary without cause or by the named executive officer for good reason on or within the six months prior to, or within the 18 months following, a change in control.

(8)	Amounts reported reflect accelerated vesting of one-third of the outstanding time-vested RSUs in the event of death or disability of the named executive officer.
(9)	Amounts reported reflect accelerated vesting of all outstanding performance-vested RSUs with performance deemed achieved at 100% of target in the event of death of the named executive officer.
(10)	Amount reported reflects partial accelerated vesting of Ms. Wahlstrom’s time-vested restricted shares of Class A common stock in the event of her death or disability.
(11)

Upon the named executive officer’s termination due to disability, a portion of the named executive officer’s performance-vested RSUs will remain outstanding and eligible to vest on the certification date following the end of the performance period, subject to the achievement of the applicable performance metrics. The portion of the performance-vested RSUs that become vested and earned will be the number of performance-vested RSUs that become vested and earned upon the achievement of the applicable performance metrics, pro-rated for the number of days during the performance period since January 1, 2021 that the named executive officer was in active service with us. For purposes of valuing the portion of the named executive officer’s performance- vested RSUs that will remain outstanding and eligible to vest upon a termination due to disability on December 31, 2021, we have assumed that one-third of the performance-vested RSUs will remain outstanding and eligible to vest, with the performance metrics being achieved at 100% of target performance at the end of the performance period. This assumption, however, should not be interpreted as our expectation of future performance. Amounts reported reflect the vesting of one-third of the outstanding performance-vested RSUs with performance deemed achieved at 100% of target in the event of disability of the named executive officer.

(12)

Amounts reported for each named executive officer reflect a full year AIP bonus at target performance in the event of the disability or death of the named executive officer. Additionally, in addition to amounts reported in the table above in the event of death of a named executive officer, each named executive officer will receive benefits from third-party payors under our employer- paid premium life insurance plans. All of our executives are eligible for two times annual base salary at death (up to $5,000,000). Therefore, if such benefits were triggered for the named executive officers on December 31, 2021 under our life insurance plans, the legally designated beneficiary(ies) of each named executive officer would have received the following amounts: Mr. Scholl, $1,600,000; Ms. Rooney, $1,000,000; Mr. Goff, $900,000, Mr. Jelvez, $950,000; Ms. Wahlstrom, $1,000,000 and Mr. Brennan, $900,000.

Equity Compensation Plan Information

The following table sets forth information about our existing equity compensation plans (including individual compensation arrangements) as of December 31, 2021.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2)	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(3)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN 1)(4)
Equity Compensation plans approved by security holders(1)	15,226,476	—	88,503,958
Equity compensation plans not approved by security holders	—	—	—
Total	15,226,476	—	88,503,958

(1)	Includes our 2021 Plan and 2021 Employee Stock Purchase Plan (“2021 ESPP”).
(2)

Amounts reported include the number of shares to be issued pursuant to 6,293,652 outstanding time-vested RSUs and 8,932,824 outstanding performance-vested RSUs that were granted under the 2021 Plan, assuming achievement of the performance levels for purposes of the performance-vested RSUs at target performance. The number of shares, if any, to be issued pursuant to the outstanding performance-vested RSUs will be determined upon the actual achievement of the predetermined performance goals related to our performance over the three-year performance period.

(3)	The outstanding time-vested and performance-vested RSUs do not have exercise prices.
(4)

Calculated based on the number of shares authorized and available for issuance under the 2021 Plan, less (a) shares issued in connection with the settlement of vested RSUs and (b) shares expected to be issued in the future upon the vesting and settlement of outstanding RSUs. The 2021 Plan provides for an authorized share pool of 92,267,687 shares of Company Class A common stock that may be issued pursuant to awards granted thereunder, and the 2021 ESPP provides for an authorized share pool of 13,461,281 shares of Company Class A common stock that may be issued pursuant to rights granted under the 2021 ESPP. The 88,503,958 figure in the table reflects the potential number of aggregate shares remaining as of December 31, 2021 which could be issued pursuant to future awards under the 2021 Plan of (in an amount equal to 75,042,677 shares remaining) and pursuant to future issuances under the 2021 ESPP (in an amount equal to 13,461,281 shares remaining). As of December 31, 2021, there were no shares subject to purchase pursuant to outstanding rights under the 2021 ESPP. Note that the following shares may return to the 2021 Plan and be available for issuance in connection with a future award: (i) shares covered by an award that expires or otherwise terminates without having been exercised in full; (ii) shares that are forfeited or awards which are canceled and regranted in accordance with the terms of the 2021 Plan; (iii) shares covered by an award that may only be settled in cash per the terms of the award which do not count against the 2021 Plan’s award pool; (iv) shares withheld to cover payment of an exercise price or cover applicable tax withholding obligations; and (v) shares tendered to cover payment of an exercise price. Pursuant to the terms of the 2021 Plan, the number of shares available for issuance pursuant to awards granted thereunder will be automatically increased on the first day of each fiscal year following 2021 in an amount equal to the least of (x) 26,922,562 shares of Company Class A common stock, (y) 5% of the total number of shares of Company Class A common stock and shares of Company Class V common stock outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of shares of Company Class A common stock as determined by the Board. Additionally, pursuant to the terms of the ESPP, the number of shares available for issuance pursuant to rights granted thereunder will be automatically increased on the first day of each fiscal year following 2021 in an amount equal to the lesser of (x) 1% of the total number of shares of Company Class A common stock and Company Class V common stock outstanding on the last day of the immediately preceding fiscal year and (y) a lower number of shares of Company Class A common stock as determined by the Board.

MANAGEMENT

Our Executive Officers and Board of Directors

The following sets forth certain information, as of the date of this prospectus, concerning the persons who are the members of our Board and our executive officers.

Name	Age	Position
William P. Foley, II	77	Chairman
Stephan D. Scholl	51	Chief Executive Officer and Director
Daniel S. Henson	61	Director
David N. Kestnbaum	40	Director
Richard N. Massey	66	Director
Erika Meinhardt	63	Director
Regina M. Paolillo	63	Director
Peter F. Wallace	47	Director

William P. Foley, II has served as Chairman of the Board since July 2021. Mr. Foley is a founder of, and current strategic advisor to, FTAC. Mr. Foley previously served as the Chairman of FTAC from May 2020 until April 2021, the Executive Chairman of FTAC from March 2020 until May 2020. Mr. Foley has served as the Chairman of Cannae since July 2017 (including as non-executive Chairman since May 2018). Mr. Foley has served as the Managing Member and a Senior Managing Director of Trasimene Capital Management, LLC, a private company that provides certain management services to Cannae, since November 2019. Mr. Foley is a founder of FNF and has served as Chairman of the board of directors of FNF since 1984. He served as Chief Executive Officer of FNF until May 2007 and as President of FNF until December 1994. Mr. Foley has also served as Chairman of DNB since February 2019 and of Paysafe and its predecessors until March 2022.

Mr. Foley formerly served as Chairman of Black Knight, Inc., as Co-Chairman of FGL Holdings, as a director of Ceridian and as Vice Chairman of Fidelity National Information Services, Inc. Mr. Foley formerly served on the boards of certain of Cannae’s portfolio companies, including as Chairman of FTAC and as a director of Austerlitz Acquisition Corporation I and Austerlitz Acquisition Corporation II, but resigned from those boards in April 2021. He continues to provide consulting services to Austerlitz I and Austerlitz II.

Mr. Foley serves on the boards of numerous foundations, including The Foley Family Charitable Foundation and the Cummer Museum of Art and Gardens. He is a founder, trustee and director of The Folded Flag Foundation, a charitable foundation that supports our nation’s Gold Star families. Mr. Foley is Executive Chairman and Chief Executive Officer of Black Knight Sports and Entertainment LLC, which is the private company that owns the Vegas Golden Knights, a National Hockey League team. He is also the founder and owner of Foley Family Wines, a private company, and Chairman of Foley Wines Ltd., a New Zealand subsidiary of Foley Family Wines Holdings, Inc.

After receiving his B.S. degree in engineering from the United States Military Academy at West Point, Mr. Foley served in the U.S. Air Force, where he attained the rank of captain. Mr. Foley received his M.B.A. from Seattle University and his J.D. from the University of Washington.

Mr. Foley’s qualifications to serve on the Board include more than 30 years as a director and executive officer of FNF, his strategic vision, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating mergers and acquisitions.

Stephan D. Scholl. See biography below under “Management.”

Daniel S. Henson has served on the Board since July 2021. Previously, he served as the non-executive chairman of Tempo Holding Company, LLC, our predecessor entity, from 2017 to July 2021. Mr. Henson serves as the non-executive chairman of Paysafe Ltd. (NYSE: PSFE) (“Paysafe”), a payments platform that connects businesses and consumers across payment types. Mr. Henson also serves as non-executive chairman of IntraFi Network (formerly Promontory Intrafinancial Network), a leading provider of deposit placement services operating in the Washington D.C. area. Prior to serving in these roles, Mr. Henson had served as a non-executive chairman of Exeter Finance, a director of Healthcare Trust of America and the lead director of OnDeck Capital. Mr. Henson worked with the General Electric Company (“GE”) for 29 years and held a variety of senior positions at GE and GE Capital, including Chief Marketing Officer of GE and Six Sigma Quality Leader at GE Capital. He also served as the Chief Executive Officer of a number of GE Capital’s financial services businesses in the U.S. and internationally. Starting in 2008, Mr. Henson was responsible for all GE Capital commercial leasing and lending businesses in North America. From 2009 to 2015, Mr. Henson also oversaw capital markets activities at GE Capital and GE Capital’s industrial loan company bank in Utah. Mr. Henson holds a B.B.A. in Marketing from George Washington University. Mr. Henson’s qualifications to serve on the Board include his extensive experience with GE and GE Capital and his other directorships, including on a public company board.

David N. Kestnbaum has served on the Board since July 2021 and served as a member of the board of directors of Tempo Holding Company, LLC from May 2017 to July 2021. Mr. Kestnbaum is a Senior Managing Director in the Private Equity Group at Blackstone Inc. (“Blackstone”). Since joining Blackstone in 2013, Mr. Kestnbaum has been involved in the execution of Blackstone’s investments in PSAV, Packers Sanitation Services Inc., Cloverleaf Cold Storage, Alight, SESAC, Tradesmen, Outerstuff, AlliedBarton Security Services, DJO Global, and AVINTIV, and in evaluating investment opportunities across multiple sectors, including Business Services, Transportation & Logistics, Travel & Leisure, Apparel, and various other industries. Before joining Blackstone, Mr. Kestnbaum was a Vice President of Vestar Capital Partners, where he analyzed and executed private equity investments in multiple different sectors. Prior to Vestar, Mr. Kestnbaum worked in investment banking as a member of JPMorgan’s Financial Sponsor Group, where he executed a variety of private equity-related M&A and financing transactions. He currently serves as a Director of PSAV, Packers Sanitation Services Inc., Cloverleaf Cold Storage, SESAC, Tradesmen, Outerstuff and DJO Global, and was previously a Director of AlliedBarton Security Services. Mr. Kestnbaum holds a B.A. in Political Science from The University of North Carolina at Chapel Hill. Mr. Kestnbaum’s qualifications to serve on the board of directors of the Company include his extensive experience with GE and GE Capital and his other directorships, including a public company board.

Richard N. Massey has served on the Board since July 2021. He served as Chairman of Foley Trasimene Acquisition Corp. (“FTAC”) from April 2021 to July 2021. He also has served as Chief Executive Officer of FTAC from March 2020 to July 2021 and served as a member of the FTAC board of directors from May 2020 to July 2021. In addition, he serves as a Senior Managing Director of Trasimene Capital Management LLC and has served as Chief Executive Officer of Cannae since November 2019. Mr. Massey has also served as the Chief Executive Officer of Austerlitz Acquisition Corp. I (NYSE: AUS) and Austerlitz Acquisition Corp. II (NYSE: ASZ) since January 2021 and served as a director of each company from February 2021 until April 2022. Mr. Massey also served as Chief Executive Officer of Foley Trasimene Acquisition Corp. II from July 2020 until March 2021 and as a director from August 2020 until March 2021. Mr. Massey served as the Chairman and principal shareholder of Bear State Financial, Inc., a publicly traded financial institution from 2011 until April 2018. Mr. Massey has served on the boards of directors of Cannae since June 2018 and of Dun & Bradstreet (NYSE: DNB) (“DNB”) since February 2019. Mr. Massey previously served on Black Knight Inc.’s board of directors from December 2014 until July 2020 and on FNF’s board of directors from February 2006 until January 2021. Mr. Massey has been a partner in Westrock Capital, LLC, a private investment partnership, since January 2009. Prior to that, Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation and served as a Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also formerly served as a director of Fidelity National Information Services Inc., Bear State Financial, Inc. and FGL Holdings. Mr. Massey is also a director of the Oxford American Literary Project and the Chairman of the board of directors of the Arkansas Razorback Foundation. Mr. Massey has a long track record in corporate finance and investment banking, a financial, strategic and legal advisor to public and private businesses, and identifying, negotiating and consummating mergers and acquisitions. Mr. Massey’s qualifications to serve on the board of directors of the Company include his significant financial expertise and experience on the boards of a number of public companies.

Erika Meinhardt has served on the Board since July 2021. She has served as a member of the board of directors of Cannae Holdings Inc. (NYSE: CNNE) (“Cannae”) since July 2018. Since January 2018, Ms. Meinhardt has served as Executive Vice President of Fidelity National Financial (“FNF”). She previously served as President of National Agency Operations for FNF’s Fidelity National Title Group from February 2005 until January 2018. Prior to assuming that role, she served as Division Manager and National Agency Operations Manager for FNF from 2001 to 2005. Ms. Meinhardt has also served as a member of the board of directors of Austerlitz Acquisition Corp. I (NYSE: AUS) and Austerlitz Acquisition Corp. II (NYSE: ASZ) since February 2021. Ms. Meinhardt previously served as a Director of Foley Trasimene Acquisition Corp. II from August 2020 to March 2021. Ms. Meinhardt’s qualifications to serve on the Board include her experience as an executive of FNF and in managing and growing complex business organizations as President of FNF’s National Agency Operations.

Regina M. Paolillo has served on the Board since July 2021. She serves as the Global Chief Operating Officer of TTEC Holdings, Inc. (“TTEC”). Ms. Paolillo joined TTEC in 2011. Between 2009 and 2011, Ms. Paolillo was an Executive Vice President for enterprise services and Chief Financial Officer at Trizetto Group, Inc., a privately held professional services company serving the healthcare industry. Between 2007 and 2008, Ms. Paolillo served as a Senior Vice President, operations group for General Atlantic, a leading global growth equity firm. Between 2005 and 2007, Ms. Paolillo served as an Executive Vice President for revenue cycle and mortgage services at Creditek, a Genpact subsidiary. Prior to Creditek’s acquisition by Genpact, between 2003 and 2005 and during 2002 and 2003, Ms. Paolillo was Creditek’s Chief Executive Officer and Chief Financial Officer, respectively. Ms. Paolillo also served as the Chief Financial Officer and Executive Vice President for corporate services at Gartner, Inc., an information technology research and advisory company. Ms. Paolillo is a member of the board of directors of Unisys Corporation (NYSE: UIS). Ms. Paolillo holds a B.S. in accounting from University of New Haven. Ms. Paolillo’s qualifications to serve on the Board include her experience as an executive of TTEC, her experience as a Chief Financial Officer of three organizations and her experience on a public company board.

Peter F. Wallace has served on the Board since July 2021 and served as a member of the board of directors of Tempo Holding Company, LLC from May 2017 to July 2021. Mr. Wallace is a Senior Managing Director and serves as co-head of U.S. Acquisitions for Blackstone’s Private Equity Group. Since joining Blackstone in 1997, Mr. Wallace has led or been involved in Blackstone’s investments in Alight, AlliedBarton Security Services, Allied Waste, American Axle & Manufacturing, Centennial Communications, Centerplate (formerly Volume Services America), CommNet Cellular, GCA Services, LocusPoint Networks, Michaels Stores, New Skies Satellites, Outerstuff, Ltd., Packers Sanitation Services Inc., Pinnacle Foods/Birds Eye Foods, PSAV, SeaWorld Parks & Entertainment (formerly Busch Entertainment Corporation), Service King, Sirius Satellite Radio, Tradesmen International, Universal Orlando, Vivint, Vivint Solar, and The Weather Channel Companies. Mr. Wallace serves on the board of directors of Outerstuff, Ltd., Service King, Tradesmen International, Vivint (NYSE: VVNT) and Vivint Solar. Mr. Wallace received a B.A. from Harvard College, where he graduated magna cum laude. Mr. Wallace’s qualifications to serve on the board of directors of the Company include his extensive experience with Blackstone’s portfolio investments and his other directorships, including a public company board.

Information about Executive Officers of the Registrant

The executive officers of the Company as of December 31, 2021 were as follows:

Name	Age	Position
Stephan D. Scholl	51	Chief Executive Officer and Director
Cathinka E. Wahlstrom	56	President & Chief Commercial Officer
Katie J. Rooney	43	Chief Financial Officer
Gregory R. Goff	50	Chief Product and Technology Officer
Cesar Jelvez	48	Chief Customer Experience Officer
Dinesh V. Tulsiani	48	Chief Strategy Officer
Paulette R. Dodson	58	General Counsel & Corporate Secretary
Michael J. Rogers	40	Chief Human Resources Officer

Stephan D. Scholl has served as Alight’s Chief Executive Officer since April 2020. Mr. Scholl has more than 25 years of experience in the industry. Prior to joining Alight, Mr. Scholl served as President of Infor Global Solutions from April 2012 to July 2018. Prior to that, from 2011 until 2012, Mr. Scholl served as President and Chief Executive Officer of Lawson Software from 2011 until 2012. In addition, Mr. Scholl served in various senior roles at both Oracle and Peoplesoft for more than a decade, including leading Oracle’s North America Consulting Group and leading its Tax and Utilities Global Business unit. Mr. Scholl serves on the boards of Avaya Holdings Corp. (NYSE: AVYA) and 1010 Data, a leader in analytical intelligence and alternative data. Mr. Scholl holds a bachelor’s degree from McGill University in Montreal.

Cathinka E. Wahlstrom has served as Alight’s President and Chief Commercial Officer since January 2021. Ms. Wahlstrom has 30 years of experience in the industry. Prior to joining Alight, Ms. Wahlstrom served across various roles within Accenture for over 26 years, most recently serving on the Global Management Committee as the Senior Managing Director of client accounts in North America from March 2020 to January 2021. Prior to that role, Ms. Wahlstrom served as the Senior Managing Director of Accenture’s Financial Services business in North America, including the North America portion of Accenture’s greater than $8 billion Financial Services practice from December 2016 to March 2020. Ms. Wahlstrom is an alumna of the David Rockefeller Fellows Program; a Board member of Wizeline; and a Board member of the New York City Ballet. Ms. Wahlstrom holds a B.S. in Economics and Journalism from Indiana University of Pennsylvania and an M.B.A. from the University of California, Davis.

Katie J. Rooney has served as Alight’s Chief Financial Officer since May 2017. Ms. Rooney has more than 20 years of experience in the industry. Prior to joining Alight, Ms. Rooney served as the Chief Financial Officer for Aon Hewitt from January 2016 to May 2017. Prior to that, she served across various financial roles within Aon Hewitt and Aon from January 2009 to December 2015, including Chief Financial Officer of the Outsourcing business, the Finance Chief Operating Officer and Assistant Treasurer for Aon. Before joining Aon, Ms. Rooney worked in Investment Banking at Morgan Stanley. Ms. Rooney serves on the Board of Trustees for Window to the World Communications, Inc., owner of WTTW and WFMT. Ms. Rooney holds a B.B.A. in Finance from the University of Michigan.

Gregory R. Goff has served as Alight’s Chief Product and Technology Officer since May 2020. Mr. Goff has more than 15 years of experience in the industry. Prior to joining Alight, Mr. Goff served as Chief Product Officer of Uptake since 2015. Mr. Goff served as Chief Technology Officer of Morningstar from 2011 through 2015. Prior to that, Mr. Goff served in a number of technology roles at Nielsen and Accenture. Mr. Goff serves on the board of directors of InMoment, a consumer experience provider. Mr. Goff holds a B.S. degree in electrical engineering from the University of Illinois at Urbana-Champaign.

Cesar Jelvez has served as Alight’s Chief Customer Experience Officer since July 2020. Mr. Jelvez has more than 20 years of experience in the industry. Prior to joining Alight, Mr. Jelvez was a partner at Elixirr. From 2018 through 2019, Mr. Jelvez was Global Leader of Strategic Programs and Global Delivery Services at Infor. And from 2017 through 2018, Mr. Jelvez was Vice President of Digital Enterprise Application Services at

DXC Technology. Prior to that, Mr. Jelvez served in a number of roles at Cognizant Technology Solutions, Infosys, IBM Global Business Services and Accenture. Mr. Jelvez holds a M.S. degree in finance and investment from the University of York in the United Kingdom.

Dinesh V. Tulsiani has served as Alight’s Chief Strategy Officer since October 2020. He previously served as Alight’s Head of Strategy and Corporate Development. Prior to joining Alight, from 2013 to 2017, Mr. Tulsiani led corporate development for Aon’s HR solutions segment and served in various other key strategic roles with Aon, including Senior Vice President, Corporate Strategy and Vice President, Corporate Development and Strategy at Hewitt Associates. Prior to that, he worked at IHS Markit from 2007 to 2010 and Ernst & Young LLP from 1999 to 2005. Mr. Tulsiani holds a B.B.A. in Finance and Economics from Delhi University and an M.B.A. from Wake Forest University. Mr. Tulsiani is also a Chartered Financial Analyst.

Paulette R. Dodson has served as Alight’s General Counsel and Corporate Secretary since May 2018. Prior to joining Alight, Ms. Dodson served as Senior Vice President, General Counsel and Secretary of PetSmart, Inc. from July 2012 to May 2018. Prior to joining PetSmart, Inc., Ms. Dodson served in various roles at Sara Lee Corporation, including as General Counsel and Corporate Secretary, and Chief Counsel for North America. Prior to that Ms. Dodson spent 14 years at Tribune Company, where she served as Assistant General Counsel. Ms. Dodson serves on the board of directors of Portillo’s Inc. (NASDAQ: PTLO) and is on the not-for-profit boards of the United Way of Metro Chicago, The Mather and the Better Government Association. Ms. Dodson holds a B.A. from City College of New York and a J.D. from Cornell Law School.

Michael J. Rogers has served as Alight’s Chief Human Resources Officer since June 2020. Mr. Rogers has more than 15 years of experience in the industry. Prior to joining Alight, Mr. Rogers served as Chief People Officer of NGA Human Resources. Prior to that, Mr. Rogers held key human resources roles across a variety of companies, including Vistaprint, where he played a key role in driving its rapid growth across Europe, and Travelocity (lastminute.com). Mr. Rogers holds a degree in Business with first-class honors from the University of Brighton, Brighton, England.

Corporate Governance

Board Leadership Structure

Our Board understands that there is no single approach to providing board leadership and that given the very competitive and quickly developing environment in which we operate, the right Board leadership structure may vary as circumstances change. Our bylaws provide that the Board appoints our corporate officers, including our Chief Executive Officer (“CEO”). Our Nominating and Corporate Governance Committee periodically reviews the Company’s governance structure and practices, including the provisions of our certificate of incorporation and our bylaws.

We do not have a fixed rule about separation of the Chairperson and CEO positions, or whether our Chairperson should be an employee or elected from among non-employee directors. We believe it is in the best interests of the Company to have flexibility to evaluate our leadership structure over time as part of our ongoing succession planning processes. Our Corporate Governance Guidelines, which are available on our investor website at investor.alight.com under the heading “Governance—Governance documents”, provide that an independent “Lead Director” may be elected from among the independent directors when the Chairperson of the Board is not an independent director or when the Chairperson of the Board is not the CEO. We do not currently have a Lead Director.

Our Board Leadership structure currently separates the positions of CEO and Chairperson of the Board. The Board believes that this separation is appropriate for the Company at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. Our CEO, who is also a member of our Board, is primarily responsible for our operations and strategic direction, while our Chairperson, who is an independent member of the Board, is primarily focused on matters pertaining to corporate governance, including management oversight and strategic guidance. The Board believes that this is the most appropriate structure at this time but will make future determinations regarding whether or not to separate the roles of Chairperson and CEO based on then-current circumstances.

Our Board believes that the structure of the Board and its committees will provide strong overall management of the Company.

Code of Conduct

The Company has adopted a Code of Conduct, which is available on the Company’s website at investor.alight.com. Our Code of Conduct has been developed to help directors and employees around the world efficiently resolve ethical issues in our complex global business environment. The Code of Conduct applies to all directors and employees without limitation. The Code of Conduct covers a variety of topics, including those required to be addressed by the SEC. Topics covered include, among other things, conflicts of interest, confidentiality of information, and compliance with applicable laws and regulations. Directors and employees receive periodic updates regarding corporate governance policies and are informed when material changes are made to the Code of Conduct.

The Company will make any legally required disclosures regarding amendments to, or waivers of, certain provisions of its Code of Conduct and Ethics on its website. During the period following the Business Combination through the end of 2021, there were no amendments or waivers of the provisions of the Code of Conduct with respect to any of our officers or directors. The information contained on, or accessible from, the Company’s website is not part of this proxy statement, by reference or otherwise.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves, or in the past year has served, (i) as a member of the compensation committee or of the board of directors of another entity, one or more of whose executive officers served on the Compensation Committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the Board. We are party to certain transactions with the Sponsor Parties and their affiliates as described in “Certain Relationships and Related Person Transactions.”

Management Succession Planning

The Nominating and Corporate Governance Committee may periodically review a succession plan relating to the CEO and other executives that report to the CEO that is developed by management. The succession plan will include, among other things, an assessment of the experience, performance and skills for possible successors to the CEO. The Nominating and Corporate Governance Committee will from time to time make recommendations to the Board with respect to the selection of individuals to occupy these positions.

Board and Committee Self-Evaluations

Our Board conducts an annual self-evaluation of itself and its committees to assess its effectiveness and identify opportunities for improvement. Our Board believes that this process supports continuous improvement and provides opportunities to strengthen Board and committee effectiveness.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and selecting or recommending for the Board’s selection those candidates to be nominated for election to the Board, subject to any obligations and procedures governing the nomination of directors to the Board set forth in our Investor Rights Agreement. The Nominating and Corporate Governance

Committee may consider (a) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially with the other members of the Board and (b) all other factors it considers appropriate, which may include all aspects of diversity, including diversity of age, gender, nationality, race, ethnicity, and sexual orientation, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, career experience, relevant technical skills or business acumen, and the size, composition and combined expertise of the existing Board. The Board monitors the mix of specific experience, qualifications and skills of its directors so that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Stockholders may also nominate directors for election at the Company’s annual stockholders meeting by following the provisions set forth in the Company’s bylaws, whose qualifications the Nominating and Corporate Governance Committee will consider.

Retirement Policy

The Board does not believe that there should be a fixed term or retirement age for directors, but will consider each director’s tenure and the average tenure of the Board when determining who to nominate for election at an upcoming stockholder meeting.

Director Independence

Under the rules of the New York Stock Exchange (“NYSE”), independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of NYSE. Compensation Committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of NYSE, the board of directors must affirmatively determine that the members of the Compensation Committee are independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board has determined that all of our non-employee directors meet the applicable criteria for independence established by NYSE. Stephan Scholl does not qualify as independent under the NYSE Rules due to his employment as our CEO. In arriving at the foregoing independence determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities and any relationships they have with us and our management.

Committees of the Board; Committee Appointments

The Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of the Board is described below.

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
William P. Foley, II
Daniel S. Henson
David N. Kestnbaum
Richard N. Massey
Erika Meinhardt
Regina M. Paolillo
Peter F. Wallace

  Chairperson of the Board               Committee Chair               Committee Member

The Audit Committee’s members are Regina M. Paolillo (Chair), Daniel S. Henson, and Erika Meinhardt. The Compensation Committee’s members are Richard N. Massey (Chair), Daniel S. Henson and Peter F. Wallace. The Nominating and Corporate Governance Committee’s members are Daniel S. Henson (Chair), William P. Foley, II and Regina M. Paolillo. David N. Kestnbaum was appointed to serve as a member of the Audit Committee following the closing of the Business Combination. Mr. Kestnbaum stepped down from the Audit Committee in March 2022 and Mr. Henson was appointed to the Audit Committee in his place. Members will serve on these committees until their resignation or until as otherwise determined by the Board.

Audit Committee

All members of the Audit Committee have been determined to be “independent” under SEC rules and NYSE listing standards applicable to boards of directors in general and audit committees in particular, and each member is also financially literate under NYSE listing standards. Additionally, Regina M. Paolillo qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Company’s Audit Committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing and overseeing the Company’s policies on risk assessment and risk management, including enterprise risk management;

•	reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures;

•	reviewing the Company’s cybersecurity program and controls; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Board has adopted a written charter for the Audit Committee, which is available on the Company’s website at investor.alight.com.

Compensation Committee

All members of the Compensation Committee have been determined to be “independent” under SEC rules and NYSE listing standards applicable to boards of directors in general and compensation committees in particular. The Company’s Compensation Committee is responsible for, among other things:

•	reviewing, approving and determining the compensation of the Company’s officers and key employees;

•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Board or any committee thereof;

•	administering the Company’s equity compensation plans;

•	reviewing, approving and making recommendations to the Board regarding incentive compensation and equity compensation plans;

•	considering the risks arising from the Company’s compensation policies and practices;

•	establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

The Board has adopted a written charter for the Compensation Committee, which is available on the Company’s website at investor.alight.com.

Nominating and Corporate Governance Committee

All members of the Nominating and Corporate Committee have been determined to be “independent”. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the Board regarding, nominees for election to the Board and its committees;

•	evaluating the performance of the Board and of individual directors;

•	considering, and making recommendations to the Board regarding the composition of the Board and its committees;

•	overseeing succession planning for management;

•	reviewing developments in corporate governance practices, including related to environmental, social and governance matters;

•	evaluating the adequacy of the corporate governance practices and reporting; and

•	developing, and making recommendations to the Board regarding, corporate governance guidelines and matters.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on the Company’s website at investor.alight.com.

Board and Committee Meetings; Attendance

Directors are encouraged to attend our annual meetings of stockholders and we expect that each of our Directors will be present at our 2022 Annual Meeting, which will be our first annual meeting of stockholders as a public company. During the year ended December 31, 2021, the Board held four meetings, the Audit Committee held four meetings, the Compensation committee met twice and the Nominating and Corporate Governance Committee met twice. In 2021, all of our directors attended at least 75% of the meetings of the Board and committees during the time in which he or she served as a member of the Board or such committee.

The Board’s Role in Risk Oversight

The Board directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company and its stockholders, with a view to enhancing long-term stockholder value. The Board’s responsibility is one of oversight, and in performing its oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved for or shared with the Company’s stockholders, including any applicable terms of the Investor Rights Agreement. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company. The Board exercises direct oversight of strategic risks to the Company in regular coordination with the Company’s management. The Audit Committee reviews guidelines and policies governing the process by which senior management assesses and manages the Company’s exposure to risk, including the Company’s major financial and operational risk exposures and the steps management takes to monitor and control such exposures. The Compensation Committee oversees risks relating to the Company’s compensation policies and practices. The Nominating and Corporate Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure and corporate governance. Each committee is charged with risk oversight and reports to the Board on those matters.

Environmental, Social, and Governance (ESG)

Nominating & Corporate Governance Committee	Management ESG Committee	ESG Working Group

•  ESG Oversight written in the Committee’s charter:

“Review and monitor the development and implementation of the goals the Company may establish from time to time with respect to its ESG and sustainability matters, and provide guidance to the Board on such matters.”

•  Receives updates from the Management ESG Committee on a quarterly basis.

•  Aligns on short-term and long-term ESG objectives and priorities

•  Core group sponsored by Alight’s General Counsel and is comprised of a cross-functional set of Management representatives including Human Resources, Legal, Operations, and Communications

•  Meets on a monthly basis and reports to the Nominating and Corporate Governance Committee of the Board on a quarterly basis

•  Agendas will combine strategic alignment, progress on deliverables, and discussion on external developments in ESG affecting Alight

•  The ESG Working Group is comprised of a larger group of Subject Matter Experts (SME’s) covering all material ESG focus areas

•  This group meets on a quarterly basis ahead of the Nominating and Corporate Governance Committee meetings

•  The purpose of the meetings is to update the Management ESG Committee on advancements in their area, provide information for reporting and disclosure purposes, and integrate priorities in their work plans

We recognize the importance of environmental, social, and governance (“ESG”) factors and believe that it is woven into our culture at Alight. Our Alight Worklife® platform and the way we deliver to our clients and their employees gives us the unique opportunity to empower workers and their families to make confident decisions around their health, wealth and wellbeing.

In 2021, we focused on creating an ESG charter and governance structure that reflects our public company status and our place in the human capital landscape. While the full Board has ultimate responsibility for ESG matters that impact our business, the Nominating and Corporate Governance Committee exercises primary Board oversight of ESG risk management, strategy, initiatives, and policies. Our ESG Committee of cross-functional leaders across the Alight management team drives our ESG strategy development and implementation. It is led by our General Counsel and Corporate Secretary, who has primary responsibility for corporate governance, the legal and compliance function, and risk management. In addition to creating our governance structure, we analyzed our business and identified relevant ESG factors using leading ESG and sustainability frameworks and guiding principles, such as the Sustainability Accounting Standards Board (SASB) and the U.N. Sustainable Development Goals (SDGs). In 2022, and beyond, we will continue to evolve our ESG program in a manner that helps create long term value for our stockholders, employees, clients, communities, and other stakeholders.

The Board’s Role in Human Capital Management and Talent Development

Our Board plays an integral role in human capital management by ensuring that Alight has a strong, performance-driven senior management team in place. In connection with this responsibility, our Board oversees the development and retention of senior talent to ensure that an appropriate succession plan is in place for our CEO as well as the members of the Company’s executive leadership team that directly report to our CEO.

Through regular reviews, the Board is actively engaged and involved in executive officer talent management and provides input on important decisions in this area. High potential leaders are considered for additional leadership roles and developmental opportunities needed to prepare them for greater responsibilities. We are focused on building a diverse and inclusive workforce to support a culture of openness and innovation at Alight, so we regularly assess with the Board the talent pool of candidates just below the executive leadership team level to maintain a robust and diverse talent pipeline.

While our Compensation Committee has the primary responsibility to develop succession plans for the CEO position, it regularly reports to the Board and decisions are made at the Board level. In connection with this responsibility for developing succession plans, our Board reviews, at least annually, the short, medium and long-term succession plans for the Company’s senior management, including the CEO. This annual review also includes a review of the Company’s broader human capital management practices around culture, engagement, and diversity and inclusion.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and (ii) Alight is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A common stock for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Class A common stock then outstanding; or

•	the average weekly reported trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Class A common stock, as applicable, pursuant to Rule 144 without registration one year after the filing of our “Super” Form 8-K with Form 10 type information, which was filed on July 12, 2021.

We are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION

We are registering the offer and sale from time to time by the Selling Holders or their permitted transferees, of up to 352,056,664 shares of our Class A Common Stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes their permitted transferees who later come to hold any of the Selling Holders’ interest in the Class A Common Stock in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of Class A Common Stock. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents.

The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.

In addition, a Selling Holder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Holders will sell all or any of the securities offered by this prospectus. In addition, the Selling Holders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Holder’s shares of Class A Common Stock, such Selling Holder may transfer shares of Class A Common Stock to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Holder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.

With respect to a particular offering of the securities held by the Selling Holders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Holders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Holders.

In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker- dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker- dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Holders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A Common Stock are currently listed on NYSE under the symbol “ALIT.”

The Selling Holders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Holders pay for solicitation of these contracts.

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker- dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Holders and any broker-dealer or agent regarding the sale of the securities by the Selling Holders. Upon our notification by a Selling Holder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Holders and any underwriters, broker- dealers or agents who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, may have banking, lending or other relationships with us or perform services for us or the Selling Holders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any agent, broker- dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Holders pursuant to the Registration Rights Agreement to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as such Selling Holders cease to hold any securities eligible for registration under the Registration Rights Agreement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Kirkland & Ellis LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Alight, Inc. at December 31, 2021 (Successor) and December 31, 2020 (Predecessor), and for the period from July 1, 2021 through December 31, 2021 (Successor) and the period from January 1, 2021 through June 30, 2021 (Predecessor) and each of the two years in the period ended December 31, 2020 (Predecessor), appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On the Closing Date, the Audit Committee of the Alight Board approved the appointment of Ernst & Young LLP (“EY”) as Alight’s independent registered public accounting firm to audit Alight’s consolidated financial statements for the year ended December 31, 2021. EY served as the independent registered public accounting firm of Tempo prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“Withum”), the independent registered public accounting firm of FTAC, was informed on the Closing Date that it would be replaced by EY as Alight’s independent registered public accounting firm following its completion of FTAC’s review of the quarter ended June 30, 2021, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, FTAC.

The reports of Withum on FTAC’s balance sheet as of December 31, 2020, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from March 26, 2020 (inception) through December 31, 2020, and the related notes (collectively, the “Financial Statements”) did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from March 26, 2020 (inception) through December 31, 2020 and the subsequent interim period through the date of Withum’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) between FTAC and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum would have caused it to make reference to the subject matter of the disagreements in its reports on FTAC’s financial statements for such periods.

During the period from March 26, 2020 (inception) through December 31, 2020 and the subsequent interim period through the date of Withum’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

During the period from March 26, 2020 (inception) through December 31, 2020 and the subsequent interim period through the date of Withum’s dismissal, FTAC and Alight did not consult with EY regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the financial statements of FTAC or Alight, and no written report or oral advice was provided that EY concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

Alight has provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish Alight with a letter addressed to the Commission stating whether it agrees with the statements made by Alight set forth above. A copy of Withum’s letter, dated July 9, 2021, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Class A common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at https://alight.com/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Item 8. Financial Statements and Supplementary Data.

Alight, Inc.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm (PCAOB ID: 42)	F-2

Consolidated Balance Sheets as of December 31, 2021 (Successor) and December 31, 2020 (Predecessor)	F-5

Consolidated Statements of Comprehensive Income (Loss) for the Six Months ended December 31, 2021 (Successor), Six Months ended June 30, 2021 (Predecessor), and Years ended December 31, 2020 and 2019 (Predecessor)

F-6

Consolidated Statements of Stockholders’ and Members’ Equity for the Six Months ended December 31, 2021 (Successor), Six Months ended June 30, 2021 (Predecessor), and Years ended December 31, 2020 and 2019 (Predecessor)

F-7

Consolidated Statements of Cash Flows for the Six Months ended December 31, 2021 (Successor), Six Months ended June 30, 2021 (Predecessor), and Years ended December 31, 2020, and 2019 (Predecessor)	F-8

Notes to Consolidated Financial Statements	F-9

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Alight, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Alight, Inc. (the Company) as of December 31, 2021 (Successor) and 2020 (Predecessor), the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for the period from July 1, 2021 through December 31, 2021 (Successor), the related consolidated statements of comprehensive income (loss), members’ equity and cash flows the period from January 1, 2021 through June 30, 2021 (Predecessor) and each of the two years in the period ended December 30, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the period from July 1, 2021 through December 31, 2021 (Successor), the period from January 1, 2021 through June 30, 2021 (Predecessor) and each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which the relate.

Revenue recognition — Health solution services

Description of the Matter

As described in Note 3 to the consolidated financial statements, the Company’s health solution services revenue is recognized over time where each benefits cycle and enrollment period represents a time increment under the series guidance as a single performance obligation. The Company recognizes revenue for this performance obligation over time and measures progress to completion based on labor costs incurred as a percentage of total labor costs to complete the performance obligation. Accordingly, the revenue recognized for these arrangements is dependent upon estimates of the remaining labor hours that will be incurred in fulfilling the Company’s performance obligation in the contract. In addition, the Company frequently enters into change orders or other contract modifications to add or modify services provided to the customer. The Company evaluates whether these modifications should be accounted for as separate contracts or a modification to an existing contract.

Auditing these revenues was especially challenging because of the significant estimation required by management to determine the total expected labor hours for contracts related to health solution services revenue. Making this estimate required judgment because the Company’s calculation involves management assumptions based on historical evidence regarding the level of effort to be expended in both the enrollment phase and the ongoing administrative phase, which is measured as labor cost. In addition, determining whether the change order represents a separate performance obligation or is part of the ongoing health solution services performance obligation involves judgment based on the nature of the underlying promises in the contract and the time period in which the service is performed.

How We Addressed the Matter in Our Audit

Our audit procedures included, among others, evaluating the significant assumptions and the accuracy and completeness of the underlying data used in management’s calculation. This included testing management’s estimate of the labor costs expected to be incurred for the remaining performance obligation through evaluating whether the historical costs incurred are representative of the upcoming benefits cycle, whether projected changes in circumstances are appropriately considered in the Company’s analysis, and mathematically recomputed certain of the Company’s calculations of revenue recognized. We also performed a retrospective review of actual hours incurred compared to previously estimated hours to evaluate the Company’s historical accuracy. In addition, we performed sensitivity analyses to evaluate changes in the amount of revenue that would result from changes in the Company’s significant assumptions.

To test the Company’s conclusions related to the nature of the contract modification, our audit procedures included, among others, testing the completeness and accuracy of the population of contract modifications and testing a sample of modifications to evaluate whether the modification was appropriately accounted for as a separate contract or combined with existing performance obligations and that the amount of deferred revenue recorded was appropriate.

Measurement of the Tax Receivable Agreement Liability

Description of the Matter

As discussed in Note 15 of the consolidated financial statements, the Company has a Tax Receivable Agreement (“TRA”) with certain current and historical holders of LLC interests, which is a contractual commitment to distribute 85% of any tax benefits (“TRA Payment”), realized or deemed to be realized by the Company to the parties to the TRA. The TRA payments are contingent upon, among other things, the generation of future taxable income over the term of the TRA and future changes in tax laws. At December 31, 2021, the Company’s liability due to the holders of LLC interests under the TRA (“TRA liability”), was $581 million.

Auditing management’s accounting for the TRA liability is especially complex and judgmental as the Company’s calculation of the TRA liability requires estimates of its future taxable income over the term of the TRA as a basis to determine if the related tax benefits are expected to be realized. The liability recorded is based on several inputs including the Company’s share of the tax basis in the LLC, the amount and timing of the realizability of certain tax attributes, the discount rate applied to the future cash payments, as well as the estimate of future taxable income over the term of the TRA. Significant changes in estimates could have a material effect on the Company’s results of operations.

How We Addressed the Matter in Our Audit	Our audit procedures included, among others, testing the measurement of the Company’s TRA liability by performing procedures to validate the existence of the Company’s deferred tax assets and liabilities and to recalculate the Company’s share of the tax basis in the net assets of the LLC, as discussed above. To test the Company’s position that there is sufficient future taxable income to realize the tax benefits discussed above, we evaluated the assumptions used by management to develop the projections of future taxable income. For example, we obtained a schedule detailing the reversal of deferred tax liabilities as a source of income and also compared management’s projections of future financial results with the actual results and assessed the reasonableness of the assumptions. With the assistance of our fair value specialists, we evaluated the reasonableness of the discount rate by testing the mathematical accuracy of the calculation, validating the third-party inputs and testing the methodology employed. We also recalculated the TRA liability and verified the calculation of the TRA liability was in accordance with the terms set out in the TRA.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2016.

Chicago, Illinois

March 10, 2022

Alight, Inc.

Consolidated Balance Sheets

	Successor	Predecessor
(in millions)	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$372	$506
Receivables, net	515	532
Other current assets	302	163

Total Current Assets Before Fiduciary Assets	1,189	1,201
Fiduciary assets	1,280	1,030

Total Current Assets	2,469	2,231
Goodwill	3,638	2,245
Intangible assets, net	4,170	1,733
Fixed assets, net	236	334
Deferred tax assets, net	3	5
Other assets	472	408

Total Assets	$10,988	$6,956

Liabilities and Stockholders’ Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$406	$394
Current portion of long-term debt	38	37
Other current liabilities	401	324

Total Current Liabilities Before Fiduciary Liabilities	845	755
Fiduciary liabilities	1,280	1,030

Total Current Liabilities	2,125	1,785
Deferred tax liabilities	36	—
Long-term debt	2,830	4,041
Tax receivable agreement	581	—
Financial instruments	135	—
Other liabilities	353	447

Total Liabilities	$6,060	$6,273

Commitments and Contingencies (Note 19)
Stockholders’ Equity
Class A Common Stock (Successor); $0.0001 par value, 1,000,000,000 shares authorized; 464,103,972 issued and outstanding as of December 31, 2021	$—	$—
Class B Common Stock (Successor); $0.0001 par value, 20,000,000 shares authorized; 9,980,906 issued and outstanding as of December 31, 2021	—	—
Class V Common Stock (Successor); $0.0001 par value, 175,000,000 shares authorized; 77,459,687 issued and outstanding as of December 31, 2021	—	—
Class Z Common Stock (Successor); $0.0001 par value, 12,900,000 shares authorized; 5,595,577 issued and outstanding as of December 31, 2021	—	—
Additional paid-in-capital	4,228	—
Retained deficit	(96)	(127)
Members’ equity	—	852
Accumulated other comprehensive income (loss)	8	(42)

Total Alight, Inc. Equity	$4,140	$683

Noncontrolling Interest	788	—

Total Stockholders’ Equity	$4,928	$683

Total Liabilities and Stockholders’ Equity	$10,988	$6,956

The accompanying Notes are an integral part of these Consolidated Financial Statements.

Alight, Inc.

Consolidated Statements of Comprehensive Income (Loss)

	Successor	Predecessor
	Six Months Ended December 31, 2021	Six Months Ended June 30, 2021	Year Ended December 31,
(in millions, except per share amounts)			2020	2019
Revenue	$1,554	$1,361	$2,728	$2,552
Cost of services, exclusive of depreciation and amortization	1,001	888	1,829	1,619
Depreciation and amortization	21	38	65	50

Gross Profit	532	435	834	883

Operating Expenses
Selling, general and administrative	304	222	461	415
Depreciation and intangible amortization	163	111	226	203

Total operating expenses	467	333	687	618

Operating Income	65	102	147	265
Other Expense
Loss from change in fair value of financial instruments	65	—	—	—
Gain from change in fair value of tax receivable agreement	(37)	—	—	—
Interest expense	57	123	234	224
Other expense, net	3	9	7	3

Total other expense, net	88	132	241	227

(Loss) Income Before Income Tax Expense (Benefit)	(23)	(30)	(94)	38
Income tax expense (benefit)	25	(5)	9	16

Net (Loss) Income	(48)	(25)	(103)	22

Net loss attributable to noncontrolling interests	(13)	—	—	—

Net (Loss) Income Attributable to Alight, Inc.	$(35)	$(25)	$(103)	$22

Earnings Per Share
Basic net loss per share	$(0.08)
Diluted net loss per share	$(0.08)

Net (Loss) Income	$(48)	$(25)	$(103)	$22
Other comprehensive income (loss), net of tax:
Change in fair value of derivatives	9	23	(25)	(34)
Foreign currency translation adjustments	—	8	8	6

Total other comprehensive income (loss), net of tax:	9	31	(17)	(28)

Comprehensive (Loss) Income Before Noncontrolling Interests	(39)	6	(120)	(6)

Comprehensive loss attributable to noncontrolling interests	(12)	—	—	—

Comprehensive (Loss) Income Attributable to Alight, Inc.	$(27)	$6	$(120)	$(6)

The accompanying Notes are an integral part of these Consolidated Financial Statements.

Alight, Inc.

Consolidated Statements of Stockholders’ Equity

	Successor
(in millions)	Common Stock	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income	Total Alight, Inc. Equity	Noncontrolling Interest	Total Stockholders’ Equity
Balance at July 1, 2021	$—	$4,014	$(61)	$—	$3,953	$800	$4,753
Net loss	—	—	(35)	—	(35)	(13)	(48)
Other comprehensive income, net	—	—	—	8	8	1	9
Distribution of equity	—	(1)	—	—	(1)	—	(1)
Warrant redemption	—	159	—	—	159	—	159
Share-based compensation expense	—	67	—	—	67	—	67
Shares withheld in lieu of taxes	—	(11)	—	—	(11)	—	(11)

Balance at December 31, 2021	$—	$4,228	$(96)	$8	$4,140	$788	$4,928

Consolidated Statements of Members’ Equity

	Predecessor
	Members’ Equity						Accumulated Other Comprehensive Income (Loss)	Total
	Class A Units		Class A-1 Units		Class B Units
(in millions, except unit amounts)	Units	Amount	Units	Amount	Units	Amount
Balance at December 31, 2018	123,700	$792	1,380	$16	590	$7	$3	$818

Comprehensive income (loss), net of tax	—	22	—	—	—	—	(28)	(6)
Distribution of members’ equity	—	(10)	—	—	—	—	—	(10)
Restricted share units vested, net of units withheld in lieu of taxes	—	—	410	(2)	615	—	—	(2)
Unit repurchases	—	—	(107)	(2)	(98)	(2)	—	(4)
Share-based compensation expense	—	—	—	3	—	6	—	9

Balance at December 31, 2019	123,700	$804	1,683	$15	1,107	$11	$(25)	$805

Comprehensive loss, net of tax	—	(102)	—	(1)	—	—	(17)	(120)
Distribution of members’ equity	—	(3)	—	—	—	—	—	(3)
Restricted share units vested, net of units withheld in lieu of taxes	—	—	172	(1)	717	—	—	(1)
Unit repurchases	—	—	(55)	(2)	(88)	(1)	—	(3)
Share-based compensation expense	—	—	—	1	—	4	—	5

Balance at December 31, 2020	123,700	$699	1,800	$12	1,736	$14	$(42)	$683

Comprehensive loss, net of tax	—	(25)	—	—	—	—	31	6
Restricted share units vested, net of units withheld in lieu of taxes	—	—	92	(1)	441	—	—	(1)
Unit repurchases	—	—	(75)	(1)	(89)	(1)	—	(2)
Share-based compensation expense	—	—	—	1	—	4	—	5

Balance at June 30, 2021	123,700	$674	1,817	$11	2,088	$17	$(11)	$691

The accompanying Notes are an integral part of these Consolidated Financial Statements.

Alight, Inc.

Consolidated Statements of Cash Flows

	Successor	Predecessor
(in millions)	Six Months Ended December 31, 2021	Six Months Ended June 30, 2021	Year Ended December 31,
			2020	2019
Cash flows from operating activities
Net (loss) income	$(48)	$(25)	$(103)	$22
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation	31	49	91	68
Intangible amortization expense	153	100	200	185
Noncash lease expense	11	10	30	12
Financing fee and premium amortization	(2)	9	20	18
Share-based compensation expense	67	5	5	9
Loss from change in fair value of financial instruments	65	—	—	—
Gain from change in fair value of tax receivable agreement	(37)	—	—	—
Other	11	1	11	5
Change in assets and liabilities:
Receivables	(28)	51	133	(39)
Accounts payable and accrued liabilities	56	(45)	(11)	(61)
Other assets and liabilities	(222)	(97)	(143)	49

Cash provided by operating activities	$57	$58	$233	$268

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(1,793)	—	(52)	(527)
Capital expenditures	(59)	(55)	(90)	(77)

Cash used for investing activities	$(1,852)	$(55)	$(142)	$(604)

Cash flows from financing activities
Net increase (decrease) in fiduciary liabilities	266	(15)	263	87
Members’ equity unit repurchase	—	(2)	(3)	(4)
Distributions of equity	(1)	—	(3)	(10)
Borrowings from banks	627	110	779	483
Financing fees	(8)	—	(23)	(5)
Repayments to banks	(120)	(124)	(495)	(120)
Principal payments on finance lease obligations	(14)	(17)	(24)	(13)
Settlements of interest rate swaps	(8)	(14)	(21)	4
Tax payment for shares/units withheld in lieu of taxes	(11)	(1)	—	(2)
Contingent consideration payments	(2)	(1)	—	—
FTAC share redemptions	(142)	—	—	—
Proceeds related to FTAC investors	1,813	—	—	—
Other financing activities	—	—	(10)	—

Cash provided by (used for) financing activities	$2,400	$(64)	$463	$420

Effect of exchange rate changes on cash, cash equivalents and restricted cash	11	—	(3)	1
Net increase (decrease) in cash, cash equivalents and restricted cash	616	(61)	551	85
Cash, cash equivalents and restricted cash at beginning of period	1,036	1,536	985	900

Cash, cash equivalents and restricted cash at end of period	$1,652	$1,475	$1,536	$985

Reconciliation of cash, cash equivalents, and restricted cash to the Consolidated Balance Sheets
Cash and cash equivalents	$372	$460	$506	$218
Restricted cash included in fiduciary assets	1,280	1,015	1,030	767

Total cash, cash equivalents and restricted cash	$1,652	$1,475	$1,536	$985

Supplemental disclosures:
Interest paid	$64	$112	$210	$204
Income taxes paid	8	5	19	9

Supplemental disclosure of non-cash financing activities:
Fixed asset additions acquired through finance leases	$2	$2	$62	$24
Right of use asset additions acquired through operating leases	2	10	26	58
Non-cash fixed asset additions	—	—	26	—

The accompanying Notes are an integral part of these Consolidated Financial Statements.

Alight, Inc.

Notes to Consolidated Financial Statements

1. Basis of Presentation and Nature of Business

Foley Trasimene Acquisition Corp. (“FTAC”) was incorporated in Delaware on March 26, 2020. FTAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On July 2, 2021 (the “Closing Date”), FTAC completed the business combination (the “Business Combination”) with Alight Holding Company, LLC (f/k/a Tempo Holding Company, LLC) (“Alight Holdings” or the “Predecessor”) contemplated by the Business Combination Agreement (as amended and restated as of April 29, 2021) between FTAC, Alight Holdings and other interested parties (the “Business Combination Agreement”). On the Closing Date, pursuant to the Business Combination Agreement, FTAC became a wholly owned subsidiary of Alight, Inc. (“Alight”, “the Company”, “we” “us” “our” or the “Successor”) and was renamed Alight Group, Inc. As a result of the Business Combination, and by virtue of such series of mergers and related transactions, the combined company is now organized in an “Up-C” structure, in which substantially all of the assets and business of Alight are held by Alight Holdings, of which Alight is the managing member pursuant to the terms of the Second Amended and Restated Limited Liability Company Agreement of Alight Holdings that went into effect upon the completion of the Business Combination. As a result of the Business Combination, Alight owns approximately 85% of the economic interest in Alight Holdings, but will have 100% of the voting power and will control the management of Alight Holdings. Immediately following the completion of the Business Combination, the ownership percentage held by noncontrolling interest was approximately 15%.

Basis of Presentation

As a result of the Business Combination, for accounting purposes, the Company is the acquirer and Alight Holdings is the acquiree and accounting predecessor. While the Closing Date was July 2, 2021, we have determined that as the impact of one day would be immaterial to the results of operations, we will utilize July 1, 2021 as the date of the Business Combination for accounting purposes. Therefore, the financial statement presentation includes the financial statements of Alight Holdings as Predecessor for the periods prior to July 1, 2021 and the Company as Successor for the periods including and after July 1, 2021, including the consolidation of Alight Holdings.

Nature of Business

We are a leading cloud-based provider of integrated digital human capital and business solutions. We have an unwavering belief that a company’s success starts with its people, and our solutions connect human insights with technology. The Alight Worklife employee engagement platform that provides a seamless customer experience by combining content, plus artificial intelligence (“AI”) and data analytics to enable Alight’s business process as a service (“BPaaS”) model. Our mission-critical solutions enable employees to enrich their health, wealth and wellbeing which helps global organizations achieve a high-performance culture. Our solutions include:

•

Employer Solutions: driven by our digital, software and AI-led capabilities powered by the Alight Worklife platform and spanning total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellbeing and payroll. We leverage data across all interactions and activities to improve the employee experience, reduce operational costs and better inform management processes and decision-making. In addition, employees benefit from an integrated platform and user experience, coupled with a full-service client care center, helping them manage the full life cycle of their health, wealth and careers.

•	Professional Services: includes our project-based cloud deployment and consulting offerings that provide expertise with both human capital and financial platforms. Specifically, this includes cloud

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

advisory and deployment, and optimization services for cloud platforms such as Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

2. Accounting Policies and Practices

Use of Estimates

The preparation of the accompanying Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of reserves and expenses.

These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. Management believes its estimates to be reasonable given the current facts available. Management adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity markets, and foreign currency exchange rate movements increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be predicted with certainty, actual results could differ significantly from these estimates. Changes in estimates resulting from continuing changes in the economic environment would, if applicable, be reflected in the financial statements in future periods.

Concentration of Risk

The Company has no significant off-balance sheet risks related to foreign exchange contracts or other foreign hedging arrangements. Management believes that its account receivable credit risk exposure is limited, and the Company has not experienced significant write-downs in its accounts receivable balances. Additionally, there was no single client who accounted for more than 10% of the Company’s revenues in any of the periods presented.

Cash and Cash Equivalents

Cash and cash equivalents include cash balances. At December 31, 2021 and December 31, 2020, Cash and cash equivalents totaled $372 million and $506 million, respectively, and none of the balances were restricted as to its use.

Fiduciary Assets and Liabilities

Some of the Company’s agreements require it to hold funds to pay certain obligations on behalf of its clients. Funds held on behalf of clients are segregated from Company funds, and their use is restricted to the payment of obligations on behalf of clients. There is typically a short period of time between when the Company receives funds and when it pays obligations on behalf of clients. These funds are recorded as Fiduciary assets with the related obligation recorded as Fiduciary liabilities in the Consolidated Balance Sheets.

Commissions Receivable

Commissions receivable, which is recorded in Other current assets and Other assets in the Consolidated Balance Sheets, are contract assets that represent estimated variable consideration for commissions to be received from insurance carriers for performance obligations that have been satisfied. The current portion of Commissions receivable is expected to be received within one year, while the non-current portion of Commissions receivable is expected to be received beyond one year.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

Allowance for Expected Credit Losses

The Company’s allowance for expected credit losses with respect to trade receivables and contract assets is based on a combination of factors, including evaluation of historical write-offs, current conditions and reasonable economic forecasts that affect collectability and other qualitative and quantitative analysis. Receivables, net included an allowance for expected credit losses of $5 million and $15 million at December 31, 2021 and December 31, 2020, respectively.

Fixed Assets, Net

The Company records fixed assets at cost. We compute depreciation and amortization using the straight-line method on the estimated useful lives of the assets, which are generally as follows:

Asset Description	Asset Life
Capitalized software	Lesser of the life of an associated license, or 4 to 7 years
Leasehold improvements	Lesser of estimated useful life or lease term, not to exceed 10 years
Furniture, fixtures and equipment	4 to 10 years
Computer equipment	4 to 6 years

Goodwill and Intangible Assets, Net

In applying the acquisition method of accounting for business combinations, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill. Intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. Goodwill is tested for impairment annually as of October 1, and whenever indicators of impairment arise.

Derivatives

The Company uses derivative financial instruments, such as interest rate swaps. Interest rate swaps are used to manage interest risk exposures and have been designated as cash flow hedges. The changes in the fair value of derivatives that qualify for hedge accounting as cash flow hedges are recorded in Accumulated other comprehensive income (loss). Amounts are reclassified from Accumulated other comprehensive income (loss) into earnings when the hedge exposure affects earnings.

The Company discontinues hedge accounting prospectively when: (1) the derivative expires or is sold, terminated, or exercised; (2) the qualifying criteria are no longer met; or (3) management removes the designation of the hedging relationship.

Foreign Currency

Certain of the Company’s non-U.S. operations use their respective local currency as their functional currency. The operations that do not have the U.S. dollar as their functional currency translate their financial statements at the current exchange rates in effect at the balance sheet date and revenues and expenses using rates that approximate those in effect during the period. The resulting translation adjustments are included in net foreign currency translation adjustments within the Consolidated Statements of Stockholders’ Equity. Gains and losses from the remeasurement of monetary assets and liabilities that are denominated in a non-functional

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

currency are included in Other expense, net within the Consolidated Statements of Comprehensive Income (Loss). The impact of the foreign exchange gains and losses for the Successor six months ended December 31, 2021, was a loss of $4 million. The impact of the foreign exchange gains and losses for the Predecessor six months ended June 30, 2021 and the years ended December 31, 2020 and 2019 was a loss of $9 million, a gain of $2 million and a loss of $2 million, respectively.

Share-Based Compensation Costs

Share-based payments, including grants of restricted share units (“RSUs”) and performance-based restricted share units (“PRSUs”), for both the Predecessor and Successor periods, are measured based on their estimated grant date fair value. The Company recognizes compensation expense on a straight-line basis over the requisite service period for awards expected to ultimately vest. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates.

Earnings Per Share

Basic earnings per share is calculated by dividing the net loss attributable to Alight, Inc. by the weighted average number of shares of Class A Common Stock issued and outstanding for the Successor period. The computation of diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue shares were exercised or converted into shares or resulted in the issuance of shares that would then share in the net income of the Alight, Inc.

Warrants

Warrant agreements related to warrants to purchase the Company’s Class A Common Stock were accounted for as liabilities at fair value within Financial instruments on the Consolidated Balance Sheets and were subject to remeasurement at each balance sheet date. Any change in fair value was recognized within the Consolidated Statements of Comprehensive Income (Loss). As of December 31, 2021, all warrants were exercised or redeemed.

Tax Receivable Agreement

In connection with the Business Combination, we entered into a Tax Receivable Agreement (the “TRA”) with certain of our pre-Business Combination owners that provides for the payment by Alight to such owners of 85% of the benefits that Alight is deemed to realize as a result of the Company’s share of existing tax basis acquired in the Business Combination and other tax benefits related to entering into the TRA. The Company accounts for the TRA as a liability at fair value and is subject to remeasurement at each balance sheet date. Any change in fair value is recognized within the Consolidated Statements of Comprehensive Income (Loss).

Seller Earnouts

Upon completion of the Business Combination, we executed a contingent consideration agreement (the “Seller Earnouts”) that results in the issuance of non-voting shares of Class B-1 and Class B-2 Common Stock, which automatically convert into Class A Common Stock upon the achievement of certain criteria. The majority of the Seller Earnouts are accounted for as a contingent consideration liability at fair value within Financial instruments on the Consolidated Balance Sheets and are subject to remeasurement at each balance sheet date. Any change in fair value is recognized within the Consolidated Statements of Comprehensive Income (Loss).

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

Noncontrolling Interest

Noncontrolling interest represents the Company’s noncontrolling interest in consolidated subsidiaries which are not attributable, directly or indirectly, to the controlling Class A Common Stock ownership of the Company. Net (loss) income is reduced by the portion of net (loss) income that is attributable to noncontrolling interests. These noncontrolling interests are convertible into Class A Common Stock of the Company at the holder’s discretion.

Income Taxes

During the Predecessor periods, a portion of the Company’s earnings were subject to certain U.S. federal, state and foreign taxes. During the Successor period, the portion of earnings allocable to the Company is subject to corporate level tax rates at the U.S. federal, state and local levels. Therefore, the amount of income taxes recorded in the Predecessor periods is not representative of the expenses expected in the future.

The Company accounts for income taxes pursuant to the asset and liability method which requires it to recognize current tax liabilities or receivables for the amount of taxes it estimates are payable or refundable for the current year, deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases of assets and liabilities and the expected benefits of net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.

The Company recognizes the benefits of tax return positions in the financial statements if it is “more-likely-than-not” they will be sustained by a taxing authority. The measurement of a tax position meeting the more-likely-than-not criteria is based on the largest benefit that is more than 50 percent likely to be realized. Only information that is available at the reporting date is considered in the Company’s recognition and measurement analysis and events or changes in facts and circumstances are accounted for in the period in which the event or change in circumstance occurs.

New Accounting Pronouncements: Recently Adopted

Reference Rate Reform

In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This guidance provides optional expedients and exceptions for certain contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate that is expected to be discontinued because of reference rate reform. The guidance permits entities not to apply modification accounting or remeasure lease payments in lease contracts if the changes to the contract are related to the discontinuation of the reference rate. If certain criteria are met, the amendments also allow exceptions to the de-designation criteria of the hedging relationship and the assessment of hedge effectiveness during the transition period. For held-to-maturity debt securities, one-time sale and/or transfer to available-for-sale or trading may be made for held-to-maturity debt securities that both reference an eligible reference rate and were classified as held-to-maturity before January 1, 2020. In January 2021, the FASB issued ASU 2021-01, which provides optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

affected by changes in the interest rates used for discounting cash flows, for computing variation margin settlements, and for calculating price alignment interest in connection with reference rate reform activities under way in global financial markets. An entity will apply this guidance on a prospective basis. The new guidance became effective as of March 12, 2020, and will not apply to any contract modifications made, sales and transfers of held-to-maturity debt securities, and hedging relationships entered into or evaluated after December 31, 2022. At the time of adoption, there was no impact to our Consolidated Financial Statements.

Callable Debt Securities

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20 – Receivables – Nonrefundable Fees and Other Costs.” The new accounting guidance clarifies that a reporting entity should assess whether a callable debt security purchased at a premium is within the scope of ASC 310-20-35-33 each reporting period, which impacts the amortization period for nonrefundable fees and other costs. The guidance must be applied on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. The new guidance is effective for the Company for the fiscal year 2021 and respective interim periods. The Company adopted this standard on January 1, 2021. The adoption of this guidance had no material impact upon our Consolidated Financial Statements.

Business Combination

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which amends ASC 805 to require an acquirer to, at the date of acquisition, recognize and measure contract assets and contract liabilities acquired in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606) as if the entity had originated the contracts. The guidance is effective for fiscal years beginning after December 15, 2022. The Company has early adopted this standard as of January 1, 2021, and applied the guidance to all applicable purchase accounting for all acquisitions made during the year ended December 31, 2021.

3. Revenue from Contracts with Customers

The majority of the Company’s revenue is highly recurring and is derived from contracts with customers to provide integrated, cloud-based human capital solutions that empower clients and their employees to manage their health, wealth and HR needs. The Company’s revenues are disaggregated by recurring and project revenues within each reportable segment. Recurring revenues are typically longer term in nature and more predictable on an annual basis, while project revenues consist of project work of a shorter duration. See Note 12 “Segment Reporting” for quantitative disclosures of recurring and project revenues by reportable segment. The Company’s reportable segments are Employer Solutions, Professional Services and Hosted Business. Employer Solutions are driven by our digital, software and AI-led capabilities powered by the Alight Worklife platform and spanning total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health and employee wellbeing and payroll. Professional Services includes project-based cloud deployment and consulting offerings. The Company believes these revenue categories depict how the nature, amount, timing, and uncertainty of its revenue and cash flows are affected by economic factors.

Revenues are recognized when control of the promised services is transferred to the customer in the amount that best reflects the consideration to which the Company expects to be entitled in exchange for those services. The majority of the Company’s revenue is recognized over time as the customer simultaneously receives and consumes the benefits of our services. On occasion, we may be entitled to a fee based on achieving certain performance criteria or contract milestones. To the extent that we cannot estimate with reasonable assurance the likelihood that we will achieve the performance target, we will constrain this portion of the transaction price and

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

recognize it when or as the uncertainty is resolved. Any taxes assessed on revenues relating to services provided to our clients are recorded on a net basis. All of the Company’s revenues are described in more detail below.

Administrative Services

We provide benefits, human resource and payroll administration services across all of our solutions, which are highly recurring. The Company’s contracts may include administration services across one or multiple solutions and typically have three to five-year terms with mutual renewal options.

These contracts typically consist of an implementation phase and an ongoing administration phase:

Implementation phase — In connection with the Company’s long-term agreements, highly customized implementation efforts are often necessary to set up clients and their human resource, payroll or benefit programs on the Company’s systems and operating processes. Work performed during the implementation phase is considered a set-up activity because it does not transfer a service to the customer. Therefore, it is not a separate performance obligation. As these agreements are longer term in nature, our contracts generally provide that if the client terminates a contract, we are entitled to an additional payment for services performed through the termination date designed to recover our up-front costs of implementation. Any fees received from the customer as part of the implementation are in effect, an advance payment for the future ongoing administration services to be provided.

Ongoing administration services phase — For all solutions, the ongoing administration phase includes a variety of plan and payroll administration services and system support services. More specifically, these services include data management, calculations, reporting, fulfillment/communications, compliance services, call center support, and in our Health solutions agreements, annual on-boarding and enrollment support. While there are a variety of activities performed across all solutions, the overall nature of the obligation is to provide integrated administration solutions to the customer. The agreement represents a stand-ready obligation to perform these activities across all solutions on an as-needed basis. The customer obtains value from each period of service, and each time increment (i.e., each month, or each benefit cycle in the case of our Health solutions arrangements) is distinct and substantially the same. Accordingly, the ongoing administration services for each solution represents a series and each series (i.e., each month, or each benefit cycle including the enrollment period in the case of our Health solutions arrangements) of distinct services are deemed to be a single performance obligation. In agreements that include multiple performance obligations, the transaction price related to each performance obligation is based on a relative stand-alone selling price basis. We establish the stand-alone selling price using observable market prices that the Company charges separately for similar solutions to similar customers.

Our contracts with our clients specify the terms and conditions upon which the services are based. Fees for these services are primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable). These contracts may also include fixed components, including lump-sum implementation fees. Our fees are not typically payable until the commencement of the ongoing administration phase. Once fees become payable, payment is typically due on a monthly basis as we perform under the contract, and we are entitled to be reimbursed for work performed to date in the event of termination.

For Health solutions administration services, each benefits cycle inclusive of the enrollment period represents a time increment under the series guidance and is a single performance obligation. Although ongoing fees are typically not payable until the commencement of the ongoing administrative phase, we begin transferring services to our customers approximately four months prior to payments being due as part of our annual enrollment services. Although our per-participant fees are considered variable, they are typically predictable in nature, and therefore we do not generally constrain any portion of our transaction price estimates. We use an

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

input method based on the labor costs incurred relative to total labor costs as the measure of progress in satisfying our Health solutions performance obligation commencing when the customer’s annual enrollment services begin. Given that the Health solutions enrollment and administrative services are stand-ready in nature, it can be difficult to estimate the total expected efforts or hours we will incur for a particular benefits cycle. Therefore, the input measure is based on the historical effort expended each month, which is measured as labor cost.

For all other benefits administration, human resources and payroll services where each month represents a distinct time increment under the series guidance, we allocate the transaction price to the month we are performing our services. Therefore, the amount recognized each month is the variable consideration related to that month plus any fixed monthly or annual fee, which is recognized on a straight-line basis. Revenue for these types of arrangements are therefore more consistent throughout the year.

In the normal course of business, we enter into change orders or other contract modifications to add or modify services provided to the customer. We evaluate whether these modifications should be accounted for as separate contracts or a modification to an existing contract. To the extent that the modification changes a promise that forms part of the underlying series, the modification is not accounted for as a separate contract.

Other Contracts

In addition to the ongoing administration services, the Company also has services across all solutions that represent separate performance obligations and that are often shorter in duration, such as our cloud deployment services, cloud advisory services, participant financial advisory services, and enrollment services not bundled with ongoing administration services.

Fee arrangements can be in the form of fixed-fee, time-and-materials, or fees based on assets under management. Payment is typically due on a monthly basis as we perform under the contract, and we are entitled to be reimbursed for work performed to date in the event of termination.

Services may represent stand-ready obligations that meet the series provision, in which case all variable consideration is allocated to each distinct time increment.

Other services are recognized over-time based on a method that faithfully depicts the transfer of value to the customer, which may be based on the value of labor hours worked or time elapsed, depending on the facts and circumstances.

The majority of the fees for enrollment services not bundled with ongoing administration services may be in the form of commissions received from insurance carriers for policy placement and are variable in nature. These annual enrollment services include both employer-sponsored arrangements which place both retiree Medicare coverage and voluntary benefits and direct-to-consumer Medicare placement. Our performance obligations under these annual enrollment services are typically completed over a short period upon which a respective policy is placed or confirmed with no ongoing fulfillment obligations. For both the employer-sponsored and direct-to-consumer arrangements, we recognize the majority of the placement revenue in the fourth quarter of the calendar year when most of the placement or renewal activity occurs. However, the Company may continue to receive commissions from carriers until the respective policy lapses or is cancelled. The Company bases the estimates of total transaction price on supportable evidence from an analysis of past transactions, and only includes amounts that are probable of being received or not refunded.

As it relates to the direct-to consumer arrangements, because our obligation is complete upon placement of the policy, we recognize revenue at that date, which includes both compensation due to us in the first year as well

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

as an estimate of the total renewal commissions that will be received over the lifetime of the policy. The variable consideration estimate requires significant judgement, and will vary based on product type, estimated commission rates and the expected lives of the respective policies and other factors.

For both the employer-sponsored and direct-to-customer arrangements, the estimated total transaction price may differ from the ultimate amount of commissions we may collect. Consequently, the estimate of total transaction price is adjusted over time as the Company receives confirmation of cash received, or as other information becomes available.

The Company has elected to apply practical expedients to not disclose the revenue related to unsatisfied performance obligations if (1) the contract has an original duration of one year or less, or (2) the variable consideration is allocated entirely to an unsatisfied performance obligation which is recognized as a series of distinct goods and services that form a single performance obligation.

Contract Costs

Costs to obtain a Contract

The Company capitalizes incremental costs to obtain a contract with a customer that are expected to be recovered. Assets recognized for the costs to obtain a contract, which primarily includes sales commissions paid in relation to the initial contract, are amortized over the expected life of the underlying customer relationships, which is 7 years for our payroll and cloud solutions and 15 years for all of our other solutions. Commissions paid in relation to contract renewals were immaterial for all periods. The expected life of the underlying customer relationships considers the initial contract terms, which range from 3-5 years as well as expected renewals. For situations where the duration of the contract is 1 year or less, the Company has applied a practical expedient and recognized the costs of obtaining a contract as an expense when incurred. These costs are recorded in Cost of services, exclusive of depreciation and amortization in the Consolidated Statements of Comprehensive Income (Loss).

Costs to fulfill a Contract

The Company capitalizes costs to fulfill contracts which includes highly customized implementation efforts to set up clients and their human resource, payroll or benefit programs. Assets recognized for the costs to fulfill a contract are amortized on a systematic basis over the expected life of the underlying customer relationships, which is 7 years for our payroll and cloud solutions and 15 years for all of our other solutions.

Amortization for all contracts costs are recorded in Cost of services, exclusive of depreciation and amortization in the Consolidated Statements of Comprehensive Income (Loss) (see Note 5 “Other Financial Data”).

4. Acquisitions

2021 Acquisitions

Alight Business Combination

On July 2, 2021, the Company completed the Business Combination for consideration transferred of approximately $5.0 billion. The Business Combination was accounted for using the acquisition method under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), which requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

acquisition date. The preliminary consideration and allocation of the purchase price to the fair value of the combined assets acquired and liabilities assumed is presented below. The preliminary measurement of consideration transferred, including noncontrolling interest, and the allocations reflect the best estimates of the valuations currently available and are subject to change once additional analyses are completed. The accounting for the Business Combination is not complete as the valuation for certain acquired assets and liabilities, primarily related to non-working capital accounts, have not been finalized and these final valuations of the assets and liabilities could have a material impact on the preliminary purchase price allocation disclosed below. The allocation will be finalized as soon as practicable, but no later than one year from the acquisition date.

On the Closing Date, the Company paid $36 million of deferred underwriting costs related to FTAC’s initial public offering and $37 million of fees related to the PIPE Investment, which were treated as a reduction of equity. Approximately $21 million of the Company’s acquisition-related costs were paid on the Closing Date. Additionally, $39 million of seller transaction costs were paid on the Closing Date, including $36 million in advisory and investment banker fees that were contingent upon the consummation of the Business Combination. As these fees are considered success fees in nature, they are considered to have been incurred “on the line”, and therefore, were not recognized in the Consolidated Statements of Comprehensive Income (Loss) in either the Predecessor or Successor periods.

On the Closing Date, approximately $36 million of certain executive compensation related expenses that were contingent upon the closing of the Business Combination were triggered. As these expenses were contingent upon the change-in-control event, they are considered to have been incurred “on the line”, and therefore, were not recognized in the Consolidated Statements of Comprehensive Income (Loss) in either the Predecessor or Successor periods.

The following table summarizes the preliminary consideration transferred (in millions):

Cash consideration to prior equityholders(1)	$1,055
Repayment of debt	1,814

Total cash consideration	$2,869

Continuing unitholders rollover equity into the Company(2)	1,414
Contingent consideration — Tax Receivable Agreement(3)	618
Contingent consideration — Seller Earnouts(3)	109

Total consideration transferred	$5,010

Noncontrolling interest(4)	$800

(1)	Includes cash consideration paid to reimburse seller for certain transaction expenses.
(2)	The Company issued approximately 141 million shares that had a total fair value of approximately $1.4 billion based on the price of $10 per share on July 2, 2021, the acquisition date.
(3)

The TRA and Seller Earnouts represent liability classified contingent consideration. The estimated fair value of the TRA is preliminary and subject to adjustments in subsequent periods. Refer to Note 9 “Stockholders’ and Members’ Equity”, Note 14 “Financial Instruments” and Note 15 “Fair Value Measurement” for further discussion.

(4)

The fair value of the noncontrolling interest is estimated based on the fair value of acquired business, which was determined based on the price of the Company’s Class A Common Stock at the July 2, 2021 Closing Date, plus the contingent consideration related to the Seller Earnouts. The fair value of the noncontrolling interest is preliminary and subject to adjustments in subsequent periods. The noncontrolling interest is exchangeable for Class A Common Stock at the option of the holder. Refer to Note 9 “Stockholders’ and Members’ Equity” for additional information.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes the preliminary purchase price allocation (in millions):

Cash and cash equivalents	$460
Receivables	486
Fiduciary assets	1,015
Other current assets	162
Fixed assets	205
Other assets	425
Accounts payable and accrued liabilities	(327)
Fiduciary liabilities	(1,015)
Other current liabilities	(293)
Debt assumed	(2,370)
Deferred tax liabilities	(3)
Other liabilities	(396)
Intangible assets	4,078

Total identifiable net assets	$2,427

Goodwill	$3,383

Measurement Period Adjustments

During the fourth quarter of 2021, the Company recorded measurement period adjustments to its initial allocation of purchase price as a result of ongoing valuation procedures on assets acquired and liabilities assumed, including (i) an increase in Other current assets of $3 million, (ii) a decrease in Other assets of $15 million, (iii) a decrease in Other current liabilities of $9 million, and (iv) an increase to Other liabilities of $15 million due to the adjustment of certain lease liabilities and right-of-use assets, (v) a decrease of $1 million to reflect the fair value of fixed assets, (vi) an increase in consideration transferred of $40 million due to an updated TRA valuation, (vii) a decrease in Deferred taxes of $7 million, (viii) an increase to the fair value of noncontrolling interest of $38 million, and (iv) an increase to Goodwill of $27 million due to the incremental adjustments discussed in items (i) through (viii). The impact of these measurement period adjustments on the Consolidated Statements of Comprehensive Income (Loss) was not material.

Intangible Assets

Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The trade name intangible asset represents the corporate Alight tradename, which was valued using the relief-from-royalty method. The technology related intangible assets represent software developed by Alight Holdings to differentiate its product/service offerings for its customers, valued using the relief-from-royalty method. The customer-related and contract based intangible assets represent strong, long-term relationships with customers, valued using the multi-period excess earnings method. The preliminary values allocated to identifiable intangible assets and their estimated useful lives are as follows:

	Fair value	Useful life
Identifiable intangible assets	(in millions)	(in years)
Definite lived trade names	$400	15
Technology related intangibles	$222	6
Customer-related and contract based intangibles	$3,456	15

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

Goodwill

Approximately $3.4 billion has been preliminarily allocated to goodwill. Goodwill represents the excess of the gross consideration transferred over the fair value of the underlying net tangible and identifiable definite-lived intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets apart from goodwill, including assembled workforce and expected future market conditions. Of the preliminary goodwill established, $1.6 billion was tax deductible.

Pro Forma Financial Information

The following unaudited pro forma financial information presents the results of operations as if the Business Combination had occurred on January 1, 2020. The unaudited pro forma results may not necessarily reflect the actual results of operations that would have been achieved nor are they necessarily indicative of future results of operations.

The unaudited pro forma financial information is as follows (in millions):

	Year Ended
	December 31,
	2021	2020
Pro forma revenue	$2,915	$2,728
Pro forma net loss	$(26)	$(158)
Pro forma net loss attributable to controlling interest	$(17)	$(129)
Pro forma net loss attributable to noncontrolling interest	$(9)	$(29)

The unaudited pro forma financial information does not assume any impacts from revenue, cost or other operating synergies that could be generated as a result of the Business Combination. The unaudited pro forma financial information is for informational purposes only and is not indicative of the results of operations that would have been achieved had the Business Combination been consummated on January 1, 2020.

The Successor and Predecessor periods have been combined in the pro forma financial information for the years ended December 31, 2021 and 2020 and include adjustments to reflect intangible asset amortization based on the economic values derived from definite-lived intangible assets and a reduction in interest expense related to the repayment of existing debt. Additionally, the unaudited pro forma financial information includes nonrecurring, direct transaction costs incurred in connection with the Business Combination of approximately $11 million for the Predecessor year ended December 31, 2020. These adjustments are net of taxes.

Retiree Health Exchange

On October 1, 2021, the Company completed the acquisition for consideration transferred of approximately $199 million. The acquisition was accounted for using the acquisition method under ASC 805, which requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The preliminary consideration and allocation of the purchase price to the fair value of the combined assets acquired and liabilities assumed is presented below. The preliminary measurement of consideration transferred and the allocations reflect the best estimates of the valuations currently available and are subject to change once additional analyses are completed. The accounting for the acquisition is not complete as the valuation for acquired assets and liabilities have not been finalized and these final valuations of the assets and liabilities could have a material impact on the preliminary purchase price allocation disclosed below. The allocation will be finalized as soon as practicable, but no later than one year from the acquisition date.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes the preliminary purchase price allocation (in millions):

Receivables	$1
Other current assets	29
Accounts payable and accrued liabilities	(13)
Intangible assets	104

Fair value of net assets acquired and liabilities assumed	121
Goodwill	78

Total consideration	$199

Intangible assets include customer-related and contract based intangibles and technology with estimated useful lives of 13 years and 5 years, respectively. Acquisition-related costs incurred and recognized within Selling, general and administrative expenses during the Predecessor six months ended June 30, 2021 and Successor six months ended December 31, 2021 were $1 million and $3 million, respectively. Total revenue for this acquisition included in the Company’s Consolidated Statements of Comprehensive Income (Loss) for the Successor six months ended December 31, 2021 was approximately $123 million. Approximately $78 million has been preliminarily allocated to goodwill, all of which was tax deductible.

Other Acquisitions

The Company also completed one small acquisition during the year ended December 31, 2021. The acquisition was not material to the Company’s results of operations, financial position, or cash flows. The Company accounted for the acquisition as a business combination under ASC 805. The goodwill identified by this acquisition is primarily attributed to the synergies that are expected to be realized as well as intangible assets that do not qualify for separate recognition, such as assembled workforce. Goodwill is not amortized and is deductible for tax purposes. Upon completion of this acquisition, the business is now wholly-owned by the Company.

2020 Acquisition

The Company completed one acquisition during the Predecessor year ended December 31, 2020. The acquisition was not material to the Company’s results of operations, financial position, or cash flows. The Company accounted for the acquisition as a business combination under ASC 805. The goodwill identified by this acquisition was primarily attributed to the synergies that were expected to be realized as well as intangible assets that did not qualify for separate recognition, such as assembled workforce. Goodwill is not amortized and is deductible for tax purposes. Upon completion of this acquisition, the business is now wholly-owned by the Company.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

5. Other Financial Data

Consolidated Balance Sheets Information

Receivables, net

The components of Receivables, net are as follows (in millions):

	Successor	Predecessor
	December 31, 2021	December 31, 2020
Billed and unbilled receivables	$520	$547
Allowance for expected credit losses	(5)	(15)

Balance at end of period	$515	$532

As a result of the Business Combination, all receivables acquired were recorded at fair value and allowance for expected credit losses previously recorded by the Predecessor was reduced to zero as of July 1, 2021 (see Note 4 “Acquisitions”). The Company has not experienced significant write-downs in its receivable balances.

Other current assets

The components of Other current assets are as follows (in millions):

	Successor	Predecessor
	December 31, 2021	December 31, 2020
Deferred project costs	$39	$53
Prepaid expenses	66	57
Commissions receivable	148	32
Other	49	21

Total	$302	$163

Other assets

The components of Other assets are as follows (in millions):

	Successor	Predecessor
	December 31, 2021	December 31, 2020
Deferred project costs	$274	$228
Operating lease right of use asset	120	129
Commissions receivable	34	25
Other	44	26

Total	$472	$408

The current and non-current portions of deferred project costs relate to costs to obtain and fulfill contracts (see Note 3 “Revenue from Contracts with Customers”). During the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021, and years ended December 31, 2020 and 2019, total amortization expense of $31 million, $33 million, $74 million, and $66 million was recorded in Cost of services, exclusive of depreciation and amortization in the Consolidated Statements of Comprehensive Income (Loss), respectively.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

The current portion of the commissions receivable balance as of December 31, 2021 includes commission receivables related to the Retiree Health acquisition completed during the fourth quarter of 2021.

Other current assets and Other assets include the fair value of outstanding derivative instruments related to interest rate swaps. The balance in Other current assets as of December 31, 2021 was $1 million. The balance in Other assets as of December 31, 2021 was $16 million (see Note 13 “Derivative Financial Instruments” for further information).

See Note 18 “Lease Obligations” for further information regarding the Operating lease right of use assets recorded as of December 31, 2021 and 2020.

Fixed assets, net

The components of Fixed assets, net are as follows (in millions):

	Successor	Predecessor
	December 31, 2021	December 31, 2020
Capitalized software	$55	$242
Leasehold improvements	40	63
Computer equipment	102	192
Furniture, fixtures and equipment	12	21
Construction in progress	58	28

Total Fixed assets, gross	267	546
Less: Accumulated depreciation	31	212

Fixed assets, net	$236	$334

As a result of the Business Combination, all fixed assets acquired were recorded at fair value and accumulated depreciation previously recorded by the Predecessor was reduced to zero as of July 1, 2021 (see Note 4 “Acquisitions”). In addition, as part of the purchase price accounting for the Business Combination, Capitalized software related to internally developed software in-service as of the Closing Date was reclassified and included in the preliminary fair value of the Technology related intangible assets acquired.

Included in Computer equipment are assets under finance leases. The balances as of December 31, 2021 and 2020, net of accumulated depreciation related to these assets, were $62 million and $83 million, respectively.

Other current liabilities

The components of Other current liabilities are as follows (in millions):

	Successor	Predecessor
	December 31, 2021	December 31, 2020
Deferred revenue	$148	$148
Operating lease liabilities	44	41
Finance lease liabilities	27	28
Other	182	107

Total	$401	$324

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

Other liabilities

The components of Other liabilities are as follows (in millions):

	Successor	Predecessor
	December 31, 2021	December 31, 2020
Deferred revenue	$55	$60
Operating lease liabilities	139	155
Finance lease liabilities	34	59
Unrecognized tax positions	44	48
Other	81	125

Total	$353	$447

The current and non-current portions of deferred revenue relates to consideration received in advance of performance under client contracts. During the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021 and years ended December 31, 2020 and 2019, revenue of approximately $44 million, $101 million, $175 million and $155 million was recognized that was recorded as deferred revenue at the beginning of each period, respectively.

Other current liabilities as of December 31, 2021 includes a deferred consideration payment of $83 million related to an acquisition completed in the fourth quarter of 2021.

As of December 31, 2021 the current and non-current portions of operating lease liabilities represent the Company’s obligation to make lease payments arising from a lease (see Note 18 “Lease Obligations” for further information). Operating leases for the Company’s office facilities expire at various dates through 2030.

Other current liabilities and Other liabilities include the fair value of outstanding derivative instruments related to interest rate swaps. The balances in Other current liabilities as of December 31, 2021 and December 31, 2020 were $8 million and $28 million, respectively. The balances in Other liabilities as of December 31, 2021 and December 31, 2020 were $1 million and $19 million, respectively (see Note 13 “Derivative Financial Instruments” for further information).

6. Goodwill and Intangible assets, net

The changes in the net carrying amount of goodwill are as follows (in millions):

	Predecessor
	Employer Solutions	Professional Services	Total
Balance as of December 31, 2020	$1,985	$260	$2,245

Measurement period adjustments	2	—	2
Foreign currency translation	2	1	3

Balance as of June 30, 2021	$1,989	$261	$2,250

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

	Successor
	Employer Solutions	Professional Services	Total
Balance as of July 1, 2021	$3,309	$74	$3,383

Acquisitions	255	—	255

Balance as of December 31, 2021	$3,564	$74	$3,638

The Company did not identify any impairment for the Successor period from July 1, 2021 to December 31, 2021, or the Predecessor period December 31, 2020 to June 30, 2021. Goodwill is reviewed for impairment utilizing a qualitative assessment or a quantitative goodwill impairment test and the Company determined that it was more likely than not that no impairment of goodwill existed as of the evaluation date.

Intangible assets by asset class are as follows (in millions):

	Successor			Predecessor
	December 31, 2021			December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Customer-related and contract based intangibles	$3,662	$119	$3,543	$2,078	$486	$1,592
Technology related intangibles	254	20	234	316	180	136
Trade name (finite life)	407	14	393	8	6	2
Trade name (indefinite life)	—	—	—	3	—	3

Total	$4,323	$153	$4,170	$2,405	$672	$1,733

The net carrying amount of Intangible assets as of December 31, 2021 includes the preliminary fair values for customer-related and contract based identifiable intangible assets, technology related intangible assets and trade name assets based on management’s preliminary estimate of fair value (see Note 4 “Acquisitions” for further information).

As a result of the Business Combination, all accumulated amortization previously recorded by the Predecessor was reduced to zero as of July 1, 2021. Amortization expense from finite-lived intangible assets for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021 and years ended December 31, 2020 and 2019 was $153 million, $100 million, $200 million and $185 million, respectively, which was recorded in Depreciation and intangible amortization in the Consolidated Statements of Comprehensive Income (Loss).

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following table reflects intangible asset net carrying amount and weighted average remaining useful lives as of December 31, 2021 (in millions, except for years):

	Net Carrying Amount	Weighted Average Remaining Useful Lives
Intangible assets at December 31, 2021:
Customer-related and contract based intangibles	$3,543	14.5
Technology related intangibles	234	5.5
Trade name (finite life)	393	14.3

Total	$4,170

Subsequent to December 31, 2021, the annual amortization expense is expected to be as follows (in millions):

	Customer-Related and Contract Based Intangibles	Technology Related Intangibles	Trade Name Intangible
2022	$245	$43	$28
2023	245	43	28
2024	245	43	28
2025	245	43	28
2026	245	42	27
Thereafter	2,318	20	254

Total amortization expense	$3,543	$234	$393

7. Income Taxes

Provision for Income Taxes

(Loss) income before income tax expense (benefit) consists of the following (in millions):

	Successor	Predecessor
	Six Months Ended December 31, 2021	Six Months Ended June 30, 2021	Year Ended December 31,
			2020	2019
(Loss) income before income tax expense (benefit)
U.S. (loss) income	$(14)	$(28)	$(88)	$26
Non-U.S. (loss) income	(9)	(2)	(6)	12

Total	$(23)	$(30)	$(94)	$38

(Loss) income before income tax expense (benefit) shown above is based on the location of the business unit to which such earnings are attributable for tax purposes. In addition, because the earnings shown above may in some cases be subject to taxation in more than one country, the income tax provision shown below as federal, state, or foreign may not correspond to the geographic attribution of the earnings.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

The provision for income tax consists of the following (in millions):

	Successor	Predecessor
	Six Months Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
	2021	2021	2020	2019
Income tax expense (benefit):
Current:
Federal	$17	$1	$—	$—
State	3	—	—	1
Foreign	6	(5)	9	13

Total current tax expense (benefit)	$26	(4)	$9	$14

Deferred tax expense:
Federal	$—	$—	$(1)	$—
State	—	—	1	—
Foreign	(1)	(1)	—	2

Total deferred tax (benefit) expense	$(1)	$(1)	$—	$2

Total income tax expense (benefit)	$25	$(5)	$9	$16

Effective Tax Rate Reconciliation

The reconciliation of the effective tax rate for all periods presented is as follows (in millions):

	Successor		Predecessor
	Six Months Ended December 31,		Six Months Ended June 30,		Year Ended December 31,
	2021		2021		2020		2019
	Amount	%	Amount	%	Amount	%	Amount	%
(Loss) income before income tax expense (benefit)	$(23)		$(30)		$(94)		$38

Provision for income taxes at the statutory rate	$(5)	21%	$—	—	$—	—	$—	—
State income taxes, net of federal benefit	3	(12)%	—	—	1	—	1	3%
Jurisdictional rate differences	(11)	49%	1	(3)%	9	(11)%	15	41%
Changes in valuation allowances	23	(100)%	(2)	6%	—	—	—	—
Benefit of income not allocated to the Company	1	(4)%	—	—	—	—	—	—
Income in separate U.S. tax consolidations	16	(68)%	—	—	—	—	—	—
Non-deductible expenses	8	(35)%	(2)	6%	—	—	—	—
Tax credits	(4)	19%	—	—	—	—	—	—
Change in uncertain tax positions	(5)	24%	—	—	—	—	—	—
Other	(1)	(3)%	(2)	7%	(1)	1%	—	—

Income tax expense (benefit)	$25	(109)%	$(5)	16%	$9	(10)%	$16	44%

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

The Company’s effective tax rate for the Successor six months ended December 31, 2021 was (109%), and for the Predecessor six months ended June 30, 2021 was 16%. The Company’s effective tax rate for the Predecessor years ended December 31, 2020 and 2019 was (10)% and 44%, respectively.

The Company’s income tax expense varies from the expense that would be expected based on statutory rates due principally to its organizational structure. Prior to the Business Combination, Alight Holdings operated as a U.S. Partnership which generally is not subject to federal and state income taxes. Subsequent to the Business Combination, the Company’s effective tax rate differs from the U.S.’s statutory rate primarily due to foreign rate differences, valuation allowances, separate entity corporate taxes, and the noncontrolling interest associated with the portion of Alight Holdings income not allocable to the Company. The Company is taxed as a corporation and is subject to corporate federal, state, and local taxes on the income allocated to it from Alight Holdings, based upon the Company’s economic interest in Alight Holdings, and any stand-alone income or loss generated by the Company. Alight Holdings and certain subsidiaries combine to form a single entity taxable as a partnership for U.S. federal and most applicable state and local income tax purposes. As such, Alight Holdings is not subject to U.S. federal and certain state and local income taxes. The partners of Alight Holdings, including the Company, are liable for federal, state, and local income taxes based on their allocable share of Alight Holdings’ pass-through taxable income, which includes income of Alight Holdings’ subsidiaries that are treated as disregarded entities separate from Alight Holdings for income tax purposes. The effective tax rate for the Successor six months ended December 31, 2021 is lower than the 21% U.S. statutory corporate income tax rate primarily due to the structure after the Business Combination and the recognition of expenses which not deductible for income tax purposes.

Deferred Income Taxes

The components of the Company’s deferred tax assets and liabilities are as follows (in millions):

	Successor	Predecessor
	December 31, 2021	December 31, 2020
Deferred tax assets:
Employee benefit plans	$2	$1
Interest	13	—
Other credits	39	—
Tax receivable agreement	64	—
Other accrued expenses	10	4
Seller Earnouts	35	—
Fixed assets	2	7
Intangible assets	—	1
Net operating losses	313	154
Other	4	3

Total	482	170
Valuation allowance on deferred tax assets	(226)	(155)

Total	$256	$15

Deferred tax liabilities:
Intangible assets	$(33)	$(3)
Investment in partnership	(246)	—
Other	(10)	(7)

Total	$(289)	$(10)

Net deferred tax (liability) asset	$(33)	$5

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

As a result of the Business Combination, the Company established a deferred tax asset for the value of certain tax loss and credit carryforward attributes of the merged entities. In addition, the Company established a deferred tax liability to account for the difference between the Company’s book and tax basis in its investment in Alight Holdings. The Company also has historically maintained deferred tax assets on certain tax loss carryforwards in non-U.S. jurisdictions.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. Considerations with respect to the realizability of deferred tax assets include the period of expiration, historical earnings, and future sources of taxable income by jurisdiction to which the tax asset relates. Significant management judgment is required in determining the assumptions and estimates related to the amount and timing of future taxable income. The Company maintains valuation allowances with regard to the tax benefits of certain net operating losses and other deferred tax assets, and periodically assesses the adequacy thereof. Valuation allowances increased by $71 million as of December 31, 2021, as compared to the Predecessor prior year. The change is primarily attributable acquired net operating losses and other deferred tax assets, as well as the effect of rate changes in foreign jurisdictions.

As of December 31, 2021 and 2020, the Company had U.S. and foreign net operating losses (“NOLs”) of $313 million and $154 million, respectively. The material jurisdictions for the NOLs are the United States and United Kingdom and can be carried forward indefinitely.

Uncertain Tax Positions

The following is a reconciliation of the Company’s beginning and ending amount of uncertain tax positions (in millions):

Balance at January 1, 2020 (Predecessor)	$56
Reductions for tax positions of prior years	(19)
Lapse of statute of limitations	(3)

Balance at December 31, 2020 (Predecessor)	$34

Additions for tax positions of prior years	1

Balance at June 30, 2021 (Predecessor)	$35

Balance at July 1, 2021 (Successor)	35
Lapse of statute of limitations	(5)

Balance at December 31, 2021 (Successor)	$30

The Company’s liability for uncertain tax positions as of December 31, 2021 and 2020 includes $27 million and $30 million, respectively, related to amounts that would impact the effective tax rate if recognized.

The Company records interest and penalties related to uncertain tax positions in its provision for income taxes. The Company accrued potential interest and penalties of $17 million and $18 million as of December 31, 2021 and 2020, respectively.

The Company and its subsidiaries file income tax returns in their respective jurisdictions. The Company has substantially concluded all U.S. federal income tax matters for years through 2014. The Company has concluded

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

income tax examinations in its primary non-U.S. jurisdictions through 2015. With respect to open tax periods, the Company expects unrecognized tax benefits to decrease by approximately $35 million including interest and penalties, within 12 months of the reporting date. This expectation is based on the timing of limitation expirations on certain corporate income tax returns.

8. Debt

Debt outstanding consisted of the following (in millions):

		Predecessor
	Maturity Date	December 31, 2020
Term Loan	May 1, 2024	$634
Term Loan, Amended	October 31, 2026	1,976
Secured Senior Notes	June 1, 2025	300
Unsecured Senior Notes	June 1, 2025	1,230
$24m Revolving Credit Facility	May 1, 2022	—
$226m Revolving Credit Facility, Amended	October 31, 2024	—
Other	December 31, 2021	10

Total gross debt		4,150
Less: term loan and senior note financing fees and premium, net		(72)

Total debt, net		4,078
Less: current portion of long term debt, net		(37)

Total long term debt, net		$4,041

		Successor
	Maturity Date	December 31, 2021
Term Loan	May 1, 2024	$72
Term Loan, Amended	October 31, 2026	1,958
Term Loan, Third Incremental(1)	August 31, 2028	517
Secured Senior Notes	June 1, 2025	314
$294m Revolving Credit Facility, Amended	August 31, 2026	—
Other	June 30, 2022	7

Total debt, net		2,868
Less: current portion of long-term debt, net		(38)

Total long-term debt, net		$2,830

(1)	The net balance for the Third Incremental Term Loan includes unamortized debt issuance costs of $6 million.

Purchase Accounting

As part of purchase accounting for the Business Combination, the debt obligations assumed were recorded at fair value, under ASC 805, which resulted in an aggregate increase in the debt liability of $60 million. The fair value increase will be amortized over the respective terms of the debt obligations and recorded in Interest expense on the Consolidated Statements of Comprehensive Income (Loss) (See Note 4 “Acquisitions”).

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

Term Loan

In May 2017, the Company entered into a 7-year Initial Term Loan. During November 2017 and November 2019, the Company entered into Incremental Term Loans under identical terms as the Initial Term Loan. In August 2020, the Company refinanced the Term Loan by paying down $270 million of principal using the proceeds from the August 2020 Unsecured Senior Notes issuance, extending the maturity date on $1,986 million of the balance to October 31, 2026, and adding an interest rate floor of 50 bps. As part of the consideration transferred in the Business Combination, $556 million of principal was repaid on the portion of the Term Loan that was not amended. In August 2021, the Company entered into a new Third Incremental Term Loan facility for $525 million that matures August 31, 2028.

Interest rates on the Term Loan borrowings are based on the London Interbank Offered Rate (“LIBOR”) subject to a 50 bps interest rate floor in respect of the Amended and Third Incremental Loans, plus a margin based on defined ratios; 275 or 300 bps for the Term Loan, 325 or 350 bps for the amended Term Loan, and 300 bps for the Third Incremental Term Loan. The Company used the 1-month LIBOR rate for all periods presented. The Company is required to make principal payments at the end of each fiscal quarter based on defined terms in the agreement with the remaining principal balances due on the maturity dates. The first mandatory principal payment for the Third Incremental Term Loan was due December 31, 2021. During the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021 and year ended December 31, 2020, the Company made total principal payments of $571 million, $13 million, and $298 million, respectively. The Company utilized swap agreements to fix a portion of the floating interest rates to May 2024 (see Note 13 “Derivative Financial Instruments”).

During the first quarter of 2022, the Company refinanced the Amended and Third Incremental Term Loans to update the Benchmark reference rate to Term Secured Overnight Financing Rate (“SOFR”) from LIBOR and to have identical maturity dates of August 31, 2028 and borrowing margins as the Third Incremental Term Loans.

Secured Senior Notes

During May 2020, the Company issued $300 million of Secured Senior Notes. These Secured Senior Notes have a maturity date of June 1, 2025 and accrue interest at a fixed rate of 5.75% per annum, payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2020.

Unsecured Senior Notes

In May 2017, the Company issued $500 million of Initial Unsecured Senior Notes. During November 2017, July 2019, and August 2020, the Company issued additional Unsecured Senior Notes under identical terms as the Initial Unsecured Senior Notes for $180 million, $280 million, and $270 million, respectively (collectively “Unsecured Senior Notes”). The Unsecured Senior Notes had a maturity date of June 1, 2025 and accrue interest at a fixed rate of 6.750% per annum, payable semi-annually on June 1 and December 1 of each year.

As part of the consideration transferred in the Business Combination, the Unsecured Senior Notes were fully redeemed.

Revolving Credit Facility

In May 2017, the Company entered into a 5-year $250 million Revolver with a multi-bank syndicate with a maturity date of May 1, 2022. During August 2020, the Company extended the maturity date for $226 million of

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

the Revolver to October 31, 2024. In August 2021, the Company replaced and refinanced the Revolvers with a $294 million Revolver with a maturity date of August 31, 2026. At December 31, 2021, $4 million of unused letters of credit related to various insurance policies and real estate leases were issued under the Revolver and there were no additional borrowings. The Company is required to make periodic payments for commitment fees and interest related to the Revolver and outstanding letters of credit. During the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021 and the years ended December 31, 2020 and 2019 the Company made immaterial payments related to these fees.

As part of the acquisition of NGA HR during the Predecessor year ended December 31, 2019, the Company acquired a revolving credit facility of approximately $21 million secured on the accounts receivable balance of NGA HR. As of December 31, 2021, the outstanding borrowings under this facility were $7 million, which are reflected in Other in the table above. The facility matures on June 30, 2022, at which time any outstanding borrowings are repayable in full, with interest payable monthly. Interest is calculated based on an applicable reference rate plus a margin.

Financing Fees, Premiums and Interest Expense

The Company capitalized financing fees and premiums related to the Term Loan, Revolver and Secured Senior Notes issued. These financing fees and premiums were recorded as an offset to the aggregate debt balances and are being amortized over the respective loan terms.

The unamortized financing fees and premiums related to the $556 million payment of the Term Loan in July 2021 and the redemption of the Unsecured Senior Notes in July 2021, were written down as part of the purchase accounting for the Business Combination.

For the Successor six months ended December 30, 2021, a $2 million benefit was recorded, for the Predecessor six months ended June 30, 2021, and years ended December 31, 2020 and 2019, expenses of $8 million, $17 million and $17 million, respectively, were amortized and recorded in Interest expense in the Consolidated Statements of Comprehensive Income (Loss).

As part of the purchase accounting for the Business Combination, the unamortized financing fees related to the Revolver were written off. In August 2021, $1 million of fees associated with the refinanced Revolver were capitalized. As the Revolver has no outstanding balance as of December 31, 2021, the related $1 million of financing fees are recorded in Other assets and are being amortized on a straight-line basis over the term of the Revolver. The straight-line amortization is immaterial each year. Amortization for all periods was recorded in Interest expense in the Consolidated Statements of Comprehensive Income (Loss). As of December 31, 2021, an immaterial amount and $1 million of unamortized financing fees related to the Revolver are recorded in Other current assets and Other assets, respectively, on the Consolidated Balance Sheets. As of December 31, 2020, $1 million and $1 million of unamortized financing fees related to the Revolver are recorded in Other current assets and Other assets, respectively, on the Consolidated Balance Sheets.

Total interest expense related to the debt instruments for the Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021 and years ended December 31, 2020 and 2019 was $53 million, $105 million, $204 million and $223 million, respectively, which included amortization of financing fees discussed above.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

Principal Payments

Aggregate contractual principal payments as of December 31, 2021 are as follows (in millions):

2022	$38
2023	32
2024	84
2025	325
2026	1,882
Thereafter	497

Total payments	$2,858

9. Stockholders’ and Members’ Equity

Predecessor Equity

Class A Common Units

There were no grants of Class A common units during the six months ended June 30, 2021 or the years ended December 31, 2020 and 2019. Each holder of Class A common units is entitled to one vote per unit.

Class A-1 Common Units

During the six months ended June 30, 2021, the Company granted 643 Restricted Class A-1 common units. There were no grants of Class A-1 common units during the years ended December 31, 2020 and 2019. Holders of Class A-1 common units are not entitled to voting rights.

Class B Common Units

During the six months ended June 30, 2021 there were no grants of Class B common units, and during the years ended December 31, 2020 and 2019, the Company granted 7,459 and 2,587 units, respectively. Holders of Class B common units are not entitled to voting rights.

Successor Equity

Preferred Stock

Upon the Closing of the Business Combination, 1,000,000 preferred shares, par value $0.0001, were authorized. There are no preferred shares issued and outstanding as of December 31, 2021.

Class A Common Stock

As of December 31, 2021, 464,103,972 Class A common shares, including 7,821,091 of unvested Class A common shares, were legally issued and outstanding, par value $0.0001. Holders of Class A Common Shares are entitled to one vote per share, and together with the holders of shares of Class B Common Stock, will participate ratably in any dividends that may be declared by the Company’s Board of Directors.

Class B Common Stock

Upon the Closing of the Business Combination, the Seller Earnouts resulted in the issuance of a total of 14,999,998 Class B instruments (including 848,238 Unvested Class B common shares related to employee

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

compensation) to the equityholders of the Predecessor. The equityholders of the Predecessor that exchanged their Predecessor Class A units for Alight Class A common shares in the Business Combination received Class B common shares, and the equityholders of the Predecessor that continue to hold Class A units of Alight Holdings (“Continuing Unitholders”) received Class B common units of Alight Holdings.

The Class B Common Stock and Class B common units are not entitled to a vote and accrue dividends equal to amounts declared per corresponding Class A common share and Class A unit; however, such dividends are paid if and when such Class B share or Class B unit converts into a Class A share or Class A unit. If any of the Class B common shares or Class B common units do not vest on or before the seventh anniversary of the Closing Date, such shares or units will be automatically forfeited and cancelled for no consideration and will not be entitled to receive any cumulative dividend payments.

These Class B instruments (excluding the Unvested B common shares related to employee compensation) are liability classified; refer to Note 14 “Financial Instruments” for additional information.

As further described below, there are two series of Class B instruments outstanding.

Class B-1

As of December 31, 2021, 4,990,453 Class B-1 common shares were legally issued and outstanding, par value of $0.0001, including 424,119 Unvested Class B-1 common shares related to employee compensation. Class B-1 common shares vest and automatically convert into shares of Class A Common Stock on a 1-for-1 basis if the volume weighted average price (“VWAP”) of the Class A common shares equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period (or in the event of a change of control or liquidation event that implies a $12.50 per share valuation on a diluted basis).

To the extent any Unvested Class B-1 common share automatically converts into a share of Class A Common Stock, (i) such share or unit shall remain unvested in accordance with the terms and conditions of the applicable award agreement until it vests or is forfeited in accordance with the terms thereof and (ii) such share or unit shall be treated as Unvested Class A consideration as if such share or unit was part of the Unvested Class A consideration as of the Closing Date.

As of December 31, 2021, 2,509,546 Class B-1 common units of Alight Holdings were legally issued and outstanding. Class B-1 common units vest and automatically convert into Class A common units of Alight Holdings on a 1-for-1 basis if the VWAP of the Class A common shares equals or exceeds $12.50 per share for 20 or more trading days within a consecutive 30-trading day period (or in the event of a change of control or liquidation event that implies a $12.50 per share valuation on a diluted basis).

Class B-2

As of December 31, 2021, 4,990,453 Class B-2 common shares were legally issued and outstanding, par value of $0.0001, including 424,119 Unvested Class B-2 common shares related to employee compensation. Class B-2 common shares vest and automatically convert into shares of Class A common shares on a 1-for-1 basis if the VWAP of the Class A common shares equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period (or in the event of a change of control or liquidation event that implies a $15.00 per share valuation on a diluted basis).

To the extent any Unvested Class B-2 common share automatically converts into a share of Class A Common Stock, (i) such share or unit shall remain unvested in accordance with the terms and conditions of the

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

applicable award agreement until it vests or is forfeited in accordance with the terms thereof and (ii) such share or unit shall be treated as Unvested Class A consideration as if such share or unit was part of the Unvested Class A consideration as of the Closing Date.

As of December 31, 2021, 2,509,546 Class B-2 common units of Alight Holdings were legally issued and outstanding. Class B-2 common units vest and automatically convert into Class A common units of Alight Holdings on a 1-for-1 basis if the VWAP of the Class A common shares equals or exceeds $15.00 per share for 20 or more trading days within a consecutive 30-trading day period (or in the event of a change of control or liquidation event that implies a $15.00 per share valuation on a diluted basis).

Class B-3

Upon the Closing of the Business Combination, 10,000,000 Class B-3 common shares, par value $0.0001 per share, were authorized. There are no Class B-3 common shares issued and outstanding as of December 31, 2021.

Class V Common Stock

As of December 31, 2021, 77,459,687 Class V common shares were legally issued and outstanding, par value of $0.0001. Holders of Class V Common Stock are entitled to one vote per share and have no economic rights. The Class V Common Stock is held on a 1-for-1 basis with Class A Units in Alight Holdings held by Continuing Unitholders. The Class A Units, together with an equal number of shares of Class V Common Stock, can be exchanged for an equal number of shares of Class A Common Stock.

Class Z Common Stock

Upon the Closing of the Business Combination, a total of 8,671,507 Class Z instruments were issued to the equityholders of the Predecessor. The equityholders of the Predecessor that exchanged their Predecessor Class A units for Alight Class A common shares in the Business Combination received Class Z common shares, and the Continuing Unitholders received Class Z common units of Alight Holdings. The Class Z instruments were issued to the equityholders of the Predecessor to allow for the re-allocation of the consideration paid to the holders of unvested management equity (i.e., the Unvested Class A, Unvested Class B-1, and Unvested Class B-2 common shares) to the equityholders of the Predecessor in the event such equity is forfeited under the terms of the applicable award agreement and will only vest in connection with any such forfeiture.

As of December 31, 2021, 5,595,577 Class Z common shares (5,046,819 Class Z-A, 274,379 Class Z-B-1, and 274,379 Class Z-B-2) were legally issued and outstanding, par value of $0.0001. Holders of Class Z-A, Class Z-B-1 and Class Z-B-2 common shares are not entitled to voting rights. The Class Z shares convert into shares of Class A Common Stock, Class B-1 or Class B-2 Common Stock, as applicable, in connection with the ultimate forfeiture of the Unvested Class A, Unvested Class B-1, and Unvested Class B-2 common shares issued to participating management holders.

As of December 31, 2021, 3,075,930 Class Z common units (2,774,272 Class Z-A, 150,829 Class Z-B-1, and 150,829 Class Z-B-2) were legally issued and outstanding. Holders of Class Z-A, Class Z-B-1 and Class Z-B-2 common units are not entitled to voting rights. The Class Z units convert into units of Alight Holdings Class A common units, Alight Holdings Class B-1 or Alight Holdings Class B-2 common units, as applicable, in connection with the ultimate forfeiture of the Unvested Class A, Unvested Class B-1, and Unvested Class B-2 common shares issued to participating management holders.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

Class A Units

Holders of Alight Holdings Class A units can exchange all or any portion of their Class A units, together with the cancellation of an equal number of shares of Alight Class V Common Stock, for a number of shares of Alight Class A Common Stock equal to the number of exchanged Class A units. Alight has the option to cash settle any future exchange.

The Continuing Unitholders’ ownership of Class A units represents the noncontrolling interest of the Company, which is accounted for as permanent equity on the Consolidated Balance Sheets. As of December 31, 2021, there were 541,563,659 Class A Units outstanding, of which 464,103,972 are held by the Company and 77,459,687 are held by the noncontrolling interest of the Company.

The Alight Holdings Operating Agreement contains provisions which require that a one-to-one ratio is maintained between each class of Alight Holdings units held by Alight and its subsidiaries (including the FTAC Surviving Corporation and the Alight Blockers, but excluding subsidiaries of Alight Holdings) and the number of outstanding shares of the corresponding class of Alight common stock, subject to certain exceptions (including in respect of management equity in the form of options, rights or other securities which have not been converted into or exercised for Alight common stock). In addition, the Alight Holdings Operating Agreement permits Alight, in its capacity as the managing member of Alight Holdings, to take actions to maintain such ratio, including undertaking stock splits, combinations, recapitalizations and exercises of the exchange rights of holders of Alight Holdings units.

The following table reflects the changes in our outstanding stock:

	Successor
	Class A	Class B-1	Class B-2	Class V	Class Z
Balance at July 1, 2021	438,968,920	4,990,453	4,990,453	77,459,687	5,595,577
Warrant redemption	15,315,429	—	—	—	—
Issuance for compensation to non-employees(1)	26,398	—	—	—	—
Shares granted upon vesting	1,972,134	—	—	—	—

Balance at December 31, 2021	456,282,881	4,990,453	4,990,453	77,459,687	5,595,577

(1)	Issued to certain members of the Board of Directors in lieu of cash retainer.

Dividends

There were no dividends declared during the Successor six months ended December 31, 2021.

Accumulated Other Comprehensive Income

As of December 31, 2021, the Accumulated other comprehensive income balance included unrealized losses for interest rate swaps and foreign currency translation adjustments related to our foreign subsidiaries that do not have the U.S. dollar as their functional currency. The tax effect for all periods presented was immaterial.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

Changes in accumulated other comprehensive income (loss), net of noncontrolling interests and tax, are as follows (in millions):

	Predecessor
	Foreign Currency Translation Adjustments	Interest Rate Swaps(1)	Total
Balance at December 31, 2018	$(9)	$12	$3

Other comprehensive (loss) income before reclassifications, net of tax	6	(30)	(24)
Amounts reclassified from accumulated other comprehensive income (loss), net of tax	—	(4)	(4)

Net current period other comprehensive (loss) income	6	(34)	(28)

Balance at December 31, 2019	$(3)	$(22)	$(25)

Other comprehensive (loss) income before reclassifications, net of tax	8	(47)	(39)
Amounts reclassified from accumulated other comprehensive income (loss), net of tax	—	22	22

Net current period other comprehensive (loss) income	8	(25)	(17)

Balance at December 31, 2020	$5	$(47)	$(42)

Other comprehensive (loss) income before reclassifications, net of tax	8	9	17
Amounts reclassified from accumulated other comprehensive income (loss), net of tax	—	14	14

Net current period other comprehensive (loss) income	8	23	31

Balance at June 30, 2021	$13	$(24)	$(11)

	Successor
	Foreign Currency Translation Adjustments	Interest Rate Swaps(1)	Total
Balance at July 1, 2021	$—	$—	$—

Other comprehensive income (loss) before reclassifications	—	(9)	(9)
Tax benefit	—	2	2

Other comprehensive income (loss) before reclassifications, net of tax	—	(7)	(7)

Amounts reclassified from accumulated other comprehensive loss	—	(1)	(1)
Tax expense	—	—	—

Amounts reclassified from accumulated other comprehensive loss, net of tax	—	(1)	(1)

Net current period other comprehensive income, net of tax	—	(8)	(8)

Balance at December 31, 2021	$—	$(8)	$(8)

(1)	Reclassifications from this category are recorded in Interest expense. See Note 13 “Derivative Financial Instruments” for additional information.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

10. Share-Based Compensation Expense

Predecessor Plans

Prior to the Business Combination, share-based payments to employees include grants of restricted share units (“RSUs”) and performance based restricted share units (“PRSUs”), which consist of both Class A-1 and Class B common units in each type, are measured based on their estimated grant date fair value. The Company recognizes compensation expense on a straight-line basis over the requisite service period for awards expected to ultimately vest. As a result of the change in control related to the Business Combination, the vesting of the time-based RSU Class B units accelerated on the Closing Date. The remaining unvested PRSU Class B units have vesting conditions that are contingent upon the achievement of defined internal rates of return and multiples on invested capital occurrence and of certain liquidity events. The Class A-1 RSUs and PRSUs that were unvested as of the Closing Date have time-based and/or vesting conditions that are contingent upon the achievement of defined internal rates of return and multiples on invested capital occurrence and of certain liquidity events. Both the unvested Class A-1 and Class B units were replaced with unvested Alight common shares as discussed below.

The following tables summarizes the unit activity related to the RSUs and PRSUs during the Predecessor periods as follows:

Predecessor	RSUs	Weighted Average Grant Date Fair Value Per Unit	PRSUs	Weighted Average Grant Date Fair Value Per Unit
Balance as of December 31, 2018	3,525	$5,347	6,492	$2,952

Granted	862	4,578	1,725	4,572
Vested	(1,123)	6,581	—	—
Forfeited	(357)	4,037	(654)	2,626

Balance as of December 31, 2019	2,907	$4,785	7,563	$3,350

Granted	1,990	4,578	5,469	4,572
Vested	(944)	5,374	—	—
Forfeited	(954)	4,491	(3,809)	3,513

Balance as of December 31, 2020	2,999	$4,563	9,223	$4,015

Granted	254	28,875	389	24,420
Vested	(517)	5,459	—	—
Forfeited	(121)	4,527	(567)	2,626

Balance as of June 30, 2021	2,614	$6,741	9,045	$4,888

Successor Plans

Predecessor Replacement Awards

In connection with the Business Combination, the holders of certain unvested awards under the Predecessor plans were granted replacement awards in the Successor company.

•

Class B units: The unvested Class B units of Alight Holdings were granted replacement Unvested Class A common shares, Unvested Class B-1 common shares, and Unvested Class B-2 common shares of the Company that ultimately vest on the third anniversary of the Closing Date, but could vest earlier based on market-based vesting terms consistent to those under the Predecessor Plan.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

•

Class A-1 units: The unvested Class A-1 units were granted replacement Unvested Class A common shares, Unvested Class B common shares, and Unvested Class B-2 common shares of the Company on an equivalent fair value basis. The time and market-based vesting conditions are consistent with those under the Predecessor Plan.

The Class B and Class A-1 units that were replaced represent the Unvested Class A, Unvested Class B-1 and Unvested Class B-2 common shares subject to the forfeiture re-allocation provision per the Class Z instruments discussed in Note 9 “Stockholders’ and Members’ Equity”. These unvested shares are accounted for as restricted stock in accordance with ASC 718.

Successor Awards

In connection with the Business Combination, the Company adopted the Alight, Inc. 2021 Omnibus Incentive Plan. Under this plan, for grants issued during the Successor six months ended December 31, 2021, approximately 50% of the units are subject to time-based vesting requirements and approximately 50% are subject to performance-based vesting requirements. The majority of the time-based RSUs vest ratably each December 31 over a three-year period with one-third vesting on December 31, 2021, 2022 and 2023. The majority of the PRSUs vest upon achievement of the Company’s performance goal, Total Contract Value of Business Process as a Service (“BPaaS”). The Company recognizes expense associated with the PRSUs when the achievement of the performance condition is deemed probable.

The aggregate grant date fair value of RSUs and PRSUs granted during the Successor period six months ended December 31, 2021 was $119 million and $115 million, respectively.

Restricted Share Units and Performance Based Restricted Share Units

The following tables summarizes the unit activity related to the RSUs and PRSUs during the Successor six months ended December 31, 2021:

Successor	RSUs(1)	Weighted Average Grant Date Fair Value Per Unit	PRSUs(1)	Weighted Average Grant Date Fair Value Per Unit
Balance as of July 1, 2021	854,764	$9.91	7,816,743	$9.56

Granted	9,475,330	12.60	9,107,424	12.63
Vested	(3,014,054)	12.62	—	—
Forfeited	(167,624)	12.64	(181,054)	12.51

Balance as of December 31, 2021	7,148,416	$12.27	16,743,113	$11.20

(1)	These share totals include both unvested shares and restricted stock units.

Share-based Compensation

The Company recorded share-based compensation costs related to the RSUs and PRSUs for the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021 and years ended December 2020 and 2019 of $67 million, $5 million, $5 million and $9 million, respectively.

As of December 31, 2021, total future compensation expense related to unvested RSUs was $84 million which will be recognized over a remaining weighted-average amortization period of approximately 1.6 years. As

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

of December 31, 2021, total future compensation expense related to PRSUs was $156 million which will be recognized over approximately the next 2.2 years.

11. Earnings Per Share

Basic earnings per share is calculated by dividing the net loss attributable to Alight, Inc. by the weighted average number of shares of Class A Common Stock issued and outstanding for the Successor period. The computation of diluted earnings per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue shares were exercised or converted into shares or resulted in the issuance of shares that then would then share in the net income of Alight, Inc. The Company’s Class V Common Stock and Class Z Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities and have not been included in either the basic or diluted earnings per share calculations.

In conjunction with the Business Combination, the Company issued Seller Earnouts contingent consideration, which is payable in the Company’s Common Stock when the related market conditions are achieved. As the related conditions to pay the consideration had not been satisfied as of the end of the Successor period, the Seller Earnouts were excluded from the diluted earnings per share calculations.

Basic and diluted earnings per share are as follows (in millions, except for share and per share amounts):

Successor
Six Months Ended December 31,
2021
Basic and diluted net loss per share:
Numerator
Net loss attributable to Alight, Inc. — basic and diluted	$(35)

Denominator
Weighted average shares outstanding — basic and diluted	439,800,624

Basic and diluted net loss per share	$(0.08)

For the Successor six months ended December 31, 2021, 77,459,687 units related to noncontrolling interests and 7,007,072 unvested RSUs were not included in the computation of diluted shares outstanding as their impact would have been anti-dilutive.

In addition, 14,999,998 shares related to the Seller Earnouts and 16,036,220 unvested PRSUs were excluded from the calculation of basic and diluted earnings per share as the market and performance conditions had not yet been met as of the end of the period.

12. Segment Reporting

The Company’s reportable segments have been determined using a management approach, which is consistent with the basis and manner in which the Company’s chief operating decision maker (“CODM”) uses financial information for the purposes of allocating resources and evaluating performance. The Company’s CODM is its Chief Executive Officer. The CODM evaluates the performance of the Company based on its total revenue and segment profit.

The CODM also uses revenue and segment profit to manage and evaluate our business, make planning decisions, and as performance measures for Company-wide bonus plans. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

The accounting policies of the segments are the same as those described in Note 2 “Accounting Policies and Practices.” The Company does not report assets by reportable segments as this information is not reviewed by the CODM on a regular basis.

Information regarding the Company’s current reportable segments is as follows (in millions):

	Revenue
	Successor	Predecessor

	Six Months Ended December 31, 2021	Six Months Ended June 30, 2021	Year Ended December 31,
			2020	2019
Employer Solutions
Recurring	$1,213	$1,049	$2,051	$1,834
Project	134	107	237	250

Total Employer Solutions	1,347	1,156	2,288	2,084
Professional Services
Recurring	65	60	108	56
Project	121	124	260	229

Total Professional Services	186	184	368	285
Hosted Business	21	21	72	183

Total	$1,554	$1,361	$2,728	$2,552

	Segment Profit
	Successor	Predecessor

	Six Months Ended December 31, 2021	Six Months Ended June 30, 2021	Year Ended December 31,
			2020	2019
Employer Solutions	$344	$274	$533	$554
Professional Services	1	7	31	7
Hosted Business	(2)	(3)	—	35

Total of all reportable segments	343	278	564	596
Share-based compensation	67	5	5	9
Transaction and integration expenses(1)	13	—	—	—
Non-recurring professional expenses(2)	19	18	—	14
Transformation initiatives(3)	—	—	8	22
Restructuring	5	9	77	14
Other(4)	(10)	(5)	36	19
Depreciation	31	49	91	68
Intangible amortization	153	100	200	185

Operating Income	65	102	147	265
Loss from change in fair value of financial instruments	65	—	—	—
Gain from change in fair value of tax receivable agreement	(37)	—	—	—
Interest expense	57	123	234	224
Other expense, net	3	9	7	3

(Loss) Income Before Income Tax Expense (Benefit)	$(23)	$(30)	$(94)	$38

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

(1)	Transaction and integration expenses related to acquisitions in 2021.
(2)	Non-recurring professional expenses includes external advisor and legal costs related to the Company’s Business Combination.
(3)	Transformation initiatives in fiscal years 2020 and 2019 includes expenses related to enhancing our data center for both periods, and severance expense for the first half of 2019.
(4)	Other primarily includes activity related to long-term incentives and expenses related to acquisitions in fiscal years 2020 and 2019, offset by Other expense, net.

There was no single client who accounted for more than 10% of the Company’s revenues in any of the periods presented.

Revenue by geographic location is as follows (in millions):

	Successor	Predecessor
	Six Months Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
	2021	2021	2020	2019
United States	$1,358	$1,168	$2,353	$2,361
Rest of world	196	193	375	191

Total	$1,554	$1,361	$2,728	$2,552

Long-lived assets, representing Fixed assets, net and Operating lease right of use assets, by geographic location is as follows (in millions):

	Successor	Predecessor
	December 31, 2021	December 31, 2020
United States	$305	$415
Rest of world	51	48

Total	$356	$463

13. Derivative Financial Instruments

The Company is exposed to market risks, including changes in interest rates. To manage the risk related to these exposures, the Company has entered into various derivative instruments that reduce these risks by creating offsetting exposures.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

Interest Rate Swaps

The Company has utilized swap agreements that will fix the floating interest rates associated with its Term Loan as shown in the following table:

Designation Date	Effective Date	Initial Notional Amount	Notional Amount Outstanding as of December 31, 2021	Fixed Rate	Expiration Date
July 2021	August 2020	557,500,000	557,500,000	2.5070%	May 2022
July 2021	August 2020	89,863,420	99,722,020	3.0854%	February 2023
December 2021	August 2020	181,205,050	165,545,350	0.7775%	April 2024
December 2021	August 2020	388,877,200	370,980,400	0.7430%	April 2024
December 2021	May 2022	220,130,318	n/a	0.5170%	April 2024
December 2021	May 2022	306,004,562	n/a	0.5127%	April 2024
December 2021	April 2024	871,205,040	n/a	1.7258%	June 2025
December 2021	April 2024	435,602,520	n/a	1.7290%	June 2025
December 2021	April 2024	435,602,520	n/a	1.7450%	June 2025

Concurrent with execution of the Business Combination and the $556 million pay down of the Term Loan, three hedges were terminated, and two previously unfloored hedges were amended to incorporate an interest rate floor of 50 bps. All interest rate swaps were redesignated as cash flow hedges in accordance with ASC 805.

Our swap agreements amortize or accrete based on achieving targeted hedge ratios. All interest rate swaps have been designated as cash flow hedges. As a result of the amendment, the fair value of the instruments at the time of re-designation are being amortized into interest expense over the remaining life of the instruments. In December 2021, the Company amended four interest rate swaps to have a maturity date ending in April 2024, compared to May 2024 previously. The Company also entered into three new interest rate swaps that will be effective April 2024 and mature June 2025.

During the first quarter of 2022, the Company amended its interest rate swaps index in conjunction with term loan refinancing to incorporate Term SOFR.

Financial Instrument Presentation

The fair values and location of outstanding derivative instruments recorded in the Consolidated Balance Sheets are as follows (in millions):

	Successor	Predecessor
	December 31, 2021	December 31, 2020
Assets
Other current assets	$1	$—
Other assets	$16	$—

Total	$17	$—

Liabilities
Other current liabilities	$8	$28
Other liabilities	1	19

Total	$9	$47

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

The Company estimates that approximately $2 million of derivative losses included in Accumulated other comprehensive income as of December 31, 2021 will be reclassified into earnings over the next twelve months.

14. Financial Instruments

Seller Earnouts

Upon completion of the Business Combination, the equity owners of Alight Holdings received an earnout in the form of non-voting shares of Class B-1 and Class B-2 Common Stock, which automatically converts into Class A Common Stock if, at any time during the seven years following the Closing Date certain criteria are achieved. See Note 9 “Stockholders’ and Members’ Equity” for additional information regarding the Seller Earnouts.

The portion of the Seller Earnouts related to employee compensation is accounted for as share-based compensation. See Note 10 “Share-Based Compensation Expense” for additional information.

The majority of the Seller Earnouts, which are not related to employee compensation, are accounted for as a contingent consideration liability at fair value within Financial instruments on the Consolidated Balance Sheets because the Seller Earnouts do not meet the criteria for classification within equity. This portion of the Seller Earnouts are subject to remeasurement at each balance sheet date and as of December 31, 2021, the Seller Earnouts had a fair value of $135 million. For the Successor six months ended December 31, 2021, a loss of $26 million was recorded in Loss from change in fair value of financial instruments in the Consolidated Statements of Comprehensive Income (Loss).

Warrants

Upon the completion of the Business Combination, there were issued and outstanding Company warrants to purchase shares of Class A Common Stock at a price of $11.50 per share, subject to adjustment for stock splits and/or extraordinary dividends, as described in the warrant agreement, including 10,000,000 warrants that were issued as a result of the consummation of the Forward Purchase Agreements (“Forward Purchase Warrants”). Private Warrants were exchanged for an equivalent number of Class C Units representing limited liability company interests of Alight Holdings and had the same terms as the Private Warrants. Each of the Public Warrants, Forward Purchase Warrants and Class C Units (collectively the “Warrants”) were exercisable for one share of Alight, Inc. Class A Common Stock.

The Warrants had an expiration date of July 2, 2026, (five years after the completion of the Business Combination) and were exercisable beginning after certain lock-up periods as described in the warrant agreement. Once the warrants became exercisable, the Company was permitted to redeem for $0.01 per warrant the outstanding Public Warrants if the Company’s Class A Share price equaled or exceeded $18.00 per share, subject to certain conditions and adjustments. If the Company’s Class A Share price was greater than $10.00 per share but less than $18.00 per share, then the Company was permitted to redeem Warrants for $0.10 per warrant, subject to certain conditions and adjustments. Holders were permitted to elect to exercise their warrants on a cashless basis.

The Company accounted for Warrants as liabilities at fair value within Financial instruments on the Consolidated Balance Sheets because the Warrants do not meet the criteria for classification within equity. The Warrants were subject to remeasurement at each balance sheet date. In December 2021, the majority of the Warrants were exercised under cashless (net) exercise provisions resulting in the issuance of 15,315,429 shares of Class A common shares. Additionally, the Company redeemed 742,918 Warrants for $0.10 per warrant.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

Just prior to the exercise and redemption of the Warrants, the Company remeasured the warrant liability to its fair value. Upon exercise of the Warrants, the respective carrying value of the warrant liability was reclassified into additional paid in capital. As of December 31, 2021, no Warrants were outstanding. For the Successor six months ended December 31, 2021, a loss of $39 million was recorded in Loss from change in fair value of financial instruments in the Consolidated Statements of Comprehensive Income (Loss) due to the remeasurement of the warrant liability prior to the exercise and redemption of the Warrants.

15. Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standards related to fair value measurements include a hierarchy for information and valuations used in measuring fair value that is broken down into three levels based on reliability, as follows:

•	Level 1 — observable inputs such as quoted prices in active markets for identical assets and liabilities;

•	Level 2 — inputs other than quoted prices for identical assets in active markets that are observable either directly or indirectly; and

•	Level 3 — unobservable inputs in which there is little or no market data which requires the use of valuation techniques and the development of assumptions.

The Company’s financial assets and liabilities measured at fair value on a recurring basis are as follows (in millions):

	Successor
	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Interest rate swaps	$—	$17	$—	$17

Total assets recorded at fair value	$—	$17	$—	$17

Liabilities
Interest rate swaps	$—	$9	$—	$9
Contingent consideration liability	—	—	33	33
Seller Earnouts liability	—	—	135	135
Tax receivable agreement liability	—	—	581	581

Total liabilities recorded at fair value	$—	$9	$749	$758

	Predecessor
	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Interest rate swaps	$—	$47	$—	$47
Contingent consideration liability	—	—	26	26

Total liabilities recorded at fair value	$—	$47	$26	$73

Derivatives

The valuations of the derivatives intended to mitigate our interest rate risk are determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

instrument. This analysis utilizes observable market-based inputs, including interest rate curves, interest rate volatility, or spot and forward exchange rates, and reflects the contractual terms of these instruments, including the period to maturity. In addition, credit valuation adjustments, which consider the impact of any credit enhancements to the contracts, are incorporated in the fair values to account for potential non-performance risk.

Contingent Consideration

The contingent consideration liabilities relate to acquisitions completed during the Successor six months ended December 31, 2021, the Predecessor years ended December 31, 2020 and 2018, and are included in Other current liabilities and Other liabilities on the Consolidated Balance Sheets. The fair value of these liabilities is determined using a discounted cash flow analysis. Changes in the fair value of the liabilities are included in Other expense, net in the Consolidated Statements of Comprehensive Income (Loss). Significant unobservable inputs are used in the assessment of fair value, including assumptions regarding discount rates and probability assessments based on the likelihood of reaching the various targets set out in the acquisition agreements.

The following table summarizes the changes in deferred contingent consideration liabilities (in millions):

	Successor	Predecessor
	Six Months Ended December 31, 2021	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Beginning balance	$29	$26	$22
Acquisitions	8	2	3
Accretion of contingent consideration	—	1	—
Remeasurement of acquisition-related contingent consideration	(2)	—	8
Payments	(2)	—	(7)

Ending Balance	$33	$29	$26

Seller Earnouts

The Company accounts for the Seller Earnouts as contingent consideration liabilities at fair value in Financial Instruments in the Consolidated Balance Sheets. The fair value of the Seller Earnouts is determined using Monte Carlo simulation and Option Pricing Methods. Changes in the fair value of the liability is included in Loss from change in fair value of financial instruments in the Consolidated Statements of Comprehensive Income (Loss). Significant unobservable inputs are used in the assessment of fair value, including the following assumptions: volatility of 45%, risk-free interest rate of 1.40%, expected holding period of 6.51 years and probability assessments based on the likelihood of reaching the performance targets defined in the Business Combination. An increase in the risk-free interest rate or expected volatility would result in an increase in the fair value measurement of the Seller Earnouts and vice versa.

Tax Receivable Agreement

In connection with the Business Combination, Alight entered into the Tax Receivable Agreement (the “TRA”) with certain owners of Alight Holdings prior to the Business Combination. Pursuant to the TRA, the Company will pay certain sellers, as applicable, 85% of the tax benefits, of any savings that we realize, calculated using certain assumptions, as a result of (i) tax basis adjustments from sales and exchanges of Alight Holdings equity interests in connection with or following the Business Combination and certain distributions with respect to Alight Holdings equity interests, (ii) our utilization of certain tax attributes, and (iii) certain other tax benefits related to entering into the TRA.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

Actual tax benefits realized by Alight may differ from tax benefits calculated under the TRA as a result of the use of certain assumptions in the TRA, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. While the amount of existing tax basis, the anticipated tax basis adjustments and the actual amount and utilization of tax attributes, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, we expect that the payments that Alight may make under the TRA will be substantial.

The Company’s TRA liability is measured at fair value on a recurring basis using significant unobservable inputs (Level 3). The $581 million TRA liability balance at December 31, 2021 assumes: (i) a constant blended U.S. federal, state and local income tax rate of 26.04%; (ii) no material changes in tax law; (iii) the ability to utilize tax attributes based on current alternative tax forecasts; and (iv) future payments under the TRA are made when due under the TRA. The amount of the expected future payments under the TRA has been discounted to its present value using a discount rate of 6.9%. The opening balance sheet fair value of the TRA at July 1, 2021 is preliminary and the final fair value could have a material impact on the preliminary purchase price allocation disclosed. The fair value will be finalized as soon as practicable, but no later than one year from the acquisition date.

The following table provides a reconciliation of the TRA liability and Seller Earnout liability for the Successor six months ended December 31, 2021:

	Successor
	TRA Liability	Seller Earnouts Liability
Balance at July 1, 2021	$618	$109
Gain from change in fair value of TRA	(37)	—
Loss from change in fair value of Seller Earnouts	—	26

Balance at December 31, 2021	$581	$135

Non-Recurring Fair Value Measurements

The Company’s financial liabilities not measured at fair value on a recurring basis are as follows (in millions):

	Successor		Predecessor
	December 31, 2021		December 31, 2020
	Carrying Value	Fair Value	Carrying Value	Fair Value
Liabilities
Current portion of long-term debt, net	$38	$38	$37	$37
Long-term debt, net	2,830	2,834	4,041	4,090

Total	$2,868	$2,872	$4,078	$4,127

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

The carrying value of the Term Loan, Secured Senior Notes and Unsecured Senior Notes include the outstanding principal balances, less any unamortized discount or premium. The carrying value of the Term Loan approximates fair value as it bears interest at variable rates and we believe our credit risk is consistent with when the debt originated. The outstanding balances under the Senior Notes have fixed interest rates and the fair value is classified as Level 2 within the fair value hierarchy and corroborated by observable market data (see Note 8 “Debt”).

The carrying amounts of Cash and cash equivalents, Receivables, net and Accounts payable and accrued liabilities approximate their fair values due to the short-term maturities of these instruments.

During the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021 and years ended December 31, 2020 and 2019 there were no transfers in or out of the Level 1, Level 2 or Level 3 classifications.

16. Restructuring and Integration

During the third quarter of 2019, management initiated a restructuring and integration plan (“the Plan”) following the completion of the Hodges acquisition and in anticipation of the NGA HR acquisition, which was completed on November 1, 2019. The Plan is intended to integrate and streamline operations across the Company and is expected to generate cost reductions related to position eliminations and facility and system rationalizations. The Company expects to incur costs related to severance, contract and lease exits and other related costs. The Company expects these restructuring and integration activities and related expenses to affect continuing operations through the fourth quarter of 2022.

The Plan is expected to result in cumulative costs of approximately $140 million through the end of the plan, consisting of approximately $69 million in severance and related benefits, and approximately $71 million in other costs, including technology realization, lease consolidation costs, advisory and consulting fees. The Plan is expected to generate annual cost savings of approximately $196 million by 2022.

From the inception of the Plan through December 31, 2021, the Company has incurred total expenses of $105 million. These charges are recorded in Cost of services, exclusive of depreciation and amortization and Selling, general and administrative expenses in the Consolidated Statements of Comprehensive Income (Loss).

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

The following table summarizes restructuring costs by type that have been incurred through December 31, 2021 and are estimated to be incurred through the end of the Plan. Estimated costs by type may be revised in future periods as these assumptions are updated:

	Successor	Predecessor
	Six Months Ended December 31, 2021	Six Months Ended June 30, 2021	Inception to Date	Estimated Remaining Costs	Estimated Total Cost(1)
Employer Solutions
Severance and Related Benefits	$1	$6	$46	$13	$59
Other Restructuring Costs(2)	3	2	45	17	62

Total Employer Solutions	$4	$8	$91	$30	$121
Professional Services
Severance and Related Benefits	$—	$1	$8	$2	$10
Other Restructuring Costs(2)	1	—	6	3	9

Total Professional Services	$1	$1	$14	$5	$19

Total Restructuring Costs	$5	$9	$105	$35	$140

(1)

Actual costs, when incurred, may vary due to changes in the assumptions built into the Plan. Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives.

(2)	Other costs associated with the Plan primarily include consulting and legal fees and lease consolidation.

As of December 31, 2021, approximately $4 million of the restructuring liability is unpaid and is recorded in Accounts payable and accrued liabilities on the Consolidated Balance Sheets.

	Predecessor
	Severance and Related Benefits	Other Restructuring Costs	Total
Accrued restructuring liability as of December 31, 2020	$12	$3	$15
Restructuring charges	7	2	9
Cash payments	(13)	(5)	(18)

Accrued restructuring liability as of June 30, 2021	$6	$—	$6

	Successor
	Severance and Related Benefits	Other Restructuring Costs	Total
Accrued restructuring liability as of July 1, 2021	$6	$—	$6
Restructuring charges	1	4	5
Cash payments	(3)	(4)	(7)

Accrued restructuring liability as of December 31, 2021	$4	$—	$4

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

17. Employee Benefits

Defined Contribution Savings Plans

Certain of the Company’s employees participate in a defined contribution savings plan sponsored by the Company. For the Successor six months ended December 31, 2021 and the Predecessor six months ended June 30, 2021 and years ended December 31, 2020 and 2019, expenses were $24 million, $31 million, $46 million and $49 million, respectively. Expenses were recognized in Cost of services, exclusive of depreciation and amortization and Selling, general and administrative expenses in the Consolidated Statements of Comprehensive Income (Loss).

18. Lease Obligations

The Company determines if an arrangement is a lease at inception. Operating leases are included in Other assets, Other current liabilities and Other liabilities in the Consolidated Balance Sheets. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. In determining the present value of lease payments, the Company uses its incremental borrowing rate which is based on the information available at the lease commencement date. The Company’s lease terms may include options to extend or not terminate the lease when it is reasonably certain that it will exercise any such options. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense is recognized on a straight-line basis over the expected lease term.

The Company’s most significant leases are office facilities. For these leases, the Company has elected the practical expedient permitted under ASU 2016-02, “Leases (Topic 842)” (“ASC 842”) to combine lease and non-lease components. As a result, non-lease components are accounted for as an element within a single lease. The Company’s remaining operating leases are primarily comprised of equipment leases. The Company also leases certain IT equipment under finance leases which are reflected on the Company’s Consolidated Balance Sheets as computer equipment within Fixed assets, net.

Certain of the Company’s operating lease agreements include variable payments that are passed through by the landlord, such as insurance, taxes, common area maintenance, payments based on the usage of the asset, and rental payments adjusted periodically for inflation. These variable payments are not included in the lease liabilities reflected on the Company’s Consolidated Balance Sheets. The Company does sublease portions of our buildings to third parties. The right of use liability associated with these leases are not offset with expected rental incomes, as we remain primarily obligated for the leases.

The Company’s lease agreements do not contain material residual value guarantees, restrictions, or covenants.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

The components of lease expense were as follows (in millions):

	Successor	Predecessor
	Six Months Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
	2021	2021	2020	2019
Operating lease cost	$14	$16	$40	$27
Finance lease cost:
Amortization of leased assets	12	13	21	15
Interest of lease liabilities	2	2	4	4
Variable and short-term lease cost	3	3	6	8
Sublease income	(3)	(4)	(6)	(8)

Total lease cost	$28	$30	$65	$46

Supplemental balance sheet information related to leases was as follows (in millions, except lease term and discount rate):

	Successor	Predecessor
	December 31, 2021	December 31, 2020
Operating Leases
Operating lease right-of-use assets	$120	$129

Current operating lease liabilities	44	41
Noncurrent operating lease liabilities	139	155

Total operating lease liabilities	$183	$196

Finance Leases
Fixed assets, net	$62	$83

Current finance lease liabilities	27	28
Noncurrent finance lease liabilities	34	59

Total finance lease liabilities	$61	$87

Weighted Average Remaining Lease Term (in years)
Operating leases	5.8	6.6
Finance leases	2.7	3.5

Weighted Average Discount Rate
Operating leases	4.3%	5.6%
Finance leases	4.4%	4.4%

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

Supplemental cash flow and other information related to leases was as follows (in millions):

	Successor	Predecessor
	Six Months Ended December 31,	Six Months Ended June 30,	Year Ended December 31,
	2021	2021	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$27	$22	$42	$36
Operating cash flows from finance leases	2	2	4	4
Financing cash flows from finance leases	14	17	24	13

Right-of use assets obtained in exchange for lease obligations
Operating leases	$2	$10	$26	$58
Finance leases	2	2	62	24

Future lease payments for lease obligations with initial terms in excess of one year as of December 31, 2021 are as follows (in millions):

	Finance Leases	Operating Leases
2022	$23	$38
2023	22	34
2024	16	33
2025	4	22
2026	—	17
Thereafter	—	46

Total lease payments	65	190
Less: amount representing interest	(4)	(27)

Total lease obligations, net	61	163
Less: current portion of lease obligations, net	(27)	(37)

Total long-term portion of lease obligations, net	$34	$126

The operating lease future lease payments include sublease rental income of $7 million, $6 million, $5 million and $2 million for 2022, 2023, 2024 and 2025, respectively.

19. Commitments and Contingencies

Legal

The Company is subject to various claims, tax assessments, lawsuits, and proceedings that arise in the ordinary course of business relating to the delivery of our services and the effectiveness of our technologies. The damages claimed in these matters are or may be substantial. Accruals for any exposures, and related insurance or other receivables, when applicable, are included on the Consolidated Balance Sheets and have been recognized in Selling, general and administrative expenses in the Consolidated Statements of Comprehensive Income (Loss) to the extent that losses are deemed probable and are reasonably estimable. These amounts are adjusted from time to time as developments warrant. Management believes that the reserves established are appropriate based on the facts currently known. The reserves recorded at December 31, 2021 and December 31, 2020 were not significant.

Alight, Inc.

Notes to Consolidated Financial Statements—(Continued)

Guarantees and Indemnifications

The Company provides a variety of service performance guarantees and indemnifications to its clients. The maximum potential amount of future payments represents the notional amounts that could become payable under the guarantees and indemnifications if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or other methods. These notional amounts may bear no relationship to the future payments that may be made, if any, for these guarantees and indemnifications.

To date, the Company has not been required to make any payment under any client arrangement as described above. The Company has assessed the current status of performance risk related to the client arrangements with performance guarantees and believes that any potential payments would be immaterial to the Consolidated Financial Statements.

Purchase Obligations

The Company’s expected cash outflow for non-cancellable purchase obligations related to purchases of information technology assets and services is $26 million, $26 million, $27 million, $9 million, and $7 million, for the years ended 2022, 2023, 2024, 2025, and thereafter, respectively.

Service Obligations

On September 1, 2018, the Company executed an agreement to form a strategic partnership with Wipro, a leading global information technology, consulting and business process services company.

The Company’s expected cash outflow for non-cancellable service obligations related to our strategic partnership with Wipro is $141 million, $147 million, $154 million, $162 million and $502 million for the years ended 2022, 2023, 2024, 2025 and thereafter, respectively.

The Company may terminate its arrangement with Wipro for cause or for the Company’s convenience. In the case of a termination for convenience, the Company would be required to pay a termination fee, including certain of Wipro’s unamortized costs, plus 25% of any remaining portion of the minimum level of services the Company agreed to purchase from Wipro over the course of 10 years.

20. Subsequent Events

In January 2022, the Company refinanced the Amended and Third Incremental Term Loans to update the Benchmark reference rate to Term SOFR from LIBOR and to have identical maturity dates of August 31, 2028 and borrowing margins as the Third Incremental Term Loans (see Note 8 “Debt”). The Company also amended its interest rate swaps index in conjunction with the term loan refinancing to incorporate Term SOFR (see Note 13 “Derivative Financial Instruments”).

Events and transactions occurring through the date of issuance of these financial statements have been evaluated by management and, when appropriate, recognized or disclosed in the financial statements or the notes to the Consolidated Financial Statements.

40,000,000 shares

Alight, Inc.

Class A Common Stock

Prospectus Supplement

J.P. Morgan

BofA Securities

Blackstone

            , 2023